As filed with the Securities and Exchange Commission on September 15, 2017
File No. 333-220293

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)
Georgia	6022	58-1807304
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
United Community Banks, Inc. 125 Highway 515 East Blairsville, Georgia 30512 (706) 745-2151	Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 745-2151
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Troutman Sanders LLP 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308 (404) 885-3721	Geoffrey W. Adams Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. Wells Fargo Capital Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 (919) 821-6738

Approximate date of commencement of proposed sale of the securities to the public: The exchange of the Registrant’s shares for shares of common stock of Four Oaks Fincorp, Inc. will take place upon consummation of the merger of Four Oaks Fincorp, Inc. into the Registrant.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	4,191,930(1)	Not Applicable	$107,003,441(2)	$12,401.70(3)(4)
(1)
The number of shares of the Registrant’s common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of Four Oaks Fincorp, Inc., a North Carolina corporation, into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 pursuant to Rules 457(c) and 457(f)(1) and (f)(3) of the Securities Act. The proposed maximum aggregate offering price of the Registrant’s common stock is the result of (i) $119,895,421, the maximum number of shares of Four Oaks Fincorp, Inc. common stock (“Four Oaks common stock”) that may be received by the Registrant pursuant to the merger, including shares of Four Oaks common stock issuable pursuant to equity awards (6,785,253) multiplied by the market value of the shares of Four Oaks common stock expected to be exchanged for the Registrant’s common stock in connection with the merger, as established by the average of the high and low prices of Four Oaks common stock as reported on the OTC Market’s OTCQX tier on September 14, 2017 of  $17.67, minus (ii) $12,891,980, the estimated amount in cash to be paid by the Registrant in the proposed merger.

(3)
Computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of  $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid. The Registrant has decreased the Proposed Maximum Aggregate Offering Price from $107,005,247 to $107,003,441. The Registrant previously paid to the Commission a registration fee of  $12,401.91. The previously paid fee is sufficient.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2017
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
These materials are a proxy statement of Four Oaks Fincorp, Inc. (“Four Oaks”) and a prospectus of United Community Banks, Inc. (“United”). They are furnished to you in connection with the notice of the special meeting of shareholders of Four Oaks to be held on Monday, October 23, 2017. At the special meeting of Four Oaks shareholders, you will be asked to vote on (1) the merger of Four Oaks with and into United described in more detail herein, (2) the approval, on a non-binding advisory basis, of the compensation that certain executive officers of Four Oaks will receive in connection with the merger pursuant to existing agreements or arrangements with Four Oaks, and (3) the approval of a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.
As of September 14, 2017, the record date for the Four Oaks special meeting of shareholders, there were 6,774,672 shares of common stock issued and outstanding and entitled to vote at that meeting. Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Four Oaks common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement, will be approved if the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.
In connection with the merger, if approved and consummated, holders of Four Oaks common stock will be entitled to receive, in exchange for each share of Four Oaks common stock, consideration equal to 0.6178 shares of United common stock and $1.90 in cash.
As a result, a maximum of 4,191,930 shares of United common stock will be issued to Four Oaks shareholders if the merger is approved and consummated. This document is a United prospectus with respect to the offering and issuance of such 4,191,930 shares of United common stock.
Based on United’s closing price of  $26.48 per share on June 23, 2017, the last trading day before the execution of the merger agreement, the merger consideration represented approximately $18.26 for each share of Four Oaks common stock and approximately $124 million on an aggregate basis. Based on United’s closing price of  $25.74 per share on September 14, 2017, the last practicable trading day before the date of the enclosed document, the merger consideration represented approximately $17.80 for each share of Four Oaks common stock and approximately $120.6 million on an aggregate basis. We encourage you to obtain current market quotations for United common stock and Four Oaks common stock before you vote. United’s common stock is traded on the NASDAQ Global Select Market under the symbol “UCBI,” and Four Oaks’ common stock is traded on the OTCQX tier of the OTC Markets Group Inc. under the symbol “FOFN.”
The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Merger pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully, including the “Risk Factors” section beginning on page 18, for a discussion of the risks related to the proposed merger.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of United are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of these materials is [•], 2017, and they are expected to be first mailed to shareholders on or about [•], 2017.

WHERE YOU CAN FIND MORE INFORMATION
Both United and Four Oaks are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that either United or Four Oaks files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at United’s website at http://www.ucbi.com under the “Investor Relations” heading or from Four Oaks’ website at http://www.fouroaksbank.com under the “Investor Information” link under the “About Us” heading. Except as specifically incorporated by reference into this document, information on those websites or filed with the SEC is not part of this document.
United has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that United has previously filed, and that United may file through the date of the special meeting of Four Oaks shareholders, with the SEC. They contain important information about United and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to United’s principal executive offices. The address and telephone number of United’s principal executive office is listed below.
United Community Banks, Inc.
125 Highway 515
East Blairsville, Georgia 30512
Attention: Investor Relations
(706) 781-2265
To obtain timely delivery of these documents, you must request the information no later than October 16, 2017 in order to receive them before Four Oaks’ special meeting of shareholders.
United’s common stock is traded on the NASDAQ Global Select Market under the symbol “UCBI,” and Four Oaks’ common stock is traded on the OTCQX tier of the OTC Markets Group Inc. under the symbol “FOFN.”

FOUR OAKS FINCORP, INC.
6114 U.S. 301 South
Four Oaks, North Carolina 27524

Notice Of Special Meeting Of Shareholders
To Be Held On Monday, October 23, 2017

A special meeting of shareholders of Four Oaks Fincorp, Inc. will be held on Monday, October 23, 2017, at 9:30 a.m., at the Training Center of Four Oaks Fincorp, Inc.’s principal offices, 5987 U.S. 301 South, Four Oaks, North Carolina 27524 for the following purposes:
1.
To consider and vote on the Agreement and Plan of Merger, under which Four Oaks Fincorp, Inc. (“Four Oaks”) will merge with and into United Community Banks, Inc. (“United”), as more particularly described in the accompanying materials;

2.
To cast a non-binding advisory vote to approve the compensation that certain executive officers of Four Oaks will receive under existing agreements or arrangements with Four Oaks in connection with the merger; and

3.
To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

If Four Oaks shareholders approve the merger agreement, Four Oaks will be merged with and into United. Four Oaks shareholders will receive 0.6178 shares of United common stock and $1.90 in cash in exchange for each of their shares of Four Oaks common stock in the merger.
Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Four Oaks common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Only shareholders of record of Four Oaks common stock at the close of business on September 14, 2017 will be entitled to vote at the special meeting or any adjournments thereof. Four Oaks’ Board of Directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.
Four Oaks has concluded that its shareholders are entitled to assert appraisal rights with respect to the proposal to approve the merger agreement. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of that statute is attached as Appendix B to this document.
Business and financial information about Four Oaks is available without charge to you upon written or oral request made to Four Oaks Fincorp, Inc., 6114 U.S. 301 South Four Oaks, North Carolina 27524, Attention: Corporate Secretary, telephone number (919) 963-2177. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than October 16, 2017.
YOUR VOTE IS VERY IMPORTANT. You can vote your shares over the internet or by telephone. You may also vote by signing, dating and returning your proxy card or voting instruction form that you received by mail. If you are the record holder of the shares, you may change your vote by: (1) if you voted over the internet or by telephone, voting again over the internet or by telephone by the applicable deadline described herein; (2) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to Four Oaks prior to the vote at the special meeting; (3) submitting timely written notice of revocation to Four Oaks’ Corporate Secretary, (919) 963-2177, at Four Oaks Fincorp, Inc., 6114 U.S. 301 South, Four Oaks, North Carolina 27524, at any time prior to the vote at the special meeting; or (4) attending the special meeting in person and voting your shares at the special meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank, or other similar entity giving you the right to vote your shares, you may change your vote by attending the special meeting and voting in person.
By Order of the Board of Directors,
[•], 2017 Four Oaks, North Carolina	Ayden R. Lee, Jr., Chairman

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
What am I being asked to approve?

A:
Four Oaks shareholders are being asked to (1) approve the Agreement and Plan of Merger between Four Oaks and United, pursuant to which Four Oaks will be merged with and into United, (2) approve, on a non-binding advisory basis, the compensation that certain executive officers of Four Oaks will receive in connection with the merger pursuant to existing agreements or arrangements with Four Oaks, and (3) approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Four Oaks common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The Four Oaks Board of Directors has unanimously approved and adopted the merger and the merger agreement and recommends voting “FOR” approval of the merger agreement, “FOR” approval of the merger-related compensation proposal, and “FOR” approval of the adjournment proposal.

Q:
When is the merger expected to be completed?

A:
We plan to complete the merger during the fourth quarter of 2017.

Q:
What will I receive in the merger?

A:
Holders of Four Oaks common stock will receive 0.6178 shares (which we refer to as the “exchange ratio”) of United common stock and $1.90 in cash for each share of Four Oaks common stock. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of United common stock multiplied by the purchase price per share of Four Oaks common stock as determined by multiplying (i) the exchange ratio by (ii) the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger.

To review what you will receive in the merger in greater detail, including the treatment of any outstanding equity awards for Four Oaks common stock that you may hold, see “Proposal No. 1 — The Merger — The Merger Consideration” beginning on page 43.
Q:
What should I do now?

A:
After you have carefully read this document, please vote by proxy over the internet, by telephone or through the mail. If you hold shares of Four Oaks common stock in more than one account, you must separately vote the shares in each account over the internet, by telephone or through the mail. If you vote over the internet or by telephone, you do not need to return any documents through the mail.

If you vote using one of the methods described below, you will be designating Ayden R. Lee, Jr. and David H. Rupp as your proxies to vote your shares as you instruct. If you vote over the internet or by telephone or by signing and returning your proxy card without giving specific voting instructions, these individuals will vote your shares by following the recommendations of the Four Oaks Board of Directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in a manner they consider appropriate.
Registered Holder:   You do not have to attend the special meeting to vote. The Four Oaks Board of Directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy. If you are the record holder of your shares, there are three ways you can vote by proxy:

•
By Internet:   You may vote over the internet by going to www.investorvote.com/FOFN and following the instructions when prompted;

•
By Telephone:   You may vote by telephone by calling toll free 1-800-652-VOTE (8683); or

•
By Mail:   You may vote by completing, signing, dating and returning the enclosed proxy card.

Street Holder:   If your shares are held in street name, you may vote your shares before the special meeting by mail, by completing, signing, and returning the voting instruction form you received from your brokerage firm, bank or other similar entity. You should check your voting instruction form to see if any alternative method, such as internet or telephone voting, is available to you.
Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Four Oaks common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What vote is required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Four Oaks common stock. If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your brokerage firm, bank, or other similar entity giving you the right to vote your shares with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes, if any, will not count as votes cast and will have no effect on the outcome of this proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes, if any, will not count as votes cast and will have no effect on the outcome of this proposal.

Q:
What impact will my vote have on the amounts that certain executive officers of Four Oaks may receive in connection with the merger?

A:
Certain of Four Oaks’ executive officers are entitled, pursuant to the terms of their existing employment agreements with Four Oaks, to receive certain payments in connection with the merger. If the merger is completed, Four Oaks is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the Four Oaks shareholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the agreements. Four Oaks is seeking your approval of these payments on a non-binding advisory basis in order to comply with Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act.

Q:
Why is my vote important?

A:
If you do not return your proxy, it will be more difficult for Four Oaks to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your brokerage firm, bank, or other similar entity how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreement. The merger agreement must be approved by the affirmative vote of a majority of the issued and outstanding shares of Four Oaks common stock. The Four Oaks Board of Directors unanimously recommends that you vote “FOR” the merger proposal.

Q:
What information should I consider?

A:
We encourage you to read carefully this entire document and the documents incorporated by reference herein. Among other disclosures, you should review the factors considered by each company’s Board of

Directors discussed in “Proposal No. 1 — The Merger — Background of the Merger” beginning on page 21 and “Proposal No. 1 — The Merger — Four Oaks’ Reasons for the Merger and Recommendation of the Four Oaks Board of Directors” beginning on page 29.
Q:
Will my ownership percentage and voting interest be reduced after the merger?

A:
Yes. Four Oaks shareholders currently have the right to vote in the election of the Four Oaks Board of Directors and on other matters affecting Four Oaks. Upon the completion of the merger, each Four Oaks shareholder receiving shares of United common stock in accordance with the merger agreement will be a shareholder of United with a percentage ownership of United that is smaller than such shareholder’s current percentage ownership of Four Oaks. It is currently expected that the former shareholders of Four Oaks as a group will receive shares in the merger constituting approximately 5.4% of the outstanding shares of United’s common stock immediately after the merger. Because of this, Four Oaks shareholders will have less influence on the management and policies of United than they now have on the management and policies of Four Oaks.

Q:
What are the tax consequences of the merger to me?

A:
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Four Oaks’ shareholders generally will not recognize gain or loss for federal income tax purposes on the exchange of shares of Four Oaks common stock for United common stock, except with respect to cash received (i) on the exchange of shares of Four Oaks common stock, (ii) in lieu of fractional shares of United common stock, or (iii) upon the exercise of appraisal rights. The tax consequences to Four Oaks shareholders are described in greater detail in “Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 63. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
Are Four Oaks shareholders entitled to appraisal rights?

A:
Yes. Four Oaks shareholders are entitled to appraisal rights under Article 13 of the North Carolina Business Corporation Act (the “NCBCA”), provided that they satisfy the special criteria and conditions set forth in Article 13 of the NCBCA. More information regarding these appraisal rights is provided in this document, and the provisions of the NCBCA that grant appraisal rights and govern such procedures are attached as Appendix B to this document. You should read these provisions carefully and in their entirety. See “Appraisal Rights” beginning on page 60.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions from United or its exchange agent, Continental Stock Transfer & Trust Company, for exchanging your Four Oaks common stock certificates for United common stock.

Q:
Who should I call with questions?

A:
You should call Wanda J. Blow, Corporate Secretary, Four Oaks Fincorp, Inc., at (919) 963-2177.

SUMMARY
This summary highlights material information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document and the documents incorporated by reference into this document. The Agreement and Plan of Merger, which is the legal document that governs the proposed merger, is in Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information”, in the forepart of this document, and “Incorporation of Certain Documents By Reference”, on page 110, contain references to additional sources of information about United and Four Oaks.
•
The Companies (see pages 67 and 70)

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
(706) 745-2151
United is the third largest bank holding company headquartered in Georgia. At June 30, 2017, United had total consolidated assets of  $10.8 billion, total loans of  $7.04 billion, total deposits of  $8.74 billion and shareholders’ equity of  $1.13 billion. These amounts do not take into account United’s acquisition of HCSB Financial Corporation, which closed on July 31, 2017. At June 30, 2017, HCSB Financial Corporation had total consolidated assets of  $390 million, total loans of  $233 million, total deposits of $322 million, and shareholders’ equity of  $37.6 million. United conducts substantially all of its operations through its wholly-owned Georgia bank subsidiary, United Community Bank (the “Bank”), which as of August 1, 2017, operated at 142 offices in Georgia, North Carolina, South Carolina and Tennessee.
United’s community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services, and are led by local bank presidents and management with significant experience in, and ties to, their communities. Each of the local bank presidents has authority, alone or with other local officers, to make most credit decisions.
United also operates United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, as a division of the Bank. The Bank owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services. United also owns a captive insurance subsidiary, United Community Risk Management Services, Inc., that provides risk management services for United’s subsidiaries. Another subsidiary of the Bank, United Community Payment Systems, LLC, provides payment processing services for the Bank’s commercial and small business customers. Additionally, United provides retail brokerage services through a third party broker/dealer.
United was incorporated in 1987, as a Georgia corporation. Its principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number is (706) 781-2265. Its website is http://www.ucbi.com. Information on United’s website is not incorporated into this document by reference and is not a part hereof.
For a complete description of United’s business, financial condition, results of operations and other important information, please refer to United’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended June 30, 2017. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
Four Oaks Fincorp, Inc.
6114 U.S. 301 South
Four Oaks, North Carolina 27524
(919) 963-2177
Four Oaks Bank & Trust Company (“Four Oaks Bank”) was incorporated under the laws of the State of North Carolina in 1912. On February 5, 1997, Four Oaks Bank formed Four Oaks for the purpose of serving as a holding company for Four Oaks Bank. At June 30, 2017, Four Oaks had total consolidated assets of  $739.8 million, total loans of  $497.8 million, total deposits of  $158.2 million, and shareholders’ equity of  $71.3 million.

Four Oaks Bank offers a broad range of financial services through its fourteen offices in eastern and central North Carolina. Four Oaks Bank is a community-focused bank engaging in general consumer and commercial banking business to the communities it serves. Four Oaks Bank provides a full range of banking services, including offering deposit accounts including checking, savings, money market, and certificates of deposit (CD); loan products including mortgage, equity line of credit, commercial/business, real estate, and consumer loans; wealth management and financial planning services; commercial services including debit cards, automated clearing house (ACH) origination, and prepaid and payroll cards; and other services including cashier’s checks and wire services.
Four Oaks Bank’s wealth management services are made available through an arrangement with Lincoln Financial Services Corporation acting as a registered broker-dealer performing the brokerage services.
Residential mortgages are originated by Four Oaks Mortgage Company, a division of Four Oaks Bank. Upon closing, these loans, together with their servicing rights, are sold to mortgage loan investors under prearranged terms.
Four Oaks’ website is www.fouroaksbank.com. Information on Four Oaks’ website is not incorporated into this document by reference and is not a part hereof.
For a complete description of Four Oaks’ business, financial condition, results of operations and other important information, please refer to “Information about Four Oaks Fincorp, Inc.” beginning on page 70. Additional information is included in Four Oaks’ filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended June 30, 2017. For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information” in the forepart of this document.
•
The Merger Agreement (see page 43)

If Four Oaks shareholders approve the merger agreement, subject to receipt of the required regulatory approvals and satisfaction of the other closing conditions, Four Oaks will be merged with and into United. Holders of Four Oaks common stock will receive 0.6178 shares (which we refer to as the “exchange ratio”) of United common stock and $1.90 in cash for each share of Four Oaks common stock.
You will also receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of United common stock multiplied by the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger.
The merger agreement also includes provisions that address the treatment of the outstanding equity awards of Four Oaks in the merger. See “Proposal No. 1 — The Merger — The Merger Consideration” beginning on page 43.
Following the merger, Four Oaks’ wholly-owned North Carolina bank subsidiary, Four Oaks Bank, will be merged with and into the Bank, United’s wholly-owned Georgia bank subsidiary, and the Bank will be the surviving bank.
Four Oaks’ Reasons for the Merger and Recommendation of the Four Oaks Board of Directors (see page 29)
The Four Oaks Board of Directors supports the merger and believes that it is in the best interests of Four Oaks and its shareholders. The Four Oaks Board of Directors believes that the merger will allow Four Oaks to better serve its customers and markets and that the merger will permit Four Oaks shareholders to have an equity interest in a resulting financial institution with greater financial resources, more significant economies of scale, and a larger shareholder base, which will increase the liquidity of the Four Oaks shareholders’ common stock. The Four Oaks Board of Directors believes that the terms of the merger are fair to and in the best interest of Four Oaks and its shareholders.

Accounting Treatment (see page 59)
The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes under generally accepted accounting principles in the United States.
Conditions, Termination, and Effective Date (see pages 43 and 45)
The merger will not occur unless certain conditions are met, and United or Four Oaks can terminate the merger agreement if specified events occur or fail to occur. Following the merger, Four Oaks’ North Carolina bank subsidiary, Four Oaks Bank, will be merged into United’s Georgia bank subsidiary, the Bank.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the North Carolina Office of the Commissioner of Banks. As of the date of this document, we have received the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia.
The closing of the merger will not occur until after the merger is approved by the foregoing regulators and by the Four Oaks shareholders, the other conditions to closing have been satisfied and the certificate of merger and articles of merger are filed as required under Georgia law and North Carolina law, respectively.
Federal Income Tax Consequences (see page 63)
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, Four Oaks’ shareholders generally will not recognize gain or loss for federal income tax purposes on the exchange of shares of Four Oaks common stock for United common stock, except with respect to cash received (i) on the exchange of shares of Four Oaks common stock, (ii) in lieu of fractional shares of United common stock, or (iii) upon the exercise of appraisal rights. The tax consequences to Four Oaks shareholders are described in greater detail in “Proposal No. 1 — The Merger — Material Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 63. Tax matters are complicated, and the tax consequences of the merger may vary among Four Oaks shareholders. We urge each Four Oaks shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.
Opinion of Four Oaks’ Financial Advisor (see page 31)
At the June 26, 2017 meeting at which the Four Oaks Board of Directors considered and approved the merger agreement, Four Oaks’ financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered its oral opinion to the Four Oaks Board of Directors, which was subsequently confirmed in writing, to the effect that, as of June 26, 2017 and based on and subject to the procedures followed, assumptions made, matters considered, and the qualifications and limitations on the review undertaken by Sandler O’Neill as described in its opinion, as of the date of its opinion, the merger consideration was fair from a financial point of view to the shareholders of Four Oaks common stock. A summary of Sandler O’Neill’s opinion begins on page 31 and the full opinion is attached as Appendix C to these materials. The opinion outlines the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Holders of Four Oaks common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion of Sandler O’Neill does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Four Oaks does not expect that it will request an updated opinion from Sandler O’Neill. Sandler O’Neill’s opinion was directed to the Four Oaks Board of Directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Four Oaks as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Four

Oaks common stock and does not address the underlying business decision of Four Oaks to engage in the merger, the form or structure of the merger, or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Four Oaks or the effect of any other transaction in which Four Oaks might engage.
Markets for Common Stock
United’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “UCBI.” Four Oaks’ common stock trades on the OTCQX tier of the OTC Markets Group Inc. under the ticker symbol “FOFN.” The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of United’s common stock and Four Oaks’ common stock as quoted on NASDAQ and the OTCQX, respectively.
	United Common Stock			Four Oaks Common Stock
	High	Low	Close	High	Low	Close
2017
Third Quarter (through September 14, 2017)	$29.02	$24.47	$25.74	$19.46	$17.00	$17.67
Second Quarter	28.57	25.39	27.80	18.64	13.01	18.60
First Quarter	30.47	25.29	27.69	18.25	13.10	14.04
2016
Fourth Quarter	30.22	20.26	29.62	14.40	11.05	13.24
Third Quarter	21.13	17.42	21.02	11.85	10.35	11.39
Second Quarter	20.60	17.07	18.29	10.75	9.25	10.29
First Quarter	19.27	15.74	18.47	9.60	8.75	9.29
2015
Fourth Quarter	22.23	18.61	19.49	9.15	8.00	8.74
Third Quarter	22.23	18.58	20.44	9.40	7.59	8.24
Second Quarter	21.23	17.91	20.87	8.35	7.10	7.59
First Quarter	19.53	16.48	18.88	8.60	7.00	7.49
The closing sales price of United common stock as of June 23, 2017, the last trading day before the merger agreement was announced, was $26.48. The closing sales price of United common stock as of September 14, 2017, the most recent date feasible for inclusion in these materials, was $25.74. Trading in Four Oaks common stock is very limited and sporadic, with an average daily trading volume since January 1, 2017 of less than 0.09% of the outstanding shares. The closing sales price of Four Oaks voting common stock as of June 23, 2017, the last trading day before the merger agreement was announced, was $14.78. The closing sales price of Four Oaks voting common stock as of September 14, 2017, the most recent date feasible for inclusion in these materials, was $17.67.
Assuming there is no adjustment in the merger consideration, if the merger had been completed on June 23, 2017, the last trading day before the merger agreement was announced, the implied value of one share of Four Oaks common stock exchanged for 0.6178 of a share of United common stock and $1.90 in cash, would have been $18.26 based on United’s closing sales price on that date. If the merger had been completed on September 14, 2017, the most recent date feasible for inclusion in these materials, the implied value of one share of Four Oaks common stock exchanged for 0.6178 of a share of United common stock and $1.90 in cash, would have been $17.80.
There were 2,320 shareholders of record of Four Oaks common stock as of September 14, 2017.
Dividends (see page 59)
United declared cash dividends of  $0.10 per share of common stock in the third quarter of 2017, $0.09 per share of common stock in the second quarter of 2017, $0.09 per share of common stock in the first quarter of 2017, $0.30 per share in 2016, $0.22 per share in 2015 and $0.11 per share in 2014. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to it is restricted by certain regulatory requirements.
Four Oaks declared cash dividends of  $0.02 per share of common stock in the third quarter of 2017 and $0.01 per share of common stock in the second quarter of 2017. No cash dividends were declared on Four Oaks common stock in the first quarter of 2017 or in 2016, 2015 or 2014.
Differences in Legal Rights between Shareholders of Four Oaks and United (see page 56)
Following the merger you will no longer be a Four Oaks shareholder and your rights as a shareholder will no longer be governed by Four Oaks’ articles of incorporation and bylaws and the NCBCA. You will be a United shareholder, and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws and the Georgia Business Corporation Code. Your former rights as a Four Oaks shareholder and your new rights as a United shareholder are different in certain ways, including the following:
•
The articles of incorporation of United authorize more shares of common stock and preferred stock than the articles of incorporation of Four Oaks.

•
The bylaws of Four Oaks set forth different requirements for calling special meetings of shareholders than do the bylaws of United.

•
The bylaws of United provide for advance notice requirements for shareholder proposals, while the bylaws of Four Oaks do not contain advance notice provisions for shareholder proposals.

•
The bylaws of United provide that the number of directors may range between eight to fourteen directors while the bylaws of Four Oaks provide that the number of directors may range between five to 21.

•
The bylaws of Four Oaks set forth different requirements for removal of directors than do the articles of incorporation of United.

•
The articles of incorporation of Four Oaks set forth different requirements for approval of certain business combinations than do the articles of incorporation of United.

•
The bylaws of Four Oaks provide for unanimous shareholder action by written consent in lieu of meeting while the bylaws of United require only the minimum number of votes necessary to authorize such action for shareholder action by written consent.

•
The bylaws of Four Oaks provide that the exclusive forum for certain legal proceedings is North Carolina while the bylaws of United provide that the exclusive forum for certain legal proceedings is Georgia.

•
The articles of incorporation and bylaws of Four Oaks set forth different requirements for amending such articles of incorporation and bylaws than do the articles of incorporation and bylaws of United.

Interests of Directors and Officers of Four Oaks in the Merger (see page 51)
Some of the directors and officers of Four Oaks have interests in the merger in addition to their interests as shareholders generally, including the following:
•
After the closing of the merger, President and Chief Executive Officer David H. Rupp will perform consulting services on behalf of United and its subsidiaries.

•
After the closing of the merger, Executive Vice President and Chief Banking Officer Jeff D. Pope will continue employment with United and its subsidiaries.

•
Employment agreements that contain severance arrangements with each of Four Oaks’ executive officers providing for certain severance benefits in the event such officers’ employment is terminated following a change in control of Four Oaks.

•
Settlement and release agreements between United and each of Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring in full and complete satisfaction of the obligations to Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring under their existing employment agreements with Four Oaks Bank.

•
Each outstanding option to acquire shares of Four Oaks common stock with an exercise price greater than the “merger consideration price” will convert into the right to receive a cash payment.

•
Each outstanding share of Four Oaks restricted stock will vest at the effective time of the merger and be converted into the right to receive the merger consideration.

•
United will indemnify and provide liability insurance to the present directors and officers of Four Oaks and Four Oaks Bank for a period of six years following the closing of the merger with respect to acts or omissions occurring prior to merger.

Appraisal Rights (see page 60)
Four Oaks shareholders are entitled to exercise appraisal rights with respect to the merger and, if the merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of Four Oaks common stock. In general, to preserve their appraisal rights, holders of shares of Four Oaks common stock who wish to exercise these rights must:
•
be entitled to vote on the merger;

•
deliver to Four Oaks, at or before the special meeting of shareholders of Four Oaks, written notice of the shareholder’s intent to demand payment if the merger is effectuated;

•
not vote their shares for approval of the merger agreement; and

•
comply with the other procedures set forth in Sections 55-13-01 through 55-13-31 of the NCBCA.

The text of Article 13 of the NCBCA governing appraisal rights is included with this document as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of appraisal rights under the NCBCA. We urge you to carefully read Sections 55-13-01 through 55-13-31 of the NCBCA.
•
Special Shareholders’ Meeting

Date, Time, and Place
The special meeting of shareholders of Four Oaks will be held on Monday, October 23, 2017 at 9:30 a.m., at the Training Center of Four Oaks’ principal offices, 5987 U.S. 301 South, Four Oaks, North Carolina 27524. At the special meeting, Four Oaks shareholders will be asked to:
•
approve the Agreement and Plan of Merger between Four Oaks and United, pursuant to which Four Oaks will be merged with and into United;

•
approve, on a non-binding advisory basis, the compensation that certain executive officers of Four Oaks will receive under existing agreements or arrangements with Four Oaks in connection with the merger; and

•
approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Record Date and Shares Entitled to Vote
You are entitled to vote at the shareholders’ meeting if you owned shares of Four Oaks common stock on September 14, 2017. As of this date, 6,774,672 shares of Four Oaks common stock were issued and outstanding and entitled to vote at the special meeting.

Support Agreement
Kenneth R. Lehman, a member of the Four Oaks Board of Directors, has agreed to vote 2,700,000 of his shares, which shares represent approximately 39.9% of the outstanding shares of Four Oaks common stock, in favor of the merger agreement; provided that such voting support agreement terminates in the event that the Four Oaks Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party.
Vote Required (see page 48)
As of the record date, 6,774,672 shares of Four Oaks common stock were issued and outstanding, each of which is entitled to one vote per share.
Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Four Oaks common stock. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote “AGAINST” the merger agreement. The Four Oaks Board of Directors has unanimously adopted and approved the merger agreement and unanimously recommends that Four Oaks shareholders vote “FOR” the approval of the merger agreement.
As referenced above, Kenneth R. Lehman, a member of the Four Oaks Board of Directors, has agreed to vote 2,700,000 of his shares of Four Oaks common stock, which shares represent approximately 39.9%, of the outstanding shares of Four Oaks common stock, in favor of the merger agreement; provided that such voting support agreement terminates in the event that the Four Oaks Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party.
As of the record date, the directors and executive officers of Four Oaks beneficially owned and were entitled to vote, in the aggregate, 3,566,918 shares of Four Oaks common stock (not including any shares of common stock deliverable upon exercise of any options), representing approximately 52.7% of the outstanding shares of Four Oaks common stock.
The approval, on a non-binding advisory basis, of the proposal regarding compensation that certain executive officers of Four Oaks will receive under existing agreements or arrangements with Four Oaks in connection with the merger requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes, if any, will not count as votes cast and will have no effect on the outcome of this proposal. The Four Oaks Board of Directors unanimously recommends that Four Oaks shareholders vote “FOR” the approval of the compensation payable under existing agreements that certain of its officers will receive from Four Oaks in connection with the merger.
Approval of the merger agreement and approval of the compensation payable under existing agreements that certain Four Oaks officers will receive in connection with the merger are subject to separate votes of the Four Oaks shareholders, and approval of the compensation is not a condition to completion of the merger.
The approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes, if any, will not count as votes cast and will have no effect on the outcome of this proposal. The Four Oaks Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of United at and for the periods indicated, which is derived from United’s historical consolidated financial statements. You should read this data in conjunction with United’s Consolidated Financial Statements and notes thereto incorporated herein by reference from United’s Annual Report on Form 10-K for the year ended December 31, 2016 and United’s quarterly report on Form 10-Q for the quarter ended June 30, 2017. Financial amounts as of and for the six months ended June 30, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of United believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2017 and 2016 indicate results for any future period. United’s “net operating income” is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Please see the following “Non-GAAP Performance Measures Reconciliation” below for a reconciliation of the difference between United’s non-GAAP net operating income and its GAAP net income.
	At or for the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
INCOME SUMMARY
Interest revenue	$184,124	$161,803	$335,020	$278,532	$248,432	$245,840	$265,977
Interest expense	15,422	11,933	25,236	21,109	25,551	27,682	37,909
Net interest revenue	168,702	149,870	309,784	257,423	222,881	218,158	228,068
Provision for credit losses	1,600	(500)	(800)	3,700	8,500	65,500	62,500
Fee revenue	45,759	42,103	93,967	72,529	55,554	56,598	56,112
Total revenue	212,861	192,473	404,281	326,252	269,935	209,256	221,680
Expenses	126,055	115,945	241,289	211,238	162,865	174,304	186,774
Income before income tax expense	86,806	76,528	162,992	115,014	107,070	34,952	34,906
Income tax expense (benefit)	35,015	28,967	62,336	43,436	39,450	(238,188)	1,050
Net income	51,791	47,561	100,656	71,578	67,620	273,140	33,856
Preferred dividends	—	21	21	67	439	12,078	12,148
Net income available to common shareholders – GAAP	$51,791	$47,540	$100,635	$71,511	$67,181	$261,062	$21,708
Merger-related and other charges	3,884	3,829	8,122	17,995	—	—	—
Income tax benefit of merger-related and other charges	(1,433)	(1,449)	(3,074)	(6,388)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	976	—	—	—	—
Release of disproportionate tax effect lodged in OCI	3,400	—	—	—	—	—	—
Net income available to common shareholders – operating(1)	$57,642	$49,920	$106,659	$83,118	$67,181	$261,062	$21,708

	At or for the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
PERFORMANCE MEASURES
Per common share:
Diluted net income – GAAP	$.72	$.66	$1.40	$1.09	$1.11	$4.44	$.38
Diluted net income – operating(1)	.80	.69	1.48	1.27	1.11	4.44	.38
Cash dividends declared	.18	.14	.30	.22	.11	—	—
Book value	15.83	14.80	15.06	14.02	12.20	11.30	6.67
Tangible book value(3)	13.74	12.84	12.95	12.06	12.15	11.26	6.57
Key performance ratios:
Return on common equity – GAAP(2)	9.27%	9.06%	9.41%	8.15%	9.17%	46.72%	5.43%
Return on common equity – operating(1)(2)	10.32	9.51	9.98	9.48	9.17	46.72	5.43
Return on tangible common equity – operating(1)(2)(3)	12.15	11.24	11.86	10.24	9.32	47.35	6.27
Return on assets – GAAP	.98	.98	1.00	.85	.91	3.86	.49
Return on assets – operating(1)	1.09	1.03	1.06	.98	.91	3.86	.49
Dividend payout ratio – GAAP	25.00	21.21	21.43	20.18	9.91	—	—
Dividend payout ratio – operating(1)	22.50	20.29	20.27	17.32	9.91	—	—
Net interest margin (fully taxable equivalent)	3.46	3.38	3.36	3.30	3.26	3.30	3.51
Efficiency ratio – GAAP	58.58	60.44	59.80	63.96	58.26	63.14	65.43
Efficiency ratio – operating(1)	56.77	58.45	57.78	58.51	58.26	63.14	65.43
Average equity to average assets	10.36	10.72	10.54	10.27	9.69	10.35	8.47
Average tangible equity to average assets(3)	9.09	9.42	9.21	9.74	9.67	10.31	8.38
Average tangible common equity to average assets(3)	9.09	9.38	9.19	9.66	9.60	7.55	5.54
Tangible common equity to risk-weighted assets(3)	12.44	12.87	11.84	12.82	13.82	13.17	8.26
ASSET QUALITY
Non-performing loans	$23,095	$21,348	$21,539	$22,653	$17,881	$26,819	$109,894
Foreclosed properties	2,739	6,176	7,949	4,883	1,726	4,221	18,264
Total non-performing assets (NPAs)	25,834	27,524	29,448	27,536	19,607	31,040	128,158
Allowance for loan losses	59,500	64,253	61,442	68,448	71,619	76,762	107,137
Net charge-offs	3,302	3,868	6,766	6,259	13,879	93,710	69,831
Allowance for loan losses to loans	.85%	1.02%	.89%	1.14%	1.53%	1.77%	2.57%
Net charge-offs to average loans	.10	.13	.11	.12	.31	2.22	1.69
NPAs to loans and foreclosed properties	.37	.44	.43	.46	.42	.72	3.06
NPAs to total assets	.24	.28	.28	.29	.26	.42	1.88

	At or for the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	($ in millions)
AVERAGE BALANCES
Loans	$6,942	$6,077	$6,413	$5,298	$4,450	$4,254	$4,166
Investment securities	2,798	2,733	2,691	2,368	2,274	2,190	2,089
Earning assets	9,885	8,956	9,257	7,834	6,880	6,649	6,547
Total assets	10,691	9,721	10,054	8,462	7,436	7,074	6,865
Deposits	8,626	7,922	8,177	7,055	6,228	6,027	5,885
Shareholders’ equity	1,108	1,042	1,059	869	720	732	582
Common shares – basic (thousands)	71,798	72,187	71,910	65,488	60,588	58,787	57,857
Common shares – diluted (thousands)	71,809	72,191	71,915	65,492	60,590	58,845	57,857
AT PERIOD END
Loans	$7,041	$6,287	$6,921	$5,995	$4,672	$4,329	$4,175
Investment securities	2,787	2,677	2,762	2,656	2,198	2,312	2,079
Total assets	10,837	9,928	10,709	9,616	7,558	7,424	6,801
Deposits	8,736	7,857	8,638	7,873	6,335	6,202	5,952
Shareholders’ equity	1,133	1,060	1,076	1,018	740	796	581
Common shares outstanding (thousands)	70,981	71,122	70,899	71,484	60,259	59,432	57,741

(1)
Excludes merger-related and other charges, a first quarter 2017 release of disproportionate tax effects lodged in OCI and a fourth quarter 2016 deferred tax asset impairment charge related to cancelled non-qualified stock options.

(2)
Net income available to common shareholders, which is net of preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).

(3)
Excludes effect of acquisition related intangibles and associated amortization.

Non-GAAP Performance Measures Reconciliation
This document and the documents incorporated by reference into this document contain financial information determined by methods other than in accordance with GAAP. Such non-GAAP financial information includes the following measures: “tangible book value per common share,” “average tangible equity to average assets,” “tangible equity to assets,” “average tangible common equity to average assets,” “tangible common equity to assets” and “tangible common equity to risk-weighted assets.” In addition, management presents non-GAAP operating performance measures, which exclude merger-related and other items that are not part of United’s ongoing business operations. Operating performance measures include “expenses – operating,” “net income – operating,” “net income available to common shareholders – operating,” “diluted net income per common share – operating,” “return on common equity – operating,” “return on tangible common equity – operating,” “return on assets – operating,” “dividend payout ratio – operating” and “efficiency ratio – operating.” Management has developed internal processes and procedures to accurately capture and account for merger-related and other charges and those charges are reviewed with the audit committee of United’s Board of Directors each quarter. Management uses these non-GAAP measures because it believes they may provide useful supplemental information for evaluating United’s operations and performance over periods of time, as well as in managing and evaluating United’s business and in discussions about United’s operations and performance. Management believes these non-GAAP measures may also provide users of United’s financial information with a meaningful measure for assessing United’s financial results and credit trends, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies.
The following is a reconciliation of these operating performance measures to GAAP performance measures.
	At or for the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Expense reconciliation
Expenses (GAAP)	$126,055	$115,945	$241,289	$211,238	$162,865	$174,304	$186,774
Merger-related and other charges	(3,884)	(3,829)	(8,122)	(17,995)	—	—	—
Expenses – operating	$122,171	$112,116	$233,167	$193,243	$162,865	$174,304	$186,774
Net income reconciliation
Net income (GAAP)	$51,791	$47,561	$100,656	$71,578	$67,620	$273,140	$33,856
Merger-related and other charges	3,884	3,829	8,122	17,995	—	—	—
Income tax benefit of merger-related and other charges	(1,433)	(1,449)	(3,074)	(6,388)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	976	—	—	—	—
Release of disproportionate tax effects lodged in OCI	3,400	—	—	—	—	—	—
Net income – operating	$57,642	$49,920	$106,680	$83,185	$67,620	$273,140	$33,856

	At or for the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Net income available to common shareholders reconciliation
Net income available to common shareholders (GAAP)	$51,791	$47,540	$100,635	$71,511	$67,181	$261,062	$21,708
Merger-related and other charges	3,884	3,829	8,122	17,995	—	—	—
Income tax benefit of merger-related and other charges	(1,433)	(1,449)	(3,074)	(6,388)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	976	—	—	—	—
Release of disproportionate tax effects lodged in OCI	3,400	—	—	—	—	—	—
Net income available to common shareholders – operating	$57,642	$49,920	$106,659	$83,118	$67,181	$261,062	$21,708
Diluted income per common share reconciliation
Diluted income per common share (GAAP)	$.72	$.66	$1.40	$1.09	$1.11	$4.44	$.38
Merger-related and other charges	.03	.03	.07	.18	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	.01	—	—	—	—
Release of disproportionate tax effects lodged in OCI	.05	—	—	—	—	—	—
Diluted income per common share – operating	$.80	$.69	$1.48	$1.27	$1.11	$4.44	$.38
Book value per common share reconciliation
Book value per common share (GAAP)	$15.83	$14.80	$15.06	$14.02	$12.20	$11.30	$6.67
Effect on goodwill and other intangibles	(2.09)	(1.96)	(2.11)	(1.96)	(.05)	(.04)	(.10)
Tangible book value per common share	$13.74	$12.84	$12.95	$12.06	$12.15	$11.26	$6.57
Return on tangible common equity reconciliation
Return on common equity (GAAP)	9.27%	9.06%	9.41%	8.15%	9.17%	46.72%	5.43%
Merger-related and other charges	.44	.45	.48	1.33	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	.09	—	—	—	—
Release of disproportionate tax effects lodged in OCI	.61	—	—	—	—	—	—
Return on common equity – operating	10.32	9.51	9.98	9.48	9.17	46.72	5.43
Effect on goodwill and other intangibles	1.83	1.73	1.88	.76	.15	.63	.84
Return on tangible common equity – operating	12.15%	11.24%	11.86%	10.24%	9.32%	47.35%	6.27%

	At or for the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Return on assets reconciliation
Return on assets (GAAP)	.98%	.98%	1.00%	.85%	.91%	3.86%	.49%
Merger-related and other charges	.05	.05	.05	.13	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	.01	—	—	—	—
Release of disproportionate tax effects lodged in OCI	.06	—	—	—	—	—	—
Return on assets – operating	1.09%	1.03%	1.06%	.98%	.91%	3.86%	.49%
Dividend payout ratio reconciliation
Dividend payout ratio (GAAP)	25.00%	21.21%	21.43%	20.18%	9.91%	—%	—%
Merger-related and other charges	(1.00)	(.92)	(1.02)	(2.86)	—	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	(.14)	—	—	—	—
Release of disproportionate tax effects lodged in OCI	(1.50)	—	—	—	—	—	—
Dividend payout ratio – operating	22.50%	20.29%	20.27%	17.32%	9.91%	—%	—%
Efficiency ratio reconciliation
Efficiency ratio (GAAP)	58.58%	60.44%	59.80%	63.96%	58.26%	63.14%	65.43%
Merger-related and other charges	(1.81)	(1.99)	(2.02)	(5.45)	—	—	—
Efficiency ratio – operating	56.77%	58.45%	57.78%	58.51%	58.26%	63.14%	65.43%
Average equity to assets reconciliation
Equity to assets (GAAP)	10.36%	10.72%	10.54%	10.27%	9.69%	10.35%	8.47%
Effect of goodwill and other intangibles	(1.27)	(1.30)	(1.33)	(.53)	(.02)	(.04)	(.09)
Tangible equity to assets	9.09	9.42	9.21	9.74	9.67	10.31	8.38
Effect of preferred equity	—	(.04)	(.02)	(.08)	(.07)	(2.76)	(2.84)
Tangible common equity to assets	9.09%	9.38%	9.19%	9.66%	9.60%	7.55%	5.54%
Tangible common equity to risk-weighted assets reconciliation
Tier 1 capital ratio (Regulatory)	11.91%	11.44%	11.23%	11.45%	12.06%	12.74%	14.16%
Effect of other comprehensive income	(.15)	(.06)	(.34)	(.38)	(.35)	(.39)	(.51)
Effect of deferred tax limitation	.95	1.63	1.26	2.05	3.11	4.26	—
Effect of trust preferred	(.25)	(.08)	(.25)	(.08)	(1.00)	(1.04)	(1.15)
Effect of preferred equity	—	—	—	(.15)	—	(2.39)	(4.24)
Basel III intangibles transition adjustment	(.02)	(.06)	(.06)	(.10)	—	—	—
Basel III disallowed investments	—	—	—	.03	—	—	—
Tangible common equity to risk-weighted assets	12.44%	12.87%	11.84%	12.82%	13.82%	13.18%	8.26%

COMPARATIVE PER COMMON SHARE DATA
The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (i) United and Four Oaks on a historical basis, (ii) United and Four Oaks on a pro forma combined basis, and (iii) Four Oaks on a pro forma equivalent basis. The pro forma information has been derived from and should be read in conjunction with United’s audited consolidated financial statements for the year ended December 31, 2016 and United’s unaudited consolidated financial statements for the quarter ended June 30, 2017 incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.
	Unaudited Comparative Per Common Share Data
	United	Four Oaks	United Pro Forma Combined	Four Oaks Pro Forma Equivalent Per Share(1)
Basic Earnings
Year ended December 31, 2016	$1.40	$1.06	$1.41	$0.87
Six months ended June 30, 2017	$0.72	$0.38	$0.71	$0.44
Diluted Earnings
Year ended December 31, 2016	$1.40	$1.04	$1.41	$0.87
Six months ended June 30, 2017	$0.72	$0.38	$0.71	$0.44
Cash Dividends Declared(2)
Year ended December 31, 2016	$0.30	$0.00	$0.30	$0.19
Six months ended June 30, 2017	$0.18	$0.01	$0.18	$0.11
Book Value
December 31, 2016	$15.06	$10.06	$15.69	$9.70
June 30, 2017	$15.83	$10.53	$16.42	$10.15

(1)
Computed by multiplying the United pro forma combined amounts by the exchange ratio of 0.6178.

(2)
United pro forma combined cash dividends paid are based only upon United’s historical amounts.

RISK FACTORS
In addition to the other information, including risk factors, incorporated by reference herein from United ’s Annual Report on Form 10-K for the year ended December 31, 2016, you should carefully read and consider the following factors in evaluating the merger.
Because the market price of United common stock will fluctuate, Four Oaks shareholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of Four Oaks common stock will be converted into the merger consideration consisting of shares of United common stock and cash. The market value of the merger consideration received by Four Oaks shareholders will vary with the price of United’s common stock, and there will be no adjustment to the merger consideration for changes in the market price of either shares of United common stock or shares of Four Oaks common stock. United’s stock price changes daily as a result of a variety of other factors in addition to the business and relative prospects of United, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond United’s control. Therefore, at the time of the special meeting, holders of Four Oaks common stock will not know the precise market value of the consideration they will receive at the effective time of the merger. Shareholders should obtain current market quotations for shares of United common stock and for shares of Four Oaks common stock.
Four Oaks’ officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Four Oaks shareholder.
Some of Four Oaks’ executive officers participated in negotiations of the merger agreement with United, and the Four Oaks Board of Directors approved the merger agreement and is recommending that Four Oaks shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of Four Oaks’ executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Four Oaks shareholder. These interests include, upon the completion of the merger, the payment of certain amounts to David H. Rupp, Lawrence F. DesPrés, Warren D. “Rocky” Herring, Jeff D. Pope, Deanna W. Hart and Lisa S. Herring under settlement and release agreements, the acceleration of vesting of outstanding Four Oaks equity awards held by these executive officers, other Four Oaks employees, and directors as well as the hiring of Mr. Pope as a non-executive employee and the engagement as a consultant of Mr. Rupp by United following completion of the merger. See “Proposal No.1 — The Merger — Interests of the Directors and Officers of Four Oaks in the Merger” on page 51.
United may be unable to successfully integrate Four Oaks Bank’s operations and retain its key employees.
The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on United following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

If the merger is not completed, United common stock and Four Oaks common stock could be materially adversely affected.
The merger is subject to customary conditions to closing, including the approval of the Four Oaks shareholders. In addition, United and Four Oaks may terminate the merger agreement under certain circumstances. If United and Four Oaks do not complete the merger, the market price of United common stock or Four Oaks common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, United and Four Oaks will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, United and Four Oaks cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of United and Four Oaks.
The termination fee contained in the merger agreement may discourage other companies from trying to acquire Four Oaks.
Four Oaks has agreed to pay a termination fee of  $4.0 million to United if, under certain circumstances, the merger agreement is terminated and, at the time of termination, a competing offer is outstanding or such offer has been accepted by Four Oaks. This fee could discourage other companies from trying to acquire Four Oaks.
The market price of the United common stock after the merger may be affected by factors different from those affecting the shares of Four Oaks common stock currently.
Upon completion of the merger, holders of Four Oaks common stock will become holders of United common stock. United’s business differs in important respects from that of Four Oaks, and, accordingly, the results of operations of the combined company and the market price of United common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of Four Oaks.
Four Oaks shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Four Oaks shareholders currently have the right to vote in the election of the Four Oaks Board of Directors and on other matters affecting Four Oaks. Upon the completion of the merger, each Four Oaks shareholder receiving shares of United common stock in accordance with the merger agreement will be a shareholder of United with a percentage ownership of United that is smaller than such shareholder’s current percentage ownership of Four Oaks. It is currently expected that the former shareholders of Four Oaks as a group will receive shares in the merger constituting approximately 5.4% of the outstanding shares of United’s common stock immediately after the merger. Because of this, Four Oaks shareholders will have less influence on the management and policies of United than they now have on the management and policies of Four Oaks.
Four Oaks is subject to a Consent Order with the Department of Justice, and there are no assurances that the Consent Order will be terminated prior to the effective time of the merger.
On May 20, 2013, the U.S. Department of Justice (the “DOJ”) issued a subpoena to Four Oaks Bank requiring the production of documents in connection with an investigation of consumer fraud related to third party payment processing. In connection with this investigation, Four Oaks Bank negotiated a civil settlement with the DOJ (the “Consent Order”), which was filed with the United States District Court for the Eastern District of North Carolina (the “District Court”) on January 8, 2014. The Consent Order was filed contemporaneously with the filing of a complaint by the DOJ alleging violation of a variety of laws, including money laundering laws. The Consent Order was approved by the District Court on April 26, 2014. As part of the terms of the Consent Order, Four Oaks Bank agreed to pay a civil monetary penalty in the amount of  $1 million, plus a civil forfeiture in the amount of  $200,000 and terminated its relationship with a certain third party payment processor (“TPPP”) and ceased providing bank accounts and banking services to such TPPP’s client originators. Four Oaks has maintained compliance with the terms of the Consent Order since entering into it in March 2014, and expects that it will remain in compliance going forward. However, should Four Oaks fail to remain in compliance, a material failure to comply with the terms of the Consent Order could subject Four Oaks to additional enforcement action and further restrictions on Four Oaks’ business. Pursuant to the terms of the merger agreement, Four Oaks must use its commercially reasonable efforts, consistent with Four Oaks’ past practice, to have the Consent Order terminated as promptly as possible or amended to provide that the Consent Order shall terminate at the effective time of the merger without any further action on the part of United or Four Oaks. However, there can be no assurances that the DOJ will agree to the termination of the Consent Order prior to the effective time of the merger.

PROPOSAL NO. 1 — THE MERGER
Background of the Merger
The Four Oaks Board of Directors has periodically reviewed and discussed Four Oaks’ business, strategic direction, performance, and prospects in the context of developments in the banking industry and competitive landscape, all with the goal of enhancing long-term value for its shareholders. Among other things, these discussions have included the possible strategic directions available to Four Oaks, including, from time to time, possible acquisitions or business combinations involving various other financial institutions. In this context, the Four Oaks Board of Directors has conducted periodic strategic planning meetings, during which outside advisors have provided reviews of factors influencing the banking industry generally and Four Oaks in particular (including the economic, interest rate, and regulatory environment); the competitive landscape of community banking participants in North Carolina, the Southeast region, and nationally; public trading prices of bank stocks; and bank merger and acquisition activity and valuations. These strategic planning meetings have included discussions regarding potential business considerations, economies of scale, increased client service, and shareholder value benefits that might be achieved if Four Oaks were to become a larger institution through acquisitions or a merger with a larger financial institution.
On November 1, 2016, the Four Oaks Board of Directors held a meeting in Raleigh, North Carolina to discuss strategic planning. Attending the meeting were the members of the Four Oaks Board of Directors, Four Oaks’ executive officers, and, for the first portion of the meeting, representatives of Sandler O’Neill. Materials were presented by representatives of Sandler O’Neill that showed the state of the banking market and various strategic alternatives. After representatives of Sandler O’Neill left the meeting, the Four Oaks Board of Directors spent several hours discussing the progress of Four Oaks Bank, its prospects for growth, and its ability to achieve long-term operational and financial performance targets set by the Four Oaks Board of Directors. There was discussion about the need for growth and scale and the limitations placed on Four Oaks Bank by the Written Agreement that Four Oaks Bank had entered into with the Federal Reserve Bank of Richmond (the “FRB”) in July 2015 (the “2015 Written Agreement”), which agreement had replaced the Written Agreement Four Oaks and Four Oaks Bank had entered into with the FRB and the North Carolina Office of the Commissioner of Banks in May 2011. At that time, it was determined that Four Oaks would continue to refine its strategic plan and keep all options open, with a focus on responsible growth and improving efficiency. The Four Oaks executive officers and Four Oaks Board of Directors also agreed to work to improve the risk posture of the operations of the organization and to continue to seek termination of the 2015 Written Agreement by the FRB. Finally, the Four Oaks Board of Directors directed Mr. David Rupp, CEO and President of Four Oaks, from time to time in the ordinary course of business, to contact various banks regarding potential strategic opportunities.
On January 19, 2017, Mr. Rupp met with the CEO of another bank holding company, which we refer to as “Institution A.” The meeting was informal and included a general discussion of the need to gain size to compete and the merger and acquisition process generally.
On February 14, 2017, Mr. Rupp called the CEO of another bank holding company, which we refer to as “Institution B,” to ask for a meeting. The CEO of Institution B indicated that they should meet promptly, and a meeting was set for February 16, 2017 in Raleigh, North Carolina. At the meeting, the CEO of Institution B indicated that he was exploring strategic alternatives and was fairly far along in the process. He noted that if Four Oaks was interested in being involved, then it should move quickly. The parties entered a confidentiality agreement on February 17, 2017, and promptly thereafter began to exchange financial information. Four Oaks engaged the bank consulting firm RP Financial, LC. on February 17, 2017 to prepare various financial models given the tight timeframe potentially involved in a potential transaction with Institution B. Mr. Rupp and the CEO of Institution B held a number of telephone discussions between February 18 and February 20, 2017. Although Institution B was approximately 40% larger in asset size, Institution B’s CEO and its investment banker preferred a structure whereby Four Oaks would be the “acquiring entity” given that Four Oaks’ common stock was trading at higher multiples of earnings and tangible book value per share as compared to Institution B at the time of such discussions, which in their view would allow Four Oaks to make a more attractive proposal to acquire Institution B than vice versa. Mr. Rupp expressed concern about this structure given the regulatory posture of Four Oaks, particularly with regard to the 2015 Written Agreement. Mr. Rupp also believed that the transaction consideration proposed by Institution B was higher than Four Oaks would be able to pay based on his preliminary understanding of the financial condition of Institution B. Shortly after the February 20, 2017 discussions, talks broke off without any agreement on preliminary terms.
During early March 2017, Mr. Rupp called Institution A’s CEO to explore his strategic view regarding the future of Institution A. Mr. Rupp desired holding another meeting with Institution A’s CEO, who made it clear that he was not interested in merging or selling Institution A.
On March 6, 2017, and then again on March 21, 2017, the Four Oaks executive team, as a part of its ongoing planning and management process, held meetings to review the financial projections for 2017 through 2020, and to discuss franchise improvements and Four Oaks’ current risk profile. This discussion included a review of Four Oaks Bank’s markets, growth prospects, balance sheet capacity to lend, loan portfolio concentration issues, and ability to expand by acquisition or new branch openings given Four Oaks’ regulatory history and the 2015 Written Agreement. The discussion centered on the need for scale and efficiency and focused on the amount of change that would be necessary for the franchise to increase long-term profitability through organic growth. The Four Oaks executive team also discussed the significant amount of investment that would be necessary to upgrade technology offerings and the desire to expand into the competitive Raleigh market. The second half of fiscal 2015 and fiscal 2016 were solid loan production periods for Four Oaks, but had resulted in concentration levels in non-owner occupied commercial real estate, hotels/motels, multi-family and acquisition, development, and construction lending that were approaching or exceeding regulatory guidelines, limiting future growth in these areas. Finally, the executives had a robust discussion about the need to decrease headcount, including reductions both at the branches and in operations and administration, and debated the impact such actions would have on the franchise, service levels, and morale.
On March 27, 2017 in the regularly scheduled executive session of the meeting of the Four Oaks Board of Directors, the Four Oaks Board of Directors discussed the strategic progress of the franchise and the challenges of stand-alone growth. The Four Oaks Board of Directors discussed at length the state of the franchise and future risks facing it, including opportunities and challenges related to Four Oaks Bank’s markets, loan portfolio and certain concentration issues therein, technology offerings, and future growth potential, specifically with regard to the Raleigh, North Carolina market. Finally, the Four Oaks Board of Directors discussed the changing market for bank mergers and acquisitions. In connection with the discussion, the Four Oaks Board of Directors authorized Mr. Rupp to meet with representatives of Sandler O’Neill to explore Four Oaks’ options for a strategic transaction.
Later that day, Mr. Rupp called representatives of Sandler O’Neill and requested that Sandler O’Neill conduct a preliminary review of the potential strategic alternatives available to Four Oaks including a strategic merger and a sale of the company. Representatives of Sandler O’Neill agreed to prepare materials regarding such a review, and a meeting was scheduled for March 29, 2017.
On March 29, 2017, Mr. Rupp and Ms. Deanna Hart, Chief Financial Officer of Four Oaks, met with representatives of Sandler O’Neill in the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”), Four Oaks’ legal counsel, in Raleigh, North Carolina. During the meeting, representatives of Sandler O’Neill reviewed, among other things, the merger and acquisition environment, generally, in the banking industry, including recent consummated transaction prices. Following their meeting with representatives of Sandler O’Neill, Mr. Rupp and Ms. Hart met with representatives of Smith Anderson to discuss the process for the Four Oaks Board of Directors to evaluate a strategic transaction.
Between March 29 and March 31, 2017, Mr. Rupp separately telephoned each of the members of the Four Oaks Board of Directors to discuss the Sandler O’Neill analysis and review next steps. A Four Oaks Board of Directors meeting with Four Oaks’ executive team and representatives of both Sandler O’Neill and Smith Anderson was scheduled for April 6, 2017.
The Four Oaks Board of Directors held a special meeting on April 6, 2017 in the offices of Smith Anderson. Representatives of Smith Anderson began by discussing the fiduciary duties of the Four Oaks Board of Directors in general and in particular in connection with merger and acquisition transactions. Following this discussion, representatives of Sandler O’Neill made a presentation regarding the market for bank mergers in general and Sandler O’Neill’s analysis of the following three alternatives available to Four Oaks: (i) continuing to pursue a stand-alone growth strategy; (ii) pursuing a stand-alone growth strategy supplemented by a strategic merger; and (iii) a sale of Four Oaks.

Representatives of Sandler O’Neill reviewed management’s projections for fiscal years 2017 through 2020 based on pursuing a stand-alone growth strategy and, assuming Four Oaks achieves such projections, their net present value analysis for Four Oaks’ common stock. The Four Oaks Board of Directors concluded that, based on Sandler O’Neill’s presentation, pursuing the stand-alone growth strategy offered Four Oaks shareholders the lowest per share value as compared to both the range of potential per share purchase prices Four Oaks could reasonably expect to receive from potential acquirers based on other transactions occurring in the market and the net present value of Four Oaks’ common stock upon successfully pursuing a stand-alone growth strategy supplemented by a sample strategic merger (each as discussed further below). Further, achieving increased shareholder value by pursuing a stand-alone growth strategy was subject to a reasonably high risk of execution, given the amount of time necessary to pursue the strategy and the potential for intervening events during such time negatively affecting the outcome, such as a recession, increased competition from existing and new market participants, and/or greater regulatory scrutiny in the industry at large or for Four Oaks in particular.
Next, representatives of Sandler O’Neill presented financial analysis of Four Oaks pursuing a stand-alone growth strategy supplemented by a strategic transaction. As a model for pursuing a strategic merger with a smaller financial institution, the representatives presented analysis of a potential transaction with a smaller bank holding company, which we refer to as “Institution C.” Prior to the meeting, representatives of Sandler O’Neill had communicated with Institution C, an affiliate of Mr. Kenneth R. Lehman, a member of the Four Oaks Board of Directors and Four Oaks’ largest shareholder. Representatives of Sandler O’Neill presented their financial analysis for a transaction with Institution C, including a pro forma analysis of the combined entity and the net present value of Four Oaks’ common stock following the transaction. After discussion, the Four Oaks Board of Directors was in agreement that a transaction with Institution C did not appear compelling for either party. The Four Oaks Board of Directors also discussed the limited number of potential partners available for such a strategic transaction given Four Oaks’ size and the increased competition for acquisitions in the current market for banks. Finally, it was agreed that a strategic merger involved the highest risk of execution of the three alternatives proposed by Sandler O’Neill because even if Four Oaks could engage with a strategic merger partner and ultimately close the transaction, the acquisition of a smaller entity would not significantly accelerate the timeline to achieving financial projections and would involve many of the same risks inherent in the stand-alone growth strategy.
Finally, representatives of Sandler O’Neill discussed the option of a possible sale of Four Oaks. The discussion included a review of ten different potential acquirers based on publicly-available information. Given the current market for bank transactions, the Four Oaks Board of Directors concluded that a sale of Four Oaks had the possibility of producing the greatest shareholder value in the form of a premium per share purchase price over the current trading value of Four Oaks common stock. Further, a sale presented the lowest execution risk of the three considered strategies given that bank acquisitions tend to close within a matter of months and therefore there was less intervening time for events to arise outside of Four Oaks’ control that would negatively impact shareholder value.
Following the presentation and an extended discussion regarding each alternative, the Four Oaks Board of Directors determined to explore a potential sale of Four Oaks and to retain Sandler O’Neill as financial advisor to Four Oaks’ Board of Directors in connection with such exploration. Four Oaks selected Sandler O’Neill to act as its financial advisor based on its qualifications, reputation, and experience with bank holding companies and the industry and market in which Four Oaks operates, in addition to Sandler O’Neill’s knowledge of Four Oaks’ business and affairs from prior transactions, including Four Oaks’ 2014 rights offering. Four Oaks entered into an engagement agreement with Sandler O’Neill on April 6, 2017 following the board meeting.
Immediately following the meeting, at the direction of the Four Oaks Board of Directors, certain members of the Fours Oaks executive team met with representatives of Sandler O’Neill and Smith Anderson to discuss the process for soliciting interest from third parties in a transaction with Four Oaks and diligence materials to gather in connection with populating a virtual dataroom to facilitate the performance of due diligence by potential transaction partners.
During the weeks of April 10 and April 17, 2017, Four Oaks’ executive management, in coordination with representatives of Sandler O’Neill, prepared a confidential information memorandum that could be provided to potential transaction partners, and populated the virtual dataroom with diligence materials.

Beginning on or about April 19, 2017, at the direction of the Four Oaks Board of Directors, representatives of Sandler O’Neill commenced reaching out to other financial institutions to solicit their interest in a transaction with Four Oaks. Over the course of the process, representatives of Sandler O’Neill contacted 34 parties, including United, on an informal, fact-finding basis to provide an overview of Four Oaks and to gather information regarding their possible interest in engaging in a strategic transaction with Four Oaks. Such contacted parties, including United, were selected by Sandler O’Neill and the Four Oaks executive management team. In total, thirteen institutions contacted by Sandler O’Neill requested a confidentiality agreement to receive a copy of the confidential information memorandum, six of which, including United, signed a confidentiality agreement and received the memorandum.
On May 4, 2017, Four Oaks announced that the FRB was terminating the 2015 Written Agreement, effective April 28, 2017.
During the week of May 8, 2017, Mr. Rupp spoke with Mr. Tallent by telephone on two occasions. The purposes of the calls were to make an introduction and to coordinate a visit to the Four Oaks market by Mr. Tallent and Mr. Lynn Harton, President and Chief Operating Officer of United.
On May 9, 2017, Mr. Rupp met for lunch with the CEO of another bank holding company, which we refer to as “Institution D.” The CEO of Institution D indicated that Institution D was interested in pursuing a strategic transaction and Mr. Rupp let the CEO of Institution D know that Four Oaks had engaged Sandler O’Neill to pursue a possible sale and that Institution D was welcome to join the process. Mr. Rupp indicated to the CEO of Institution D that since the process had already begun, Institution D should act promptly to be involved. On that afternoon, Mr. Rupp called representatives of Sandler O’Neill to let them know that he had met with the CEO of Institution D and that Institution D was to be included in the process if they would execute the confidentiality agreement and follow the same engagement process as the other parties. Institution D subsequently executed the confidentiality agreement and received the confidential information memorandum.
Six institutions were ultimately granted access to diligence materials in the virtual dataroom, including United and Institution D. Details regarding the process for providing nonbinding indications of interest for the acquisition of Four Oaks were included in the confidential information memorandum delivered to each party that signed the confidentiality agreement, with a request to submit such indications of interest by May 17, 2017.
On May 12, 2017, Mr. Rupp had a call with the CEO and Chief Administrative Officer of Institution D on various questions Institution D had about Four Oaks. Representatives of Institution D had reviewed information in the dataroom and much of the conversation centered around technology contracts, employment agreements, and personnel topics. Following the conversation, the CEO of Institution D indicated that Four Oaks could expect an indication of interest for the acquisition of Four Oaks by Institution D the following week.
On May 15, 2017, Messrs. Tallent and Harton traveled to North Carolina to meet with Mr. Rupp. The three of them spent the afternoon touring Four Oaks markets in Johnston and Wake Counties. The group also spent time in downtown Raleigh, North Carolina. Following the tour, Mr. Tallent indicated that United planned to submit a non-binding indication of interest.
On May 17, 2017, Mr. Tallent met with Mr. Lehman in Atlanta, Georgia. Discussions included Mr. Lehman’s opinions about the timeliness of a transaction, his willingness to hold United shares, and whether Mr. Lehman would expect an invitation to join the board of directors of a company acquiring Four Oaks.
On May 17 and 18, 2017, Four Oaks received four written non-binding initial indications of interest from United and three other prospective acquirers, which we refer to as “Institutions E, F, and G,” respectively.
Also on May 17, 2017, the CEO of Institution D called Mr. Rupp to notify him that Institution D would not be submitting an indication of interest due to the lack of the unanimous support from Institution D’s board of directors. Mr. Rupp thanked him for the call and discussions with Institution D ended.

On May 19, 2017, the Four Oaks Board of Directors reviewed the non-binding indications of interest that had been received from United and Institutions E, F, and G at its regularly scheduled meeting. The meeting was also attended by members of Four Oaks’ executive management, representatives of Sandler O’Neill, and representatives of Smith Anderson. Representatives of Smith Anderson reminded board members of their fiduciary duties in general and in connection with merger and acquisition transactions. The Four Oaks Board of Directors received an update from representatives of Sandler O’Neill about the process undertaken to that point and discussed the terms of the non-binding indications of interest that had been received. The Four Oaks Board of Directors reviewed the key terms and characteristics of each proposal, including the amount and type of consideration offered, and the financial performance of each of the potential merger partners. United’s indication of interest included proposed merger consideration of  $19.00 per share (implied based on the closing price of United common stock on May 16, 2017), consisting of 90% United common stock, with a fixed exchange ratio of 0.6178, and 10% cash, or $1.90. Institution E proposed a range of  $16.42–$17.40 per share (implied based on the closing price of Institution E common stock on May 16, 2017), which was dependent on further diligence, and which consisted entirely of Institution E common stock. Finally, Institution F proposed $16 per share in cash and Institution G proposed $15 per share (lower than Four Oaks’ most recent closing price per share), consisting of a mix of 80% Institution G common stock and 20% cash. Sandler O’Neill also reviewed with the Four Oaks Board of Directors selected precedent merger transactions as compared to the indications of interest. Each of United and Institutions E, F, and G had been included in Sandler O’Neill’s presentation to the Four Oaks Board of Directors on April 6, 2017 regarding prospective merger candidates. Of the remaining six candidates, each was contacted by Sandler O’Neill and declined to participate in the process due to other current obligations.
Representatives of Sandler O’Neill further provided a comparison of the terms and the financial metrics with respect to the four indications of interest that had been received. Representatives of Sandler O’Neill also reviewed with the Four Oaks Board of Directors, with respect to each of the four parties that submitted an indication of interest: the party’s branch map, historical stock price performance, current trading multiples, and Sandler O’Neill’s pro forma analysis based on a transaction with Four Oaks, among other topics.
Representatives of Sandler O’Neill also discussed Four Oaks’ prospects as an independent institution and Sandler O’Neill’s net present value analysis of Four Oaks’ estimated valuation based on earnings projections provided by Four Oaks’ executive management.
The Four Oaks Board of Directors discussed the opportunities and risks associated with each of the four indications of interest, including the potential value of the merger consideration, the likelihood that each potential merger partner would be willing and able to increase its offer, and the likelihood that a merger would ultimately be consummated on the terms reflected in the indications of interest. The Four Oaks Board of Directors also discussed the opportunities and risks associated with Four Oaks remaining an independent institution, particularly in light of the potential continuing low interest rate environment, market competition, regulatory considerations, and the need for branch expansion into the Raleigh market, investment in technology upgrades, and headcount reductions. In connection with this discussion, the Four Oaks Board of Directors discussed the potential effect of the termination of the 2015 Written Agreement by the FRB and determined that such termination alone did not materially impact the potential for increasing shareholder value by pursuing the stand-alone growth strategy.
After thorough discussion of each indication of interest, the Four Oaks Board of Directors determined to move forward with United and Institution E, the parties with the two highest per share proposals, for a second round of due diligence and reverse due diligence, without providing exclusivity to either party, and to ask each to provide a final, best proposal for a transaction by June 5, 2017. The Four Oaks Board of Directors decided to continue the process with two prospective merger partners because it felt that would incentivize each to be more aggressive with their final proposal to the benefit of Four Oaks shareholders, while also maintaining their interest in a possible transaction with Four Oaks in the event that they were also considering other opportunities. Further, the Four Oaks Board of Directors did not believe there was a strong likelihood that Institution F or Institution G would increase their per share price proposal to the level of Institution E’s per share price proposal based on the members’ prior interaction with these institutions. The Four Oaks Board of Directors also believed that moving forward with only two potential merger partners would help to move on-site due diligence forward more efficiently, while maintaining the confidentiality of the process. Finally, the Four Oaks Board of Directors believed that the all-cash nature of Institution F’s indication of interest limited the flexibility of Four Oaks’ shareholders regarding investment and tax planning. Rather, the Four Oaks Board of Directors believed that a stock transaction, as proposed by United and Institution E, would provide shareholders the option of delaying the tax on the gain from exchanging their shares while allowing such shareholders to continue to participate in the growth of the combined entity, without sacrificing the availability of liquidity given the increased trading volume of the stock of the combined company as compared to that of Four Oaks’ common stock.
The Four Oaks Board of Directors directed representatives of Sandler O’Neill to continue to negotiate with United and Institution E in an effort to increase their respective per share purchase price proposal. During the negotiation process, access was given to representatives of United and Institution E to an expanded list of due diligence materials.
Representatives of Sandler O’Neill requested final, best proposals from United and Institution E by June 5, 2017. This date was extended to June 12, 2017 at the request of United for additional time to conduct further credit due diligence and in consideration of the intervening Memorial Day holiday.
On June 1, 2017, the CEO, Chief Financial Officer, and President of Institution E joined Mr. Rupp for a market tour of Wake and Johnston Counties. The tour, which lasted three to four hours, culminated in dinner, which was attended by the Institution E representatives, as well as Ms. Hart, Ms. Lisa Herring, Chief Operating and Risk Officer of Four Oaks, and Mr. Jeff Pope, Chief Banking Officer of Four Oaks.
On June 7, 2017, Mr. Rupp met with the executive team of Four Oaks to review the status of the process with United and Institution E. Discussions among Four Oaks’ executive team centered on the strategic course and the potential impacts of the proposed transaction. There was consensus that the cultures of Four Oaks and United were more aligned, including their similar focus on building solid customer relationships and devotion to growing and nurturing relationships within the communities in which the companies operate, and that central North Carolina would be a new market for United where Four Oaks bankers could continue to serve their customers and continue to have a significant impact.
Also on June 9, 2017, United submitted its final proposal to Sandler O’Neill. Along with the final proposal, United provided an initial draft merger agreement to Four Oaks, which was substantially based on merger agreements United had recently used for its prior acquisitions.
On June 9, 2017, the CEO of Institution E confidentially informed representatives of Sandler O’Neill that Institution E did not intend to submit a revised proposal because it intended to announce a definitive agreement to acquire Institution B on the following business day, and that Institution E’s acquisition of Institution B would end Institution E’s interest in a transaction with Four Oaks for the time being.
On June 12, 2017, the Four Oaks Board of Directors held a special meeting to consider the final proposal submitted by United. Representatives of Sandler O’Neill provided the Four Oaks Board of Directors with an update of the terms of the final proposal. Based on the prior day’s closing price, the implied per share offering price continued to be $19 per share consisting of a mix of 90% United stock at a fixed exchange ratio of 0.6178 shares of United stock for one share of Four Oaks’ stock and 10% cash of $1.90. Representatives of Sandler O’Neill informed the Four Oaks Board of Directors that, based on discussions with United, United was unwilling to increase their per share purchase price proposal, in part, because of a general acquisition strategy of only engaging in an acquisition transaction with no greater than a certain earn-back period, which period, based on Sandler O’Neill’s analysis, could be exceeded by a material change in the purchase price for Four Oaks; however, the representatives of Sandler O’Neill believed that United appeared motivated to enter into a transaction with Four Oaks at this price. In connection with discussing the per share purchase price proposed by United and the premium that Four Oaks’ shareholders would receive over the current trading price of Four Oaks’ shares at such price, the Four Oaks Board of Directors considered the possibility that the current trading price for Four Oaks’ common stock includes a premium based on the belief by active traders that Four Oaks may soon conduct a transaction.
Representatives of Sandler O’Neill also revisited with the Four Oaks Board of Directors its net present value analysis if Four Oaks determined to pursue a stand-alone growth strategy rather than a sale of the company. The Four Oaks Board of Directors discussed the challenges necessary to successfully pursue the stand-alone growth strategy, including branch expansion into the Raleigh market, upgrading Four Oaks’ technology offerings, and reducing headcount.
Representatives of Smith Anderson provided the Four Oaks Board of Directors with an overview of the key terms of the draft merger agreement submitted by United and a comparison of such terms to merger agreements for recent public company bank transactions. In connection with this summary, representatives of Smith Anderson discussed the “no shop” provisions of the draft merger agreement and reviewed with the members of the Four Oaks Board of Directors their fiduciary duties with respect to the receipt of a competing offer for a transaction with Four Oaks should a competing offer be received. Representatives of Smith Anderson also discussed the mechanics of the proposed termination fee in the draft merger agreement and provided an overview of market amounts for such termination fees in recent deals since United had not proposed the exact figure in the draft merger agreement.
Following extensive discussion, the Four Oaks Board of Directors authorized members of Four Oaks’ management, with the assistance of Four Oaks’ advisors, to continue negotiations with United towards preparation of a definitive merger agreement between Four Oaks and United and to conduct reverse due diligence of United. The Four Oaks Board of Directors also discussed with Mr. Rupp certain areas of focus for reverse due diligence of United by the Four Oaks executive team.
Between June 12 and June 26, 2017, Four Oaks, United, and their respective counsel and financial advisers negotiated the final terms of the definitive merger agreement. On June 15, 2017, representatives of Troutman Sanders LLP, United’s legal counsel, provided representatives of Smith Anderson with a draft form of support agreement for Mr. Lehman. Mr. Lehman and his counsel reviewed the agreement proposed by United and negotiated the terms thereof with United’s counsel, and Mr. Lehman ultimately agreed to a form of support agreement whereby he would agree to vote shares equaling 39.9% of Four Oaks’ outstanding common stock in favor of the merger and against an alternative acquisition proposal for Four Oaks, unless the Four Oaks Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party.
Also during this time, Messrs. Rupp and Tallent discussed members of the Four Oaks executive team to whom United may be interested in extending offers for post-closing employment, but United did not guarantee continued employment, or any specific terms for offers thereof, for any of Four Oaks’ executive team in connection with the proposed transaction.
On June 13, 2017, the Four Oaks executive team finalized a reverse due diligence request list for United. Also on that day, Mr. Rupp and Mr. Christian Zych, United’s Director of Mergers & Acquisitions, coordinated a visit and diligence session for the Four Oaks team at the regional headquarters of United in Greenville, South Carolina.
In connection with the reverse due diligence list delivered to United, on June 20, 2017, select executive officers from Four Oaks and United attended an in-person management meeting at United’s South Carolina regional headquarters as planned to provide the opportunity for the Four Oaks representatives to review diligence materials on United’s business, including various financial, operational, credit quality, legal, and regulatory matters, and to ask questions of applicable United officers.
On June 26, 2017, the Four Oaks Board of Directors were joined by representatives of Sandler O’Neill and Smith Anderson following a regularly scheduled meeting to review a near-final draft of the merger agreement and to discuss the reverse due diligence findings. Representatives of Smith Anderson began by reminding board members of their fiduciary duties in general and in particular in connection with merger and acquisition transactions. Mr. Rupp and other members of the Four Oaks executive team summarized the results of their reverse due diligence review of United’s business. Representatives of Sandler O’Neill again reviewed the financial aspects of the proposed transaction and rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of June 26, 2017 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to the Four Oaks common shareholders. Representatives of Smith Anderson reviewed the current draft of the merger agreement, and discussed changes to the merger agreement from the draft that the Four Oaks Board of Directors had previously reviewed at the June 12, 2017 meeting. Representatives of Smith Anderson also reviewed with the members of the Four Oaks Board of Directors their duties under the terms of the proposed definitive merger agreement with respect to the receipt of other offers, or discussions of other offers, after execution of the definitive merger agreement.
Following the presentations by representatives of Sandler O’Neill and Smith Anderson, the Four Oaks Board of Directors discussed the terms offered by United in depth. In connection with this discussion, the Four Oaks Board of Directors discussed the alternatives available to Four Oaks. The Four Oaks Board of Directors agreed that the alternative of pursuing the stand-alone growth strategy or the stand-alone growth strategy supplemented by a strategic merger was not reasonably likely to present superior opportunities for Four Oaks to create greater value for shareholders as compared to the proposed transaction with United, taking into account, among other things, Sandler O’Neill’s analyses and risks of execution. The Four Oaks Board of Directors also concluded that attempting to re-engage with Institution F, which had proposed an initial per share price of  $16 in cash (representing only a small premium over the current trading value of Four Oaks’ common stock and materially less than United’s per share purchase price) did not present a realistic opportunity to increase shareholder value either as an alternative to United’s proposal or as a means of negotiating United to increase its per share proposal price. Further, the Four Oaks Board of Directors agreed that pausing negotiations with United at this critical juncture to attempt to re-engage with Institution F would introduce a high degree of execution risk to a potential transaction with United on the terms currently proposed or at all.
After robust discussion, the independent directors of the Four Oaks Board of Directors separately, followed by the full board, unanimously adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously determined to recommend the merger agreement to the Four Oaks shareholders for approval and authorized Mr. Rupp to execute the agreement on behalf of Four Oaks.
The merger agreement was executed on June 26, 2017. Mr. Lehman also executed the support agreement in favor of the merger on June 26, 2017. On the morning of June 27, 2017 before market open, Four Oaks and United issued a joint news release publicly announcing the merger agreement.
United’s Reasons for the Merger
It should be noted that the explanation of the reasoning of United’s Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Special Note Regarding Forward-Looking Statements.”
United’s Board of Directors believes that the completion of the merger presents a unique opportunity for United to expand in metropolitan Raleigh, North Carolina. The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of United and Four Oaks. In reaching its decision to approve the merger, United’s Board of Directors consulted with its legal advisors regarding the terms of the transaction and with management of United. In approving the entry into the merger agreement, United’s Board of Directors considered the following material factors:
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Four Oaks’ strategic presence in Raleigh, North Carolina will allow United to execute its growth strategy into a new market;

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Four Oaks’ and United’s respective management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;

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The two companies have complementary service-focused business models;

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United’s management believes that the merger will be accretive to Four Oaks’ earnings per share in the first full year (excluding one-time charges) due to a combination of revenue synergies, cost efficiencies and other cost savings opportunities for the combined company; and

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The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

United’s Board of Directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Four Oaks’ business, operations and workforce with those of United, the potential negative impact on United’s stock price and the need to obtain Four Oaks shareholder and regulatory approvals in order to complete the transaction.

United’s Board of Directors considered all of these factors as a whole and, on balance, United’s Board of Directors believes that the opportunities created by the merger to increase the value of United’s franchise more than offset any integration or other risks inherent in the merger.
The foregoing discussion of the information and factors considered by United’s Board of Directors is not exhaustive, but includes the material factors considered by United’s Board of Directors. In view of the wide variety of factors considered by United’s Board of Directors in connection with its evaluation of the merger and the complexity of these matters, United’s Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of United’s Board of Directors may have given different weights to different factors.
On the basis of these considerations, United’s entry into the merger agreement was unanimously approved by United’s Board of Directors on June 9, 2017.
Four Oaks’ Reasons for the Merger and Recommendation of the Four Oaks Board of Directors
It should be noted that the explanation of the reasoning of the Four Oaks Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Special Note Regarding Forward-Looking Statements.”
After careful consideration, the Four Oaks Board of Directors at its meeting on June 26, 2017, (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Four Oaks and its shareholders, (ii) adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, in all respects, and (iii) resolved to recommend that the Four Oaks shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger.
In reaching their respective decisions to recommend the merger agreement, and the transactions contemplated thereby, including the merger, the Four Oaks Board of Directors considered a number of factors, including the following, which are not presented in any relative order of importance:
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the strategic alternatives available to Four Oaks (all of which had significant risks and uncertainties), and the Four Oaks Board of Directors’ assessment that the alternative of remaining as an independent, stand-alone company was not reasonably likely to present superior opportunities for Four Oaks to create greater value for shareholders as compared to the merger (taking into account, among other things, risks of execution);

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the current and prospective business and economic environments of the markets served by Four Oaks including the competitive environment for North Carolina financial institutions and the intensifying competition from in-state and out-of-state financial institutions, especially in the metropolitan Raleigh, North Carolina market;

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the directors’ belief that the per share purchase price was likely the highest that United was willing to pay and the most reasonably attainable for Four Oaks;

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the fact that the United offer represented a significant premium to current market prices, which the directors believed was not likely to be achieved independently in the foreseeable future;

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the greater liquidity in the trading market for United common stock relative to the trading market for Four Oaks common stock;

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the financial analysis prepared by Sandler O’Neill and the opinion delivered to the Four Oaks Board of Directors, to the effect that, as of June 26, 2017 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill as set forth in the opinion, the proposed merger consideration was fair, from a financial point of view, to Four Oaks’ common shareholders;

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the course of negotiations with United, which produced more favorable terms to Four Oaks than those originally proposed by United;

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current economic pressures, the pressure to maintain and increase earnings in a low interest rate environment, the continuing consolidation of financial institutions in North Carolina, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the increasing need for investment in technology;

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the fact that current shareholders will be able to participate in the future earnings or growth of United and will benefit from any potential appreciation in value of the surviving corporation following the merger as a result of the receipt of United common stock;

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the regular quarterly cash dividend declared and historically paid by United on outstanding shares of its common stock, especially as compared to that which could be reasonably expected to be paid by Four Oaks;

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the strategic benefits of the transaction, including United entering a new and growing market and potential for Four Oaks’ shareholders, as future United shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger, including operational, technological, marketing, and other synergies resulting from the merger;

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the likelihood that the necessary regulatory approvals to complete the transaction would be obtained in a timely manner without unacceptable conditions;

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the overall greater scale that will be achieved by the merger, which should better position the combined company for growth and profitability; and

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the view that the shared core values of Four Oaks and United, including both companies’ prudent risk culture, strong commitment to client service and focus on building solid client relationships, and devotion to growing and nurturing relationships within the communities in which the companies operate, would assist in integration and operating the combined company post-closing to the benefit of Four Oaks’ shareholders as future United shareholders.

The Four Oaks Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not presented in any relative order of importance:
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the risk that the merger may not be consummated or that the closing may be delayed, including as a result of factors outside either party’s control;

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if the market price of United’s common stock decreases prior to completion of the merger, the aggregate value of consideration to be received by Four Oaks’ shareholders receiving stock in the merger will decrease as well;

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the potential adverse effect on Four Oaks if the merger is not completed, including the termination fee of  $4.0 million that could be payable by Four Oaks under the merger agreement under certain circumstances;

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the risk that customers and shareholders may have a negative reaction to the merger;

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the potential risk of diverting management attention and resources from the operation of Four Oaks’ business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the restrictions on the conduct of Four Oaks’ business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Four Oaks from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Four Oaks absent the pending completion of the merger; and

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the possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Four Oaks Board of Directors is not exhaustive, but includes the material factors considered by the Four Oaks Board of Directors. In view of the wide variety of factors considered by the Four Oaks Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Four Oaks Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Four Oaks Board of Directors may have given different weights to different factors. The Four Oaks Board of Directors considered all these factors as a whole, including discussions with, and questioning of, Four Oaks’ management, Four Oaks’ legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Four Oaks Board of Directors unanimously adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously determined to recommend the merger agreement to the Four Oaks shareholders for approval.
The Four Oaks Board of Directors unanimously adopted the merger agreement, and the transactions contemplated thereby, and recommends that you vote “FOR” approval of the merger agreement.
Mr. Lehman, a member of the Four Oaks Board of Directors, has entered into a voting support agreement with United, pursuant to which he has agreed to vote 2,700,000 of his shares of Four Oaks common stock in favor of the merger agreement at the special meeting. For more information regarding the support agreement, please see the section entitled “Special Shareholders’ Meeting — Support Agreement” beginning on page 10.
Opinion of Four Oaks’ Financial Advisor
The fairness opinion of Four Oaks’ financial advisor in connection with the merger, Sandler O’Neill, is described below. The description contains forward looking statements about the future earnings or other measures of the future performance of Four Oaks, United and the combined companies after the merger. You should not rely on any of these statements as having been made or adopted by Sandler O’Neill, Four Oaks or United. You should review the copy of the fairness opinion, which is attached as Appendix C.
Four Oaks retained Sandler O’Neill to act as an independent financial advisor to Four Oaks’ Board of Directors in connection with Four Oaks’ consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as an independent financial advisor to Four Oaks in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 26, 2017 meeting at which Four Oaks’ Board of Directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Four Oaks’ Board of Directors its oral opinion, which was subsequently confirmed in writing on June 26, 2017, to the effect that, as of such date, the merger consideration was fair to the holders of Four Oaks common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Four Oaks common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. Sandler O’Neill’s opinion is directed to the Board of Directors of Four Oaks in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Four Oaks as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Four Oaks common stock and does not address the underlying business decision of Four Oaks to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Four Oaks or the effect of any other transaction in which Four Oaks might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Four Oaks or United, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee.
In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:
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a draft of the merger agreement, dated June 22, 2017;

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certain publicly available financial statements and other historical financial information of Four Oaks that Sandler O’Neill deemed relevant;

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certain publicly available financial statements and other historical financial information of United that Sandler O’Neill deemed relevant;

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certain internal financial projections for Four Oaks for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Four Oaks;

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publicly available consensus median analyst earnings per share estimates for United for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years ending December 31, 2019 and December 31, 2020, as provided by United;

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the pro forma financial impact of the merger on United based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain of United’s earnings and asset growth projections for Four Oaks for the years ending December 31, 2018 through December 31, 2021, as provided by United;

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the publicly reported historical price and trading activity for Four Oaks common stock and United stock, including a comparison of certain stock market information for Four Oaks common stock, United stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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a comparison of certain financial information for Four Oaks and United with similar institutions for which information is publicly available;

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the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available;

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the current market environment generally and the banking environment in particular; and

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such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Four Oaks the business, financial condition, results of operations and prospects of Four Oaks and held similar discussions with certain members of the senior management of United and its representatives regarding the business, financial condition, results of operations and prospects of United.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Four Oaks or United or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Four Oaks and United that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Four Oaks or United or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Four Oaks or United. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Four Oaks or United, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Four Oaks or United. Sandler O’Neill assumed, with Four Oaks’ consent, that the respective allowances for loan losses for both Four Oaks and United were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used certain internal financial projections for Four Oaks for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Four Oaks. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for United for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years ending December 31, 2019 and December 31, 2020, as provided by United. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as certain of United’s earnings and asset growth projections for Four Oaks for the years ending December 31, 2018 through December 31, 2021, as provided by United. With respect to the foregoing information, the respective senior managements of Four Oaks and United confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Four Oaks and United, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Four Oaks or United since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Four Oaks and United will remain as going concerns for all periods relevant to Sandler O’Neill’s analysis.
Sandler O’Neill also assumed, with Four Oaks’ consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Four Oaks, United or the merger or any related transaction, (iii) the merger and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Four Oaks’ consent, Sandler O’Neill relied upon the advice that Four Oaks received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of Four Oaks common stock or United stock at any time or what the value of United stock will be once it is actually received by the holders of Four Oaks common stock.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Four Oaks’ Board of Directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Four Oaks or United and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Four Oaks and United and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Four Oaks, United and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Four Oaks’ Board of Directors at its June 26, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Four Oaks common stock or the prices at which United common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Four Oaks’ Board of Directors in making its determination to approve the merger agreement and should not be viewed as determinative of the decision of Four Oaks’ Board of Directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Four Oaks and United.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.   Sandler O’Neill reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at the effective time, each share of Four Oaks common stock, except for certain shares of Four Oaks common stock as specified in the merger agreement, will be converted into the right to receive (i) an amount of cash equal to $1.90, and (ii) 0.6178 shares of United common stock. Based on the closing price of United common stock on June 23, 2017 of  $26.48, Sandler O’Neill calculated an implied transaction price per share of  $18.26, or aggregate merger consideration of approximately $123.8 million. Based upon financial information for United as of or for the last twelve months (“LTM”) ended March 31, 2017 and publicly available median analyst earnings per share estimates for United for the years ending December 31, 2017 and December 31, 2018, Sandler O’Neill calculated the following implied transaction metrics:
Transaction Price/Adjusted LTM Earnings Per Share(1):	30.4x
Transaction Price/March 31, 2017 Book Value Per Share(2):	178%
Transaction Price/March 31, 2017 Tangible Book Value Per Share(2):	178%
Tangible Book Premium/Core Deposits(3):	12.0%
Market Premium as of June 23, 2017	23.5%

(1)
Transaction Price/Adjusted LTM Earnings multiple adjusted to exclude $3.2 million tax benefit from reversal of a portion of the valuation allowance against the Four Oaks’ deferred tax assets and $500,000 settlement cost, assuming a 38% tax rate

(2)
Book value and tangible book value based on 6,760,964 shares outstanding as of March 31, 2017

(3)
Core deposits equal total deposits less certificates of deposit greater than $100,000

Stock Trading History.   Sandler O’Neill reviewed the historical share price performance of Four Oaks common stock and United common stock for the three-year periods ended June 23, 2017. Sandler O’Neill then compared the relationship between the share price performance of Four Oaks common stock and United common stock, respectively, to stock price movements in their respective peer groups (as described below) as well as certain stock indices.
Four Oaks Three-Year Stock Price Performance
	Beginning June 23, 2014	Ending June 23, 2017
Four Oaks	100%	227.4%
Four Oaks Peer Group	100%	166.1%
NASDAQ Bank Index	100%	139.8%
S&P 500 Index	100%	124.2%
United Three-Year Stock Price Performance
	Beginning June 23, 2014	Ending June 23, 2017
United	100%	159.2%
United Peer Group	100%	138.2%
NASDAQ Bank Index	100%	139.8%
S&P 500 Index	100%	124.2%
Comparable Company Analyses.   Sandler O’Neill used publicly available information to compare selected financial information for Four Oaks with a group of financial institutions selected by Sandler O’Neill. The group consisted of U.S. banks whose securities are publicly traded, headquartered in North Carolina, South Carolina and Virginia with assets between $500.0 million and $1.2 billion, 3-month

Average Weighted Trading Volume/Shares Outstanding greater than 0.10% and nonperforming assets/total assets less than 1.50% (the “Four Oaks Peer Group”). The Four Oaks Peer Group excluded targets of announced merger transactions. The Four Oaks Peer Group consisted of the following companies:
Southern National Bancorp of Virginia, Inc.	Carolina Alliance Bank
Peoples Bancorp of North Carolina, Inc.	Virginia National Bankshares Corporation
John Marshall Bancorp, Inc.	Fauquier Bankshares, Inc.
FVCBankcorp, Inc.	Bank of the James Financial Group, Inc.
First Community Corporation	MainStreet Bancshares, Inc.
Select Bancorp, Inc.	Freedom Bank of Virginia
First National Corporation
The analysis compared publicly available financial information for Four Oaks with the corresponding data for the Four Oaks Peer Group as of or for the twelve months ended March 31, 2017 (unless otherwise noted), with pricing data as of June 23, 2017. The table below sets forth the data for Four Oaks and the high, low, mean and median data for the Four Oaks Peer Group.
Four Oaks Comparable Company Analysis
		Four Oaks Peer Group
	Four Oaks(7)	High	Low	Mean	Median
Total Assets (in millions)	$737	$1,177	$503	$800	$727
Loans/Deposits	91.6%	109.8%	71.6%	91.0%	90.6%
Nonperforming assets(1)/Total Assets(2)	0.95%	1.45%	0.04%	0.72%	0.70%
Tangible common equity/Tangible assets	9.44%	11.34%	7.25%	9.47%	9.41%
Leverage ratio(3)	9.69%	13.04%	8.66%	10.63%	10.69%
Total risk-based capital ratio(3)	15.63%	16.34%	11.78%	13.78%	13.41%
Holding Company CRE/Total risk-based capital(4)(5)	286.4%	434.9%	101.7%	255.8%	246.4%
LTM Return on average assets	0.55%	1.06%	0.57%	0.80%	0.82%
LTM Return on average equity	6.04%	12.51%	5.85%	8.19%	8.09%
LTM Net interest margin	3.80%	4.16%	3.39%	3.69%	3.65%
LTM Efficiency ratio	78.4%	82.7%	51.6%	68.1%	69.3%
Price/Tangible book value	144%	195%	122%	153%	151%
Price/LTM Earnings per share	24.6x	26.2x	11.0x	19.4x	19.4x
Price/2017 Estimated Earnings per share(6)	NA	20.0x	15.7x	18.4x	19.5x
Dividend Yield	0.3%	2.6%	0.0%	0.9%	1.0%
Market value (in millions)	$100	$212	$65	$119	$91

(1)
Nonperforming assets defined as nonaccrual and renegotiated loans and leases and real estate owned

(2)
Nonperforming assets/total assets per bank level call report for MainStreet Bancshares, Inc.

(3)
Leverage ratio and total risk-based capital ratio per bank level call report for FVCBankcorp, Inc., First National Corporation, Fauquier Bankshares, Inc. and MainStreet Bancshares, Inc.

(4)
CRE defined as total non-owner occupied commercial real estate loans (including CLD loans), as defined in the 2006 FED guidance; most recent regulatory data available used

(5)
CRE ratio per bank level call report for Four Oaks Fincorp, Inc., FVCBankcorp, Inc., Select Bancorp, Inc., First National Corporation, Virginia National Bankshares Corporation, Fauquier Bankshares, Inc., Bank of the James Financial Group, Inc. and MainStreet Bancshares, Inc.

(6)
Price/forward earnings multiples based on analyst consensus mean estimates from CapIQ

(7)
Earnings adjusted to exclude $3.2 million tax benefit from reversal of a portion of the valuation allowance against Four Oaks’ deferred tax assets and $500,000 settlement cost, assuming a 38% tax rate

Sandler O’Neill used publicly available information to perform a similar analysis for United with a group of financial institutions selected by Sandler O’Neill. The group consisted of U.S. banks whose securities are publicly traded, headquartered in the Southeast region with assets between $8.0 billion and $15.0 billion (the “United Peer Group”). The United Peer Group excluded targets of announced merger transactions. The United Peer Group consisted of the following companies:
BancorpSouth, Inc.	WesBanco, Inc.
United Bankshares, Inc.	FCB Financial Holdings, Inc.
Trustmark Corporation	Renasant Corporation
Pinnacle Financial Partners, Inc.	Union Bankshares Corporation
South State Corporation	Simmons First National Corporation
Home BancShares, Inc.	TowneBank
The analysis compared publicly available financial information for United with corresponding data for the United Peer Group as of or for the twelve months ended March 31, 2017 (unless otherwise noted), with pricing data as of June 23, 2017. The table below sets forth the data for United and the high, low, mean and median data for the United Peer Group.
United Comparable Company Analysis
		United Peer Group
	United	High	Low	Mean	Median
Total assets (in millions)	$10,732	$14,866	$8,175	$10,857	$10,259
Loans/Deposits	79.6%	103.1%	81.4%	91.1%	89.9%
Nonperforming assets(1)/Total assets	0.84%	1.41%	0.33%	0.69%	0.67%
Tangible common equity/Tangible assets	8.95%	10.37%	8.34%	9.38%	9.43%
Leverage ratio	8.63%	12.05%	9.79%	10.43%	10.37%
Total risk-based capital ratio	12.25%	15.11%	12.62%	13.68%	13.46%
Holding Company CRE/Total risk based capital(2)	201.7%	339.7%	183.3%	239.9%	222.5%
LTM Return on average assets	0.99%	1.87%	0.86%	1.15%	1.06%
LTM Return on average equity	9.49%	14.06%	7.06%	8.82%	8.00%
LTM Net interest margin	3.36%	4.77%	3.36%	3.77%	3.54%
LTM Efficiency ratio	56.4%	67.7%	36.4%	56.3%	59.5%
Price/Tangible book value	199%	348%	185%	233%	223%
Price/LTM Earnings per share	18.6x	24.9x	16.6x	19.4x	18.7x
Price/2017 Estimated Earnings per share(3)	16.3x	18.7x	15.2x	17.4x	17.8x
Price/2018 Estimated Earnings per share(3)	14.6x	16.9x	12.5x	15.1x	15.2x
Dividend Yield	1.4%	3.4%	0.0%	1.9%	1.8%
Market value (in millions)	$1,880	$4,740	$1,434	$2,499	$2,045

(1)
Nonperforming asset defined as nonaccrual and renegotiated loans and leases and real estate owned

(2)
CRE defined as total non-owner occupied commercial real estate loans (including CLD loans), as defined in the 2006 FED guidance; most recent regulatory data available used

(3)
Price/forward earnings multiples based on analyst consensus mean estimates from CapIQ

Analysis of Selected Merger Transactions.    Sandler O’Neill reviewed a group of merger and acquisition transactions. The group consisted of nationwide U.S. bank and thrift transactions announced between January 1, 2015 and June 23, 2017 where targets had total assets between $500.0 million and $1.2 billion and nonperforming assets/total assets less than 1.50% at the time of announcement (the “Precedent Transactions”). The Precedent Transactions were composed of the following transactions:
Acquiror	Target
Carolina Financial Corporation	First South Bancorp, Inc.
SmartFinancial, Inc.	Capstone Bancshares, Inc.
First Bancorp	ASB Bancorp, Inc.
Renasant Corporation	Metropolitan BancGroup, Inc.
CenterState Banks, Inc.	Gateway Financial Holdings of Florida, Inc.
CenterState Banks, Inc.	Platinum Bank Holding Company
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
TowneBank	Monarch Financial Holdings, Inc.
Park Sterling Corporation	First Capital Bancorp, Inc.
Pinnacle Financial Partners, Inc.	CapitalMark Bank & Trust
Atlantic Capital Bancshares, Inc.	First Security Group, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits and, in the case of transactions involving publicly-traded targets, 1-day market premium (discount). Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Precedent Transactions.
		Precedent Transactions
	United/ Four Oaks(1)	High	Low	Mean	Median
Transaction price/LTM Earnings per share	30.4x	29.0x	17.3x	22.8x	23.1x
Transaction price/Tangible book value per share	178%	232%	117%	179%	176%
Core deposit premium	12.0%	16.1%	2.8%	10.8%	10.4%
1-Day market premium	23.5%	52.7%	11.9%	28.7%	20.0%

(1)
Four Oaks’ earnings adjusted to exclude $3.2 million tax benefit from reversal of a portion of the valuation allowance against Four Oaks’ deferred tax assets and $500,000 settlement cost, assuming a 38% tax rate

Net Present Value Analyses.   Sandler O’Neill performed an analysis that estimated the net present value per share of Four Oaks common stock, assuming that Four Oaks performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Four Oaks. To approximate the terminal value of Four Oaks common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 17.0x to 23.0x and multiples of December 31, 2020 tangible book value ranging from 120% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Four Oaks common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Four Oaks common stock of  $11.40 to $17.43 when applying earnings multiples and $9.86 to $17.53 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	17.0x	18.5x	20.0x	21.5x	23.0x
10.0%	$13.01	$14.12	$15.22	$16.32	$17.43
11.0%	$12.58	$13.65	$14.72	$15.78	$16.85
12.0%	$12.17	$13.20	$14.24	$15.27	$16.30
12.7%	$11.89	$12.90	$13.91	$14.92	$15.92
14.0%	$11.40	$12.36	$13.33	$14.30	$15.26
Tangible Book Value Per Share Multiples
Discount Rate	120%	140%	160%	180%	190%
10.0%	$11.25	$13.05	$14.84	$16.63	$17.53
11.0%	$10.88	$12.62	$14.35	$16.08	$16.95
12.0%	$10.53	$12.20	$13.88	$15.55	$16.39
12.7%	$10.29	$11.92	$13.56	$15.20	$16.01
14.0%	$9.86	$11.43	$13.00	$14.56	$15.35
Sandler O’Neill also considered and discussed with Four Oaks’ Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Four Oaks’ net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Four Oaks common stock, applying the price to 2020 earnings multiples range of 17.0x to 23.0x referred to above and a discount rate of 12.70%.
Earnings Per Share Multiples
Annual Estimate Variance	17.0x	18.5x	20.0x	21.5x	23.0x
(20.0%)	$9.61	$10.41	$11.22	$12.03	$12.83
(10.0%)	$10.75	$11.66	$12.56	$13.47	$14.38
(5.0%)	$11.32	$12.28	$13.24	$14.19	$15.15
0.0%	$11.89	$12.90	$13.91	$14.92	$15.92
5.0%	$12.46	$13.52	$14.58	$15.64	$16.70
10.0%	$13.03	$14.14	$15.25	$16.36	$17.47
20.0%	$14.18	$15.39	$16.60	$17.81	$19.01
Sandler O’Neill also performed an analysis that estimated the net present value per share of United common stock, assuming United performed in accordance with publicly available median analyst earnings per share estimates for United for the years ending December 31, 2017 and December 31, 2018 and an estimated long-term earnings per share growth rate for the years ending December 31, 2019 and December 31, 2020, as provided by United. To approximate the terminal value of United common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 17.0x to 22.0x and multiples of December 31, 2020 tangible book value ranging from 190% to 280%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United common stock of  $22.94 to $34.68 when applying multiples of earnings and $23.97 to $41.10 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
8.0%	$27.10	$28.61	$30.13	$31.65	$33.16	$34.68
8.8%	$26.39	$27.86	$29.34	$30.81	$32.29	$33.76
9.0%	$26.19	$27.66	$29.12	$30.59	$32.05	$33.52
10.0%	$25.33	$26.74	$28.16	$29.57	$30.99	$32.41
11.0%	$24.50	$25.87	$27.23	$28.60	$29.97	$31.34
12.0%	$23.70	$25.03	$26.35	$27.67	$29.00	$30.32
13.0%	$22.94	$24.22	$25.50	$26.78	$28.06	$29.34
Tangible Book Per Share Value Multiples
Discount Rate	190%	210%	230%	250%	270%	280%
8.0%	$28.31	$31.15	$34.00	$36.84	$39.68	$41.10
8.8%	$27.57	$30.33	$33.10	$35.87	$38.63	$40.01
9.0%	$27.37	$30.11	$32.86	$35.60	$38.35	$39.72
10.0%	$26.46	$29.11	$31.77	$34.42	$37.07	$38.40
11.0%	$25.59	$28.16	$30.72	$33.29	$35.85	$37.13
12.0%	$24.76	$27.24	$29.72	$32.20	$34.68	$35.92
13.0%	$23.97	$26.36	$28.76	$31.16	$33.56	$34.76
Sandler O’Neill also considered and discussed with United’s Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming United’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for United common stock, applying the price to 2020 earnings multiples range of 17.0x to 22.0x referred to above and a discount rate of 8.78%.
Earnings Per Share Multiples
Annual Estimate Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(15.0%)	$22.62	$23.88	$25.13	$26.39	$27.64	$28.89
(10.0%)	$23.88	$25.20	$26.53	$27.86	$29.19	$30.52
(5.0%)	$25.13	$26.53	$27.94	$29.34	$30.74	$32.14
0.0%	$26.39	$27.86	$29.34	$30.81	$32.29	$33.76
5.0%	$27.64	$29.19	$30.74	$32.29	$33.84	$35.39
10.0%	$28.89	$30.52	$32.14	$33.76	$35.39	$37.01
15.0%	$30.15	$31.85	$33.54	$35.24	$36.94	$38.64
Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2017. In performing this analysis, Sandler O’Neill utilized the following information and assumptions: (i) certain of United’s earnings and asset growth projections for Four Oaks for the years ending December 31, 2018 through December 31, 2021; (ii) publicly available consensus median analyst earnings per share estimates for United for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years ending December 31, 2019 and December 31, 2020, as provided by United; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by United. The analysis indicated that the merger could be accretive to

United’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018, December 31, 2019 and December 31, 2020, dilutive to estimated tangible book value per share at closing and at December 31, 2018, December 31, 2019 and approximately neutral to United’s estimated tangible book value per share at December 31, 2020.
In connection with this analysis, Sandler O’Neill considered and discussed with Four Oaks’ Board of Directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship.   Sandler O’Neill acted as financial advisor to Four Oaks in connection with the merger and will receive a fee for its services in an amount equal to 1.00% of the aggregate purchase price, which fee at the time of announcement was approximately $1.2 million. In the event that the purchase price per share of Four Oaks common stock exceeds $20 per share (calculated based on the average closing price of United common stock on the five trading days preceding the date of closing), Sandler O’Neill shall receive an additional 1.50% of the difference between the aggregate purchase price and the aggregate amount computed based on a $20 per share purchase price; provided that the fee shall in no case exceed 1.50% of the aggregate purchase price. A significant portion of Sandler O’Neill’s transaction fee is contingent upon consummation of the merger. Sandler O’Neill also received a separate $200,000 fee for rendering its fairness opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Four Oaks has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. Four Oaks has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement.
Sandler O’Neill has not provided any other investment banking services to Four Oaks in the two years preceding the date of its opinion. Sandler O’Neill has provided certain investment banking services to, and received fees from, United in the two years preceding the date of its opinion. Sandler O’Neill acted as financial advisor to United in connection with United’s acquisition of Tidelands Bancshares, Inc., which closed in July 2016. In connection with that acquisition, Sandler O’Neill received a fee of approximately $150,000 from United. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Four Oaks, United and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Four Oaks, United and their respective affiliates for its own account and for the accounts of its customers.
Certain Four Oaks Unaudited Prospective Financial Information
Four Oaks does not as a matter of course make public projections as to future revenues, earnings, or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Four Oaks is including this unaudited prospective financial information to provide its shareholders access to information that was made available to the Four Oaks Board of Directors and Four Oaks’ financial advisor in connection with the merger. This unaudited prospective financial information is referred to as the internal financial projections for Four Oaks in the section entitled “— Opinion of Four Oaks’ Financial Advisor.” The inclusion of this information should not be regarded as an indication that Four Oaks or any of its representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.
Four Oaks’ management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, and financial conditions and matters specific to Four Oaks’ business, all of which are difficult to predict and many of which are beyond Four Oaks’ control. Four Oaks can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Further, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive and less reliable with each successive year. Actual results are likely to differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Four Oaks’ business, industry performance, the interest rate and regulatory environment, and general business and economic conditions. For other factors that could cause actual results to differ please see the sections entitled “Risk Factors” and “A Warning about Forward-Looking Statements” beginning on page 18 and page 112, respectively.
The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Four Oaks’ historical financial statements. Neither Four Oaks’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Four Oaks can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this document, similar estimates and assumptions would be used. Four Oaks does not intend to make publicly available any update or other revision to the unaudited prospective financial information. The unaudited prospective financial information represents Four Oaks’ own evaluation of its potential future financial performance on a stand-alone basis, and does not take into account the possible financial and other effects of the merger and does not attempt to predict or suggest future results of the combined company.
None of Four Oaks or its officers, directors, advisors, or other representatives or affiliates has made, makes or is authorized in the future to make any representation to any Four Oaks shareholder, United shareholder, or other person regarding Four Oaks’ ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because such information was considered by the Four Oaks Board of Directors in connection with the merger.
In light of the foregoing, and considering that the Four Oaks special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Four Oaks shareholders are cautioned not to place unwarranted reliance on such information, and Four Oaks urges all Four Oaks shareholders to review Four Oaks’ financial statements and other information contained elsewhere in this document for a description of Four Oaks’ business and reported financial results.
The following table presents selected Four Oaks unaudited prospective financial data for the years 2017 through 2020:
	Year Ended December 31,
	2017	2018	2019	2020
	($ in millions, except earnings per share)
Income Statement
Net Income	$4,340	$5,177	$6,138	$7,130
Per Share Data
Earnings Per Share	$0.64	$0.76	$0.91	$1.05
Tangible Book Value Per Share	$10.69	$11.31	$12.00	$12.81
Dividends Per Share	$0.05	$0.14	$0.22	$0.24

The Merger Consideration
Holders of Four Oaks common stock will receive 0.6718 shares of United common stock and $1.90 in cash in exchange for each of their shares of Four Oaks common stock in the merger.
United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of United common stock multiplied by the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger.
The Merger Agreement
The material features of the merger agreement are summarized below:
Effective Date
The merger agreement provides that the merger will be effective upon the date and time specified in the Certificate of Merger reflecting the merger filed with the Secretary of State of the State of Georgia and the Articles of Merger reflecting the merger filed with the Secretary of State of the State of North Carolina.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the North Carolina Office of the Commissioner of Banks. Management of United and Four Oaks anticipate that the merger will become effective during the fourth quarter of 2017.
Terms of the Merger
If Four Oaks shareholders approve the merger agreement, and subject to the receipt of required regulatory approvals and the satisfaction of the other closing conditions set forth in the merger agreement, Four Oaks will be merged with and into United. In connection with the merger, Four Oaks shareholders (other than shareholders holding shares for which appraisal rights have been demanded or cancelled shares) will receive 0.6178 shares of United common stock and $1.90 in cash in exchange for each share of Four Oaks common stock. United shareholders will continue to hold their existing United common stock.
If, prior to the effective time, either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction, then a proportionate and appropriate adjustment will be made to the number of shares of United common stock to be delivered pursuant to the merger in exchange for a share of Four Oaks common stock.
If the merger is completed, Four Oaks will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and Four Oaks will cease to exist as a separate entity. Following the merger, Four Oaks’ wholly-owned North Carolina bank subsidiary, Four Oaks Bank, will be merged with and into the Bank, a wholly-owned Georgia bank subsidiary of United. The Bank will be the surviving bank.
Registration of United Common Stock
As a condition to the merger, United agreed to register with the SEC the shares of United common stock to be exchanged for shares of Four Oaks common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of Four Oaks common stock, and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.
Treatment of Four Oaks Stock Options
Each outstanding option to acquire shares of Four Oaks common stock issued pursuant to the Four Oaks Fincorp, Inc. Amended and Restated Nonqualified Stock Option Plan, as amended, the Nuestro

Banco 2007 Nonstatutory Stock Option Plan, and the Nuestro Banco 2007 Incentive Stock Option Plan, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger, shall become fully vested and shall be cancelled and converted automatically into the right to receive a cash payment from United or the Bank in an amount (subject to any applicable withholding or other taxes required by applicable law to be withheld) equal to the product of  (x) the excess, if any, of the merger consideration price (as defined below) over the exercise price of each option to acquire shares of Four Oaks common stock and (y) the number of shares of Four Oaks common stock subject to such option to the extent not previously exercised. In the event the exercise price per share of Four Oaks common stock subject to an option to acquire shares of Four Oaks common stock is equal to or greater than the merger consideration price, such option to acquire shares of Four Oaks common stock will be canceled without consideration and have no further force or effect.
The term “merger consideration price” means the sum of the (x) the exchange ratio multiplied by the closing price for United common stock on the NASDAQ Global Select Market trading day immediately preceding the effective time of the merger and (y) $1.90.
Treatment of Four Oaks Restricted Stock
Each share of Four Oaks common stock subject to vesting, repurchase or other lapse restriction granted pursuant to Four Oaks’ 2015 Restricted Stock Plan that is outstanding as of immediately prior to the effective time of the merger, shall become fully vested and shall be cancelled and converted automatically into the right to receive the merger consideration, subject to any applicable withholding or other taxes required by applicable law to be withheld.
Treatment of Warrants
At the effective time of the merger, each outstanding warrant to acquire shares of Four Oaks common stock shall be cancelled without consideration and have no further force or effect.
Termination of Consent Order
Four Oaks must use its commercially reasonable efforts, consistent with Four Oaks’ past practice, to have the Consent Order terminated as promptly as possible or amended to provide that the Consent Order shall terminate at the effective time of the merger without any further action on the part of United or Four Oaks.
Representations and Warranties Made by United and Four Oaks in the Merger Agreement
United and Four Oaks have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties in the merger agreement do not survive the effective time of the merger.
The representations and warranties included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of United and Four Oaks, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between United and Four Oaks rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors.
The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. United and Four Oaks will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Certain representations and warranties of United and Four Oaks are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either United or Four Oaks, shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United or Four Oaks, respectively, on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of United or Four Oaks, respectively, to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement; provided, that a “material adverse effect” shall specifically exclude any adverse effect attributable to or resulting from:
•
any change in banking laws, rules or regulations of general applicability;

•
any change in U.S. generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally;

•
any action or omission expressly required by the merger agreement or taken with the express prior written consent of the other party to the merger agreement;

•
general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets, or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Four Oaks;

•
changes in national political conditions, including the outbreak or escalation of acts of terrorism; or

•
the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

Termination and Conditions of Closing
The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of Four Oaks, but not later than the effective date of the merger:
(1)
by mutual written agreement of United and Four Oaks;

(2)
by either party, if after the date of the merger agreement, any events or occurrences have occurred and are continuing that, individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on the other party;

(3)
by either party, if the terms, covenants or conditions of the merger agreement to be complied with or performed by the other party before the closing have not been substantially complied with or substantially performed at or before the closing date and such noncompliance or nonperformance has not been waived by such party, or in the event of a material breach by the other party of any covenant, agreement, or obligation contained in the merger agreement which breach has not been cured within 20 days after the giving of written notice to the other party of such breach or, if such breach is not capable of being cured within 20 days, the other party has not begun to cure such breach within 20 days after such written notice;

(4)
by United, if it learns of any fact or condition not disclosed in the merger agreement, the disclosure memorandum delivered in connection with the merger agreement, or Four Oaks’ financial statements, which fact or condition was required to be disclosed by Four Oaks pursuant to the provisions of the merger agreement and which fact or condition would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Four Oaks or United;

(5)
by either party, if any regulatory approval required to be obtained has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

(6)
by either party, if the closing date shall not have occurred on or before March 31, 2018, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party under the merger agreement;

(7)
by United, if the holders of more than 10% of the outstanding shares of Four Oaks common stock elect to exercise their statutory right of appraisal and demand payment for the “fair value” of their shares of Four Oaks common stock;

(8)
by either party, if the merger agreement is not approved by any required vote of the Four Oaks shareholders as required by applicable law; or

(9)
by Four Oaks if, prior to obtaining the required vote of the Four Oaks shareholders, the board of directors has effected an adverse recommendation change (as defined below).

Four Oaks may only terminate the merger agreement pursuant to (9) listed above so long as Four Oaks complies with its obligations discussed under “Limitation on Discussion with Others” below and:
•
Four Oaks’ Board of Directors determines in good faith, after consultation with Four Oaks’ financial advisor and outside counsel, that it has received an acquisition proposal (as defined below) (that did not result from a breach of the merger agreement) that is a superior proposal (as defined below);

•
Four Oaks’ Board of Directors determines in good faith, after consultation with Four Oaks’ outside counsel, that a failure to accept such superior proposal would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Four Oaks Board of Directors;

•
Four Oaks’ Board of Directors provides written notice to United of its receipt of the superior proposal and its intent to announce an adverse recommendation change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the superior proposal (it being understood that any amendment to any material term of such superior proposal shall require a new written notice);

•
after providing such written notice, Four Oaks negotiates in good faith with United (if requested by United) and provides United reasonable opportunity during the three business day period following the written notice to make such adjustments in the terms and conditions of the merger agreement as would enable Four Oaks’ Board of Directors to proceed without an adverse recommendation change (provided, however, that United shall not be required to propose any such adjustments); and

•
Four Oaks’ Board of Directors, following such three business day period, determines in good faith, after consultation with Four Oaks’ financial advisor and outside counsel, that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Four Oaks Board of Directors.

The term “adverse recommendation change” means (i) the withdrawal, qualification or modification, or public proposal to withdraw, qualify or modify, in a manner adverse to United, the recommendation of the Four Oaks Board of Directors that the Four Oaks shareholders adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, or (ii) the approval or recommendation, or public proposal to approve or recommend, any acquisition proposal.
The term “acquisition proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Four Oaks or any of its subsidiaries; and (ii) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of 10% or more of the total voting power of any class of equity securities of Four Oaks or any of its subsidiaries, or 10% or more of the consolidated total assets of Four Oaks, in each case, other than the transactions contemplated by the merger agreement.

The term “superior proposal” means any acquisition proposal with respect to which the Four Oaks Board of Directors (i) determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the third party making the acquisition proposal, and (ii) determines in good faith judgment (based on, among other things, the advice of Four Oaks’ financial advisor) to be more favorable to Four Oaks’ shareholders than the merger taking into account all relevant factors (including whether, in the good faith judgment of the Four Oaks Board of Directors, after obtaining advice of Four Oaks’ financial advisor, the third party making such acquisition proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to the merger agreement that may be proposed by United in response to such acquisition proposal).
Four Oaks must pay to United a termination fee of approximately $4.0 million if, while an acquisition proposal is outstanding or after such an offer has been accepted, (i) Four Oaks terminates the merger agreement other than pursuant to (2) or (3) listed above, or (ii) United terminates the merger agreement pursuant to (2), (3) or (4) listed above. If United terminates the merger agreement after an adverse recommendation change but is not entitled to the termination fee discussed in the immediately preceding sentence, Four Oaks shall, at the time of the termination of the merger agreement, pay United an amount equal to all out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) actually and reasonably incurred by United with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement.
The following summarizes the required conditions of closing:
•
approval of the merger agreement by at least a majority of the issued and outstanding shares of Four Oaks common stock;

•
approval of the merger and the bank merger by all government authorities, bodies or agencies having jurisdiction over such transactions, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the North Carolina Office of the Commissioner of Banks, and the expiration of all applicable waiting or similar periods required by law;

•
no order, injunction, decree or judgment preventing the consummation of the merger or the other transactions contemplated by the merger agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the other transactions contemplated by the merger agreement shall be in effect;

•
no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•
effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Four Oaks shareholders in the merger, of which this document forms a part, and no stop order shall have been entered with respect thereto;

•
the accuracy of the representations and warranties of each party in the merger agreement as of the date of the merger agreement and the day on which the merger is completed, subject to the materiality standards provided in the merger agreement, except, at each such time, as a result of changes or events expressly permitted or contemplated by the merger agreement or where the failure to be true and correct, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the party to which such representation or warranty relates;

•
the performance and compliance by each party in all material respects of all agreements and covenants required to be performed by it at or prior to the effective time of the merger under the merger agreement;

•
the delivery of officers’ certificates, secretary’s certificates and certificates of valid existence to United and Four Oaks by the other; and

•
receipt by each of United and Four Oaks of an opinion of its respective legal counsel as to certain tax matters.

Surrender of Certificates
A letter of transmittal and instructions for effecting the surrender of certificates representing such holder’s shares of Four Oaks common stock to United’s exchange agent, Continental Stock Transfer & Trust Company, in order to receive payment of the consideration from United in connection with the merger will be mailed no later than five business days after the closing date of the merger to each holder of Four Oaks common stock of record at the effective time of the merger.
Upon the surrender of certificates representing such holder’s shares of Four Oaks common stock (or affidavits of loss in lieu thereof) for cancellation to United’s exchange agent and delivery of the letter of transmittal, duly executed and properly completed, with respect to such certificates, the record holder of such certificates will be entitled to receive in exchange therefore the merger consideration to be paid therefor pursuant to the terms of the merger agreement. No interest will be paid or accrue on any cash payable upon surrender of any certificate representing shares of Four Oaks common stock.
Until a holder delivers Four Oaks common stock to United, the holder may not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of Four Oaks common stock have been converted, if any.
Required Shareholder Approval and Consent
The holders of at least a majority of the issued and outstanding shares of Four Oaks common stock must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes, if any, will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.
As of September 14, 2017, the record date for determining the Four Oaks shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of Four Oaks consisted of 6,774,672 shares of common stock, with each registered holder of Four Oaks common stock being entitled to one vote per share. Kenneth R. Lehman, a member of the Four Oaks Board of Directors, has agreed to vote 2,700,000 of his shares, which shares represent approximately 39.9% of the outstanding shares of Four Oaks common stock, in favor of the merger agreement.
As of the record date, the directors and executive officers of Four Oaks beneficially owned and were entitled to vote, in the aggregate, 3,566,918 shares of Four Oaks common stock (not including any shares of common stock deliverable upon exercise of any options), representing approximately 52.7% of the outstanding shares of Four Oaks common stock.
Expenses
All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by United. All expenses incurred by Four Oaks in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by Four Oaks.
Conduct of Business of Four Oaks Pending Closing
The merger agreement provides that, pending consummation of the merger, Four Oaks will, except as required by applicable law, as expressly required or contemplated by the merger agreement, or with the prior written consent of United:
•
conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business, including, without limitation, any credit arrangements with any Federal Home Loan Bank in the ordinary course of business);

•
not enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

•
maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

•
maintain and keep in full force and effect all material insurance;

•
make no change in the authorized or issued capital stock or other securities of Four Oaks, or issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Four Oaks;

•
not declare or make any dividend, distribution or payment in respect to the Four Oaks common stock; provided, however, that Four Oaks may, without United’s consent, no more frequently than once per calendar quarter pay a dividend of not more than $0.02 per share with respect to Four Oaks common stock;

•
make no amendment to its articles of incorporation or bylaws, and maintain its corporate existence and powers;

•
not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Four Oaks;

•
not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Four Oaks’ carrying value as of the date of the merger agreement) or, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien any other tangible or intangible asset;

•
provide United with five business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of  $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of  $500,000);

•
not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” in the books and records of Four Oaks; provided, however, that Four Oaks may amend or renew any existing loan that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss”, in the event United shall not have disapproved of such request in writing within five (5) business days upon receipt of such request from Four Oaks;

•
make no material change to its methodology for determining its allowance for loan and lease losses;

•
make no change in the banking and safe deposit arrangements of Four Oaks, other than in the ordinary course of business, consistent with past practice;

•
not make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Four Oaks;

•
except in the ordinary course of business, not terminate, materially amend or waive any material right under any material contract or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•
maintain the books and records of Four Oaks in the usual, regular and ordinary course;

•
not, and will not permit Four Oaks Bank, to prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, make or change any express or deemed election related to taxes, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to claim a refund of taxes, enter into any closing agreements with respect to tax, or consent to any extension or waiver of the limitation period applicable to any tax proceedings related to Four Oaks or Four Oaks Bank;
•
promptly advise United orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect;

•
file all reports required to be filed with any regulatory or governmental agencies between the date of the merger agreement and the closing date of the merger and deliver to United copies of all such reports promptly after the same are filed; provided, however, Four Oaks shall not be required to deliver or otherwise make available to United copies of any such reports that include confidential supervisory information of a governmental authority;

•
not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to any current or former employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of Four Oaks or its successors; and

•
not grant or enter into any new employment agreement, retention agreement, severance pay, termination pay, retention pay, change in control or transaction or deal bonus or arrangement or other benefit plan.

Limitation on Discussions with Others
The merger agreement provides that Four Oaks may not, and may not authorize or permit any of its affiliates, officers, directors, employees, agents or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider an acquisition proposal (as defined above) of any other third party. In addition, the merger agreement requires Four Oaks to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other third party with respect to any acquisition proposal. Furthermore, if Four Oaks or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an acquisition proposal between the date of the merger agreement and the closing date of the merger, then Four Oaks shall immediately notify United of the receipt of such acquisition proposal.
Notwithstanding the foregoing, prior to obtaining the approval of the shareholders of Four Oaks, the merger agreement does not prohibit Four Oaks from furnishing nonpublic information regarding Four Oaks to, or entering into a confidentiality agreement or discussions or negotiations with, any third party in response to a bona fide, unsolicited written acquisition proposal submitted by such third party if: (i) the acquisition proposal did not result from a breach of the merger agreement, (ii) Four Oaks’ Board of Directors has determined in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, (iii) Four Oaks’ Board of Directors determines in good faith, after consultation with its outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the Four Oaks board of directors, (iv) (A) Four Oaks gives United prompt (but in no event later than 24 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (1) of Four Oaks’ or any of its directors, officers, employees, representatives, agents or advisors receipt of any acquisition proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (2) of Four Oaks’ furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (B) Four Oaks receives from such person or group an executed confidentiality agreement containing terms no less favorable to Four Oaks than the terms of the confidentiality agreement entered into between Four Oaks and United, and (v) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Four Oaks furnishes such nonpublic information to United (to the extent such nonpublic information has not been previously furnished by Four Oaks to United). In addition to the foregoing, Four

Oaks shall keep United reasonably informed on a prompt basis of the status and material terms of any such acquisition proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Four Oaks’ intentions with respect to the transactions contemplated by the merger agreement.
Interests of the Directors and Executive Officers of Four Oaks in the Merger
In considering the recommendation of the Four Oaks Board of Directors with respect to the merger agreement, Four Oaks shareholders should be aware that the executive officers and directors of Four Oaks have certain interests in the merger that may be different from, or in addition to, the interests of Four Oaks shareholders generally. The Four Oaks Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that Four Oaks shareholders vote to approve the merger agreement. These interests are described in further detail below. For purposes of all Four Oaks agreements and plans described below, the completion of the merger contemplated by the merger agreement will constitute a change of control, change in control, or term of similar meaning.
Existing Four Oaks Bank Employment Agreements
Four Oaks Bank is currently a party to employment agreements that contain certain severance arrangements with each of Four Oaks’ executive officers: David H. Rupp, Jeff D. Pope, Lisa S. Herring, Deanna W. Hart, Warren D. Herring, Jr., and Lawrence F. DesPrés. These employment agreements provide that if, during the period commencing with the execution of a definitive agreement providing for a Change in Control (as defined below) and extending to 18 months following a Change in Control, the executive’s employment is terminated by Four Oaks Bank without Cause (as defined below) or by notice of non-renewal or if the executive terminates his or her employment for Good Reason (as defined below), then the executive is entitled to receive as a lump sum a severance payment equal to two times his or her most recent annual compensation (including the amount of his or her most recent annual bonus). In addition, the executive is entitled to reimbursement for additional costs he or she incurs in obtaining health insurance benefits equivalent to the group benefit plan in which he or she participated prior to termination of employment for an 18-month period following the termination of employment or, if sooner, until he or she obtains comparable coverage in connection with subsequent employment. Each employment agreement includes a requirement that the executive sign a release of all claims as a condition to receiving severance thereunder.
For purposes of each employment agreement:
•
“Cause” includes (i) the executive’s demonstrated gross negligence or willful misconduct in the execution of his or her duties; (ii) the executive’s refusal to comply with Four Oaks Bank’s policies, procedures, practices, or directions, after notice and opportunity to cure within 15 days after such notice; (iii) the executive’s commission of an act of dishonesty; (iv) the executive’s being convicted of a felony; or (v) the executive’s breach of his or her employment agreement;

•
a “Change in Control” occurs when (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Four Oaks or any entity owned, directly or indirectly, by the shareholders of Four Oaks in substantially the same proportions as their ownership of Four Oaks common stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 33% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Four Oaks, unless such person or group becomes such a beneficial owner by certain transfers made for bona fide estate planning purposes; or (ii) (a) Four Oaks merges with any other entity, (b) Four Oaks consummates a statutory share exchange with another entity, or (c) Four Oaks conveys, transfers, or leases all or substantially all of its assets to any entity, except that with respect to clauses (ii)(a) and (b) above, a Change in Control does not occur if the shareholders of Four Oaks immediately before such transaction own immediately following such transaction more than 50% of the combined voting power of the outstanding securities of the corporation resulting from such transaction in substantially the same proportions as their ownership of securities immediately before such transaction; and

•
“Good Reason” means the occurrence of any of the following events or conditions without the executive’s consent: (i) a material diminution in the executive’s title, authority, duties, or responsibilities from such immediately prior to the Change in Control; (ii) a material diminution in the executive’s base salary; (iii) a material change in the geographic location at which the executive must perform his or her services under the employment agreement; or (iv) any other action or inaction that constitutes a material breach by Four Oaks Bank of the employment agreement; provided that the executive provides notice within 30 days of the initial existence of such condition and Four Oaks Bank does not remedy the condition within 30 days of such notice.

These employment agreements include a “best net after tax” provision in the event that any severance payments are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code. This provision will cause the executive’s severance payments to either be (i) paid in full or (ii) reduced to an amount that would not trigger the Section 280G-related excise tax, whichever results in the executive receiving the greatest after tax payment. The executive would be liable for any excise tax owed on the parachute payments.
Finally, the employment agreements provide that, during each executive’s employment with Four Oaks Bank and for a period of one year following termination of such employment, the executive is prohibited from competing with Four Oaks Bank or attempting to solicit its customers or employees.
Settlement and Release Agreements
Each of Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring are expected to enter into a settlement and release agreement, which we refer to as the settlement agreements, with United. The purpose of these agreements is to provide cash compensation to Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring in full and complete satisfaction of the obligations to Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring under their existing employment agreements with Four Oaks Bank summarized above. For an estimate of the amounts that would be payable in connection with the merger to each of Messrs. Rupp and Pope and Ms. Herring pursuant to the settlement agreements, see “Quantification of Potential Payments to Four Oaks’ Named Executive Officers in Connection with the Merger” below. In exchange for the payments under the settlement agreements, Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring will release and discharge United from any and all claims, demands, and liabilities that Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring have ever had or may have against United or United’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on employment or the termination of the employment relationship. Messrs. Rupp, DesPrés, Herring and Pope and Mses. Hart and Herring will also agree not to file or consent to the filing of any lawsuit, complaint, or action against United, or United’s officers, directors, or employees arising out of or in any way related to his or her employment or the termination of his or her employment.
Treatment of Outstanding Four Oaks Stock Options
Each option to acquire shares of Four Oaks common stock issued pursuant to Four Oaks’ Amended and Restated Nonqualified Stock Option Plan, as amended, the Nuestro Banco 2007 Nonstatutory Stock Option Plan, and the Nuestro Banco 2007 Incentive Stock Option Plan that is outstanding immediately prior to the effective time of the merger will become fully vested and will be cancelled and converted automatically into the right to receive a cash payment in an amount (subject to any applicable withholding or other taxes required by applicable law to be withheld) equal to the product of  (i) the number of shares of Four Oaks common stock subject to such option to the extent not previously exercised and (ii) the excess, if any, of the “merger consideration price” (as defined below) over the exercise price of the option. In the event the exercise price of the option is equal to or greater than the merger consideration price, such option will be cancelled without consideration and have no further force or effect.
Treatment of Outstanding Four Oaks Restricted Stock
Each share of Four Oaks common stock subject to vesting, repurchase, or other lapse restriction granted under the Four Oaks 2015 Restricted Stock Plan that is outstanding immediately prior to the effective time of the merger will become fully vested and will be converted automatically into the right to receive the merger consideration, subject to any applicable withholding or other taxes required by applicable law to be withheld.

Estimated Equity Compensation
The following table provides, as of August 14, 2017, the estimated value of the outstanding option awards and restricted stock awards that are vested or that would vest as a result of the merger held by each person who has served as a director and/or executive officer of Four Oaks since January 1, 2016 and who will be entitled to payment for such awards as described above:
Name	Value of Stock Option Awards ($)(1)	Value of Restricted Stock Awards ($)(2)
Directors
Paula Canaday Bowman(3)	$2,379	—
Warren L. Grimes	—	$80,835
Ayden R. Lee, Jr.	—	$646,680
Kenneth Lehman	—	—
Robert G. Rabon	—	$80,835
Dr. R. Max Raynor, Jr.	—	$80,835
Michael A. Weeks	—	$80,835
Executive Officers
David H. Rupp	—	$798,840
Jeff D. Pope	—	$399,420
Lisa S. Herring	—	$399,420
Deanna W. Hart	—	$334,751
Warren D. Herring, Jr.	—	$334,752
Lawrence F. DesPrés	—	$304,320
W. Leon Hiatt, III(4)	—	—

(1)
As of August 14, 2017, all outstanding option awards held by Four Oaks’ directors were fully vested. The estimated value of stock option awards is based on the difference between the option exercise price and a “merger consideration price” of  $19.02 per share of Four Oaks common stock, calculated as described above with an assumed closing price per share of United common stock of  $27.71, which is the average closing price over the first five business days following the public announcement of the merger agreement on June 27, 2017.

(2)
The estimated dollar amounts were determined based on a price per share of Four Oaks restricted stock equal to the sum of  (x) $1.90 and (y) 0.6178 multiplied by an assumed closing price per share of United common stock of  $27.71, which is the average closing price over the first five business days following the public announcement of the merger agreement on June 27, 2017.

(3)
Ms. Bowman retired from the Four Oaks Board of Directors effective as of December 31, 2016.

(4)
Effective as of February 1, 2016, Mr. Hiatt’s employment as Four Oaks’ Executive Vice President and Chief Administrative Officer was terminated.

Consulting Agreement with United
Mr. Rupp will enter into a consulting agreement with United upon the closing of the merger. Mr. Rupp’s consulting agreement will terminate on October 31, 2018, and Mr. Rupp will receive a consulting fee of  $25,000 per month for his services.
Employment Arrangement with United
Mr. Pope will enter into an employment agreements with United upon the closing of the merger. Mr. Pope will become the President of Four Oaks for United Community Bank, with an annual base salary of  $200,000. Mr. Pope will be eligible to participate in United’s employee benefit plans, fringe benefits, and perquisites as provided to similarly situated executives.

As of the date of this document, no other executive officer of Four Oaks has entered into any agreement, arrangement, or understanding with United regarding employment with or consulting for United or the Bank. Although it would not be unexpected that some additional members of Four Oaks’ executive management team will enter into arrangements, agreements, or understandings with United or the Bank regarding employment (and severance arrangements) with, or consulting for, United or the Bank, as applicable, as of the date of this document, no such agreements, arrangements, or understandings have been reached between members of Four Oaks’ executive management and representatives of United, and there can be no assurance that any parties will reach an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.
Indemnification and Insurance
To the fullest extent permitted by applicable law, United has agreed that for six years after the completion of the merger, it will (subject to certain limitations) indemnify, and advance expenses to, present and former Four Oaks directors and executive officers with respect to liabilities arising from acts or omissions occurring prior to the merger. Prior to the closing date of the merger, United will purchase an extended reporting period endorsement under Four Oaks’ existing directors’ and officers’ liability insurance coverage for acts or omissions occurring prior to the merger effective time by such directors and executive officers, which shall maintain such Four Oaks directors’ and officers’ liability insurance policy in effect for a period of six years after the merger closing date; provided that United shall not be obligated to make aggregate annual premium payments for such six-year period in excess of 300% of the annual premium payments on such Four Oaks directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds such 300% maximum premium amount, then United shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to such 300% maximum premium amount.
Quantification of Potential Payments to Four Oaks’ Named Executive Officers in Connection with the Merger
The following table and related footnotes, together with certain disclosures in the section above entitled “Interests of the Directors and Executive Officers of Four Oaks in the Merger,” are intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about the payments and benefits that each of Four Oaks’ “named executive officers” (which are its principal executive officer, the next two most highly compensated executive officers during 2016 who were serving in such roles at the end of the year, and a former executive officer who was one of the two most highly compensated executive officers during 2016 but was not serving as such at the end of the year) will or may receive that are based on or otherwise relate to the merger (“merger-based compensation”). This merger-based compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules and is subject to a non-binding advisory vote of Four Oaks’ holders of common stock, as described in “Proposal No. 2 — Advisory Vote on Merger-Related Compensation.”

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumption that the employment of each of the named executive officers is terminated immediately following the completion of the merger, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, we have assumed August 14, 2017 as the closing date of the merger.
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)(4)
David H. Rupp	$698,428	$798,840	—	$14,195	—	—	$1,505,463
Jeff D. Pope	$526,000	$399,420	—	$12,207	—	—	$937,627
Lisa S. Herring	$526,472	$399,420	—	$12,207	—	—	$938,099
W. Leon Hiatt, III(5)	—	—	—	—	—	—	—

(1)
As described above under “Interests of the Directors and Executive Officers of Four Oaks in the Merger — Existing Four Oaks Bank Employment Agreements,” the merger constitutes a Change in Control as defined in the employment agreements with Messrs. Rupp and Pope and Ms. Herring. The employment agreements provide that if, during the period commencing with the execution of a definitive agreement providing for a Change in Control and extending to 18 months following a Change in Control, the named executive officer’s employment is terminated by Four Oaks Bank without Cause or by notice of non-renewal or if the named executive officer terminates his or her employment for Good Reason, then the named executive officer is entitled to receive as a lump sum a severance payment equal to two times his or her most recent annual compensation (including the amount of his or her most recent annual bonus). These severance arrangements constitute “double trigger” arrangements as defined by SEC Rule 402(t) of Regulation S-K and are conditioned on the named executive officer’s execution of a standard release of claims. As described above in the section entitled “— Interests of the Directors and Executive Officers of Four Oaks in the Merger — Existing Four Oaks Bank Employment Agreements,” the employment agreements with the named executive officers include a “best net after tax” provision in the event that any severance payments are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code. As a result, the actual amounts to be received may differ materially from the amounts set forth above due to reductions in such amounts as a result of such provisions to avoid triggering a Section 280G-related excise tax, if any, to the extent more beneficial to the applicable named executive officer than payment in full.

(2)
These amounts represent the value of the aggregate consideration to be paid with respect to the named executive officers’ equity awards, as described in greater detail above in the section entitled in “Interests of the Directors and Executive Officers of Four Oaks in the Merger — Estimated Equity Compensation” and based on the assumptions in that section. Payment will be made pursuant to the merger agreement following the effective time. Under the terms of the merger agreement, these payments represent “single trigger” arrangements as defined by SEC Rule 402(t) of Regulation S-K.

(3)
These amounts represent the value attributable to the right of each of the named executive officers to be reimbursed for additional costs he or she incurs in obtaining health insurance benefits equivalent to the group benefit plan in which he or she participated prior to termination of employment for an 18-month period following the termination of employment. These payments are “double trigger” arrangements as defined in SEC Rule 402(t) of Regulation S-K.

(4)
The following table shows, for each named executive officer, the amounts which are single-trigger arrangements (i.e., conditioned solely on the occurrence of a Change in Control) or double-trigger arrangements (i.e., requiring the occurrence of an additional event, in this case an involuntary termination without Cause or by notice of non-renewal or a resignation for Good Reason during the period commencing with the execution of a definitive agreement providing for a Change in Control and extending to 18 months following a Change in Control) as described in more detail above.

Executive Officer	Single-Trigger ($)	Double-Trigger ($)
David H. Rupp	$798,840	$706,623
Jeff D. Pope	$399,420	$538,207
Lisa S. Herring	$399,420	$538,679
W. Leon Hiatt, III	—	—
(5)
Effective as of February 1, 2016, Mr. Hiatt’s employment as Four Oaks’ Executive Vice President and Chief Administrative Officer was terminated.

Differences in Legal Rights between Shareholders of Four Oaks and United
Following the merger you will no longer be a Four Oaks shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Four Oaks’ articles of incorporation and bylaws and the NCBCA. You will be a United shareholder and your rights as a United shareholder will be governed by United’s articles of incorporation and bylaws and the Georgia Business Corporation Code. Your former rights as a Four Oaks shareholder and your new rights as a United shareholder are different in certain ways, including the following:
	Four Oaks Shareholder Rights	United Shareholder Rights
Authorized, Issued and Outstanding Capital Stock	The authorized capital stock of Four Oaks currently consists of 16,000,000 shares of common stock, $1.00 par value per share, and 50,000 shares of preferred stock, $1.00 par value per share. As of September 14, 2017, 6,774,672 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.	The authorized capital stock of United currently consists of 150,000,000 shares of common stock, $1.00 par value per share, 26,000,000 shares of non-voting common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of September 14, 2017, 73,401,989 shares of common stock were issued and outstanding, no shares of non-voting common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Shareholder Ability to Call Special Meetings	The bylaws of Four Oaks provide that special meetings may be called by the Chief Executive Officer, the President, the Secretary or the Board of Directors, and by the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting.	The bylaws of United provide that special meetings may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer, and by the holders of at least 25% of the shares entitled to vote on the matter considered at the special meeting.
Advance Notice Requirements for Shareholder Proposals	Four Oaks’ articles of incorporation and bylaws do not contain advance notice provisions with respect to shareholder proposals.	The bylaws of United provide that for business to be brought properly before an annual meeting by a shareholder, the stockholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of United on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. A

	Four Oaks Shareholder Rights	United Shareholder Rights
shareholder’s notice must set forth (i) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting that business at the meeting; (ii) the name, as it appears on United’s books, and address of the shareholder proposing the business; (iii) the series or class and number of shares of United’s capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the proposed business. United shareholders do not have the ability to submit a proposal for a special meeting of shareholders.
Number of Directors	The bylaws of Four Oaks provide that the number of directors on Four Oaks’ Board of Directors may range from five to 21. Four Oaks’ Board of Directors currently has seven directors.	The bylaws of United provide that the number of directors on United’s Board of Directors may range from eight to 14. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. United’s Board of Directors currently has nine directors.
Removal of Directors	The bylaws of Four Oaks provide that directors may be removed with or without cause, but only if the number of votes cast to remove a director exceeds the number of votes cast not to remove such director.	The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.
Approval of Business Transactions	Four Oaks’ articles of incorporation provide that, with regard to any business combination between Four Oaks and any other corporation, person, or other entity, such business combination must be approved only as follows unless otherwise more restrictively required by applicable North Carolina law: (i) at a special or annual meeting of shareholders by an affirmative vote of the shareholders holding at least a majority of the shares of Four Oaks issued and outstanding and entitled to vote thereon provided that such business combination has received the prior approval by resolution adopted by an affirmative vote of at least 80% of the full Board of Directors before such	Neither the articles of incorporation nor bylaws of United require any supermajority approval of business transactions generally. The articles of incorporation of United provide that in order to engage in a merger, consolidation, sale or transfer or disposition of all or substantially all of the assets of United, sale of $1 million or more in securities, a plan of liquidation, or any other transaction with any holder of 10% or more of the issued and outstanding shares of United that would increase the percentage ownership of such shareholder, such transaction must be approved by either a resolution adopted by at least three-fourths of the directors then in office, or the affirmative vote of the

	Four Oaks Shareholder Rights	United Shareholder Rights
	business combination is submitted for approval to the shareholders; or (ii) at a special or annual meeting of shareholders by affirmative vote of the shareholders holding at least 80% of the shares of Four Oaks issued and outstanding and entitled to vote thereon provided that such business combination has not received the prior approval by resolution adopted by an affirmative vote of at least 80% of the full Board of Directors, but has received the prior approval by resolution adopted by an affirmative vote of a majority of a quorum of the Board of Directors, and further provided that such business combination as approved grants to shareholders not voting to approve the business combination the right to sell his shares for cash to Four Oaks at their “fair price.”	holders of at least 75% of the outstanding shares of common stock of United and the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by such shareholder.
Shareholder Action Without Meeting	The bylaws of Four Oaks provide that any action which may be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the persons who would be entitled to vote upon such action at a meeting and is delivered to Four Oaks to be included in the minutes or to be kept as part of the corporate records.	The bylaws of United provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent (or consents) has been signed by the holders of outstanding United stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.
Exclusive Forum	The bylaws of Four Oaks provide that the state courts of North Carolina in and for Wake County, North Carolina (subject to designation or assignment to the North Carolina Business Court) or, if such court lacks jurisdiction, the United States District Court for the Eastern District of North Carolina, shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain legal proceedings.	The bylaws of United provide that the United States District Court for the Northern District of Georgia or, if such court lacks jurisdiction, any Georgia state court that has jurisdiction, shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain legal proceedings.

	Four Oaks Shareholder Rights	United Shareholder Rights
Amendments to Articles of Incorporation and Bylaws	Four Oaks’ articles of incorporation specifically provide that an amendment to the articles of incorporation shall be adopted only upon receiving the affirmative vote of the holders of at least 80% of all the shares of Four Oaks common stock issued and outstanding and entitled to vote thereon; provided, however, that if such amendment shall have received prior approval by resolution adopted by an affirmative vote of a majority of disinterested directors (as defined in the articles of incorporation), then the affirmative vote of the holders of at least a majority of all the shares of Four Oaks common stock issued and outstanding and entitled to vote, or such greater percentage approval as required by North Carolina law, shall be sufficient to amend the articles of incorporation. Four Oaks’ bylaws generally provide that Four Oaks’ Board of Directors may amend or repeal the bylaws, except to the extent otherwise provided in the articles of incorporation, a bylaw adopted by the shareholders, or the NCBCA, and except that a bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by Four Oaks’ Board of Directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the Four Oaks Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally.	United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Stockholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters. United’s bylaws provide that United’s Board of Directors may alter, amend or repeal United’s bylaws or adopt new bylaws, subject to the voting requirement included in United’s articles of incorporation. Any bylaws adopted by United’s Board of Directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders of United.
Dividends
United declared cash dividends of  $0.10 per share of common stock in the third quarter of 2017, $0.09 per share of common stock in the second quarter of 2017, $0.09 per share of common stock in the first quarter of 2017, $0.30 per share in 2016, $0.22 per share in 2015 and $0.11 per share in 2014. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to it is restricted by certain regulatory requirements.
Four Oaks declared cash dividends of  $0.02 per share of common stock in the third quarter of 2017 and $0.01 per share of common stock in the second quarter of 2017. No cash dividends were declared on Four Oaks common stock in the first quarter of 2017 or in 2016, 2015 or 2014.

Accounting Treatment
The merger will be accounted for as a purchase for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of Four Oaks will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Four Oaks acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.
Regulatory Approvals
The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and the North Carolina Office of the Commissioner of Banks must approve the merger. As of the date of this document, we have received the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia. An application has been filed with the North Carolina Office of the Commissioner of Banks to seek its required approval and is pending as of the date of this document. In determining whether to grant its approval, the Federal Reserve considered the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.
The review of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance or the North Carolina Office of the Commissioner of Banks will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Four Oaks. Further, no shareholder should construe an approval of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance or the North Carolina Office of the Commissioner of Banks to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.
Appraisal Rights
Holders of the Four Oaks common stock who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Four Oaks common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of United common stock or cash offered in the merger. Article 13 of the NCBCA sets forth the rights of Four Oaks’ shareholders who wish to demand fair value payment for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of Four Oaks common stock in order to perfect appraisal rights under the NCBCA. Shareholders who do not properly follow appraisal rights procedures will receive shares of United common stock and cash if the plan of merger is effected. A copy of Article 13 of the NCBCA is attached as Appendix B hereto.
Requirements of Appraisal Rights
If a Four Oaks shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:
•
The shareholder must be entitled to vote on the merger.

•
The shareholder must deliver to Four Oaks, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated. This notice is separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting, nor failing to vote on the merger agreement will constitute a notice within the meaning of Article 13.

•
The shareholder must not vote, or cause or permit to be voted, any shares in favor of the merger agreement. A failure to vote will satisfy this requirement, as will a vote against the merger agreement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the merger agreement or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the merger becomes effective, a Four Oaks shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Article 13 of the NCBCA.
Required Notice to Four Oaks
Written notices of intent to demand payment should be addressed to Four Oaks Fincorp, Inc., 6114 U.S. 301 South, Four Oaks, North Carolina 27524, Attention: Corporate Secretary. The notice must be executed by the holder of record of shares of Four Oaks’ common stock. A beneficial owner may assert appraisal rights only with respect to all shares of Four Oaks’ common stock of which it is the beneficial owner. A record holder, such as a broker, who holds shares of Four Oaks’ common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment. With respect to shares of Four Oaks’ common stock that are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to Four Oaks the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below).
Appraisal Notice from Four Oaks
If the merger becomes effective, Four Oaks will be required to deliver a written appraisal notice to all shareholders who have satisfied the requirements described under the heading “Requirements of Appraisal Rights” above. The appraisal notice and form must be sent no earlier than the effective date of the merger and no later than ten days after such effective date. The appraisal notice and form must:
•
Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “After-Acquired Shares” below.

•
Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•
State where the appraisal form is to be returned, where certificates for uncertificated shares must be deposited, and the date by which such certificates must be deposited (the “Demand Deadline”). The Demand Deadline may not be less than 40 nor more than 60 days after the date the appraisal notice and form are sent.

•
State that if the appraisal form is not received by Four Oaks by the Demand Deadline, the shareholder will be deemed to have waived the right to demand appraisal.

•
State Four Oaks’ estimate of the fair value of the shares.

•
Disclose that, if requested in writing by the shareholder, Four Oaks will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•
Establish a date within 20 days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•
Include a copy of Article 13 of the NCBCA.

A shareholder who receives an appraisal notice from Four Oaks must demand payment by signing and returning the form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows Four Oaks to treat the shares as “after-acquired shares” subject to Four Oaks’ authority to delay payment as described under the heading “After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.
A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying Four Oaks in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with Four Oaks’ consent.
Four Oaks’ Payment to Shareholders Demanding Appraisal
Within 30 days after the Demand Deadline, Four Oaks is required to pay each shareholder the amount that Four Oaks estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by the following:
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Four Oaks’ most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available quarterly financial statements, if any;

•
a statement of Four Oaks’ estimate of the fair value of the shares, which must equal or exceed Four Oaks’ estimate in the earlier-circulated appraisal notice; and

•
a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders
A shareholder who is dissatisfied with the amount of the payment received from Four Oaks may notify Four Oaks in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by Four Oaks. A shareholder who does not submit a final payment demand within 30 days after receiving Four Oaks’ payment is only entitled to the amount previously paid.
After-Acquired Shares
Four Oaks may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If Four Oaks withholds payment, it must, within 30 days after the Demand Deadline, provide affected shareholders with Four Oaks’ most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available quarterly financial statements, if any. Four Oaks must also inform such shareholders that they may accept Four Oaks’ estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify Four Oaks of their acceptance within 30 days after receiving the offer. Four Oaks must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject Four Oaks’ offer, he will be deemed to have accepted the offer. Four Oaks must send payment to these shareholders within 40 days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares
If Four Oaks does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in North Carolina Superior Court within 60 days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If Four Oaks does not commence the proceeding within the 60-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.
All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by Four Oaks to the shareholder for the shares.
The court will determine all court costs of the proceeding and will assess the costs against Four Oaks, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (i) against Four Oaks if the court finds that it did not comply with the statutes or (ii) against Four Oaks or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against Four Oaks, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.
If Four Oaks fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against Four Oaks directly for the amount owed and recover the expenses of that action.
THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NCBCA, WHICH ARE INCLUDED AS APPENDIX B TO THIS DOCUMENT. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX B CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.
Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel
Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Sanders LLP and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of Four Oaks common stock that exchange their shares in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinions of tax counsel for each of United and Four Oaks are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part. These opinions are based on representations, covenants and undertakings provided by United and Four Oaks and on customary factual assumptions. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the accuracy of these opinions regarding the U.S. federal income tax consequences of the merger could be adversely affected. Neither of the opinions described above will be binding on the IRS or any court. United and Four Oaks have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This summary is limited to U.S. holders that hold their shares of Four Oaks common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Four Oaks shareholder or to Four Oaks shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; banks, thrifts, or other financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; retirement plans, individual retirement accounts or other tax-deferred accounts; dealers in stocks and securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the U.S.; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Four Oaks; persons who hold Four Oaks common stock as part of a straddle, hedge, constructive sale, wash sale, conversion or other integrated transaction; and U.S. holders who acquired their shares of Four Oaks common stock through the exercise of an employee stock option, through a qualified retirement plan or otherwise as compensation.
In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. Determining the actual tax consequences of the merger to each Four Oaks shareholder may be complex. They will depend on each Four Oaks shareholder’s specific situation and on factors that are not within the control of United or Four Oaks. Accordingly, each Four Oaks shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
For purposes of this section, the term “U.S. holder” means a beneficial owner of Four Oaks common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Four Oaks common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.
Holders of Four Oaks common stock are urged to consult with their own tax advisors as to the tax consequences of the merger given their particular circumstances.
Tax Consequences of the Merger, Generally
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon each of United and Four Oaks receiving a written tax opinion, dated the closing date of the merger, from its outside legal counsel to the effect that, based upon facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the accuracy of these opinions regarding the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Four Oaks shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
Tax Consequences to United and Four Oaks
Each of United and Four Oaks will be a party to the merger within the meaning of Section 368(b) of the Code, and neither United nor Four Oaks will recognize any gain or loss as a result of the merger.

Tax Consequences to Shareholders
Exchange for United Common Stock and Cash.   As a result of receiving a combination of United common stock and cash in exchange for shares of Four Oaks common stock, a U.S. holder will recognize gain, but not loss, equal to the lesser of  (1) the amount of cash received (excluding cash received in lieu of a fractional share of United common stock), or (2) the amount of gain realized in the merger. The amount of gain a U.S. holder realizes will equal the amount by which (a) the cash received (excluding cash received in lieu of a fractional share of United common stock) plus the fair market value of the United common stock received (including any fractional share deemed as being received and exchanged for cash, as described below) at the effective time of the merger exceeds (b) the U.S. holder’s aggregate adjusted tax basis in the Four Oaks common stock surrendered in the merger. Any recognized gain generally will be a capital gain, and will be long-term capital gain if, as of the effective date of the merger, the U.S. holder held its shares of Four Oaks common stock for more than one year.
Tax Basis in, and Holding Period for, United Common Stock.   The aggregate adjusted tax basis of the shares of United common stock received in the merger (including any fractional share of United common stock deemed to be received and exchanged for cash as described below) generally will be the same as the aggregate adjusted tax basis of the shares of Four Oaks common stock surrendered in the merger decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of United common stock) and increased by the gain recognized in the merger, if any (excluding any gain recognized as a result of any cash received in lieu of a fractional share of United common stock). The holding period of the United common stock a U.S. holder receives as a result of the exchange (including any fractional share of United common stock deemed received and exchanged for cash) will include the holding period of Four Oaks common stock surrendered in the merger. If a U.S. holder acquired different blocks of Four Oaks common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Four Oaks common stock, and the cash and shares of United common stock received will be allocated pro rata to each such block of stock. U.S. holders of Four Oaks common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of United common stock received in the merger.
Cash Received in Lieu of a Fractional Share.   If a U.S. holder receives cash in the merger instead of a fractional share interest in United common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the Four Oaks shareholder’s adjusted tax basis allocable to such fractional share. This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of Four Oaks common stock for more than one year. The deductibility of capital losses is subject to limitations.
Exchange Solely for Cash upon Exercise of Appraisal Rights.   Upon the proper exercise of appraisal rights, the exchange of Four Oaks shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received by the U.S. holder and the U.S. holder’s tax basis in its Four Oaks common stock (generally the purchase price paid by the U.S. holder to acquire such stock). The gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of Four Oaks common stock for more than one year.
Backup Withholding and Information Reporting.   A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. FOUR OAKS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, U.S. FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

PROPOSAL NO. 2 — ADVISORY VOTE ON MERGER-RELATED COMPENSATION
Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Four Oaks seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will receive from Four Oaks and Four Oaks Bank in connection with the merger.
Four Oaks is presenting this proposal, which gives Four Oaks shareholders the opportunity to express their views on such merger-related compensation by voting for or against the following resolution:
“RESOLVED, that the compensation that may become payable to Four Oaks’ named executive officers in connection with the completion of the merger, as disclosed in the sections captioned “Proposal No. 1 — Description of the Merger — Interests of Directors and Officers of Four Oaks in the Merger” and “Proposal No. 1 — Description of the Merger — Quantification of Potential Payments to Four Oaks’ Named Executive Officers in Connection with the Merger” and the related tables and narrative, is hereby approved.”
The Four Oaks Board of Directors unanimously recommends that shareholders approve the merger-related compensation arrangements described in this document by voting “FOR” the above proposal.
Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Four Oaks or United. Therefore, if the merger is approved by the Four Oaks shareholders and completed, the merger-related compensation will still be paid to the Four Oaks named executive officers.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
General
Financial and other information about United is set forth on United’s Form 10-K for the year ended December 31, 2016 (which includes certain provisions of United’s Proxy Statement for its 2017 Annual Meeting) and the quarterly report on Form 10-Q for the quarter ended June 30, 2017, which is incorporated herein by reference.
Securities
The authorized capital stock of United currently consists of 150,000,000 shares of common stock, $1.00 par value per share, 26,000,000 shares of non-voting common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share.
Common Stock
All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Upon liquidation, holders of United’s common stock, together with holders of United’s non-voting common stock, junior preferred stock, junior participating preferred stock and Series E preferred stock, will be entitled to receive on a pro rata basis, after payment or provision for payment of all United’s debts and liabilities, and after all distributions payments are made to holders of United’s Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series H preferred stock, all of United’s assets available for distribution, in cash or in kind.
Subject to the rights of holders of United’s Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series H preferred stock to receive dividends, all shares of United’s common stock, together with all shares of United’s non-voting common stock, junior preferred stock and Series E preferred stock, are entitled to share equally in any dividends that United’s Board of Directors may declare on its common stock, non-voting common stock, junior preferred stock and Series E preferred stock from sources legally available for distribution.
The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.
As of September 14, 2017, 73,401,989 shares of common stock were issued and outstanding, exclusive of 588,376.725 shares issuable to participants in United’s Deferred Compensation Plan and 691,322 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock.
Non-Voting Common Stock
United’s authorized non-voting common stock consists of 26,000,000 shares. As of September 14, 2017, no shares of non-voting common stock were issued and outstanding.
Preferred Stock
United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s Board of Directors may determine. As of September 14, 2017, no shares of preferred stock were issued and outstanding.
Trust Preferred Securities
United has four wholly-owned statutory trusts, which have issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures. The debentures represent the sole asset of each of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.
In September 2006, United acquired Southern Bancorp, Inc. (“SBC”) and its wholly owned Delaware statutory trust, Southern Bancorp Capital Trust I (“SBC Trust”), which issued $4.25 million of floating rate capital securities of SBC Trust and $132,000 in floating rate common securities to SBC. The proceeds from the issuance of the securities were used by SBC Trust to purchase $4.382 million of junior subordinated debentures of SBC that bear interest at a rate, reset quarterly, equal to the prime rate plus 1%. The securities accrue and pay distributions quarterly at the then applicable interest rate. The securities mature on March 31, 2034 unless the maturity date is accelerated pursuant to the indenture after March 31, 2009. United has the right to redeem the debentures purchased by SBC Trust: (1) in whole or in part, on or after March 31, 2009 at par, and (2) in whole (but not in part), at any time, within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event at par. As specified in the debenture, if the debentures are redeemed prior to maturity, the redemption price will include any accrued but unpaid interest.
In October 2008, United formed a wholly owned Delaware statutory business trust, United Community Statutory Trust III (“United Statutory Trust III”), which issued $1.238 million of trust preferred securities. The proceeds from the sale of the trust preferred securities were used by United Statutory Trust III to purchase $1.238 million in aggregate principal amount of United’s variable rate junior subordinate debentures, which bear interest at a variable rate equal to prime plus 3%. The securities accrue and pay distributions at a variable rate equal to the prime rate plus 3% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on October 31, 2038, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust III (i) on or after October 31, 2013 or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, United Statutory Trust III being deemed an investment company or the occurrence of certain adverse tax events.
In July 2016, United acquired Tidelands Bancshares, Inc. (“Tidelands”) and its wholly-owned Delaware statutory trusts, Tidelands Statutory Trust I (“Tidelands Trust I”) and Tidelands Statutory Trust II (“Tidelands Trust II”). Tidelands Trust I issued $8.0 million of trust preferred securities and $248,000 of common securities. The proceeds from the sale of the securities were used by Tidelands Trust I to purchase $8.248 million in aggregate principal amount of Tidelands’ floating rate junior subordinated notes, which bear interest at a variable rate equal to the three-month LIBOR plus 1.38% per annum of the stated liquidation value of  $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on March 30, 2036, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by Tidelands Trust I (i) on or after March 30, 2011, or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, Tidelands Trust I being deemed an investment company or the occurrence of certain adverse tax events.
Tidelands Trust II issued $6.0 million of trust preferred securities and $186,000 of common securities. The proceeds from the sale of the securities were used by Tidelands Trust II to purchase $6.186 million in aggregate principal amount of Tidelands’ floating rate junior subordinated notes, which bear interest at a variable rate equal to the three-month LIBOR plus 5.075% per annum of the state liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on June 30, 2038, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by Tidelands Trust II (i) on or after June 30, 2013, or (ii) at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, Tidelands Trust II being deemed an investment company or the occurrence of certain adverse tax events.
Transfer Agent and Registrar
The transfer agent and registrar for United’s common stock and the debentures is Continental Stock Transfer & Trust Company.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control
Ability to Consider Other Constituencies
United’s articles of incorporation permit its Board of Directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s Board of Directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.
Amendments to Articles of Incorporation and Bylaws
United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Stockholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
Supermajority Approval of Interested Business Combinations
United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United’s Board of Directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.
Removal of Directors
United’s articles of incorporation provide that a member of United’s Board of Directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the Board of Directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

INFORMATION ABOUT FOUR OAKS FINCORP, INC.
Business of Four Oaks
Overview
Four Oaks Bank was incorporated under the laws of the State of North Carolina in 1912. On February 5, 1997, Four Oaks Bank formed Four Oaks for the purpose of serving as a holding company for Four Oaks Bank. Four Oaks Bank’s corporate offices and banking offices are located in eastern and central North Carolina. Four Oaks has no significant assets other than cash, the capital stock of Four Oaks Bank and its membership interest in Four Oaks Mortgage Services, L.L.C. (inactive).
In addition, Four Oaks has an interest in Four Oaks Statutory Trust I, a wholly owned Delaware statutory business trust (the “Four Oaks Trust”), for the sole purpose of issuing trust preferred securities. The Four Oaks Trust is not included in the consolidated financial statements of Four Oaks.
Four Oaks Bank is a community-focused bank engaging in general consumer and commercial banking business to the communities Four Oaks Bank serves. Four Oaks Bank provides a full range of banking services, including offering:
Deposit Accounts	Loan Products	Wealth Management	Delivery Channels	Commercial Services	Other Services
✓ Checking	✓ Mortgage	✓ Financial Planning Services	✓ Internet Banking	✓ Remote Deposit Capture	✓ Cashier’s Checks
✓ Savings	✓ Equity Line of Credit	✓ Wealth Management Services	✓ Telephone Banking	✓ Remote Check Capture	✓ Gift Cards
✓ Money Market	✓ Agriculture	✓ Investment Services	✓ Mobile Banking	✓ Debit Cards	✓ Safe Deposit Box
✓ Certificates of Deposit (CD)	✓ Commercial/ Business	✓ Individual Retirement Account (IRA)	✓ Night Depository	✓ Automated Clearing House (ACH) Origination	✓ Wire Services
✓ Christmas Club	✓ Real Estate	✓ Life Insurance			✓ Notary Services
✓ Overdraft Lines	✓ Home Improvement	✓ Long Term Care		✓ Prepaid and Payroll Cards
✓ E-Statements	✓ Construction	✓ Annuities		✓ Merchant Processing
✓ Mobile Check Capture	✓ Consumer
✓ Credit Cards
The wealth management services listed above are made available through an arrangement with Lincoln Financial Services Corporation acting as a registered broker-dealer performing the brokerage services. The securities involved in these services are not deposits or other obligations of Four Oaks Bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”).
Residential mortgages are originated by Four Oaks Mortgage Company, a division of Four Oaks Bank. Upon closing, these loans, together with their servicing rights, are sold to mortgage loan investors under prearranged terms.
Four Oaks Bank’s market area is concentrated in eastern and central North Carolina. From its headquarters located in Four Oaks and its fourteen other locations, Four Oaks Bank serves a major portion of Johnston County, and parts of Wake, Harnett, Duplin, and Sampson counties. In Four Oaks, the main office is located at 6144 US 301 South. Four Oaks Bank also operates a branch office in Clayton at 102 East Main Street, two in Smithfield at 128 North Second Street, and 403 South Brightleaf Boulevard, one in Garner at 200 Glen Road, one in Raleigh at 1408 Garner Station Boulevard, one in Benson at 200 East Church Street, one in Fuquay-Varina at 325 North Judd Parkway Northeast, one in Wallace at 406 East Main Street, one in Holly Springs at 201 West Center Street, one in Zebulon at 805 North Arendell Avenue, and one in Dunn at 115 Four Oaks Place. Four Oaks Bank additionally operates a loan production office in Raleigh at 5909 Falls of Neuse Road and one in Apex at 1091 Investment Boulevard.
Johnston County has a diverse economy and is not dependent on any one particular industry. The leading industries in the area include retail trade, manufacturing, pharmaceuticals, government, services, construction, wholesale trade and agriculture. The majority of Four Oaks Bank’s customers are individuals and small to medium-size businesses. The deposits and loans are well diversified with no material concentration in a single industry or group of related industries. There are no seasonal factors that would have any material adverse effect on Four Oaks Bank’s business, and Four Oaks Bank does not rely on foreign sources of funds or income.
On March 22, 2013, Four Oaks Bank sold selected deposits and assets associated with two branches located in Rockingham and Southern Pines, North Carolina. The transaction was consummated pursuant to a definitive purchase and assumption agreement with First Bank of Troy, North Carolina, which was entered into on September 26, 2012. Under the terms of the purchase and assumption agreement, First Bank assumed the selected customer deposits of both branches offset by the purchase of  (i) the aggregate net book value of the real property and related tangible personal property of the Rockingham, North Carolina branch as well as the cash on hand at the Rockingham and Southern Pines, North Carolina branches, (ii) the aggregate of certain loans for both branches, and (iii) a 1% premium of the deposits assumed.
On March 24, 2014, Four Oaks entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Mr. Lehman and, on June 18, 2014, Four Oaks commenced its shareholder rights offering (the “Rights Offering”). On August 15, 2014, Four Oaks concluded the Rights Offering and concurrent standby offering to Mr. Lehman (the “Standby Offering”), in which Four Oaks issued an aggregate of 4,800,000 shares of common stock at $5.00 per share for aggregate gross proceeds of  $24.0 million (the maximum permissible pursuant to the terms of the Rights Offering and Standby Offering). The Securities Purchase Agreement included, among other things, a covenant requiring Four Oaks to develop and adopt an asset resolution plan with the assistance of Mr. Lehman (the “Asset Resolution Plan”). The Asset Resolution Plan was completed in the fourth quarter of 2015 and resulted in a reduction of approximately $14 million in loans outstanding.
On March 8, 2017, Four Oaks completed a one for five reverse stock split of Four Oaks’ authorized, issued, and outstanding common stock, par value $1.00 per share (the “Reverse Stock Split”). The number of authorized shares of common stock was reduced from 80,000,000 to 16,000,000. At that time, every five shares of Four Oaks’ issued and outstanding common stock were automatically combined into one issued and outstanding share of Four Oaks’ common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. All share and share-related information for Four Oaks presented herein have been retroactively adjusted to reflect the decreased number of shares resulting from the Reverse Stock Split.
The following table sets forth certain of Four Oaks’ financial data and ratios for the years ended December 31, 2016 and 2015 derived from Four Oaks’ audited financial statements and notes. This information should be read in conjunction with and is qualified in its entirety by reference to the more detailed audited financial statements and notes thereto included herein:
	2016	2015
	(in thousands, except ratios)
Net income	$6,858	$20,008
Average equity capital accounts	$63,879	$51,830
Ratio of net income to average equity capital accounts	10.7%	38.6%
Average daily total deposits	$552,015	$570,759
Ratio of net income to average daily total deposits	1.2%	3.5%
Average daily loans	$483,741	$458,679
Ratio of average daily loans to average daily total deposits	87.6%	80.4%
Employees
At September 14, 2017, Four Oaks and Four Oaks Bank employed 146 full time employees and 6 part time employees.
Competition
Commercial banking in North Carolina is extremely competitive due in large part to North Carolina’s early adoption of statewide branching. As a result, many commercial banks have branches located in several communities. Four Oaks Bank competes in its market area with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions. At June 2016, Four Oaks Bank operated branches in Johnston, Wake, Sampson, Duplin, and Harnett counties, North Carolina. At that time in Johnston County, North Carolina, Four Oaks Bank’s primary market, there were a total of 40 branches represented by 12 FDIC insured financial institutions. Four Oaks Bank ranked second among the 12 banks with approximately $330 million or 21% of the Johnston County deposit market share. Many of Four Oaks Bank’s competitors have broader geographic markets and higher lending limits than those of Four Oaks Bank and are also able to provide more services and make greater use of media advertising. In Four Oaks Bank’s market area, Four Oaks Bank has significant competition for deposits and loans from other depository institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit with varying degrees of regulatory restrictions. Additionally, credit unions have been permitted to expand their membership criteria and expand their loan services to include traditional bank services such as commercial lending creating a greater competitive disadvantage for tax-paying financial institutions.
The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of Four Oaks Bank’s competitors. See “Holding Company Regulation” below for a description of this legislation. In addition, as a result of interstate banking, out-of-state commercial banks may acquire North Carolina banks and heighten the competition among banks in North Carolina. Although the competition in its market areas is expected to continue to be significant, Four Oaks Bank believes that it has certain competitive advantages that distinguish it from its competition such as: a strong local brand, its affiliation with the community, and its emphasis on providing specialized services to small and medium-sized businesses as well as professional and high net worth individuals. Four Oaks Bank offers its customers modern, high-tech banking without forsaking community values such as prompt, friendly, and personalized service. Being responsive and sensitive to individualized needs helps Four Oaks Bank to attract and retain customers. To continue attracting new customers, Four Oaks Bank also relies on goodwill and referrals from Four Oaks’ shareholders and satisfied customers, as well as traditional media. To enhance a positive image in the community and support one of Four Oaks Bank’s values, Four Oaks Bank participates in many local events, and Four Oaks’ officers and directors serve on boards of local civic and charitable organizations.
Supervision and Regulation
Holding companies, banks and many of their non-bank affiliates are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting Four Oaks and Four Oaks Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and are not intended to be an exhaustive description of the statutes or regulations applicable to the business of Four Oaks or Four Oaks Bank. Supervision, regulation and examination of Four Oaks and Four Oaks Bank by bank regulatory agencies is intended primarily for the protection of Four Oaks Bank’s depositors rather than Four Oaks’ shareholders.
Holding Company Regulation
Overview.   Four Oaks is a holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956 (the “BHCA”). As such, Four Oaks is subject to the supervision, examination and reporting requirements contained in the BHCA and the regulation of the Federal Reserve. Four Oaks Bank is also subject to the BHCA. The BHCA requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, (iii) acquiring all or substantially all of the assets of any bank or (iv) merging or consolidating with any other bank holding company.
The BHCA generally prohibits a bank holding company, with certain exceptions, from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be closely related to banking, or managing or controlling banks, as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, banking, operating a thrift institution, extending credit or servicing loans, leasing real or personal property, providing securities brokerage services, providing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities.
Pursuant to delegated authority, the FRB has authority to approve certain activities of holding companies within its district, including Four Oaks, provided the nature of the activity has been approved by the Federal Reserve. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it believes that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.
Effective December 2, 2009, Four Oaks elected to become a bank holding company, and therefore Four Oaks is not subject to the financial holding company regulatory framework under the Gramm-Leach-Bliley Act (“GLBA”). However, the additional customer privacy protections introduced by the GLBA do apply to Four Oaks and Four Oaks Bank. The GLBA’s privacy provisions require financial institutions to, among other things: (i) establish and annually disclose a privacy policy, (ii) give consumers the right to opt out of disclosures to nonaffiliated third parties, with certain exceptions, (iii) refuse to disclose consumer account information to third-party marketers and (iv) follow regulatory standards to protect the security and confidentiality of consumer information.
Pursuant to the GLBA’s rulemaking provisions, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, and the Office of Thrift Supervision adopted regulations, establishing standards for safeguarding customer information. Such regulations provide financial institutions guidance in establishing and implementing administrative, technical, and physical safeguards to protect the security, confidentiality, and integrity of customer information.
Mergers and Acquisitions
The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “IBBEA”) permits interstate acquisitions of banks and bank holding companies without geographic limitation, subject to any state requirement that the bank has been organized for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the U.S. and no more than 30% of such deposits in any state (or such lesser or greater amount set by state law).
In addition, the IBBEA permits a bank to merge with a bank in another state as long as neither of the states has opted out of the IBBEA prior to May 31, 1997. In 1995, the State of North Carolina “opted in” to such legislation. In addition, a bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo interstate branching. As a result of North Carolina having opted-in, unrestricted interstate de novo branching is permitted in North Carolina.
Additional Restrictions and Oversight.   Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve on any extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or securities thereof and the acceptance of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. An example of a prohibited tie-in would be any arrangement that would condition the provision or cost of services on a customer obtaining additional services from the bank holding company or any of its other subsidiaries.
The Federal Reserve may issue cease and desist orders against bank holding companies and non-bank subsidiaries to stop actions believed to present a serious threat to a subsidiary bank. The Federal Reserve also regulates certain debt obligations, changes in control of bank holding companies and capital requirements.

Under the provisions of North Carolina law, Four Oaks and Four Oaks Bank are registered with and subject to supervision by the North Carolina Office of the Commissioner of Banks (the “NCCOB”).
Dodd-Frank Act.   The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, was intended primarily to overhaul the financial regulatory framework following the global financial crisis and impacts all financial institutions including Four Oaks and Four Oaks Bank. The Dodd-Frank Act contains significant regulatory and compliance changes, including, among other things.
•
enhanced authority over troubled and failing banks and their holding companies;

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increased capital and liquidity requirements;

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increased regulatory examination fees; and

•
specific provisions designed to improve supervision and safety and soundness by imposing restrictions and limitations on the scope and type of banking and financial activities.

In addition, the Dodd-Frank Act changes the framework for systemic risk oversight within the financial system that will be enforced by several federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the Office of Comptroller of the Currency, the FDIC, and the Consumer Financial Protection Bureau (the “CFPB”). The Dodd-Frank Act requires the various federal agencies to adopt a broad range of implementing rules and regulations and to prepare numerous studies and reports for the U.S. Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act are not yet known and may not be known for many months or years. However, a few changes pursuant to the Dodd-Frank Act that may have an impact on Four Oaks include, but are not limited to,
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elimination of the federal law prohibition on the payment of interest on commercial demand deposit accounts;

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expansion of the assessment base for determining deposit insurance premiums to include liabilities other than just deposits;

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regulations regarding debit card fees;

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heightened capital standards;

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increased requirements and limitations with respect to transactions with affiliates and insiders; and

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enhanced corporate governance and executive compensation requirements.

Consumer Financial Protection Bureau.   The Dodd-Frank Act creates the CFPB, an independent federal agency that is granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Act, the Consumer Financial Privacy provisions of the Gramm-Leach-Bliley Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with $10 billion or more in assets. Smaller institutions are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products.
Source of Strength Requirements.   Federal Reserve policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. Under this requirement, Four Oaks is expected to commit resources to support Four Oaks Bank, including at times when Four Oaks may not be in a financial position to provide such resources, and, if Four Oaks Bank becomes undercapitalized, Four Oaks may be required to guarantee Four Oaks Bank’s compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

Ability-to-Repay and Qualified Mortgage Rule.   Pursuant to the Dodd-Frank Act, the CFPB issued a final rule on January 10, 2013 (effective on January 10, 2014), amending Regulation Z as implemented by the Truth in Lending Act, requiring creditors to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Creditors are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the creditor to consider the following eight underwriting factors when making the credit decision: (i) current or reasonably expected income or assets; (ii) current employment status; (iii) the monthly payment on the covered transaction; (iv) the monthly payment on any simultaneous loan; (v) the monthly payment for mortgage-related obligations; (vi) current debt obligations, alimony, and child support; (vii) the monthly debt-to-income ratio or residual income; and (viii) credit history. Alternatively, the creditor can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Qualified mortgages that are “higher-priced” (e.g., subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher-priced” (e.g., prime loans) are given a safe harbor of compliance.
Bank Regulation
Overview.   Four Oaks Bank is subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and is supervised and examined by the NCCOB and the Federal Reserve. The Federal Reserve and the NCCOB regularly examine the operations of banks over which they exercise jurisdiction. They have the authority to approve or disapprove the establishment of branches, mergers, consolidations, and other similar corporate actions, and to prevent the continuance or development of unsafe or unsound banking practices and other violations of law. The Federal Reserve and the NCCOB regulate and monitor all areas of the operations of banks and their subsidiaries, including loans, mortgages, issuances of securities, capital adequacy, loss reserves, and compliance with the Community Reinvestment Act of 1977 (the “CRA”), as well as other laws and regulations. Interest and certain other charges collected and contracted for by banks are also subject to state usury laws and certain federal laws concerning interest rates.
Insurance Assessments.   The deposit accounts of Four Oaks Bank are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC up to a maximum of  $250,000 per insured depositor. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies, and directives may be sanctioned for noncompliance. Civil and criminal proceedings may be instituted against any insured bank or any director, officer or employee of such bank for the violation of applicable laws and regulations, breaches of fiduciary duties or engaging in any unsafe or unsound practice. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.
Four Oaks Bank is subject to insurance assessments imposed by the FDIC. The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005 and further amended by the Dodd-Frank Act.
Under this system, as amended, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. The FDIC’s assessment rate calculator is based on a number of elements to measure the risk each institution poses to the DIF, and the assessment rate is applied to average consolidated total assets minus average tangible equity, as defined under the Dodd-Frank Act. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits. The Dodd-Frank Act also changed the minimum designated reserve ratio of the DIF, requiring the fund reserve ratio to reach 1.35% by September 30, 2020 (rather than 1.15% by the end of 2016).
Anti-Money Laundering and OFAC Regulation.   Governmental policies on financial institutions in recent years have been aimed at combating money laundering and terrorist financing. The Bank Secrecy Act of 1970 (“BSA”) and subsequent laws and regulations require financial institutions to take steps to prevent the use of its systems from facilitating the flow of illegal or illicit money or terrorist funds. The USA Patriot Act of 2001 is intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat money laundering and terrorist financing. Title III of the USA Patriot Act of 2001 contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFA”). The anti-money laundering provisions of IMLAFA impose affirmative obligations on a broad range of financial institutions, including banks, brokers, and dealers. Among other requirements, IMLAFA requires all financial institutions to establish anti-money laundering programs that include, at minimum, internal policies, procedures, and controls; specific designation of an anti-money laundering compliance officer; ongoing employee training programs; and an independent audit function to test the anti-money laundering program. IMLAFA requires financial institutions that establish, maintain, administer, or manage private banking accounts for non-United States persons or their representatives to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering. Additionally, IMLAFA provides for the Department of Treasury to issue minimum standards with respect to customer identification at the time new accounts are opened.
Additional rules were finalized in 2016 and must be implemented by May 2018 that create expanded obligations regarding customer due diligence and the identification of beneficial owners of business entities. An institution subject to the BSA, such as Four Oaks Bank, must provide anti-money laundering training to employees, designate an anti-money laundering compliance officer and annually audit the anti-money laundering program to assess its effectiveness. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. Based on their administration by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), these are typically known as the OFAC rules. Generally, the OFAC rules contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, and (ii) blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to United States jurisdiction. Blocked assets cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure of a financial institution to maintain and implement adequate BSA, IMLAFA and OFAC programs, or to comply with all the relevant laws and regulations, could have serious legal and reputational consequences for the institution and result in material fines and sanctions.
As of the date of this document, Four Oaks believes that BSA, IMLAFA and OFAC rules have not had a material impact on Four Oaks Bank’s operations. Four Oaks Bank has established policies and procedures to ensure compliance with BSA, IMLAFA and OFAC, which are overseen, in part, by an Anti-Money Laundering Officer who was appointed by the Four Oaks Board of Directors.
Community Reinvestment Act.   Banks are also subject to the CRA, which requires the appropriate federal bank regulatory agency, in connection with its examination of a bank, to assess such bank’s record in meeting the credit needs of the community served by that bank, including low and moderate-income neighborhoods. Each institution is assigned one of the following four ratings of its record in meeting community credit needs: “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The regulatory agency’s assessment of a bank’s record is made available to the public and Four Oaks Bank’s most recent examination returned a rating of satisfactory. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.
In addition, the GLBA’s “CRA Sunshine Requirements” call for financial institutions to disclose publicly certain written agreements made in fulfillment of the CRA. Banks that are parties to such agreements also must report to federal regulators the amount and use of any funds expended under such agreements on an annual basis, along with such other information as regulators may require. This annual reporting requirement is effective for any agreements made after May 12, 2000.
Prompt Corrective Action.   The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) provides for, among other things, (i) publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants, (ii) the establishment of uniform accounting standards by federal banking agencies, (iii) the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital, (iv) additional grounds for the appointment of a conservator or receiver and (v) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements. FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.
A central feature of FDICIA is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity. Institutions that fail to comply with capital or other standards are restricted in the scope of permissible activities and are subject to enforcement action by the federal banking agencies.
Written Agreement.   In July 2015, Four Oaks Bank entered into a Written Agreement (the “2015 Written Agreement”) with the FRB replacing the Written Agreement Four Oaks and Four Oaks Bank entered into with the FRB and the NCCOB in May 2011. Under the terms of the 2015 Written Agreement, Four Oaks Bank submitted and implemented the following plans:
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a written plan to assure ongoing board oversight of Four Oaks Bank’s management and operations;

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a written program for the review of new products, services, or business lines; and

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an enhanced written program for conducting appropriate levels of customer due diligence by Four Oaks Bank.

In addition, Four Oaks Bank agreed that within 30 days after the end of each calendar quarter following the date of the 2015 Written Agreement, it would submit to FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the 2015 Written Agreement and the results thereof.
On May 4, 2017, the FRB announced that it terminated the 2015 Written Agreement, effective April 28, 2017.
Consumer Laws and Regulations.   Four Oaks Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. These laws include, among others, the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Fair Housing Act and the Servicemembers Civil Relief Act. The laws and related regulations mandate certain disclosure requirements and regulate the manner in which financial institutions transact business with customers. Four Oaks Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.
Transactions with Affiliates.   Pursuant to Sections 23A and 23B of the Federal Reserve Act, Regulation W and Regulation O, the authority of Four Oaks Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with such bank. Loan transactions with an affiliate generally must be collateralized and certain transactions between Four Oaks Bank and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to Four Oaks Bank, as those prevailing for comparable nonaffiliated transactions. In addition, Four Oaks Bank generally may not purchase securities issued or underwritten by affiliates.

Loans to Directors, Executive Officers and Principal Shareholders.   State member banks also are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and Regulation O on loans to executive officers, directors and principal shareholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% shareholder of a bank and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution’s loans-to-one-borrower limit and all loans to such persons may not exceed the institution’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and greater than 10% shareholders of a depository institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any “interested” director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board approval is required as being the greater of  $25,000 or 5% of capital and surplus (or any loans aggregating $500,000 or more). Further, Section 22(h) requires that loans to directors, executive officers and principal shareholders generally be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.
Banks are also subject to the requirements and restrictions of Regulation O on loans to executive officers. Section 22(g) of the Federal Reserve Act requires approval by the board of directors of a depository institution for such extensions of credit and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors, and greater than 10% shareholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.
Capital Requirements
The Federal Reserve has established risk-based capital guidelines for bank holding companies and state member banks. The minimum standard for the ratio of capital to risk-weighted assets (including certain off balance sheet obligations, such as standby letters of credit) is 8%. At least half of this capital must consist of common equity, retained earnings and a limited amount of perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill items and certain other items (“Tier 1 capital”). The remainder (“Tier 2 capital”) may consist of mandatory convertible debt securities and a limited amount of other preferred stock, subordinated debt and loan loss reserves.
In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets less certain amounts (“Leverage Ratio”) equal to 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a Leverage Ratio of between 4% and 5%.
The guidelines also provide that bank holding companies experiencing significant growth, whether through internal expansion or acquisitions, will be expected to maintain strong capital ratios well above the minimum supervisory levels without significant reliance on intangible assets. The same heightened requirements apply to bank holding companies with supervisory, financial, operational or managerial weaknesses, as well as to other banking institutions if warranted by particular circumstances or the institution’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible Tier 1 Leverage Ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised Four Oaks of any specific minimum Leverage Ratio or tangible Tier 1 Leverage Ratio applicable to us.
In early July 2013, the Federal Reserve approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision (“Basel III”) and address relevant provisions of the Dodd-Frank Act. Basel III and the regulations of the federal banking agencies require bank holding companies and banks to undertake significant activities to demonstrate compliance with the higher capital standards. These new minimum capital requirements, which became effective for Four Oaks and Four Oaks Bank on January 1, 2015, require a common equity Tier 1 risk-adjusted, Tier 1 risk-adjusted, total regulatory capital and leverage ratio of 4.5%, 6.0%, 8.0%, and 4.0%, respectively. The new capital standards also revise the definitions and components of regulatory capital and include other requirements that phase in over time. One of these requirements includes the implementation of a capital conservation buffer which will require banks to hold an additional 2.5% above the minimum capital thresholds or limitations will be placed on dividends, distributions, and executive compensation. The buffer was phased in beginning at 0.625% as of January 1, 2016, increasing each year and reaching the target 2.5% on January 1, 2019.
As of June 30, 2017, Four Oaks had common equity Tier 1 risk-adjusted, Tier 1 risk-adjusted, total regulatory capital and Tier 1 leverage capital of approximately 11.2%, 13.0%, 16.3% and 9.9%, respectively. At June 30, 2017, Four Oaks Bank had common equity Tier 1 risk-adjusted, Tier 1 risk-adjusted, total regulatory capital and leverage capital of approximately 14.7%, 14.7%, 16.0% and 11.3%, respectively, of which all are materially greater than the minimum requirements to be considered well capitalized.
Dividends
Under the NCBCA, Four Oaks Bank may not pay a dividend or distribution, if after giving it, the effect would be that Four Oaks Bank would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its liabilities. North Carolina banking law requires that Four Oaks Bank may not pay a dividend that would reduce its capital below the applicable required capital. The Federal Reserve also imposes limits on Four Oaks Bank’s payment of dividends. All dividends paid by Four Oaks Bank are paid to Four Oaks, the sole shareholder of Four Oaks Bank.
Additionally, under Basel III capital requirements, banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall. The amount of future dividends paid by Four Oaks Bank will be determined based on a number of factors including capital position and capital adequacy, ongoing operations and profitability, the risk profile of the institution and general market conditions.
Monetary Policy and Economic Controls
Both Four Oaks and Four Oaks Bank are directly affected by governmental policies and regulatory measures affecting the banking industry in general. Of primary importance is the Federal Reserve Board, whose actions directly affect the money supply which, in turn, affects banks’ lending abilities by increasing or decreasing the cost and availability of funds to banks. The Federal Reserve Board regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against bank deposits, and limitations on interest rates that banks may pay on time and savings deposits.
Properties
Four Oaks Bank owns its main office, which is located at 6144 US 301 South, Four Oaks, North Carolina. The main office, which was constructed by Four Oaks Bank in 1985, is a 12,000 square foot facility on 1.64 acres of land. Four Oaks Bank owns a 5,000 square foot facility renovated in 1992 on 1.15 acres of land located at 5987 US 301 South, Four Oaks, North Carolina, which houses its training center. Four Oaks Bank also owns a 15,000 square foot facility built in 2000 located at 6114 US 301 South, Four Oaks, North Carolina, which houses its administrative offices, data operations, loan operations, and wide area network central link. In addition, Four Oaks Bank owns the following:

Properties Owned
Location	Year Built/ Acquired	Present Function	Square Feet
102 East Main Street Clayton, North Carolina	1986	Branch Office	4,900
200 East Church Street Benson, North Carolina	1987	Branch Office	2,300
128 North Second Street Smithfield, North Carolina	1991	Branch Office	5,500
403 South Brightleaf Boulevard Smithfield, North Carolina	1995	Limited-Service Facility	860
200 Glen Road Garner, North Carolina	1996	Branch Office	3,500
325 North Judd Parkway Northeast Fuquay-Varina, North Carolina	2002	Branch Office	8,900
406 East Main Street Wallace, North Carolina	2006	Branch Office	9,300
805 N. Arendell Avenue Zebulon, North Carolina	2007	Branch Office	6,100
105 Commerce Avenue Southern Pines, North Carolina	2005	Vacant	4,100
115 Four Oaks Place Dunn, North Carolina	2016	Branch Office	3,994
On March 21, 2013, Four Oaks Bank renewed the lease on the Holly Springs branch office located at 201 West Center Street, Holly Springs, North Carolina for a five year term. Under the terms of the lease, Four Oaks Bank pays $3,165 per month for the period beginning April 1, 2016 through March 31, 2017 with an annual rate increase of 3.0%. Four Oaks Bank’s Harrells office located at 590 Tomahawk Highway, Harrells, North Carolina is under a lease with terms specifying Four Oaks Bank will pay $600 each month for periods of one year duration until the lease is terminated by one of the parties. During the first quarter of 2017, Four Oaks Bank provided notification of termination for the Harrells office lease which will terminate on December 31, 2017. In addition, Four Oaks Bank has a lease on the building at 1408 Garner Station Boulevard, Raleigh, North Carolina which expires on June 30, 2022. Four Oaks Bank pays $13,947 each month from June 2016 until May 2017, with a 2.5% increase each consecutive year thereafter, until expiration on June 30, 2022. On September 30, 2014, Four Oaks Bank entered into a three year lease on its Raleigh loan production office located at 5909 Falls of the Neuse Road, Raleigh, North Carolina. Under the terms of the lease, Four Oaks Bank will pay $2,000 each month for the period beginning November 1, 2014 and ending October 31, 2017. Four Oaks Bank also has a two year lease which went into effect on May 1, 2015, on its Apex loan production office located at 1091 Investment Boulevard, Apex, North Carolina. Under the terms of the lease, Four Oaks Bank pays $2,151 each month for the period beginning May 1, 2016 through April 30, 2017 with an annual rate increase of 3.0%. Following is a summary of leased properties.
Properties Leased
Location	Present Function
201 West Center Street Holly Springs, North Carolina	Branch Office
590 Tomahawk Highway Harrells, North Carolina	Branch Office
1408 Garner Station Boulevard Raleigh, North Carolina	Branch Office
5909 Falls of Neuse Raleigh, North Carolina	Loan Production Office
1091 Investment Boulevard Apex, North Carolina	Loan Production Office

Four Oaks management believes each of the properties referenced above are adequately covered by insurance. At December 31, 2016, the net book value for Four Oaks’ properties, including land, buildings, and furniture and equipment was $12.2 million of which $2.4 million were classified as held for sale. Additional information is disclosed in Note E — Bank Premises and Equipment to Four Oaks’ consolidated financial statements for the years ended December 31, 2016 and 2015 beginning on page F-1.
Legal Proceedings
From time to time, Four Oaks is party to certain legal actions in the ordinary course of its business. Four Oaks believes these actions are routine in nature and incidental to the operation of its business. While the outcome of these actions cannot be predicted with certainty, management’s present judgment is that the ultimate resolution of these matters will not have a material adverse impact on Four Oaks’ business, financial condition, results of operations, cash flows or prospects. If, however, Four Oaks’ assessment of these actions is inaccurate, or there are any significant adverse developments in these actions, Four Oaks’ business, financial condition, results of operations, cash flows and prospects could be adversely affected.
Market for Four Oaks’ Common Equity and Related Shareholder Matters
Four Oaks’ common stock trades on the OTCQX tier of the OTC Markets Group Inc. under the symbol “FOFN.” Prior to February 2, 2015, Four Oaks’ common stock traded on the OTC Bulletin Board under the same symbol. As described above, Four Oaks completed the Reverse Stock Split on March 8, 2017, at which time every five shares of Four Oaks’ common stock issued and outstanding were consolidated into one issued and outstanding share of common stock. As a result, on March 9, 2017, Four Oaks’ common stock began trading under the symbol “FOFND” for 20 business days in order to reflect Four Oaks’ completion of the Reserve Stock Split. After this time period elapsed, Four Oaks’ symbol returned to “FOFN.”
The range of high and low bid prices of Four Oaks’ common stock for each quarter during the two most recent fiscal years, as published by the OTC Bulletin Board and OTCQX, adjusted to reflect the Reverse Stock Split, is as follows (prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions):
	Fiscal Year Ended December 31,
	2017		2016		2015
	High	Low	High	Low	High	Low
First quarter	$18.25	$13.10	$9.60	$8.75	$8.60	$7.00
Second quarter	$18.64	$13.01	$10.75	$9.25	$8.35	$7.10
Third quarter (through September 14, 2017)	$19.46	$17.00	$11.85	$10.25	$9.40	$7.60
Fourth quarter	—	—	$14.40	$11.05	$9.15	$8.00
As of September 14, 2017, the approximate number of holders of record of Four Oaks’ common stock was 2,320. Holders of record are defined as those shareholders whose shares are registered in their names in Four Oaks’ stock records and do not include beneficial owners of common stock whose shares are held in the names of brokers, dealers, or clearing agencies. Four Oaks has no other issued class of equity securities.
In general, Four Oaks’ ability to pay cash dividends is dependent in part upon the amount of dividends paid to Four Oaks by Four Oaks Bank. No dividends were paid to Four Oaks by Four Oaks Bank during 2016 and therefore Four Oaks paid no cash dividends on its common stock. Four Oaks Bank paid a dividend to Four Oaks in April 2017 totaling $1.0 million. Four Oaks paid a cash dividend of  $0.01 per share on May 23, 2017 to shareholders of record as of May 8, 2017. Additionally, Four Oaks announced that the Four Oaks Board of Directors declared a cash dividend of  $0.02 per share payable on or after August 24, 2017, to shareholders of record on August 10, 2017. Prior to the effective time, the Four Oaks Board of Directors will continue to evaluate the payment of cash dividends quarterly and determine whether such cash dividends are in Four Oaks’ best interest, in the business judgment of the Four Oaks Board of Directors, and are consistent with maintaining Four Oaks’ and Four Oaks Bank’s status as a “well capitalized” bank holding company and banking institution, respectively, under applicable banking laws and regulations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2016 and 2015
Comparison of Financial Condition at December 31, 2016 and 2015
Overview
Total assets were $719.9 million at December 31, 2016 compared to $691.4 million at December 31, 2015, an increase of  $28.5 million or 4.1%. Cash and cash equivalents were $32.6 million at December 31, 2016 compared to $26.8 million at December 31, 2015. The investment portfolio decreased $26.3 million or 19.4% during the twelve month period ended December 31, 2016, from $135.6 million at December 31, 2015, to $109.3 million at December 31, 2016. Strong loan demand offset the reductions in the investment portfolio resulting in growth of  $48.7 million or 10.6% as outstanding gross loans grew to $507.0 million at December 31, 2016 compared to $458.3 million at December 31, 2015. Investments in life insurance totaled $20.0 million at December 31, 2016 compared to $14.8 million at December 31, 2015, an increase of  $5.2 million, which was primarily due to a $5.0 million additional investment in life insurance executed in the fourth quarter of 2016.
Total liabilities were $651.9 million at December 31, 2016, an increase of  $20.9 million or 3.3%, from $631.0 million at December 31, 2015. Total deposits increased $11.2 million or 2.1% during the twelve month period ended December 31, 2016, from $542.3 million at December 31, 2015, to $553.5 million at December 31, 2016. Demand, savings, and money market deposit accounts increased $40.0 million or 12.8% for the year ended December 31, 2016 totaling $352.3 million compared to $312.3 million as of December 31, 2015. This growth was offset by reductions in time deposits of  $28.8 million or 12.5%, which totaled $201.3 million as of December 31, 2016 compared to $230.1 million at December 31, 2015. Long-term borrowings were $70.0 million at December 31, 2016 compared to $60.0 million at December 31, 2015. Total shareholders’ equity increased $7.6 million or 12.6% ending the year at $68.0 million.
As of December 31, 2016, nonperforming assets had declined $2.4 million or 28.2% when compared to December 31, 2015. Four Oaks’ ratio of nonperforming assets to regulatory Tier 1 capital plus the allowance has also improved during the year falling from 12% at December 31, 2015, to 7.9% at December 31, 2016.
Prior to 2010, for 73 consecutive years, Four Oaks paid dividends (prior to 1997 when Four Oaks reorganized into a holding company, it was Four Oaks Bank which paid dividends). Four Oaks suspended dividends in the fourth quarter of 2010 due to losses for the year and continue to monitor Four Oaks’ ability to pay dividends based on Four Oaks’ and Four Oak Bank’s risk profile, capital levels, and expected earnings.
The following table indicates the ratios for return on average assets and average equity, dividend payout, and average equity to average assets in addition to earnings (loss) per common share and book value per common share for the years ended December 31, 2016, 2015, and 2014:
	As of and for the Year Ended December 31,
Performance Ratios:	2016	2015	2014
Return on average assets	0.96%	2.70%	(0.50)%
Return on average equity	10.74%	38.60%	(13.09)%
Dividend payout ratio	0.00%	0.00%	0.00%
Average equity to average assets	8.96%	7.00%	3.85%
Earnings (Loss) per Common Share(1):
Basic earnings per common share	$1.06	$3.12	$(1.20)
Diluted earnings per common share	$1.04	$3.10	$(1.20)
Book Value per Common Share(1):
Book value per common share	$10.06	$8.99	$6.36

(1)
Per common share amounts used in the computation of basic and diluted earnings per common share, as well as book value per common share, were adjusted to reflect the Reverse Stock Split.

Investment Portfolio
Four Oaks’ investment portfolio as of December 31, 2016 consists of primarily residential mortgage-backed securities (“MBSs”) and taxable municipal securities. The MBSs consist of fixed-rate mortgage securities underwritten and guaranteed by Ginnie Mae (“GNMA”), Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) with the U.S. Department of the Treasury. In addition to economic and market conditions, Four Oaks’ overall management strategy for Four Oaks’ investment portfolio is determined by, among other factors, loan demand, deposit mix, liquidity and collateral needs, Four Oaks’ interest rate risk position and the overall structure of Four Oaks’ balance sheet.
Available for sale securities are reported at fair value and consist of taxable municipal securities, MBSs, and other debt securities. As of December 31, 2016, Four Oaks’ available-for-sale investment portfolio consisted of  $25.4 million in FNMAs and FHLMC MBSs, $20.0 million of taxable municipal securities, $11.7 million in GNMA MBSs, and $1.0 million of other debt securities.
Held-to-maturity securities are carried at book value and consist of taxable municipal securities and MBSs. As of December 31, 2016, Four Oaks owned $46.0 million in GNMA MBSs, $3.4 million in taxable municipal securities, and $1.9 million in FNMA MBSs that are accounted for as held-to-maturity.
During 2016, total investments decreased $26.3 million or 19.4%. Cash received from sales and paydowns totaled $26.6 million of which $500,000 was deployed to purchase new securities and the remainder was used to fund loan growth.
Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in permanent write-downs of the individual securities to their fair value. If Four Oaks does not intend to sell the security prior to recovery and it is more likely than not Four Oaks will not be required to sell the impaired security prior to recovery, the credit loss portion of the impairment is recognized in earnings and the remaining impairment is recognized in other comprehensive income. Otherwise, the full impairment loss is recognized in earnings. At December 31, 2016, management had the intent and ability to hold impaired securities and no impairment was evaluated as other than temporary. As a result, no other than temporary impairment losses were recognized during the twelve months ended December 31, 2016.
The valuations of investment securities, available-for-sale, at December 31, 2016, 2015 and 2014 were as follows (amounts in thousands):
	Available for Sale
	2016		2015		2014
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
Taxable Municipals	$19,846	$20,049	$24,789	$24,567	$16,412	$17,078
Mortgage-backed securities
GNMA	11,704	11,680	13,512	13,530	16,204	16,264
FNMA & FHLMC	25,684	25,412	32,024	31,673	30,992	30,858
Other debt securities	1,000	1,000	500	500	—	—
Equity securities	—	—	11	11	11	11
Total securities	$58,234	$58,141	$70,836	$70,281	$63,619	$64,211
Pledged securities		$—		$14,290		$20,618

The valuations of investment securities, held-to-maturity, at December 31, 2016, 2015 and 2014 were as follows (amounts in thousands):
	Held to Maturity
	2016		2015		2014
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
Taxable Municipals	$3,380	$3,386	$3,531	$3,512	$3,584	$3,556
Mortgage-backed securities
GNMA	45,968	46,188	59,185	59,464	74,482	75,125
FNMA	1,857	1,878	2,638	2,657	3,517	3,561
Total securities	$51,205	$51,452	$65,354	$65,633	$81,583	$82,242
Pledged securities		$28,429		$47,031		$81,225

The following table sets forth the carrying value of Four Oaks’ available-for-sale investment portfolio at December 31, 2016 by expected maturities (amounts in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available for Sale Carrying Value
	Within 1 year	After 1 year through 5 years	After 5 years through 10 years	After 10 years	Total
Taxable Municipals	$—	$—	$—	$20,049	$20,049
Mortgage-backed securities
GNMA	—	—	—	11,680	11,680
FNMA & FHLMC	—	—	—	25,412	25,412
Other debt securities	—	—	1,000	—	1,000
Total securities	$—	$—	$1,000	$57,141	$58,141

The following table sets forth the weighted average yield (computed on a tax equivalent basis) by maturity of Four Oaks’ available-for-sale investment portfolio at December 31, 2016 amortized cost:
	Available-for-Sale Weighted Average Yields
	Within 1 year	After 1 year through 5 years	After 5 years through 10 years	After 10 years	Total
Taxable Municipals	—%	—%	—%	4.07%	4.07%
Mortgage-backed securities
GNMA	—%	—%	—%	2.40%	2.40%
FNMA & FHLMC	—%	—%	—%	1.60%	1.60%
Other debt securities	—%	—%	6.00%	—%	6.00%
Total weighted average yields	—%	—%	6.00%	2.62%	2.68%

The following table sets forth the carrying value of Four Oaks’ held-to-maturity investment portfolio at December 31, 2016 by expected maturities (amounts in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Held to Maturity Carrying Value
	Within 1 year	After 1 year through 5 years	After 5 years through 10 years	After 10 years	Total
Taxable Municipals	$155	$2,700	$525	$—	$3,380
Mortgage-backed securities
GNMA	—	—	5,231	40,737	45,968
FNMA	—	—	1,857	—	1,857
Total securities	$155	$2,700	$7,613	$40,737	$51,205

The following table sets forth the weighted average yield (computed on a tax equivalent basis) by maturity of Four Oaks’ held-to-maturity investment portfolio at December 31, 2016 amortized cost:
	Held to Maturity Weighted Average Yields
	Within 1 year	After 1 year through 5 years	After 5 years through 10 years	After 10 years	Total
Taxable Municipals	2.46%	3.36%	3.90%	—%	3.40%
Mortgage-backed securities
GNMA	—%	—%	2.61%	2.06%	2.12%
FNMA	—%	—%	1.75%	—%	1.75%
Total weighted average yields	2.46%	3.36%	2.49%	2.06%	2.19%

Loan Portfolio
Four Oaks and Four Oaks Bank have a loan policy in place that relates to loan administration, documentation, underwriting, approval, and reporting requirements for various types of loans. The policy is designed to comply with all applicable federal and state regulatory requirements and establishes minimum standards for the extension of credit. The lending policy also provides for pre-determined lending authorities for loan officers commensurate with their abilities and experience. In addition, the policy outlines guidelines for authorities for approval of credit requests at various lending amounts. This includes the Executive Loan Committee, comprised of the Chief Executive Officer, the Chief Credit Officer, and three non-management directors, and the Board of Directors, which reviews the larger requests beyond certain dollar limits and requests that fall under Regulation O. Approval authorities are under regular review and are subject to adjustment. Loan requests outside of standard policy or guidelines may be made on a case by case basis when justified, documented, and approved by the appropriate authority.
Underwriting criteria for all types of loans are prescribed within the lending policy. The following is a description of each loan type and related criteria.
Commercial Real Estate.   Commercial real estate, including acquisition and development, and real estate construction makes up the largest segment of Four Oaks’ loan portfolio. This segment is closely monitored at the management and Board level. The Four Oaks Board of Directors receives reports on a quarterly basis detailing trends. Underwriting criteria and procedures for commercial real estate loans generally include:
•
Procurement of federal income tax returns and financial statements, preferably for the past three years if available, and related supplemental information deemed relevant.

•
Rent rolls, tenant listings, and other similar documents are requested as needed.

•
Detailed financial and credit analysis related to cash flow, collateral, the borrower’s capital and character, and the operational environment is performed and presented to the appropriate officer or committee for approval.

•
Cash flows from the project financed and aggregate cash flows of the principals and their entities generally should produce a minimum debt service coverage ratio of 1.25:1.

•
Cash or collateral equity injection by the applicant, ranging from 15% to 35% based on regulatory loan to value ratio limits, in order to meet minimum federal guidelines for each loan category.

•
Past experience of the investor in commercial real estate.

•
Past experience of the customer with Four Oaks Bank.

•
Tangible net worth analysis of the borrower and any guarantors.

•
General and local commercial real estate conditions are monitored and considered in the decision-making process.

•
Alternative uses of the security are considered in the event of default.

•
Credit enhancements are utilized when necessary and desirable, such as the use of guarantors and take out commitments.

•
Non-construction real estate loans typically have a 15 to 20 year amortization with a five or seven year balloon payment. If appropriate, a loan may be set up as an interest only single payment if the identified repayment source coincides with the maturity.

•
Commercial construction projects generally require that an engineer or architect review the applicant’s cost figures for accuracy. In addition, all draw requests must be approved by either the engineer or architect for accuracy before payment is made.

•
On-site progress inspections are completed to protect Four Oaks Bank.

•
Requests for residential construction loans are closely monitored at the contractor level and subdivision level for concentrations. A request is generally denied if either the predetermined builder’s concentration or Bank’s concentration limit has been attained.

•
Real estate construction loans are made for terms not to exceed 12 to 18 months for residential construction and 18 to 24 months for commercial construction.

•
Collateral is investigated using current valuations and is supplemented by the loan officer’s knowledge of the local market. Outside appraisals are completed by appraisers on Four Oaks Bank’s approved list. The appraisals on loans greater than $250,000 are reviewed to ensure they are compliant with Uniform Standards of Professional Appraisal Practice.

Residential Real Estate.   Residential real estate makes up the second largest segment of Four Oaks’ loan portfolio and outstanding balances have generally been very stable, as a percentage of loans outstanding. Terms generally range up to 15 years with amortizations of up to 30 years. Underwriting criteria and procedures for residential real estate mortgage loans generally include:
•
Monthly debt payments of the borrower to gross monthly income should not exceed 45% with stable employment of two years.

•
Loan to value ratio limits of up to 90% of the appraised value.

•
A credit investigation, which includes an Equifax credit report with a Beacon score of at least 620.

•
Verification of income by various methods.

•
Appropriate insurance to protect Four Oaks Bank, typically in the amount of the loan.

•
Flood certifications are procured.

•
Collateral is investigated using current valuations and is supplemented by the loan officer’s knowledge of the local market. Outside appraisals are completed by appraisers on Four Oaks Bank’s approved list. The appraisals on loans greater than $250,000 are reviewed to ensure they are compliant with Uniform Standards of Professional Appraisal Practice.

Financial.   Financial loans are secured by stocks, bonds, and mutual funds. Underwriting procedures and criteria for financial loans generally include:
•
Stock loans should be structured to coincide with the identified source of repayment.

•
The maximum loan to value ratio for stock listed for sale on the NYSE, AMEX, or NASDAQ is 85% of its market value.

•
Generally, stock loans should not exceed 60 months.

Agricultural.   Crop production lending presents many risks to the lender because of weather uncertainty and fluctuations in commodity prices. Underwriting procedures and criteria for agricultural loans generally include:
•
The farmer should have the financial capacity to withstand at least one bad crop year.

•
The farmer must possess sufficient equity in equipment or farmland for Four Oaks Bank to term, within acceptable collateral margins (ranging from 50% to 80%) and cash flow debt service coverage requirements (generally 1.25:1), any line outstanding after the sale of crops.

•
Farmers should meet certain qualitative criteria with respect to the farmer’s knowledge and experience.

•
For new customers, documentation on where the farmer previously banked and the circumstances underlying the new loan request.

Commercial Inventory and Accounts Receivable.   Underwriting procedures and loan to value ratios for commercial inventory loans and accounts receivable loans generally include:
•
Up to 80% of eligible accounts receivable.

•
Up to 80% of the individually assigned accounts receivable. The customer assigns individual invoices, sometimes with shipping documents attached. These may be stamped or marked to show that they have been assigned to Four Oaks Bank. The customer brings payments to Four Oaks Bank for processing against individual invoices.

•
50% or less of the cost or market on materials and qualified finished goods, depending on their quality and stability.

•
0% on work-in-progress.

Installment Loans.   These loans are predominantly direct loans to established customers of Four Oaks Bank and primarily include the financing of automobiles, boats, and other consumer goods. The character, capacity, collateral, and conditions are evaluated using policy limitations. Installment loans are typically made for terms that do not exceed 60 months with any exceptions being documented. Installment loan underwriting criteria and procedures for such financing generally include:
•
Financial statements are generally required on all consumer loans secured by a primary residence, all unsecured loans of  $10,000 or more, and all secured transactions of  $50,000 or more.

•
Income verification is generally required on all consumer loans.

•
Past experience of the customer with Four Oaks Bank.

•
A debt to income ratio that does not exceed 45%.

•
Stable employment record of two years.

•
Stable residency record of two years.

•
A Beacon score of at least 620.

•
Terms to match the usefulness or life of the security.

•
If unsecured, the total unsecured loans of the applicant should not exceed 15% of adjusted net worth or 20% of the applicant’s gross annual income.

Interest Only Loans.   Interest only loans are generally limited to construction lending, properties recently completed and undergoing occupancy stabilization period, and revolving lines of credit. Any other loans made as interest only should have a reason and proper approval.
Bank policy generally prohibits underwriting negative amortization loans or hybrid loans.
The following loan table describes Four Oaks’ loan portfolio composition by segment based on the loan classifications discussed in Note D — Loans and Allowance for Loan Losses to the financial statements for December 31, 2016, 2015, 2014, 2013, and 2012 (amounts in thousands):
	Loan Portfolio Classification
	2016	2015	2014	2013	2012
Loans receivable:
Commercial and industrial	$21,742	$23,163	$24,286	$25,858	$28,377
Commercial construction and land development	46,114	50,510	53,642	66,253	90,899
Commercial real estate	253,086	208,737	200,510	214,159	181,194
Residential construction	42,660	36,618	28,130	28,697	20,445
Residential mortgage	132,971	128,442	135,022	147,300	165,009
Consumer	6,896	6,638	7,248	6,750	7,399
Consumer credit cards	2,114	2,240	2,276	2,339	2,265
Business credit cards	1,235	1,168	1,251	1,124	1,186
Other	502	1,257	499	738	1,278
	507,320	458,773	452,864	493,218	498,052
Net deferred loan fees	(316)	(460)	(608)	(506)	(123)
Net loans before allowance	507,004	458,313	452,256	492,712	497,929
Allowance for loan losses	(9,647)	(9,616)	(9,377)	(11,590)	(16,549)
Total net loans	$497,357	$448,697	$442,879	$481,122	$481,380
Loans held for sale	$206	$1,145	$2,882	$—	$19,297
Commitments and contingencies:
Commitments to make loans	$135,100	$139,577	$100,843	$66,341	$71,924
Standby letters of credit	$861	$671	$1,441	$991	$2,838
The maturities and carrying amounts of loans, excluding credit cards, as of December 31, 2016 are summarized as follows (amounts in thousands):
	Loan Maturities
	Commercial & Industrial	Commercial Construction & Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Total
Due within one year:
Fixed rate	$2,161	$6,857	$9,564	$3,249	$6,695	$2,916	$139	$31,581
Variable rate	7,485	9,821	19,461	38,043	8,578	65	144	83,597
Due after one year through five years:
Fixed rate	7,769	19,654	134,810	395	44,969	3,791	51	211,439
Variable rate	445	6,690	19,043	973	16,885	1	168	44,205
Due after five years:
Fixed rate	3,298	2,738	64,141	—	15,903	123	—	86,203
Variable rate	584	354	6,067	—	39,941	—	—	46,946
Total	$21,742	$46,114	$253,086	$42,660	$132,971	$6,896	$502	$503,971

As of December 31, 2016, Four Oaks had approximately $147.0 million of variable rate loans with interest rate floors in effect (i.e., the floor rate exceeded the variable rate). Interest rates on these loans will not adjust until the underlying index plus any rate adjuster increases above the floor rate.

Asset Quality
Nonperforming Assets.   Nonperforming assets are comprised of nonperforming loans, accruing loans which are past due 90 days or more, repossessed assets, other real estate owned (“foreclosed assets”), and certain loans held for sale which are classified as nonperforming. Nonperforming loans are loans that have been placed into nonaccrual status when doubts arise regarding the full collectability of principal or interest and Four Oaks is therefore uncertain that the borrower can satisfy the contractual terms of the loan agreement. Four Oaks’ policy is to place a loan on nonaccrual status at the point when the loan becomes past due 90 days unless there is sufficient documentation to establish that the loan is well secured and in the process of collection. These nonaccrual loans may be returned to accrual status when the factors which initially indicated the doubtful collectability of the loans have ceased to exist. Foreclosed assets consists typically of real estate assets acquired either through foreclosure proceedings or deed in lieu of foreclosure. Foreclosed assets are recorded at an estimated fair value less costs to sell the property, or the recorded investment in the loan at the time of foreclosure, whichever is less. These assets are periodically evaluated and any decreases in the property’s fair value result in corresponding write downs of the asset’s carrying value.
As of December 31, 2016, nonperforming assets declined $2.4 million or 28.2% when compared to December 31, 2015. Four Oaks’ ratio of nonperforming assets to regulatory Tier 1 capital plus the allowance has improved during the year. At December 31, 2016, this ratio was 8% compared to 12% at December 31, 2015.
The following table describes Four Oaks’ nonperforming asset portfolio composition by category based on the loan classifications discussed in Note D - Loans and Allowance for Loan Losses to the financial statements for December 31, 2016, 2015, 2014, 2013, and 2012 (amounts in thousands):
	Nonperforming Assets
	2016	2015	2014	2013	2012
Nonaccrual loans:
Commercial and industrial	$36	$119	$—	$651	$664
Commercial construction and land development	691	1,626	5,533	9,536	15,941
Commercial real estate	2,153	2,929	983	6,391	9,091
Residential construction	—	721	—	695	833
Residential mortgage	1,444	1,203	1,271	9,943	9,408
Consumer	—	—	472	11	33
Total nonaccrual loans	$4,324	$6,598	$8,259	$27,227	$35,970
Past due 90 days or more and still accruing:
Consumer credit cards	$19	$29	$14	$23	$32
Business credit cards	21	36	3	—	—
Total past due 90 days and still accruing	$40	$65	$17	$23	$32
Foreclosed assets:
Commercial and industrial	$3	$3	$44	$44	$71
Commercial construction and land development	988	1,493	2,613	6,364	8,363
Commercial real estate	637	82	485	1,077	2,420
Residential construction	—	69	—	42	602
Residential mortgage	54	113	640	975	3,680
Total foreclosed assets	$1,682	$1,760	$3,782	$8,502	$15,136
Nonperforming loans held for sale	$—	$—	$1,865	$—	$—
Total nonperforming assets	$6,046	$8,423	$13,923	$35,752	$51,138
Nonperforming loans to gross loans	0.85%	1.44%	1.83%	5.53%	7.22%
Nonperforming assets to total assets	0.84%	1.22%	1.70%	4.35%	5.91%
Allowance coverage of nonperforming loans	221.06%	144.32%	113.30%	42.53%	45.97%

Foreclosed Assets.   As of December 31, 2016, there were 26 foreclosed properties valued at $1.7 million compared to 35 foreclosed properties valued at $1.8 million as of December 31, 2015. For the twelve months ended December 31, 2016, a significant portion of the $1.7 million value of foreclosed properties was due to the addition of one property in the amount of  $863,000 in the first quarter of 2016. The amount of loans transferred into foreclosed assets decreased from $1.2 million for the year ending December 31, 2015 to $1.0 million for the year ending December 31, 2016. Sales of foreclosed assets decreased to $700,000 in 2016 compared to $3.0 million in 2015 as the number and value of properties in the portfolio continues to decline. The continued decline in foreclosed assets resulted primarily from sales of foreclosed properties and reductions in the number of properties added to foreclosed assets.
Nonaccrual and TDR Loans.   Interest income is calculated by the relevant interest method based upon the daily outstanding balance of the loan. The recognition of interest income ceases however when it becomes probable that full collectability of all interest due under the contractual terms of the loan agreement may not occur. As a result, loans may either be placed in nonaccrual status and/or restructured to allow for a payment stream which may appropriately accommodate a borrower’s diminished repayment capacity. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Such restructured loans are typically initially placed into nonaccrual status and may later be returned to accrual status depending upon a demonstrated ability by the borrower to meet the repayment terms of the restructured loan. Payments received on nonaccrual loans are applied first to principal and thereafter interest only after all principal has been collected. Four Oaks accrues interest on restructured loans at the restructured rates when Four Oaks anticipates that no loss of original principal will occur.
Nonaccrual loans as a percentage of gross loans decreased to 0.85% as of December 31, 2016 compared to 1.44% as of December 31, 2015. At December 31, 2016, there were 29 nonaccrual loans totaling $4.3 million compared to 42 loans totaling $6.6 million at December 31, 2015. The gross interest income that would have been recorded for loans accounted for on a nonaccrual basis at December 31, 2016 and 2015 was approximately $196,000 and $153,000, respectively. These amounts represent interest income that would have been recorded if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period.
Loans are classified as a troubled debt restructuring (“TDR”) when, for economic or legal reasons which result in a debtor experiencing financial difficulties, Four Oaks grants a concession through a modification of the original loan agreement that would not otherwise be considered. Loans in the process of renewal or modification are reviewed by Four Oaks to determine if the risk grade assigned is accurate based on updated information. Four Oaks’ policy with respect to accrual of interest on loans restructured in a TDR process follows relevant supervisory guidance. If a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is considered and the loan is considered performing. If the borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual and nonperforming until such time as continued performance has been demonstrated, which is typically a period of at least six consecutive payments. If the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.
As of December 31, 2016, there were six restructured loans in accrual status compared to eight as of December 31, 2015. Regardless of whether any individual TDR is performing, all TDRs are considered to be impaired and are evaluated as such in the allowance for loan losses calculation. As of December 31, 2016, the recorded investment in performing TDRs and their related allowance for loan losses totaled $1.2 million and $0, respectively, compared to $2.3 million and $328,000 as of December 31, 2015. Outstanding nonperforming TDRs totaled $802,000 with $156,000 in specific reserves as of December 31, 2016 compared to $1.1 million in outstanding nonperforming TDRs with $139,000 in related allowance for loan losses as of December 31, 2015. The amount of interest recognized for performing and nonperforming TDRs during the twelve months of 2016 was approximately $73,000 and $10,000, respectively.

The following table describes performing and nonperforming TDRs for December 31, 2016, 2015, 2014, 2013, and 2012 (amounts in thousands):
	2016	2015	2014	2013	2012
Performing TDRs:
Commercial and industrial	$—	$—	$—	$37	$349
Commercial construction and land development	—	1,059	1,336	227	3,484
Commercial real estate	714	1,028	2,469	4,447	5,522
Residential mortgage	474	226	950	2,319	3,945
Consumer	—	—	4	—	—
Total performing TDRs	$1,188	$2,313	$4,759	$7,030	$13,300

	2016	2015	2014	2013	2012
Nonperforming TDRs:
Commercial and industrial	$24	$—	$—	$301	$87
Commercial construction and land development	—	557	2,776	6,699	10,659
Commercial real estate	657	574	552	4,204	4,437
Residential mortgage	121	—	54	3,055	3,113
Consumer	—	—	467	1	—
Total nonperforming TDRs	$802	$1,131	$3,849	$14,260	$18,296

Allowance for Loan Losses and Summary of Loan Loss Experience.   The allowance for loan losses is established through periodic charges to earnings in the form of a provision for loan losses. Increases to the allowance for loan losses occur as a result of provisions charged to operations and recoveries of amounts previously charged-off, and decreases to the allowance occur when loans are charged-off because management believes that the uncollectibility of a loan balance is confirmed. Management evaluates the adequacy of Four Oaks’ allowance for loan losses on at least a quarterly basis. The evaluation of the adequacy of the allowance for loan losses involves the consideration of loan growth, loan portfolio composition and industry diversification, historical loan loss experience, current delinquency levels, adverse conditions that might affect a borrower’s ability to repay the loan, estimated value of underlying collateral, prevailing economic conditions and all other relevant factors derived from Four Oaks’ history of operations. Additionally, regulatory agencies review Four Oaks’ allowance for loan losses and may require additional provisions for estimated losses based on judgments that differ from those of management.
Management has developed a model for evaluating the adequacy of the allowance for loan losses. The model uses Four Oaks’ internal grading system to quantify the risk of each loan. The grade is initially assigned by the lending officer and/or the credit administration function. The internal grading system is reviewed and tested periodically by an independent internal loan review function as well as an independent external credit review firm. The testing process involves the evaluation of a sample of new loans, loans having been identified as possessing potential weakness in credit quality, and past due and nonaccrual loans to determine the ongoing effectiveness of the internal grading system. Additionally, regulatory agencies review the adequacy of the risk grades assigned as well as the risk grade process and may require changes based on judgments that differ from those of management that could impact the allowance for loan losses.
The grading system is comprised of seven risk categories for active loans. Grades 1 through 4 demonstrate various degrees of risk, but each is considered to have the capacity to perform in accordance with the terms of the loan. Loans possessing a grade of 5 exhibit characteristics which indicate higher risk that the loan may not be able to perform in accordance with the terms of the loan. Grade 6 loans are considered sub-standard and are generally impaired, however, certain of these loans continue to accrue interest, and are not TDRs and are not considered impaired. Grade 7 loans are considered doubtful and would be included in nonaccrual loans. Grade 8 loans are considered uncollectable and identified as a confirmed loss. Loans can also be classified as non-accrual, TDR, or otherwise impaired, all of which are considered impaired and evaluated for specific reserve under FASB Accounting Standard Codification (“ASC”) 310-10 regardless of the risk grade assigned.
Once a loan has been determined to meet the definition of impairment, the amount of that impairment is measured through one of two available methods: a calculation of the net present value of the expected future cash flows of the loan discounted by the effective interest rate of the loan or upon the fair market value of the underlying assets securing the loan. If the fair market value of collateral method is selected for use, an updated collateral value is generally obtained based on where the loan is in the collection process and the age of the existing appraisal. Each loan is then analyzed to determine the net value of collateral or cash flows and an estimate of potential loss. The net value of collateral per Four Oaks’ analysis is determined using various subjective discounts, selling expenses and a review of the assumptions used to generate the current appraisal. If collection is deemed to be collateral dependent then the deficiency is generally charged off. Appraised values on real estate collateral are subject to constant change and management makes certain assumptions about how the age of an appraisal impacts current value. Impaired loans are re-evaluated periodically to determine the adequacy of specific reserves and charge-offs. Groups of small dollar impaired loans with similar risk characteristics may be evaluated for impairment collectively.
Loans that are not assessed for specific reserves under FASB ASC 310-10 are reserved for under FASB ASC 450. The loans analyzed under FASB ASC 450 are assigned a reserve based on a quantitative factor and a qualitative factor. The quantitative factor is based on historical charge-off levels and is adjusted for the loan’s risk grade. The qualitative factors address loan growth, loan portfolio composition and industry diversification, historical loan loss experience, current delinquency levels, prevailing economic conditions and all other relevant factors derived from Four Oaks’ history of operations. Together these two components comprise the ASC 450, or general reserve.
Four Oaks utilizes a five year look back period to determine historical loss rates under the quantitative ASC 450 reserve. Four Oaks calculates historical loss rates from the most recent five years on a rolling quarter basis to provide an estimate of potential losses and to provide for the highest base charge-off rate regardless of whether the historical charge-offs are improving or declining. In addition, Four Oaks Bank assigns a different percentage (“multiplier”) of the base charge-off rate to the balances for each risk grade within a loan category to reflect the varied risk of charge-off for each. The standard multipliers range from 0% for a risk grade 1 to 300% for a risk grade 6 that is unimpaired. In addition, categories that have a concentrated level of charge-offs associated with a particular risk grade could have an additional reserve factor of 50% to 100% added to that particular risk grade. Lastly, categories that have had historically high charge-offs also have an additional reserve factor between 25% to 100% added to the risk grade 5s and 6s to account for the additional risk in those categories. The reserve amount by risk grade is calculated and then combined for a blended quantitative reserve factor for each loan category.
The allowance for loan losses at December 31, 2016 was $9.6 million, which represents 1.9% of total loans outstanding compared to $9.6 million or 2.1% as of December 31, 2015. For the year ended December 31, 2016, net loan recoveries were $31,000 compared to $239,000 for the prior year period because the volume of total charge-offs and recoveries continued to decline as asset quality normalizes. Non-accrual loans were $4.3 million and $6.6 million at December 31, 2016 and 2015, respectively. The 30-89 day past due numbers are down to $493,000 as of December 31, 2016 compared to $1.2 million as of December 31, 2015, a 57.9% decrease.
The ASC 450 reserve as of December 31, 2015 was 2.2% compared to 1.7% as of December 31, 2016. As of December 31, 2016, Four Oaks had $5.1 million in loans in the coastal North Carolina region which are collateralized by properties that have seen significant declines in value since the loans’ origination, compared to $6.6 million as of December 31, 2015. Those loans in this category that are evaluated as part of the ASC 450 general reserve are being reserved at an average of 43.8% as of December 31, 2016.
Impaired loans evaluated for specific reserve as of December 31, 2016 were $5.4 million compared to $8.6 million for the year ended December 31, 2015, a decline of  $3.2 million or 37.6%. The ASC 310 reserve was $1.0 million as of December 31, 2016 compared to $1.3 million as of December 31, 2015.
The allowance for loan losses represents management’s estimate of an appropriate amount to provide for known and inherent losses in the loan portfolio in the normal course of business. While management believes the methodology used to establish the allowance for loan losses incorporates the best information available at the time, future adjustments to the level of the allowance may be necessary and the results of operations could be adversely affected should circumstances differ substantially from the assumptions initially used. Four Oaks management believes that the allowance for loan losses was established in conformity with generally accepted accounting principles; however, there can be no assurances that the regulatory agencies, after reviewing the loan portfolio, will not require management to increase the level of the allowance. Likewise, there can be no assurance that the existing allowance for loan losses is adequate should there be deterioration in the quality of any loans or changes in any of the factors discussed above. Any increases in the provision for loan losses resulting from such deterioration or change in condition could adversely affect Four Oaks’ financial condition and results of operations.
The following table summarizes Four Oaks’ loan loss experience for the years ending December 31, 2016, 2015, 2014, 2013, and 2012 (amounts in thousands, except ratios):
	Allowance for Loan Losses
	2016	2015	2014	2013	2012
Balance at beginning of period	$9,616	$9,377	$11,590	$16,549	$21,141
Charge-offs:
Commercial and industrial	73	74	492	411	703
Commercial construction and land development	229	196	3,106	3,759	7,929
Commercial real estate	565	578	3,315	2,220	3,691
Residential construction	—	41	171	138	103
Residential mortgage	45	713	4,847	1,559	1,801
Consumer	161	210	183	271	516
Other	9	69	—	—	—
Total charge-offs	1,082	1,881	12,114	8,358	14,743
Recoveries:
Commercial and industrial	97	234	208	514	622
Commercial construction and land development	788	1,176	397	587	1,176
Commercial real estate	21	393	334	1,506	366
Residential construction	21	—	—	—	—
Residential mortgage	70	201	866	599	458
Consumer	113	113	120	154	148
Other	3	3	23	4	—
Total recoveries	1,113	2,120	1,948	3,364	2,770
Net recoveries (charge-offs)	31	239	(10,166)	(4,994)	(11,973)
Provision for loan losses	—	—	7,953	35	7,381
Balance at end of year	$9,647	$9,616	$9,377	$11,590	$16,549
Ratio of net charge-offs during the year to average gross loans outstanding during the year	—%	—%	2.14%	1.01%	2.21%
The following table summarizes Four Oaks’ allocation of allowance for loan losses at December 31, 2016, 2015, 2014, 2013, and 2012 (amounts in thousands, except ratios).
	Allowance for Loan Losses by Loan Classification
	2016		2015		2014		2013		2012
	Amount	% Total Loans(1)	Amount	% Total Loans(1)	Amount	% Total Loans(1)	Amount	% Total Loans(1)	Amount	% Total Loans(1)
Commercial and industrial	$58	5%	$221	5%	$119	6%	$487	6%	$1,185	6%
Commercial construction and land development	4,915	9%	5,470	11%	5,105	12%	5,037	13%	7,251	18%
Commercial real estate	3,198	50%	2,268	46%	2,382	44%	2,981	43%	2,961	37%
Residential construction	258	8%	305	8%	436	6%	713	6%	423	4%
Residential mortgage	1,078	26%	1,191	28%	1,206	30%	2,146	30%	4,471	33%
Consumer	98	2%	113	2%	89	2%	188	2%	188	2%
Other	42	—%	48	—%	40	—%	38	—%	70	—%
Total	$9,647	100%	$9,616	100%	$9,377	100%	$11,590	100%	$16,549	100%

(1)
Represents total of all outstanding loans in each category as a percentage of total loans outstanding.

Deposits
Deposits are the primary source of funds for Four Oaks’ portfolio loans, loan pipeline and investments. Four Oaks’ deposit strategy is to obtain deposit funds from within Four Oaks Bank’s market areas through relationship banking. The majority of Four Oaks’ deposits are from individuals and entities located in Four Oaks Bank’s primary markets of Johnston and Wake counties. Four Oaks Bank is positioned to obtain wholesale deposits, including brokered deposits, from various sources in order to supplement Four Oaks’ liquidity if needed. As of December 31, 2016, total deposits were approximately $553.5 million, up from $542.3 million at December 31, 2015.
Noninterest-bearing demand deposits and interest-bearing transaction accounts, which include savings, money market and interest checking, increased $40.0 million or 12.8%. Time deposits declined $28.8 million as Four Oaks Bank did not replace wholesale time deposits that matured during 2016 and continue to execute a strategy of exiting high cost time deposits for non-relationship customers.
Wholesale deposits, including time deposits placed in the Certificate of Deposit Account Registry Service (“CDARS”), and various brokered deposit programs decreased $17.2 million, or 41.4%, from $41.5 million as of December 31, 2015, to $24.3 million at December 31, 2016 as some brokered deposit maturities were not replaced. The CDARS program provides full FDIC insurance on deposit balances greater than posted FDIC limits by exchanging larger depository relationships with other CDARS members. CDARS is offered as a service to Four Oaks’ customers who either require or desire full FDIC insurance coverage of their deposits.
Time certificates in amounts of  $250,000 or more outstanding at December 31, 2016, 2015, 2014, 2013, and 2012, by maturity were as follows (amounts in thousands):
	Time Certificates of $250,000 or More by Maturity
	2016	2015	2014	2013	2012
Three months or less	$3,980	$2,820	$4,350	$3,555	$14,394
Over three months through six months	7,835	10,680	6,454	8,380	6,223
Over six months through twelve months	3,731	5,196	8,203	5,857	5,401
Over twelve months through three years	8,236	10,970	13,428	16,316	17,791
Over three years	5,985	5,595	5,183	4,068	10,613
Total	$29,767	$35,261	$37,618	$38,176	$54,422

Borrowings
Four Oaks borrows funds principally from the Federal Home Loan Bank of Atlanta (the “FHLB”). During 2016, Four Oaks increased total advances by $10.0 million as compared to December 31, 2015.
Information regarding borrowings at December 31, 2016, 2015, and 2014, are as follows (amounts in thousands, except rates):
	FHLB Advances
	2016	2015	2014
Balance outstanding at December 31	$70,000	$60,000	$90,000
Weighted average rate at December 31	2.06%	2.38%	3.42%
Maximum borrowings during the year	$80,000	$90,000	$112,000
Average amounts outstanding during year	$69,672	$88,773	$110,416
Weighted average rate during year	2.09%	3.39%	3.57%
In late 2015, Four Oaks sold $11.5 million aggregate principal amount of subordinated promissory notes. These notes are due on November 30, 2025 and Four Oaks is obligated to pay interest at an annualized rate of 6.25% payable in quarterly installments commencing on March 1, 2016. Four Oaks may prepay the notes at any time after November 30, 2020, subject to compliance with applicable law. The proceeds of the offering were used to refinance Four Oaks’ then outstanding subordinated promissory notes issued in 2009.

On March 30, 2006, $12.4 million of trust preferred securities (the “Trust Preferred Securities”) were placed through the Trust. The Trust has invested the net proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Debentures”) issued by Four Oaks and recorded in borrowings on the accompanying consolidated balance sheets. The Trust Preferred Securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to three month LIBOR plus 1.35%. The dividends paid to holders of the Trust Preferred Securities, which will be recorded as interest expense, are deductible for income tax purposes. The Trust Preferred Securities are redeemable in whole or in part, on any June 15, September 15, December 15, or March 15. Redemption is mandatory by June 15, 2036.
Four Oaks may purchase federal funds through secured federal funds lines of credit with various banks. These lines are intended for short-term borrowings and are payable on demand and bear interest based upon the daily federal funds rate. For 2016, 2015, and 2014, Four Oaks purchased no federal funds except in conjunction with semi-annual testing of the borrowing lines available. At December 31, 2016 and December 31, 2015, Four Oaks had no federal funds borrowings outstanding under these lines.
Results of Operations for the Years Ended December 31, 2016 and 2015
Overview.   Pre-tax net income for the twelve months ended December 31, 2016 was $5.3 million compared to $3.5 million for the same period in 2015, an increase of  $1.8 million or 50%. Net income for the twelve months ended December 31, 2016 was $6.9 million, or $1.06 net income per basic and $1.04 per diluted share, as compared to net income of  $20.0 million, or $3.12 net income per basic and $3.10 per diluted share, for the twelve months ended December 31, 2016. For the twelve months ended December 31, 2016, Four Oaks reported an income tax benefit of  $1.6 million compared to an income tax benefit of  $16.5 million for the same period in 2015. The prior year income tax benefit resulted from the partial reversal of the valuation allowance against Four Oaks’ deferred tax assets executed in the second quarter of 2015. The current year income tax benefit was due to the reversal of substantially all of the remaining valuation allowance on the deferred tax assets executed in the fourth quarter of 2016.
Net interest income totaled $24.4 million for the twelve months ended December 31, 2016 as compared to $22.6 million for the same period in 2015, an increase of  $1.8 million or 7.8%. Net interest margin for the twelve months ended December 31, 2016 was 3.7% compared to 3.3% for the same period in 2015. The primary driver of the improved margins and overall net interest income was the reduction in funding costs due to the balance sheet strategies executed in late 2015. The 2015 balance sheet strategies included the extinguishment of high-cost long term borrowings and refinancing Four Oaks’ subordinated debt at lower rates. Additionally contributing to the increase was additional interest income on loans from the portfolio growth during 2016.
Non-interest income was $5.8 million for the twelve months ended December 31, 2016 compared to $9.6 million for the same period in 2015. This decrease was primarily due to reductions in gains from the sale of problem loans as Four Oaks and Four Oaks Bank completed the previously disclosed Asset Resolution Plan during 2015 and had few loan sales during 2016. Additionally, Four Oaks and Four Oaks Bank completed their exit from the ACH third party payment processor business line in 2015 and indemnification income from this exit was absent from 2016 totals. Other factors contributing to the overall decline were less significant but included reduced premium income from the sale of government guaranteed loans and reductions in service charges on deposit accounts.
Non-interest expense totaled $24.8 million for the twelve months ended December 31, 2016 compared to $28.6 million for the same period in 2015. As previously mentioned, Four Oaks restructured the balance sheet during the fourth quarter 2015, resulting in the extinguishment of high-cost long term borrowings. The absence of these long term debt extinguishment costs in 2016 was a primary driver in the overall decline of non-interest expense. Another significant contributor included a reduction in salary expense in 2016 as Four Oaks exited certain personnel contracts and incurred related expenses during 2015 as it transitioned the leadership team.
Net Interest Income.   The primary component of earnings for Four Oaks is net interest income, which is the difference between interest income, principally from loan and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of non-interest-bearing liabilities and capital.
Net interest income increased by $1.8 million or 7.8%, to $24.4 million in 2016 from $22.6 million in 2015. The net interest margin increased 40 basis points to 3.74% in 2016 from a net interest margin of 3.29% in the previous year. The increase in net interest income was primarily due to declines in interest expense of  $2.0 million driven primarily by reductions in high cost long term borrowings that were paid down or refinanced during 2015. Interest expense on FHLB borrowings declined $1.6 million or 51.7% as compared to 2015. Also contributing to the decline in interest expense was the refinancing of Four Oaks’ subordinated promissory notes during late 2015 from an interest rate of 8.50% to 6.25%. The reduction in rate and $500,000 reduction in balances resulted in savings of approximately $300,000 for the twelve months ended December 31, 2016. This improvement in overall net interest income was offset by a reduction in total interest income of  $178,000 as overall investment balances and resulting interest income declined and was only partially offset by increases in interest income on loans.
On average, Four Oaks’ interest-earning assets declined $36.6 million during 2016 from 2015; however, the rate earned on these assets increased 21 basis points. The primary drivers for the decline in interest-earning assets were reductions in interest earning deposits with banks and total investments offset by increases in average loans. Interest earning deposits in banks, which carried a relatively low yield, declined $42.6 million during the year while average investments declined $18.7 million. Part of this decline was from the ACH TPPP business line exit during 2015 which caused Four Oaks to carry elevated levels of interest bearing deposits during the exit process. This was offset by increases in average loans which grew $25.1 million during 2016. Interest bearing liabilities declined $9.1 million as Four Oaks remained focus on improving balance sheet efficiency to ensure any unnecessary funding was eliminated. In addition to the total reduction in interest bearing liabilities, the rate paid on these liabilities declined 36 basis points driven primarily by reductions in high cost long term borrowings paid down during 2015.
Four Oaks sets interest rates on deposits and loans at competitive rates. Interest rate spreads have increased from 3.0% in 2015 to 3.5% for 2016. The interest rate spread is the difference between the interest rates earned on average loans and investments, and the interest rates paid on average interest-bearing deposits and borrowings.
The following schedule presents average balance sheet information for the years 2016, 2015, and 2014, along with related interest earned and average yields for interest-earning assets and the interest paid and average rates for interest-bearing liabilities (amounts in thousands, except for average rates). Nonaccrual notes are included in loan amounts.

	Average Daily Balances, Interest Income/Expense, Average Yield/Rate For the Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans	$483,741	$25,464	5.26%	$458,679	$25,208	5.50%	$474,327	$25,331	5.34%
Investment securities – taxable	123,618	2,937	2.38%	142,305	3,299	2.32%	112,989	2,401	2.12%
Other investments and FHLB stock	4,264	351	8.23%	4,628	331	7.15%	6,106	326	5.34%
Interest earning deposits in banks	39,178	436	1.11%	81,787	528	0.65%	199,140	747	0.38%
Total interest-earning assets	650,801	29,188	4.48%	687,399	29,366	4.27%	792,562	28,805	3.63%
Other assets	62,525			53,056			39,346
Total assets	$713,326			$740,455			$831,908
Interest-bearing liabilities:
Deposits:
NOW and money market deposits	$150,917	$354	0.23%	$139,985	$316	0.23%	$128,345	$286	0.22%
Savings deposits	41,801	66	0.16%	38,194	57	0.15%	34,856	51	0.15%
Time deposits, $250,000 and over	32,570	280	0.86%	36,644	328	0.90%	37,340	396	1.06%
Other time deposits	186,703	1,628	0.87%	186,647	1,745	0.93%	210,098	2,139	1.02%
Borrowed funds	69,676	1,479	2.12%	88,776	3,059	3.45%	110,419	3,997	3.62%
Subordinated debentures and promissory notes	23,872	1,021	4.28%	24,371	1,273	5.22%	24,372	1,219	5.00%
Total interest-bearing liabilities	505,539	4,828	0.96%	514,617	6,778	1.32%	545,430	8,088	1.48%
Noninterest-bearing deposits	140,024			169,289			249,266
Other liabilities	3,884			4,719			5,222
Stockholders’ equity	63,879			51,830			31,990
Total liabilities and stockholders’ equity	$713,326			$740,455			$831,908
Net interest income and interest rate spread		$24,360	3.53%		$22,588	2.95%		$20,717	2.15%
Net yield on average interest-earning assets			3.74%			3.29%			2.61%
Ratio of average interest-earning assets to average interest-bearing liabilities			128.73%			133.57%			145.31%

The following table shows changes in interest income and expense by category and rate/volume variances for the years ended December 31, 2016, 2015 and 2014. The changes due to rate and volume were allocated on their absolute values (amounts in thousands, except for average rates):
	Year Ended December 31, 2016 vs. 2015			Year Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans	$1,348	$(1,092)	$256	$(848)	$725	$(123)
Investment securities – taxable	(439)	77	(362)	651	247	898
Other investments	(28)	48	20	(92)	97	5
Interest earning deposits in banks	(375)	283	(92)	(599)	380	(219)
Total interest income	506	(684)	(178)	(888)	1,449	561
Interest expense:
Deposits
NOW and money market deposits	25	13	38	26	4	30
Savings deposits	6	3	9	5	1	6
Time deposits, $250,000 and over	(36)	(12)	(48)	(7)	(61)	(68)
Other time deposits	1	(118)	(117)	(229)	(165)	(394)
Borrowed funds	(532)	(1,048)	(1,580)	(764)	(174)	(938)
Subordinated Debentures	(24)	(228)	(252)	—	54	54
Total interest expense	(560)	(1,390)	(1,950)	(969)	(341)	(1,310)
Net interest income increase	$1,066	$706	$1,772	$81	$1,790	$1,871

Provision for Loan Losses.   The provision for loan losses is charged to bring the allowance for loan losses to the level deemed appropriate by management after adjusting for recoveries of amounts previously charged off. Loans are charged against the allowance for loan losses when management believes that the uncollectibility of a loan balance is confirmed. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of borrowers, past and expected loss experience, current economic conditions, and other factors management feels deserve recognition in establishing an appropriate reserve. During the twelve months ended December 31, 2016 and December 31, 2015, no provision for the allowance for loan losses was recognized in earnings.
Non-interest Income.   Non-interest income for the twelve months ended December 31, 2016 was $5.8 million, as compared to $9.6 million for the same period in 2015, a decrease of  $3.8 million. The principal drivers for the decline are related to non-recurring items that either declined significantly year over year or were absent during the twelve months ended December 31, 2016. Total gains from problem loan sales were $351,000 for the twelve months ended December 31, 2016 as compared to $3.2 million for the same period in 2015, a $2.9 million decline due to Four Oaks completing disposal of loans identified in the Asset Resolution Plan during 2015. Additionally, Four Oaks exited the ACH third party payment processor business line in 2015 which resulted in a loss of  $445,000 on indemnification income from the prior year and also contributed to the decline in other non-interest income. Other less significant factors furthering the decline in non-interest income were reductions in other service charges, commissions and fees largely due to reduced premium income from the sale of government guaranteed loans and reduced insufficient funds charges on deposit accounts.
Non-interest Expense.   Non-interest expense for the year ended December 31, 2016 was $24.8 million, as compared to $28.6 million for the year ended December 31, 2015, a decrease of  $3.8 million. The balance sheet strategies executed in 2015 that entailed paying down high cost long term borrowings by $40.0 million led to $2.1 million in related extinguishment costs for the twelve months ended December 31, 2015. The absence of this expense in 2016 was a primary driver in the decline in non-interest expense for the twelve month period. During late 2015, Four Oaks also incurred one-time costs associated with changes in three members of the executive management team that contributed to non-recurring salary expenses of  $1.2 million for the twelve months ended December 31, 2015. Reductions were seen in almost all other expense categories as Four Oaks continued reviewing ways to improve efficiency and reduce expenses. These declines were offset by an increase of  $282,000 in employee benefits which was primarily due to the absence of a premium holiday by Four Oaks’ medical insurance provider and the increase in Four Oaks’ 401K plan match during 2016.
Income Taxes.   For the twelve months ended December 31, 2016, Four Oaks reported a $1.6 million income tax benefit as compared to a $16.5 million benefit for this same period in 2015. For both periods, the income tax benefit recorded was the result of a reversal of a portion of the valuation allowance against deferred tax assets net of income tax expense. Since the partial valuation allowance reversal executed in the second quarter of 2015, Four Oaks continued to assess both positive and negative evidence to determine the ability to fully utilize the deferred tax assets prior to its expiration. During the fourth quarter of 2016, based upon the assessment of all positive and negative evidence, Four Oaks management determined that it is more likely than not that Four Oaks will generate sufficient taxable income of the appropriate character that would fully allow it to utilize the deferred tax assets and reversed substantially all of the remaining valuation allowance.
Off-Balance Sheet Arrangements
As part of its normal course of business to meet the financing needs of its customers, Four Oaks is at times a party to financial instruments with off-balance sheet credit risk. Such instruments include commitments to extend credit and standby letters of credit. At December 31, 2016, Four Oaks’ outstanding commitments to extend credit consisted of undisbursed lines of credit, other commitments to extend, undisbursed portion of construction loans and stand-by letters of credit of  $136.0 million. See Note L — Commitments and Contingencies in the accompanying notes to the consolidated financial statements for the years ended December 31, 2016 and 2015 beginning on page F-1 for additional detail regarding Four Oaks’ off-balance sheet risk exposure.

Liquidity and Capital Resources
Market and public confidence in Four Oaks’ financial strength and in the strength of financial institutions in general will largely determine Four Oaks’ access to appropriate levels of liquidity. This confidence is significantly dependent on Four Oaks’ ability to maintain sound asset quality and appropriate levels of capital resources. The term “liquidity” refers to Four Oaks’ ability to generate adequate amounts of cash to meet Four Oaks’ needs for funding loan originations, deposit withdrawals, maturities of borrowings and operating expenses. Management measures Four Oaks’ liquidity position by giving consideration to both on and off-balance sheet sources of, and demands for, funds on a daily and weekly basis.
Sources of liquidity include cash and cash equivalents (net of federal requirements to maintain reserves against deposit liabilities), investment securities eligible for pledging to secure borrowings, investments available-for-sale, loan repayments, loan sales, deposits and borrowings from the FHLB secured with pledged loans and securities, and from correspondent banks under overnight federal funds credit lines. During the twelve months ended 2016, Four Oaks’ primary use of its excess liquidity was to fund growth in the loan portfolio.
At December 31, 2016, Four Oaks’ outstanding commitments to extend credit consisted of loan commitments of  $21.1 million, undisbursed lines of credit of  $97.4 million, unused credit card lines of $16.6 million, financial stand-by letters of credit of  $439,000 and performance stand-by letters of credit of $422,000. Four Oaks’ management believes that Four Oaks’ and Four Oaks Bank’s combined aggregate liquidity position from all sources is sufficient to meet the funding requirements of loan demand, and deposit maturities and withdrawals in the near term.
At December 31, 2015, Four Oaks’ outstanding commitments to extend credit consisted of loan commitments of  $29.4 million, undisbursed lines of credit of  $94.2 million, unused credit card lines of $16.0 million, financial stand-by letters of credit of  $438,000 and performance stand-by letters of credit of $233,000.
Certificates of deposits represented 36.4% of Four Oaks’ total deposits at December 31, 2016, a decrease from 42.4% at December 31, 2015. Brokered and out-of-market certificates of deposit totaled $24.3 million at year-end 2016 and $41.5 million at year-end 2015, which comprised 4.4% and 7.7% of total deposits, respectively. Certificates of deposit of  $250,000 or more, inclusive of brokered and out-of-market certificates, represented 5.4% of Four Oaks’ total deposits at December 31, 2016 and 6.5% at December 31, 2015. Large certificates of deposits are generally considered rate sensitive. While Four Oaks Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention.
On August 15, 2014, Four Oaks closed the Rights Offering and Standby Offering with Mr. Lehman. In connection with the Rights Offering and Standby Offering, Four Oaks issued an aggregate of 4,800,000 shares of its common stock at $5.00 per share for aggregate gross proceeds of  $24.0 million.
Management believes that Four Oaks’ liquidity sources are adequate to meet its operating needs for the next twelve months. Total shareholders’ equity was $68.0 million or 9.45% of total assets at December 31, 2016 and $60.4 million or 8.74% of total assets at December 31, 2015. Supplementing customer deposits as a source of funding, Four Oaks has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $37.0 million that remain unused at December 31, 2016. As of December 31, 2016, Four Oaks has the credit capacity to borrow up to $180.3 million from the FHLB with $70.0 million outstanding as of December 31, 2016.
Four Oaks had total risk based capital of 15.6%, Tier 1 risk based capital of 12.2%, a leverage ratio of 9.5%, and common equity Tier 1 capital of 10.9% at December 31, 2016, as compared to 16.0%, 12.4%, 8.8%, and 11.3%, respectively, at December 31, 2015. Four Oaks Bank had total risk based capital of 15.4%, Tier 1 risk based capital of 14.1%, a leverage ratio of 11.0%, and common equity Tier 1 capital of 14.1% at December 31, 2016, as compared to 15.6%, 14.4%, 10.2%, and 14.4%, respectively, at December 31, 2015. At December 31, 2016, both Four Oaks and Four Oaks Bank were well capitalized.
Four Oaks sold $11.5 million aggregate principal amount of subordinated promissory notes to certain accredited investors in December 2015. These notes are due on November 30, 2025 and Four Oaks is obligated to pay interest at an annualized rate of 6.25% payable in quarterly installments commencing on

March 1, 2016. Four Oaks may prepay the notes at any time after November 30, 2020, subject to compliance with applicable law. The proceeds were used to refinance Four Oaks’ then outstanding subordinated promissory notes issued in 2009.
Impact of Inflation and Changing Prices
The primary effect of inflation on Four Oaks’ operations is reflected in increases in the price of goods and services resulting in higher operating expenses. In management’s opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not necessarily change at the same rate or in the same magnitude as the inflation rate. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans, and deposits.
Recent Accounting Pronouncements
See Note A — Organization and Summary of Significant Accounting Policies, in the accompanying notes to the consolidated financial statements for the fiscal years ending December 31, 2016 and 2015 beginning on page F-1, for a discussion of recent accounting pronouncements and management’s assessment of the potential impact on Four Oaks’ consolidated financial statements.
Critical Accounting Estimates and Policies
Four Oaks prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Four Oaks to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Critical accounting estimates and policies are those Four Oaks’ management believes are both most important to the portrayal of Four Oaks’ financial condition and results, and require Four Oaks’ most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. Four Oaks’ management believes that the allowance for loan losses, other than temporary impairment of investments available-for-sale, valuation of foreclosed assets, and income taxes, represent particularly sensitive accounting estimates.
See Note A — Organization and Summary of Significant Accounting Policies, in the accompanying notes to the consolidated financial statements for the years ended December 31, 2016 and 2015 beginning on page F-1 for a comprehensive view of significant accounting estimates and policies.
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2017 and 2016
Comparison of Financial Condition at June 30, 2017 and December 31, 2016
Four Oaks’ total assets increased $19.9 million or 2.8% from $719.9 million at December 31, 2016 to $739.8 million at June 30, 2017. Cash, cash equivalents, and investments were $193.1 million at June 30, 2017 compared to $163.6 million at December 31, 2016, an increase of  $29.5 million or 18.0% primarily due to increases in the investment portfolio, paydowns in loans outstanding, new long term borrowings, and growth in deposits. Outstanding gross loans declined to $497.8 million at June 30, 2017 compared to $507.0 million at December 31, 2016, a decrease of  $9.2 million or 1.8%.
Total liabilities were $668.5 million at June 30, 2017, an increase of  $16.6 million or 2.6%, from $651.9 million at December 31, 2016. Total deposits increased $6.7 million or 1.2% during the six month period ended June 30, 2017, from $553.5 million at December 31, 2016, to $560.2 million at June 30, 2017.

As Four Oaks’ market teams continue to focus on demand, savings, and money market account growth, this total increased $20.2 million or 5.7% during the six month period ended June 30, 2017 totaling $372.4 million compared to $352.2 million at December 31, 2016. This growth was offset by reductions in time deposits of  $13.5 million or 6.7%, which totaled $187.8 million as of June 30, 2017 compared to $201.3 million at December 31, 2016. This decline in time deposits was a result of reductions in brokered deposits of approximately $6 million coupled with reduced retail time deposits. Long-term borrowings were $80.0 million at June 30, 2017 compared to $70.0 million at December 31, 2016, an increase of  $10.0 million or 14.3% due to the execution of an additional advance during the first quarter of 2017. Total shareholders’ equity increased $3.3 million or 4.9%, from $68.0 million at December 31, 2016, to $71.3 million at June 30, 2017.
Results of Operations for the Three Months Ended June 30, 2017 and 2016
Net Income.   Pre-tax net income for the three months ended June 30, 2017 was $2.0 million compared to $1.4 million for the same period in 2016, an increase of  $655,000 or 47.8%. Net income for the three months ended June 30, 2017 was $1.3 million, or $0.20 net income per basic and diluted share, as compared to net income of  $872,000, or $0.13 net income per basic and diluted share, for the three months ended June 30, 2016.
Net Interest Income.   Net interest income is the difference between interest income, principally from loan and investment securities, and interest expense, largely on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread, and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of non-interest-bearing liabilities and capital.
Net interest income totaled $6.4 million for the three months ended June 30, 2017 as compared to $6.1 million for the same period in 2016, an increase of  $291,000 or 4.8%. Interest income totaled $7.5 million for the three months ended June 30, 2017 compared to $7.3 million for the same period in 2016, an increase of  $239,000 or 3.3%. This variance was largely due to an increase in average balances outstanding as rates remained fairly constant. Interest expense remained flat at $1.2 million for the three months ended June 30, 2017 and 2016. Net interest margin improved 8 basis points to 3.83% for the quarter ended June 30, 2017, as compared to 3.75% for the same period ended June 30, 2016.
Provision for Loan Losses.   The provision for loan losses is charged to bring the allowance for loan losses to the level deemed appropriate by management after adjusting for recoveries of amounts previously charged off. Loans are charged against the allowance for loan losses when management believes that the uncollectibility of a loan balance is confirmed. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of borrowers, past and expected loss experience, current economic conditions, and other factors management feels deserve recognition in establishing an appropriate reserve. During the three months ended June 30, 2017 and June 30, 2016, no provision for the allowance for loan losses was recognized in earnings.
Non-Interest Income.   Non-interest income remained flat at $1.6 million for the three months ended June 30, 2017 and 2016. Other non-interest income increased $247,000 for the quarter ended June 30, 2017 when compared to the same period in 2016. This was primarily due to a gain of  $195,000 that occurred during the second quarter of 2017 when Four Oaks sold a former branch location. As Four Oaks reviewed options to increase fee income during 2016, it invested in a new bank owned life insurance policy and made changes to underlying investment allocations in existing policies which resulted in increased fee income for the three months ended June 30, 2017 of  $71,000. Offsetting this increase was the absence of gains on the sale of investment securities available for sale during the three months ended June 30, 2017, resulting in a decrease of  $266,000 for the period.
Non-Interest Expense.   Non-interest expense decreased $311,000 to $6.0 million for the quarter ended June 30, 2017, as compared to $6.3 million for the quarter ended June 30, 2016 with many categories of non-interest expense experiencing declines. Other operating expenses saw the largest decrease totaling

$256,000, which was due to improvements in a number of operational areas including card and other processing related expenses. Professional and consulting fees declined $230,000 due to changes in accounting and audit related expenses, as well as overall reductions in professional fee engagements. Another primary contributor was a decline of  $201,000 in salaries and benefit related expenses due to reductions in head count and current year incentives offset by increased restricted stock expense. Offsetting these declines were $524,000 of merger-related expenses for the three months ended June 30, 2017 that Four Oaks incurred in connection with the proposed merger with United.
Income Taxes.   Four Oaks recorded income tax expense of  $702,000 for the three months ended June 30, 2017 as compared to $498,000 for the same period in 2016. The increase in taxes for the three months ended June 30, 2017 was driven primarily by the increase in net income.
Results of Operations for the Six Months Ended June 30, 2017 and 2016
Net Income.   Pre-tax net income for the six months ended June 30, 2017 was $3.9 million compared to $2.7 million for the same period in 2016, an increase of  $1.2 million or 45.1%. Net income for the six months ended June 30, 2017 was $2.5 million, or $0.38 net income per basic and diluted share, as compared to net income of  $1.7 million, or $0.26 net income per basic and diluted share, for the six months ended June 30, 2016, an increase of  $808,000 or 47.4%.
Net Interest Income.   Net interest income for the six months ended June 30, 2017 was $12.8 million, as compared to $12.0 million for the six months ended June 30, 2016, an increase of  $829,000. Net interest margin improved 18 basis points to 3.90% for the six month period ended June 30, 2017, as compared to 3.72% for the same period ended June 30, 2016. The primary driver of the improved margins and overall net interest income was the increase in interest earned on loans and the decrease in interest expense on time deposits offset by a decline in interest earned on investment securities. These fluctuations were driven primarily by changes in average balances as interest rates remained fairly constant over both periods.
Provision for Loan Losses.   The provision for loan losses is charged to bring the allowance for loan losses to the level deemed appropriate by management after adjusting for recoveries of amounts previously charged off. Loans are charged against the allowance for loan losses when management believes that the uncollectibility of a loan balance is confirmed. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of borrowers, past and expected loss experience, current economic conditions, and other factors management feels deserve recognition in establishing an appropriate reserve. During the six months ended June 30, 2017 and June 30, 2016, no provision for the allowance for loan losses was recognized in earnings.
Non-Interest Income.   Non-interest income for the six months ended June 30, 2017 was $3.0 million, as compared to $2.7 million for the six months ended June 30, 2016, an increase of  $208,000. Other non-interest income increased $292,000, which included a gain of  $195,000 that occurred during the second quarter of 2017 when Four Oaks sold a former branch location. As Four Oaks reviewed options to increase fee income during 2016, it invested in a new bank owned life insurance policy and made changes to underlying investment allocations in existing policies, which resulted in increased fee income for the six months ended June 30, 2017 of  $126,000. Additionally, other services charges and fees increased $33,000 which included improvements in wealth management commissions and interchange income, offset by declines in premium income on government guaranteed loan sales. Offsetting these increases was the absence of gains on the sale of investment securities available for sale during the six months ended June 30, 2017, resulting in a decrease of  $266,000 for the period.
Non-Interest Expenses.   Non-interest expense for the six months ended June 30, 2017 was $11.9 million, as compared to $12.0 million for the six months ended June 30, 2016, a decrease of  $165,000 with declines continuing in many expense categories as Four Oaks continues to focus on expense reductions and increased operational efficiencies. The largest decline in any category was a $200,000 reduction in professional and consulting fees resulting from changes in accounting and audit related expenses and a general reduction in professional fee engagements. Additionally, continued improvements in asset quality and reductions in the total number of foreclosed properties resulted in $162,000 of expense reductions. Another primary contributor was a $93,000 decline in FDIC insurance premiums and a $91,000 decline in salaries and benefit related expenses due to reductions in head count and current year incentives offset by increased restricted stock expense. Offsetting these declines were $524,000 of merger-related expenses for the six months ended June 30, 2017 that Four Oaks incurred in connection with the proposed merger with United, as described further below under “— Merger Agreement with United Community Banks, Inc.”
Income Taxes.   Four Oaks recorded income tax expense of  $1.4 million for the six months ended June 30, 2017 as compared to $1.0 million for the same period in 2016. The increase in taxes for the six months ended June 30, 2017 was driven primarily by the increase in net income.
Asset Quality
Asset quality measures have continued to trend positively. Classified assets as of June 30, 2017, which include loans risk graded substandard or lower and foreclosed assets, totaled $7.2 million compared to $7.8 million at December 31, 2016, a decline of  $561,000. The classified assets to capital ratio totaled 7.9% as of June 30, 2017 compared to 8.9% at December 31, 2016.
Nonperforming Assets.   Nonperforming assets are comprised of nonperforming loans, accruing loans which are past due 90 days or more, repossessed assets, and other real estate owned (“foreclosed assets”). As of June 30, 2017, nonperforming assets declined $655,000 or 10.8% when compared to December 31, 2016.
The following table describes Four Oaks’ nonperforming asset portfolio by loan class as of June 30, 2017 and December 31, 2016 (amounts in thousands, except ratios).
	June 30, 2017	December 31, 2016
Nonaccrual loans:
Commercial and industrial	$51	$36
Commercial construction and land development	588	691
Commercial real estate	1,817	2,153
Residential mortgage	1,468	1,444
Consumer	74	—
Total nonaccrual loans	3,998	4,324
Past due 90 days or more and still accruing:
Consumer credit cards	12	19
Business credit cards	—	21
Total past due 90 days and still accruing	12	40
Foreclosed assets:
Commercial and industrial	3	3
Commercial construction and land development	687	988
Commercial real estate	637	637
Residential mortgage	54	54
Total foreclosed assets	1,381	1,682
Total nonperforming assets	$5,391	$6,046
Nonperforming loans to gross loans	0.8%	0.9%
Nonperforming assets to total assets	0.7%	0.8%
Allowance coverage of nonperforming loans	240.7%	221.1%
Nonaccrual Loans.   Loans are moved to nonaccrual status and recognition of interest income ceases when it is probable that full collectibility of principal and interest in accordance with the terms of the loan agreement may not occur. Nonaccrual loans as a percentage of gross loans for the periods ended June 30,

2017 and December 31, 2016 was 0.8% and 0.9%, respectively. At June 30, 2017, there were 24 nonaccrual loans totaling $4.0 million compared to 29 loans totaling $4.3 million at December 31, 2016. The amount of interest income for the six months ended June 30, 2017 that would have been reported on loans in nonaccrual status as of June 30, 2017 totaled $97,000.
Foreclosed Assets.   At June 30, 2017, there were 19 foreclosed properties valued at a total of  $1.4 million compared to 26 foreclosed properties valued at $1.7 million as of December 31, 2016.
Troubled Debt Restructurings.   Loans are classified as a troubled debt restructuring (“TDR”) when, for economic or legal reasons which result in a debtor experiencing financial difficulties, Four Oaks Bank grants a concession through a modification of the original loan agreement that would not otherwise be considered. Generally concessions are granted as a result of a borrower’s inability to meet the contractual repayment obligations of the initial loan terms and in the interest of improving the likelihood of recovery of the loan. Four Oaks Bank may grant these concessions by a number of means such as (1) forgiving principal or interest, (2) reducing the stated interest rate to a below market rate, (3) deferring principal payments, (4) changing repayment terms from amortizing to interest only, (5) extending the repayment period, or (6) accepting a change in terms based upon a bankruptcy plan. However, Four Oaks Bank only restructures loans for borrowers that demonstrate the willingness and capacity to repay the loan under reasonable terms and where Four Oaks Bank has sufficient protection provided by the cash flow of the underlying collateral or business.
Four Oaks Bank’s policy with respect to accrual of interest on loans restructured in a TDR process follows relevant supervisory guidance. If a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is considered and the loan is considered performing. If the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. If the borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual and nonperforming until such time as continued performance has been demonstrated, which is typically a period of at least six consecutive payments.
As of June 30, 2017 and December 31, 2016, there were six restructured loans in accrual status for both periods. Regardless of whether any individual TDR is performing, all TDRs are considered to be impaired and are evaluated as such in the allowance for loan losses calculation. As of June 30, 2017, the recorded investment in performing TDRs and their related allowance for loan losses totaled $1.2 million and $0, respectively. Outstanding nonperforming TDRs totaled $635,000 with $102,000 in specific reserves as of June 30, 2017. The amount of interest recognized for performing and nonperforming TDRs during the first six months of 2017 were approximately $31,000 and $500, respectively.
The following table presents performing and nonperforming TDRs at June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017	December 31, 2016
Performing TDRs:
Commercial real estate	$965	$714
Residential mortgage	213	474
Total performing TDRs	$1,178	$1,188

	June 30, 2017	December 31, 2016
Nonperforming TDRs:
Commercial and industrial	$43	$24
Commercial real estate	339	657
Residential mortgage	253	121
Total nonperforming TDRs	$635	$802

Allowance for Loan Losses and Summary of Loss Experience.   The allowance for loan losses is established through periodic charges to earnings in the form of a provision for loan losses. Increases to the allowance for loan losses occur as a result of provisions charged to operations and recoveries of amounts previously charged-off, and decreases to the allowance occur when loans are charged-off because management believes that the uncollectibility of a loan balance is confirmed. Management evaluates the adequacy of Four Oaks’ allowance for loan losses on at least a quarterly basis. The evaluation of the adequacy of the allowance for loan losses involves the consideration of loan growth, loan portfolio composition and industry diversification, historical loan loss experience, current delinquency levels, adverse conditions that might affect a borrower’s ability to repay the loan, estimated value of underlying collateral, prevailing economic conditions and all other relevant factors derived from Four Oaks’ history of operations. Additionally, regulatory agencies review Four Oaks’ allowance for loan losses and may require additional provisions for estimated losses based on judgments that differ from those of management.
The following table summarizes Four Oaks’ loan loss experience by class for the three and six months ended June 30, 2017 and 2016 (amounts in thousands, except ratios).
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Balance at beginning of period	$9,620	$9,084	$9,647	$9,616
Charge-offs:
Commercial and industrial	—	35	15	59
Commercial construction and land development	—	97	—	97
Commercial real estate	—	—	—	565
Residential mortgage	1	—	24	—
Consumer	30	29	84	70
Total charge-offs	31	161	123	791
Recoveries:
Commercial and industrial	12	22	28	49
Commercial construction and land development	20	51	38	62
Commercial real estate	1	—	2	2
Residential construction	—	—	—	21
Residential mortgage	8	11	19	21
Consumer	24	61	42	87
Other	—	1	1	2
Total recoveries	65	146	130	244
Net recoveries (charge-offs)	34	(15)	7	(547)
Provision for loan losses	—	—	—	—
Balance at end of period	$9,654	$9,069	$9,654	$9,069
Ratio of net charge-offs to average gross loans	—%	—%	—%	0.12%
The allowance for loan losses at June 30, 2017 was $9.7 million, which represents 1.94% of total loans compared to $9.1 million or 1.86% as of June 30, 2016. The increase in amount is due to net recoveries during the rolling twelve month period while the change in percentage of total loans is primarily due to loan growth. For the six months ended June 30, 2017, recoveries were greater than charge-offs resulting in net recoveries of  $7,000 as compared to net charge-offs of  $547,000 for the prior year period. The large favorable variance from the prior year charge-off total is due to the absence of a $565,000 single note charge-off that was present in the first quarter of 2016.
The allowance for loan losses on individually reviewed impaired loans totaled $1.1 million as of June 30, 2017, compared to $1.0 million as of December 31, 2016, a 9% increase. The allowance for loan losses on the loans reviewed collectively decreased from $8.7 million as of December 31, 2016 to $8.6 million as of June 30, 2017.

Because of the nature of Four Oaks’ primary markets and business, a significant portion of the loan portfolio is secured by commercial real estate, including residential and commercial acquisition, development, and construction properties. As of June 30, 2017, approximately 93% of the loan portfolio had real estate as a primary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower. Real estate values in many of Four Oaks’ markets have improved. Four Oaks continues to thoroughly review and monitor its construction and commercial real estate concentrations and the associated allowance and sets limits by sector and region based on this internal review.
The following table summarizes Four Oaks’ allowance for loan losses by category and percent of loans within each category at June 30, 2017, and December 31, 2016 (amounts in thousands, except ratios).
	June 30, 2017		December 31, 2016
	Amount	% of loans in each category	Amount	% of loans in each category
Commercial and industrial	$68	5%	$58	5%
Commercial construction and land development	5,005	9%	4,915	9%
Commercial real estate	3,064	50%	3,198	50%
Residential construction	317	9%	258	8%
Residential mortgage	1,001	25%	1,078	26%
Consumer	163	2%	98	2%
Other	36	—%	42	—%
Total	$9,654	100%	$9,647	100%

Liquidity and Capital Resources
Market and public confidence in Four Oaks’ financial strength and in the strength of financial institutions in general will largely determine Four Oaks’ access to appropriate levels of liquidity. This confidence is significantly dependent on Four Oaks’ ability to maintain sound asset quality and appropriate levels of capital resources. The term “liquidity” refers to Four Oaks’ ability to generate adequate amounts of cash to meet Four Oaks’ needs for funding loan originations, deposit withdrawals, maturities of borrowings and operating expenses. Management measures Four Oaks’ liquidity position by giving consideration to both on and off-balance sheet sources of, and demands for, funds on a daily and weekly basis.
Sources of liquidity include cash and cash equivalents (net of federal requirements to maintain reserves against deposit liabilities), investment securities eligible for pledging to secure borrowings, investments available-for-sale, loan repayments, loan sales, deposits and borrowings from the FHLB secured with pledged loans and securities, and from correspondent banks under overnight federal funds credit lines.
Four Oaks sold $11.5 million aggregate principal amount of subordinated promissory notes to certain accredited investors in December 2015. These notes are due on November 30, 2025 and Four Oaks is obligated to pay interest at an annualized rate of 6.25% payable in quarterly installments commencing on March 1, 2016. Four Oaks may prepay the notes at any time after November 30, 2020, subject to compliance with applicable law. The proceeds were used to refinance Four Oaks’ then outstanding subordinated promissory notes issued in 2009.
As of June 30, 2017, management believed that Four Oaks’ liquidity sources were adequate to meet its operating needs for the next twelve months. Total shareholders’ equity was $71.3 million or 9.64% of total assets at June 30, 2017 and $68.0 million or 9.45% of total assets at December 31, 2016. Supplementing customer deposits as a source of funding, Four Oaks has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $37.0 million that remain unused at June 30, 2017. As of June 30, 2017, Four Oaks has the credit capacity to borrow up to $183.6 million from the FHLB with $80.0 million outstanding.
Four Oaks Bank had total risk based capital of 16.0%, Tier 1 risk based capital of 14.7%, a leverage ratio of 11.3%, and common equity Tier 1 capital of 14.7% at June 30, 2017, as compared to 15.4%, 14.1%, 11.0%, and 14.1%, respectively, at December 31, 2016. Four Oaks had total risk based capital of 16.3%, Tier 1 risk based capital of 13.0%, a leverage ratio of 9.9%, and common equity Tier 1 capital of 11.2% at June 30, 2017, as compared to 15.6%, 12.2%, 9.5%, and 10.9%, respectively, at December 31, 2016.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of September 14, 2017 regarding shares of Four Oaks’ common stock beneficially owned by: (i) each person who is known by Four Oaks to own beneficially more than five percent of Four Oaks’ common stock; (ii) each Four Oaks director; (iii) Four Oaks’ named executive officers; and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for each of the persons listed below is 6114 US 301 South, Four Oaks, North Carolina 27524. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Four Oaks’ common stock owned by them, except to the extent that such power may be shared with a spouse. Fractional share amounts are rounded off to the nearest whole number.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Kenneth R. Lehman(2)	3,200,000	47.2%
Ayden R. Lee, Jr.(3)	81,109	1.2%
David H. Rupp(4)	55,609	*
Dr. R. Max Raynor, Jr.(5)	46,555	*
Michael A. Weeks(6)	38,191	*
Jeff D. Pope(7)	34,120	*
Lisa S. Herring(8)	27,400	*
W. Leon Hiatt, III(9)	22,244	*
Warren L. Grimes(10)	21,079	*
Robert G. Rabon(11)	5,600	*
All Current Directors and Executive Officers as a Group (12 persons)(12)	3,566,918	52.7%

*
Less than 1%

(1)
Based upon 6,774,672 shares of common stock outstanding on September 14, 2017. The securities “beneficially owned” by an individual are determined in accordance with the definition of  “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who resides in the home of such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days of September 14, 2017. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Based on information set forth in a Schedule 13D/A filed with the SEC on August 15, 2014. The address for Mr. Lehman is 1408 North Abingdon Street, Arlington, Virginia. All of Mr. Lehman’s shares have been pledged to collateralize a line of credit, and, subject to Four Oaks’ Articles of Incorporation, Four Oaks’ Tax Asset Protection Plan, and applicable state and federal banking laws and regulations, operation of the pledge may at a subsequent date result in a change in control of Four Oaks.

(3)
Includes (i) 34,000 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017 and (ii) 11,945 shares owned by Mr. Lee’s spouse who has sole voting and investment power with respect to such shares.

(4)
Includes 42,000 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017.

(5)
Includes 4,250 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017.

(6)
Includes (i) 4,250 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017 and (ii) 4,556 shares owned by Mr. Weeks’ spouse who has sole voting and investment power with respect to such shares.

(7)
Includes 21,000 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017.

(8)
Includes (i) 21,000 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017, (ii) 1 share owned jointly with Ms. Herring’s former spouse, and (iii) 450 shares held in Ms. Herring’s name as custodian for her children.

(9)
Includes 132 shares owned by Mr. Hiatt’s spouse who has sole voting and investment power with respect to such shares.

(10)
Includes (i) 4,250 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017, (ii) 8,558 shares owned jointly with Mr. Grimes’ spouse, and (iii) 1,733 shares owned by Mr. Grimes’ spouse who has sole voting and investment power with respect to such shares.

(11)
Includes 4,250 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of September 14, 2017.

(12)
For all current directors and executive officers as a group, includes a total of 186,200 shares held pursuant to restricted stock awards as to which restrictions had not lapsed as of September 14, 2017.

PROPOSAL NO. 3 — ADJOURNMENT OR POSTPONEMENT OF THE MEETING
If Four Oaks does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Four Oaks does not currently intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to the Four Oaks shareholders for approval, the approval requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The Four Oaks Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

LEGAL MATTERS
Troutman Sanders LLP and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. will deliver at the effective time their opinions to United and Four Oaks, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger.” Troutman Sanders LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger. As of the date of these materials, members of Troutman Sanders LLP participating in this matter own an aggregate of 643 shares of United common stock.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to the United Community Banks, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of this firm as experts in auditing and accounting.
The consolidated financial statements of Four Oaks and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2016, have been included herein in reliance upon the reports of Cherry Bekaert LLP, independent public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.
OTHER MATTERS
As of the date of this document, management of Four Oaks knows of no other matters which may be brought before the special meeting other than as described in this document. However, if any matter other than the proposed merger or related matters should properly come before the special meeting, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meeting.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows United to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about United and you should read this document together with any other documents incorporated by referenced in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by United:
•
United’s Form 10-K for the fiscal year ended December 31, 2016 (which incorporates certain portions of United’s Proxy Statement for the 2017 Annual Meeting);

•
United’s Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

•
the information in United’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2017;

•
United’s Form 8-K filed April 21, 2017, May 15, 2017, June 27, 2017, August 1, 2017 and August 17, 2017; and

•
All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2016 and prior to the date of the special meeting of the Four Oaks shareholders.

In addition, United is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the Four Oaks shareholders, provided, however, that United is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Both United and Four Oaks file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials United or Four Oaks file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”
All information concerning United and its subsidiaries has been furnished by United, and all information concerning Four Oaks and its subsidiary has been furnished by Four Oaks. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.
These materials are dated [•], 2017. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.
These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or Four Oaks since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This document and the documents that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act about United, Four Oaks and their subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries after the proposed merger. Forward-looking statements involve risks, uncertainties, assumptions, and certain other factors that could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth under the “Risk Factors” section above or in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the following factors:
•
competition from other companies that provide financial services similar to those offered by United and Four Oaks;

•
combining the businesses of United and Four Oaks may cost more or take longer than expected;

•
retaining key personnel of United and Four Oaks may be more difficult than expected;

•
revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected; and

•
expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected.

We believe the forward-looking statements contained in or incorporated by reference into this document are reasonable, but we caution that the foregoing list of factors that could cause actual results to differ materially from those anticipated in such forward-looking statements is not exclusive and that you should not place undue reliance on such forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

FOUR OAKS FINCORP, INC.
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholders of Four Oaks Fincorp, Inc.
Four Oaks, North Carolina
We have audited the accompanying consolidated balance sheets of Four Oaks Fincorp, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2016. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Four Oaks Fincorp, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.
/s/ Cherry Bekaert LLP
Raleigh, North Carolina
March 30, 2017

Four Oaks Fincorp, Inc.
Consolidated Balance Sheets
As of December 31, 2016 and December 31, 2015
(Amounts in thousands, except per share data)
	2016	2015
ASSETS
Cash and due from banks	$23,940	$17,375
Interest-earning deposits	8,623	9,380
Cash and cash equivalents	32,563	26,755
Certificates of deposits held for investment	18,125	23,520
Investment securities available-for-sale, at fair value	58,141	70,281
Investment securities held-to-maturity, at amortized cost	51,205	65,354
Total investment securities	109,346	135,635
Loans held for sale	206	1,145
Loans	507,004	458,313
Allowance for loan losses	(9,647)	(9,616)
Net loans	497,357	448,697
Accrued interest receivable	1,598	1,594
Bank premises and equipment held for sale	2,373	—
Bank premises and equipment, net	9,844	12,293
FHLB stock	3,596	3,288
Investment in life insurance	19,987	14,777
Foreclosed assets	1,682	1,760
Deferred tax assets, net	18,201	16,679
Other assets	5,005	5,244
TOTAL ASSETS	$719,883	$691,387
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$151,860	$132,044
Money market, NOW accounts and savings accounts	200,386	180,214
Time deposits, $250,000 and over	29,767	35,261
Other time deposits	171,518	194,815
Total deposits	553,531	542,334
Borrowings	70,000	60,000
Subordinated debentures	12,372	12,372
Subordinated promissory notes	11,500	11,500
Accrued interest payable	384	437
Other liabilities	4,091	4,338
TOTAL LIABILITIES	651,878	630,981
Commitments and Contingencies (Note L)
Shareholders’ equity:
Common stock, $1.00 par value, 16,000,000 shares authorized; 6,757,047 and 6,719,162 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively(1)	6,757	6,719
Additional paid-in capital	58,976	58,543
Retained earnings (accumulated deficit)	2,287	(4,571)
Accumulated other comprehensive loss	(15)	(285)
Total shareholders’ equity	68,005	60,406
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$719,883	$691,387

(1)
Common stock shares authorized, issued and outstanding have been adjusted to reflect the one for five reverse stock split that occurred on March 8, 2017.

See notes to consolidated financial statements.

Four Oaks Fincorp, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2016 and 2015
(Amounts in thousands, except per share data)
	2016	2015
Interest and dividend income:
Loans, including fees	$25,464	$25,208
Taxable investments	2,937	3,299
Dividends and other investments	351	331
Interest-earning deposits	436	528
Total interest and dividend income	29,188	29,366
Interest expense:
Deposits	2,328	2,446
Borrowings	1,479	3,059
Subordinated debentures	255	250
Subordinated promissory notes	766	1,023
Total interest expense	4,828	6,778
Net interest income	24,360	22,588
Provision for loan losses	—	—
Net interest income after provision for loan losses	24,360	22,588
Non-interest income:
Service charges on deposit accounts	1,445	1,566
Other service charges, commissions and fees	3,444	3,664
Gains on sale of investment securities available-for-sale, net	266	265
Gains on sale of loans held for sale	351	3,205
Income from investment in life insurance	210	187
Indemnification from third party payment processor clients	—	445
Other non-interest income	61	225
Total non-interest income	5,777	9,557
Non-interest expense:
Salaries	10,970	12,190
Employee benefits	2,354	2,072
Occupancy expenses	1,338	1,342
Equipment expenses	567	707
Professional and consulting fees	2,246	2,500
FDIC assessments	422	736
Foreclosed asset-related costs, net	623	393
Collection expenses	129	337
Prepayment of FHLB borrowings	—	2,089
Other operating expenses	6,198	6,251
Total non-interest expense	24,847	28,617
Income before income taxes	5,290	3,528
Income tax benefit	(1,568)	(16,480)
Net income	$6,858	$20,008
Basic net income per common share(1)	$1.06	$3.12
Diluted net income per common share(1)	$1.04	$3.10

(1)
Weighted average common shares outstanding used in the computation of basic and diluted net income per common share were adjusted to reflect the one for five reverse stock split that occurred on March 8, 2017.

See notes to consolidated financial statements.

Four Oaks Fincorp, Inc.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2016 and 2015
(Amounts in thousands)
	2016	2015
Net income	$6,858	$20,008
Other comprehensive income (loss):
Securities available-for-sale:
Unrealized holding gains (losses) on available-for-sale securities	728	(882)
Tax effect	(170)	203
Reclassification of gains recognized in net income	(266)	(265)
Tax effect	—	—
Amortization of unrealized losses on investment securities transferred from available-for-sale to held-to-maturity	(36)	(59)
Tax effect	14	(38)
Total other comprehensive income (loss)	270	(1,041)
Comprehensive income	$7,128	$18,967

See notes to consolidated financial statements.

Four Oaks Fincorp, Inc.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2016 and 2015
(Amounts in thousands, except share data)
	Common stock		Additional paid-in capital	(Accumulated deficit) retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	Shares(1)	Amount
BALANCE, DECEMBER 31, 2014	6,406,465	$6,406	$58,146	$(24,579)	$756	$40,729
Net income	—	—	—	20,008	—	20,008
Other comprehensive loss	—	—	—	—	(1,041)	(1,041)
Stock based compensation	—	—	565	—	—	565
Issuance of common stock	23,405	24	146	—	—	170
Issuance of restricted stock	304,200	304	(304)	—	—	—
Forfeiture of restricted stock	(12,000)	(12)	12	—	—	—
Stock withheld for payment of taxes	(2,908)	(3)	(22)	—	—	(25)
BALANCE, DECEMBER 31, 2015	6,719,162	$6,719	$58,543	$(4,571)	$(285)	$60,406
Net income	—	—	—	6,858	—	6,858
Other comprehensive income	—	—	—	—	270	270
Stock based compensation	—	—	352	—	—	352
Issuance of common stock	22,083	22	166	—	—	188
Excess income tax benefit	—	—	2	—	—	2
Issuance of restricted stock	42,000	42	(42)	—	—	—
Forfeiture of restricted stock	(18,700)	(19)	19	—	—	—
Stock withheld for payment of taxes	(7,498)	(7)	(64)	—	—	(71)
BALANCE, DECEMBER 31, 2016	6,757,047	$6,757	$58,976	$2,287	$(15)	$68,005

(1)
Common stock shares outstanding have been adjusted to reflect the one for five reverse stock split that occurred on March 8, 2017.

See notes to consolidated financial statements.

Four Oaks Fincorp, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2016 and 2015
(Amounts in thousands)
	2016	2015
Cash flows from operating activities:
Net income	$6,858	$20,008
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(1,678)	(16,514)
Provision for depreciation and amortization	675	684
Net amortization of bond premiums and discounts	924	1,153
Stock based compensation	352	565
Excess tax benefits from stock options	2	—
Gain on sale of investment securities	(266)	(265)
Loss on disposition of bank premises and equipment	21	48
Gain on sale of foreclosed assets, net	(10)	(73)
Valuation adjustment on foreclosed assets	405	344
Earnings on investment in bank-owned life insurance	(210)	(187)
Gain on sale of mortgage loans held for sale	(580)	(644)
Gain on sale of problem loans held for sale	(351)	(3,205)
Originations of mortgage loans held for sale	(23,334)	(29,060)
Proceeds from sale of loans held for sale	25,204	37,003
Changes in assets and liabilities:
Other assets	239	1,004
Accrued interest receivable	(4)	33
Other liabilities	(247)	1,532
Accrued interest payable	(53)	(1,267)
Net cash provided by operating activities	7,947	11,159
Cash flows from investing activities:
Proceeds from sales and calls of investment securities available-for-sale	5,198	8,324
Proceeds from maturities and calls of investment securities held-to-maturity	100	—
Proceeds from paydowns of investment securities available-for-sale	7,756	6,008
Proceeds from paydowns of investment securities held-to-maturity	13,503	15,430
Purchases of investment securities available-for-sale	(500)	(21,697)
Redemption of certificates of deposits held for investment	5,395	4,264
Purchase of bank-owned life insurance	(5,000)	—
(Purchase) redemption of FHLB stock	(308)	1,500
Net increase in loans outstanding	(49,677)	(9,414)
Purchases of bank premises and equipment	(620)	(1,130)
Proceeds from sales of foreclosed assets	700	2,990
Net cash (used in) provided by investing activities	(23,453)	6,275
Cash flows from financing activities:
Net proceeds (repayments) from borrowings	10,000	(30,000)
Net increase (decrease) in deposit accounts	11,197	(118,851)
Proceeds from issuance of common stock	188	170
Net repayments of subordinated promissory notes	—	(500)
Shares withheld for payment of taxes	(71)	(25)
Net cash provided by (used in) financing activities	21,314	(149,206)
Change in cash and cash equivalents	5,808	(131,772)
Cash and cash equivalents at beginning of year	26,755	158,527
Cash and cash equivalents at end of year	$32,563	$26,755
Supplemental disclosures of cash flow information:
Interest paid on deposits and borrowings	$4,881	$8,045
Supplemental disclosures of noncash investing and financing activities:
Unrealized gains (losses) on investment securities available-for-sale	$462	$(1,147)
Loans transferred from held for investment to held for sale	—	2,618
Transfer of loans to foreclosed assets	1,017	1,239
Transfer from premises and equipment to premises and equipment held for sale	2,373	—
Loans transferred from held for sale to held for investment	—	261
Amortization of net losses on investment securities transferred to held-to-maturity	(36)	(59)
See notes to consolidated financial statements.

Four Oaks Fincorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2016 and 2015
NOTE A — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Four Oaks Fincorp, Inc. (the “Company”) was incorporated under the laws of the State of North Carolina on February 5, 1997. The Company’s primary function is to serve as the holding company for its owned subsidiaries, Four Oaks Bank & Trust Company, Inc. (the “Bank”) and Four Oaks Mortgage Services, L.L.C (inactive). The Bank operates fifteen offices in eastern and central North Carolina, and its primary source of revenue is derived from loans to customers and from its securities portfolio. The loan portfolio is comprised mainly of real estate, commercial, and consumer loans. These loans are primarily collateralized by residential and commercial properties, commercial equipment, and personal property.
Reverse Stock Split
On March 8, 2017, the Company completed a one for five reverse stock split of the Company’s authorized, issued, and outstanding common stock, par value $1.00 per share (the “Reverse Stock Split”). The number of authorized shares of common stock was reduced from 80,000,000 to 16,000,000. At the effective time of the Reverse Stock Split, every five shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of the Company’s common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. All share and share-related information presented in this Annual Report on Form 10-K have been retroactively adjusted to reflect the decreased number of shares resulting from the Reverse Stock Split. Refer to Note S  — Subsequent Events for additional information.
Basis of Presentation
The consolidated financial statements include the accounts and transactions of the Company, a bank holding company incorporated under the laws of the State of North Carolina, and its wholly-owned subsidiaries, the Bank, and Four Oaks Mortgage Services, L.L.C., which has been inactive since September 30, 2012. All significant intercompany transactions have been eliminated. In March 2006, the Company formed Four Oaks Statutory Trust I, a wholly owned Delaware statutory business trust (the “Trust”), for the sole purpose of issuing Trust Preferred Securities (as defined in Note H — Trust Preferred Securities). The Trust is not included in the consolidated financial statements of the Company.
Certain amounts previously presented in the Company’s Consolidated Financial Statements for the prior periods have been reclassified to conform to current classifications. All such reclassifications had no impact on the prior period’s Statements of Operations, Comprehensive Income, or Shareholders’ Equity as previously reported.
Use of Estimates
Preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, fair value of impaired loans, fair value of foreclosed assets, other than temporary impairment of investment securities available-for-sale and held-to-maturity, and the valuation allowance against deferred tax assets.
Cash and Cash Equivalents
For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions cash and due from banks, and interest-earning deposits.

Federal regulations require institutions to set aside specified amounts of cash as reserves against transactions and time deposits. As of December 31, 2016, there was no daily average gross reserve requirement due to the amount of cash on the balance sheet.
Investment Securities
Investment securities are classified into three categories:
(1)
Held-to-Maturity — Debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.

(2)
Trading — Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

(3)
Available-for-Sale — Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of income taxes, as other comprehensive income, a separate component of shareholders’ equity. Gains and losses on sales of securities, computed based on specific identification of adjusted cost of each security, are included in income at the time of the sale. Premiums and discounts are amortized into interest income using a method that approximates the interest method over the period to maturity.

Transfers of securities into held-to-maturity from available-for-sale are made at fair value as of the transfer date. The unrealized gain or loss as of the transfer date is retained in accumulated other comprehensive income and in the carrying value of the held-to-maturity securities. The unrealized gain or loss is then amortized over the remaining life of the securities.
Each investment security in a loss position is evaluated for other-than-temporary impairment on at least a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as: (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.
Regardless of these factors, if we have developed a plan to sell the security or it is likely that we will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.
Loans Held for Sale
As part of the asset resolution plan (the “Asset Resolution Plan”) executed during 2014 and 2015 and for other asset resolution efforts, the Company transferred loans held for investment to loans held for sale in anticipation of near term loan sales. The Asset Resolution Plan was completed in the fourth quarter of 2015 and all loans not sold were transferred from loans held for sale to loans held for investment. Other loans held for sale generally represent single-family, residential first mortgage loans on a pre-sold basis originated by our mortgage division. Commitments to sell the residential first mortgage loans are made after the intent to proceed with mortgage applications are initiated with borrowers, and all necessary components of the loan are approved according to secondary market underwriting standards of the investor that purchases the loan. Upon closing, these loans, together with their servicing rights, are sold to mortgage loan investors under prearranged terms. Loans held for sale are measured at the lower of cost or fair value on an aggregated basis within the consolidated balance sheet under the caption “loans held for sale”.

Rate Lock Commitments
The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). As required by Accounting Standard Codification (“ASC”) ASC 815, Derivatives and Hedging, rate lock commitments related to the origination of mortgage loans held for sale and the corresponding forward loan sale commitments are considered to be derivatives. The commitments are generally for periods of 60 days and are at market rates.
In order to mitigate the risk from interest rate fluctuations, the Company enters into forward loan sale commitments on a “best efforts” basis while the loan is in the pipeline. Interest rate lock commitments and forward sales commitments are not material to the financial statements for any period presented.
Loans
Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on all loan classifications is calculated by using the simple interest method on daily balances of the principal amount outstanding.
Loan origination fees are deferred, as well as certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.
For all classes of loans, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect full repayment of all principal and accrued interest when due either under the terms of the original loan agreement or within reasonably modified contractual terms. Once a loan has been determined to meet the definition of impairment, the amount of that impairment is measured through one of the following methods; a calculation of the net present value of the expected future cash flows of the loan discounted by the effective interest rate of the loan or by determining the fair market value of the underlying collateral securing the loan. If a deficit is calculated, the amount of the measured impairment results in the establishment of a specific valuation allowance or charge-off, and is incorporated into the Bank’s allowance for loan and lease losses (“ALLL”). Groups of small dollar impaired loans with similar risk characteristics are evaluated for impairment collectively.
Income Recognition on Impaired and Nonaccrual Loans
Loans, including impaired loans, are generally classified as nonaccrual when doubts arise regarding the full collectibility of principal or interest and we are therefore uncertain that the borrower can satisfy the contractual terms of the loan agreement. In addition our policy is to place a loan on nonaccrual status at the point when the loan becomes past due 90 days unless there is sufficient documentation to establish that the loan is well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged-off, the loan is generally classified as nonaccrual.
While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.
Allowance for Loan Losses
The allowance for loan losses is established through periodic charges to earnings in the form of a provision for loan losses. Increases to the allowance for loan losses occur as a result of provisions charged to operations and recoveries of amounts previously charged-off, and decreases to the allowance occur when loans are charged-off because management believes that the uncollectibility of a loan balance is confirmed. Management evaluates the adequacy of our allowance for loan losses on at least a quarterly basis. The evaluation of the adequacy of the allowance for loan losses involves the consideration of loan growth, loan portfolio composition and industry diversification, historical loan loss experience, current delinquency levels, adverse conditions that might affect a borrower’s ability to repay the loan, estimated value of underlying collateral, prevailing economic conditions and all other relevant factors derived from our history of operations. Additionally, regulatory agencies review our allowance for loan losses and may require additional provisions for estimated losses based on judgments that differ from those of management.
Management has developed a model for evaluating the adequacy of the allowance for loan losses. The model uses the Company’s internal grading system to quantify the risk of each loan. The grade is initially assigned by the lending officer and/or the credit administration function. The internal grading system is reviewed and tested periodically by an independent internal loan review function as well as an independent external credit review firm. The testing process involves the evaluation of a sample of new loans, loans having been identified as possessing potential weakness in credit quality, and past due and nonaccrual loans to determine the ongoing effectiveness of the internal grading system. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments of information available to them at the time of their examination.
The grading system is comprised of seven risk categories for active loans. Grades 1 through 4 demonstrate various degrees of risk, but each is considered to have the capacity to perform in accordance with the terms of the loan. Loans possessing a grade of 5 exhibit characteristics which indicate higher risk that the loan may not be able to perform in accordance with the terms of the loan. Grade 6 loans are considered substandard and are generally impaired. Grade 7 loans are considered doubtful and would be included in nonaccrual loans. Grade 8 loans are considered uncollectable and identified as a confirmed loss. Loans can also be classified as non-accrual, troubled debt restructuring (“TDR”), or otherwise impaired, all of which are considered impaired.
Once a loan has been determined to meet the definition of impairment, the amount of that impairment is measured through one of the following methods: a calculation of the net present value of the expected future cash flows of the loan discounted by the effective interest rate of the loan or by determining the fair market value of the underlying collateral securing the loan. If the fair market value of collateral method is selected for use, an updated collateral value is generally obtained based on where the loan is in the collection process and the age of the existing appraisal. Groups of small dollar impaired loans with similar risk characteristics are evaluated for impairment collectively. Other impaired loans are then analyzed individually to determine the net value of collateral or cash flows and an estimate of potential loss. The net value of collateral per our analysis is determined using various subjective discounts, selling expenses and a review of the assumptions used to generate the current appraisal. If collection is deemed to be collateral dependent then the deficiency is generally charged off. Appraised values on real estate collateral are subject to constant change and management makes certain assumptions about how the age of an appraisal impacts current value. Impaired loans are re-evaluated periodically to determine the adequacy of specific reserves and charge-offs. Groups of small dollar impaired loans with similar risk characteristics may be evaluated for impairment collectively.
Loans that are not assessed for specific reserves under FASB ASC 310-10 are reserved for under FASB ASC 450. The loans analyzed under FASB ASC 450 are assigned a reserve based on a quantitative factor and a qualitative factor. The quantitative factor is based on historical charge-off levels and is adjusted for the loan’s risk grade. The qualitative factors address loan growth, loan portfolio composition and industry diversification, historical loan loss experience, current delinquency levels, prevailing economic conditions and all other relevant factors derived from our history of operations. Together these two components comprise the ASC 450, or general reserve.
The Company utilizes a look back period of five years to determine historical loss rates under the quantitative ASC 450 reserve. The Company calculates historical loss rates from the most recent five years on a rolling quarter basis to provide an estimate of potential losses and to provide for the highest base charge-off rate regardless of whether the historical charge-offs are improving or declining. In addition, the Bank assigns a different percentage (“multiplier”) of the base charge-off rate to the balances for each risk grade within a loan category to reflect the varied risk of charge-off for each. The standard multipliers range from 0% for a risk grade 1 and 300% for a risk grade 6 that is unimpaired. In addition, categories that have a concentrated level of charge-offs associated with a particular risk grade could have an additional reserve factor of 50% to 100% added to that particular risk grade. Categories that have had historically high charge-offs also have an additional reserve factor between 25% to 100% added to the risk grade 5s and 6s to account for the additional risk in those categories. The reserve amount by risk grade is calculated and then combined for a blended quantitative reserve factor for each loan category.
The allowance for loan losses represents management’s estimate of an appropriate amount to provide for known and inherent losses in the loan portfolio in the normal course of business. While management believes the methodology used to establish the allowance for loan losses incorporates the best information available at the time, future adjustments to the level of the allowance may be necessary and the results of operations could be adversely affected should circumstances differ substantially from the assumptions initially used. We believe that the allowance for loan losses was established in conformity with generally accepted accounting principles. However, upon examination by various regulatory agencies, adjustments to the allowance may be required. Likewise, there can be no assurance that the existing allowance for loan losses is adequate should there be deterioration in the quality of any loans or changes in any of the factors discussed above. Any increases in the provision for loan losses resulting from such deterioration or change in condition could adversely affect our financial condition and results of operations.
Bank Premises and Equipment
Land is carried at cost. Buildings, furniture, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of assets. Useful lives range from 5 to 10 years for furniture and equipment and 40 years for buildings. Expenditures for repairs and maintenance are charged to expense as incurred.
Stock in Federal Home Loan Bank of Atlanta
The Company owned Federal Home Loan Bank of Atlanta (“FHLB”) stock that it accounts for under the cost method. Based on the continued payment of dividends and that redemption of this stock has historically been at par, management believes that its investment in FHLB stock was not other-than-temporarily impaired as of December 31, 2016 or December 31, 2015. However, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the FHLB stock held by the Company.
Foreclosed Assets
Assets acquired as a result of foreclosure are valued at fair value, less estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value, and gains or losses on disposition are included in other income and expense.
Income Taxes
Accrued taxes represent the estimated amount payable to or receivable from taxing jurisdictions, either currently or in the future, and are reported, on a net basis, as a component of  “other assets” in the consolidated balance sheets. The calculation of the Company’s income tax expense is complex and requires the use of many estimates and judgments in its determination.
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. These temporary differences consist primarily of the allowance for loan losses, differences in the financial statement and income tax basis in premises and equipment and differences in financial statement and income tax basis in accrued liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be fully realized.

Management’s determination of the realization of the net deferred tax asset is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income and the implementation of various tax plans to maximize realization of the deferred tax asset.
From time to time, management bases the estimates of related tax liabilities on its belief that future events will validate management’s current assumptions regarding the ultimate outcome of tax-related exposures. While the Company has obtained the opinion of advisors that the anticipated tax treatment of these transactions should prevail and has assessed the relative merits and risks of the appropriate tax treatment, examination of the Company’s income tax returns, changes in tax law and regulatory guidance may impact the treatment of these transactions and resulting provisions for income taxes.
Stock Compensation Plans
The Company accounts for stock based awards granted to employees using the fair value method. The cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (usually the vesting period). The cost of employee services received in exchange for an award is based on the grant-date fair value of the award. Excess tax benefits are reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.
Recent Accounting Pronouncements
In August 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific classification issues in an effort to reduce the diversity in practice in how these certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of this guidance is not believed to be material to the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update replaces the incurred loss impairment methodology with one that reflects current expected credit losses (CECL) and requires consideration of a broader range of reasonable and supportable forecasted information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This update amends several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual and interim reporting periods beginning after December 15, 2016. The adoption of this guidance is not believed to be material to the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require lessees to be recorded as an asset on the balance sheet for the right to use the leased asset and a liability for the corresponding lease obligation for leases with terms of more than 12 months. The accounting treatment for lessors will remain relatively unchanged. The ASU also requires additional qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company has five lease agreements which are currently considered operating leases, and therefore, not recognized on the Company’s consolidated statements of condition. The Company expects the new guidance will require these lease agreements to be recognized on the consolidated statements of condition as a right-of-use asset and a corresponding lease liability. Therefore, the Company’s preliminary evaluation indicates the provisions of ASU No. 2016-02 will impact the Company’s consolidated statements of condition and continues to evaluate the extent of potential impact on it’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which revises the accounting treatment related to classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value. Upon adoption, investments in equity securities, except those accounted for under the equity method or that result in the consolidation of the investee, will be measured at fair value with changes in fair value recognized in net income. Equity investments that do not have a readily determinable fair value may be measured at cost minus impairment, plus or minus changes from observable price changes in an orderly transaction. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption of certain provisions is permitted. The Company does not believe the adoption of this ASU will have a material impact on the Company’s consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The existing recognition and measurement guidance for debt issuance costs are not affected by this update. ASU 2015-03 is effective for annual and interim reporting periods beginning after December 15, 2015. We adopted ASU No. 2015-03 and there was no impact to the Company’s consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles based and provides a five step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. On August 12, 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the new revenue recognition standard by one year. Based on ASU 2015-14, public organizations would apply the new revenue standard to annual reporting periods beginning after December 15, 2017. Early adoption is permitted, but not before the original effective date (i.e., interim and annual reporting periods beginning after December 15, 2016). Since the guidance does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other GAAP, the Company does not expect the new guidance to have a material impact on revenue most closely associated with financial instruments, including interest income and expense. The Company is performing an overall assessment of revenue streams possibly affected by the ASU to determine the potential impact the new guidance will have on the Company’s consolidated financial statements. In addition, the Company continues to follow certain implementation issues relevant to the banking industry which are still pending resolution. The Company plans to adopt ASU No. 2014-09 on January 1, 2018.
Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.
From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

NOTE B — NET INCOME PER SHARE
Basic net income per share represents earnings credited to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and vesting of restricted stock awards.
Basic and diluted net income per common share are computed based upon net income as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding. All share and per common share amounts have been adjusted to reflect the Reverse Stock Split. Refer to Note S — Subsequent Events for additional information.
The following table presents the calculation of basic and diluted net income per common share (amounts in thousands, except share data).
	Twelve Months Ended December 31,
	2016	2015
Net income available to common shareholders	$6,858	$20,008
Weighted average number of common shares – basic	6,480,154	6,420,734
Effect of dilutive stock options	7,664	3,155
Effect of dilutive restricted stock awards	76,475	25,656
Weighted average number of common shares – dilutive	6,564,293	6,449,545
Basic earnings per common share	$1.06	$3.12
Diluted earnings per common share	$1.04	$3.10
Anti-dilutive awards	2,461	29,531
NOTE C — INVESTMENT SECURITIES
The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of securities available-for-sale as of December 31, 2016 and 2015 are as follows (amounts in thousands):
	Securities Available-for-Sale At December 31,
	2016				2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Taxable municipal securities	$19,846	$350	$147	$20,049	$24,789	$225	$447	$24,567
Mortgage-backed securities
GNMA	11,704	44	68	11,680	13,512	68	50	13,530
FNMA & FHLMC	25,684	—	272	25,412	32,024	—	351	31,673
Other debt securities	1,000	—	—	1,000	500	—	—	500
Equity securities	—	—	—	—	11	—	—	11
Total	$58,234	$394	$487	$58,141	$70,836	$293	$848	$70,281

The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of securities held-to-maturity as of December 31, 2016 and 2015 are as follows (amounts in thousands):
	Securities Held-to-Maturity At December 31,
	2016				2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Taxable municipal securities	$3,380	$9	$3	$3,386	$3,531	$1	$20	$3,512
Mortgage-backed securities
GNMA	45,968	407	187	46,188	59,185	509	230	59,464
FNMA	1,857	21	—	1,878	2,638	19	—	2,657
Total	$51,205	$437	$190	$51,452	$65,354	$529	$250	$65,633

Management evaluates each quarter whether unrealized losses on securities represent impairment that is other than temporary. For debt securities, the Company considers its intent to sell the securities or if it is more likely than not that the Company will be required to sell the securities. If such impairment is identified, based upon the intent to sell or the more likely than not threshold, the carrying amount of the security is reduced to fair value with a charge to earnings. Upon the result of the aforementioned review, management then reviews for potential other than temporary impairment based upon other qualitative factors. In making this evaluation, management considers changes in market rates relative to those available when the security was acquired, changes in market expectations about the timing of cash flows from securities that can be prepaid, performance of the debt security, and changes in the market’s perception of the issuer’s financial health and the security’s credit quality. If it is determined that a debt security has incurred other than temporary impairment, then the amount of the credit related impairment is determined. If a credit loss is evident, the amount of the credit loss is charged to earnings and the non-credit related impairment is recognized through other comprehensive income.
The unrealized gains and losses on securities at December 31, 2016 resulted from changing market interest rates compared to the yields available at the time the underlying securities were purchased. The investment portfolio included 19 of 54 Government National Mortgage Association (“GNMA”) mortgage-backed securities (“MBS”), 11 of 14 Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) MBS, and 10 of 33 taxable municipal securities that contained net unrealized losses at December 31, 2016. Management identified no impairment related to credit quality. At December 31, 2016, management had the intent and ability to hold impaired securities and no impairment was evaluated as other than temporary. As a result, no other than temporary impairment losses were recognized during the twelve months ended December 31, 2016.
The following tables reflect the gross unrealized losses and fair values of securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at the dates presented (amounts in thousands):
	Securities Available-for-Sale December 31, 2016
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	$9,988	$147	$—	$—	$9,988	$147
Mortgage-backed securities
GNMA	8,842	68	—	—	8,842	68
FNMA & FHLMC	25,412	272	—	—	25,412	272
Total temporarily impaired securities	$44,242	$487	$—	$—	$44,242	$487

	Securities Available-for-Sale December 31, 2015
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	$16,888	$447	$—	$—	$16,888	$447
Mortgage-backed securities
GNMA	10,010	50	—	—	10,010	50
FNMA & FHLMC	31,673	351	—	—	31,673	351
Total temporarily impaired securities	$58,571	$848	$—	$—	$58,571	$848

The following tables reflect the gross unrealized losses and fair values of securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at the dates presented (amounts in thousands):
	Securities Held-to-Maturity December 31, 2016
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	$525	$3	$—	$—	$525	$3
Mortgage-backed securities
GNMA	21,074	187	—	—	21,074	187
Total temporarily impaired securities	$21,599	$190	$—	$—	$21,599	$190

	Securities Held-to-Maturity December 31, 2015
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	$3,325	$20	$—	$—	$3,325	$20
Mortgage-backed securities
GNMA	20,784	116	5,130	114	25,914	230
Total temporarily impaired securities	$24,109	$136	$5,130	$114	$29,239	$250

The amortized cost and fair value of available-for-sale and held-to-maturity securities at December 31, 2016 by expected maturities are shown below (amounts in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-Sale
	Taxable municipal securities		Mortgage-backed securities – GNMA		Mortgage-backed securities – FNMA & FHLMC		Other Debt Securities
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due after five years through ten years	$—	$—	$—	$—	$—	$—	$1,000	$1,000
Due after ten years	19,846	20,049	11,704	11,680	25,684	25,412	—	—
Total Munis, GNMA, FNMA & FHLMC, and Other Debt securities	$19,846	$20,049	$11,704	$11,680	$25,684	$25,412	$1,000	$1,000

	Held-to-Maturity
	Taxable municipal securities		Mortgage-backed securities – GNMA		Mortgage-backed securities – FNMA
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$155	$155	$—	$—	$—	$—
Due after one year through five years	2,700	2,701	—	—	—	—
Due after five years through ten years	525	530	5,231	5,366	1,857	1,878
Due after ten years	—	—	40,737	40,822	—	—
Total Munis, GNMA, and FNMA securities	$3,380	$3,386	$45,968	$46,188	$1,857	$1,878

Securities with a carrying value of approximately $28.4 million and $61.1 million at December 31, 2016 and 2015, respectively, were pledged to secure public deposits, FHLB advances and for other purposes required or permitted by law.
Sales and calls of securities available-for-sale during 2016 and 2015 of  $5.2 million and $8.3 million generated gross realized gains of  $266,400 and $264,771, respectively, and no gross realized losses for 2016 and 2015.
NOTE D — LOANS AND ALLOWANCE FOR LOAN LOSSES
The classification of loan segments as of December 31, 2016 and 2015 are summarized as follows (amounts in thousands):
	2016	2015
Commercial and industrial	$21,742	$23,163
Commercial construction and land development	46,114	50,510
Commercial real estate	253,086	208,737
Residential construction	42,660	36,618
Residential mortgage	132,971	128,442
Consumer	6,896	6,638
Other	502	1,257
Consumer credit cards	2,114	2,240
Business credit cards	1,235	1,168
	507,320	458,773
Net deferred loan fees	(316)	(460)
Allowance for loan losses	(9,647)	(9,616)
Total net loans	$497,357	$448,697
Loans held for sale	$206	$1,145

Nonperforming assets
Nonperforming assets at December 31, 2016 and 2015 consist of the following (amounts in thousands):
	2016	2015
Loans past due ninety days or more and still accruing	$40	$65
Nonaccrual loans	4,324	6,598
Foreclosed assets	1,682	1,760
Total	$6,046	$8,423

Related Party Loans
The Company had loan and deposit relationships with directors, executive officers, and associates of these parties as of December 31, 2016 and 2015. The following is a reconciliation of these loans (amounts in thousands):
	2016	2015
Beginning balance	$7,729	$7,683
New loans	32	1,689
Principal repayments	(384)	(1,643)
Ending balance	$7,377	$7,729

As a matter of policy, these loans and credit lines are approved by the Company’s Board of Directors and are made with interest rates, terms, and collateral requirements comparable to those required of other borrowers. In the opinion of management, these loans do not involve more than the normal risk of collectibility.
Credit Risk
We use an internal grading system to assign the degree of inherent risk on each individual loan and monitor trends in portfolio quality. The grade is initially assigned by the lending officer or credit administration and reviewed by the loan administration function throughout the life of the loan. The credit grades have been defined as follows:
•
Grade 1 — Superior / Lowest Risk

Loans that are virtually risk-free and are well-collateralized by cash or cash-equivalent instruments held by the Bank. They are loans secured by properly margined liquid collateral such as certificates of deposit, government securities, cash value of life insurance, stock actively traded on one of the major stock exchanges, etc. The repayment program is well-defined and achievable, and repayment sources are numerous. Repayment is definite and being handled as agreed. No material documentation deficiencies or exceptions exist.
•
Grade 2 — Strong

Loans secured by readily marketable collateral, properly margined and with a definite repayment program in effect. These loans are within guidelines to borrowers with sound financial condition and financial statements with liquid assets and/or other assets that can be easily liquidated to satisfy debts. These loans have excellent, multiple sources of repayment, with no significant identifiable risk of collection. The repayment source is well-defined by proven income, cash flow, trade asset turn, etc. Documented sources of repayment meet or exceed required minimum Bank guidelines, and can be supplemented with verifiable cash flow from other sources. Such loans conform in all respects to Bank policy, guidelines, underwriting standards, and Federal and State regulations (no exceptions of any kind).
•
Grade 3 — Solid / Standard

These loans have adequate sources of repayment, with little identifiable risk of collection. Generally, loans assigned this risk grade will demonstrate the following characteristics:
•
Conformity in most respects with Bank policy, guidelines, underwriting standards, and Federal and State regulations (limited exceptions of any kind). All exceptions noted have documented mitigating factors that offset any additional risk associated with the exceptions noted.

•
Documented sources of repayment that meet required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.

•
Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

•
Secured loans repaying as agreed where collateral value and marketability are sufficient and do not materially affect risk.

•
Fully collectible, unsecured loans repaying as agreed and backed by sound personal or business financial statements with reachable assets that can be readily liquidated.

•
Grade 4 — Acceptable

These are acceptable loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss. Loans assigned this grade may demonstrate some or all of the following characteristics:
•
Exceptions to the Bank’s policy requirements, product guidelines or underwriting standards that present a higher degree of risk to the Bank. Although the combination and/or severity of identified exceptions are greater for this risk grade, the exceptions may be properly mitigated by other documented factors that offset any additional risks.

•
Unproved, insufficient or marginal primary sources of repayment that appear sufficient to service the debt at this time.

•
Marginal or unproven secondary sources to liquidate the debt, including combinations of liquidation of collateral and liquidation value to the net worth of the borrower or guarantor.

•
Secured loans repaying as agreed where collateral value or marketability are questionable but do not materially affect risk of repayment/collection.

•
Includes loans to borrowers with an established borrowing history with the Bank, with no Bank delinquencies and no delinquencies with other creditors, but with little or no identifiable cash flow to support the borrower’s unblemished repayment history.

•
Grade 5 — Special Mention or Watch List

A Special Mention loan (OAEM) has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special Mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification. Special Mention or Watch List loans may include the following characteristics:
•
Loans with guideline tolerances or exceptions of any kind that have not been mitigated by other economic or credit factors.

•
Loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date.

•
Borrowers that are experiencing adverse operating trends or an ill-proportioned balance sheet.

•
Loans being repaid as agreed that require close following because of complexity, information or underwriting deficiencies, emerging signs of weakness or non-standard terms.

•
Potential weaknesses exist, generally the result of deviations from prudent lending practices, such as over advances on collateral or unproven and inadequate primary repayment sources.

•
Loans where adverse economic conditions have developed subsequent to the loan origination that may not jeopardize liquidation of the debt, but do substantially increase the level of risk, may also warrant this rating.

•
Grades 6 – 8 — Substandard (Grade 6), Doubtful (Grade 7) and Loss (Grade 8)

A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as Substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Loans classified as Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future. Loans are not typically made if graded Substandard or worse at inception without management’s approval.
The following tables illustrate the credit risk profile by creditworthiness class as of December 31, 2016 and 2015 (amounts in thousands):
	December 31, 2016
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential – Construction	Residential – Mortgage	Consumer	Other	Total
1 – Lowest Risk	$897	$—	$—	$—	$—	$1,321	$—	$2,218
2 – Strong	915	1,524	5,439	292	15,105	597	97	23,969
3 – Standard	9,588	13,671	116,065	12,300	56,374	1,131	311	209,440
4 – Acceptable	9,932	26,926	118,077	30,068	53,832	3,770	94	242,699
5 – Special Mention	373	3,261	10,088	—	5,804	77	—	19,603
6 – Substandard or worse(1)	37	732	3,417	—	1,856	—	—	6,042
	$21,742	$46,114	$253,086	$42,660	$132,971	$6,896	$502	$503,971

(1)
The above table does not include business and consumer credit cards.

	December 31, 2015
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential – Construction	Residential – Mortgage	Consumer	Other	Total
1 – Lowest Risk	$1,942	$—	$—	$—	$—	$1,773	$—	$3,715
2 – Strong	971	749	2,280	—	15,187	386	7	19,580
3 – Standard	10,530	11,262	94,357	4,296	56,493	1,250	469	178,657
4 – Acceptable	9,297	33,832	103,740	31,431	50,226	3,170	757	232,453
5 – Special Mention	304	2,486	4,444	170	5,231	59	—	12,694
6 – Substandard or worse(1)	119	2,181	3,916	721	1,305	—	24	8,266
	$23,163	$50,510	$208,737	$36,618	$128,442	$6,638	$1,257	$455,365

(1)
The above table does not include business and consumer credit cards.

The following table illustrates the credit card portfolio exposure as of December 31, 2016 and 2015 (amounts in thousands):
	December 31, 2016		December 31, 2015
	Consumer – Credit Card	Business – Credit Card	Consumer – Credit Card	Business – Credit Card
Performing	$2,095	$1,214	$2,211	$1,133
Nonperforming	19	21	29	35
	$2,114	$1,235	$2,240	$1,168

Nonaccruals and Past Due Loans
The following tables illustrate the age analysis of past due loans by loan class as of December 31, 2016 and 2015 (amounts in thousands):
	December 31, 2016
	30 – 89 Days Past Due	Nonaccrual	90 Days or More Past Due	Total Past Due	Current	Total Loans
Commercial & industrial	$—	$36	$—	$36	$21,706	$21,742
Commercial construction & land development	89	691	—	780	45,334	46,114
Commercial real estate	10	2,153	—	2,163	250,923	253,086
Residential construction	—	—	—	—	42,660	42,660
Residential mortgage	295	1,444	—	1,739	131,232	132,971
Consumer	42	—	—	42	6,854	6,896
Consumer credit cards	48	—	19	67	2,047	2,114
Business credit cards	9	—	21	30	1,205	1,235
Other loans	—	—	—	—	502	502
Total	$493	$4,324	$40	$4,857	$502,463	$507,320

	December 31, 2015
	30 – 89 Days Past Due	Nonaccrual	90 Days or More Past Due	Total Past Due	Current	Total Loans
Commercial & industrial	$56	$119	$—	$175	$22,988	$23,163
Commercial construction & land development	211	1,626	—	1,837	48,673	50,510
Commercial real estate	—	2,929	—	2,929	205,808	208,737
Residential construction	133	721	—	854	35,764	36,618
Residential mortgage	499	1,203	—	1,702	126,740	128,442
Consumer	71	—	—	71	6,567	6,638
Consumer credit cards	95	—	29	124	2,116	2,240
Business credit cards	107	—	36	143	1,025	1,168
Other loans	—	—	—	—	1,257	1,257
Total	$1,172	$6,598	$65	$7,835	$450,938	$458,773

Impaired Loans
Impaired loans are those loans for which the Bank does not expect full repayment of all principal and accrued interest when due either under the terms of the original loan agreement or within reasonably modified contractual terms. If the loan has been restructured, such as in the case of a TDR, the loan continues to be considered impaired for the duration of the restructured loan term. Whereas loans which are classified as Substandard (Risk Grade 6) are not necessarily impaired, all loans which are classified as Doubtful (Risk Grade 7) are considered impaired.
Once a loan has been determined to meet the definition of impairment, the amount of that impairment is measured through one of a number of available methods: a calculation of the net present value of the expected future cash flows of the loan discounted by the effective interest rate of the loan, through the observable market value of the loan or should the loan be collateral dependent, upon the fair market value of the underlying assets securing the loan. If a deficit is calculated, the amount of the measured impairment results in the establishment of a specific valuation allowance or reserve or charge-off, and is incorporated into the Bank’s ALLL.

When a loan has been designated as impaired and full collection of principal and interest under the contractual terms is not assured, the impaired loan will be placed into nonaccrual status and interest income will not be recognized. Payments received against such loans are initially applied fully to the principal balance of the note until the principal balance is satisfied. Subsequent payments are thereupon applied to the accrued interest balance which only then results in the recognition of interest income. Payments received against accruing impaired loans are applied in the same manner as that of accruing loans which have not been deemed impaired. The recorded investment in impaired loans does not include deferred fees or accrued interest and management deems this amount to be immaterial.
The following tables illustrate the impaired loans by loan class as of December 31, 2016 and 2015 (amounts in thousands):
	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$18	$19	$—	$21	$—
Commercial construction & land development	53	60	—	58	—
Commercial real estate	1,131	1,660	—	1,189	50
Residential mortgage	1,804	1,882	—	1,881	37
Subtotal:	$3,006	$3,621	$—	$3,149	$87
With an allowance recorded:
Commercial and industrial	$18	$18	$2	$17	$—
Commercial construction & land development	638	763	420	660	11
Commercial real estate	1,736	1,739	529	1,741	36
Residential mortgage	164	208	56	191	13
Subtotal:	$2,556	$2,728	$1,007	$2,609	$60
Totals:
Commercial	$3,594	$4,259	$951	$3,686	$97
Residential	1,968	2,090	56	2,072	50
Grand Total	$5,562	$6,349	$1,007	$5,758	$147

At December 31, 2016, the recorded investment in loans considered impaired totaled $5.6 million. Of the total investment in loans considered impaired, $2.6 million were found to show specific impairment for which a $1.0 million valuation allowance was recorded; the remaining $3.0 million in impaired loans required no specific valuation allowance because either previously established valuation allowances had been absorbed by partial charge-offs or loan evaluations had no indication of impairment which would require a valuation allowance.

	December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$67	$67	$—	$63	$3
Commercial construction & land development	737	1,706	—	1,031	19
Commercial real estate	2,258	2,614	—	2,020	50
Residential construction	721	722	—	408	8
Residential mortgage	1,305	1,312	—	1,191	51
Subtotal:	$5,088	$6,421	$—	$4,713	$131
With an allowance recorded:
Commercial and industrial	$52	$63	$7	$58	$4
Commercial construction & land development	1,948	3,020	1,006	2,086	122
Commercial real estate	1,699	1,699	228	1,713	79
Residential mortgage	139	217	20	183	8
Subtotal:	$3,838	$4,999	$1,261	$4,040	$213
Totals:
Commercial	$6,761	$9,169	$1,241	$6,971	$277
Residential	2,165	2,251	20	1,782	67
Grand Total:	$8,926	$11,420	$1,261	$8,753	$344

At December 31, 2015, the recorded investment in loans considered impaired totaled $8.9 million. Of the total investment in loans considered impaired, $3.8 million were found to show specific impairment for which a $1.3 million valuation allowance was recorded; the remaining $5.1 million in impaired loans required no specific valuation allowance because either previously established valuation allowances had been absorbed by partial charge-offs or loan evaluations had no indication of impairment which would require a valuation allowance.
Troubled Debt Restructurings
Loans are classified as a TDR when, for economic or legal reasons which result in a debtor experiencing financial difficulties, the Bank grants a concession through a modification of the original loan agreement that would not otherwise be considered. Generally, concessions are granted as a result of a borrower’s inability to meet the contractual repayment obligations of the initial loan terms and in the interest of improving the likelihood of recovery of the loan. We may grant these concessions by a number of means such as (1) forgiving principal or interest, (2) reducing the stated interest rate to a below market rate, (3) deferring principal payments, (4) changing repayment terms from amortizing to interest only, (5) extending the repayment period, or (6) accepting a change in terms based upon a bankruptcy plan. However, the Bank only restructures loans for borrowers that demonstrate the willingness and capacity to repay the loan under reasonable terms and where the Bank has sufficient protection provided by the cash flow of the underlying collateral or business.
Loans in the process of renewal or modification are reviewed by the Bank to determine if the risk grade assigned is accurate based on updated information. All loans identified by the Bank’s internal loan grading system to pose a heightened level of risk at or prior to renewal or modification are additionally reviewed to determine if the loan should be classified as a TDR. The Bank’s knowledge of the borrower’s situation and any updated financial information obtained is first used to determine whether the borrower is experiencing financial difficulty. Once this is determined, the Bank reviews the modification terms to determine whether a concession has been granted. If the Bank determines that both conditions have been met, the loan will be classified as a TDR. If the Bank determines that both conditions have not been met, the loan is not classified as a TDR, but would typically then be monitored for any additional deterioration. Documentation to support this determination of TDR classification is maintained within the credit file.
For the year ended December 31, 2016, there were seven loans modified as TDRs totaling $1,004,000. There were no loans modified as TDRs for the year ended December 31, 2015. The following table presents a breakdown of TDRs by loan class and the type of concession made to the borrower as of December 31, 2016 (amounts in thousands, except number of loans):
	For the Year Ended December 31, 2016
	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Extended payment terms:
Commercial & industrial	3	$27	$24
Commercial real estate	2	591	587
Residential mortgage	1	260	260
Subtotal	6	$878	$871
Other:
Residential mortgage	1	$126	$121
Subtotal	1	$126	$121
Total	7	$1,004	$992

There were no loans modified as TDRs and for which there was a payment default during the year ended December 31, 2016.
The table below details the progression of TDRs which have been entered into during the previous 12 months (amounts in thousands, except number of loans):
	December 31, 2016
	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
Extended payment terms	—	$—	6	$871	—	$—	—	$—
Other	—	—	1	121	—	—	—	—
Total	—	$—	7	$992	—	$—	—	$—

Allowance for Loan Losses and Recorded Investment in Loans
The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. Management evaluates the adequacy of this allowance on at least a quarterly basis, which includes a review of loans both specifically and collectively evaluated for impairment.

Following is an analysis of the allowance for loan losses by loan segment as of and for the years ended December 31, 2016 and 2015 (amounts in thousands):
	December 31, 2016
		Real Estate
	Commercial and Industrial	Commercial construction and land development	Commercial real estate	Residential construction	Residential mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$221	$5,470	$2,268	$305	$1,191	$113	$48	$9,616
Provision for loan losses	(187)	(1,114)	1,474	(68)	(138)	33	—	—
Loans charged-off	(73)	(229)	(565)	—	(45)	(161)	(9)	(1,082)
Recoveries	97	788	21	21	70	113	3	1,113
Net recoveries (charge-offs)	24	559	(544)	21	25	(48)	(6)	31
Balance, end of period	$58	$4,915	$3,198	$258	$1,078	$98	$42	$9,647
Ending balance: individually evaluated for impairment	$—	$415	$530	$—	$39	$—	$—	$984
Ending balance: collectively evaluated for impairment(1)	$58	$4,500	$2,668	$258	$1,039	$98	$42	$8,663
Loans:
Balance, end of period	$22,977	$46,114	$253,086	$42,660	$132,971	$9,010	$502	$507,320
Ending balance: individually evaluated for impairment	$24	$652	$2,866	$—	$1,844	$—	$—	$5,386
Ending balance: collectively evaluated for impairment(1)	$22,953	$45,462	$250,220	$42,660	$131,127	$9,010	$502	$501,934

(1)
At December 31, 2016, there were $176,000 in impaired loans collectively evaluated for impairment with $23,000 in reserves established.

	December 31, 2015
		Real Estate
	Commercial and Industrial	Commercial construction and land development	Commercial real estate	Residential construction	Residential mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$119	$5,105	$2,382	$436	$1,206	$89	$40	$9,377
Provision for loan losses	(58)	(615)	71	(90)	497	121	74	—
Loans charged-off	(74)	(196)	(578)	(41)	(713)	(210)	(69)	(1,881)
Recoveries	234	1,176	393	—	201	113	3	2,120
Net recoveries (charge-offs)	160	980	(185)	(41)	(512)	(97)	(66)	239
Balance, end of period	$221	$5,470	$2,268	$305	$1,191	$113	$48	$9,616
Ending balance: individually evaluated for impairment	$2	$989	$228	$—	$—	$—	$—	$1,219
Ending balance: collectively evaluated for impairment(1)	$219	$4,481	$2,040	$305	$1,191	$113	$48	$8,397
Loans:
Balance, end of period	$24,331	$50,510	$208,737	$36,618	$128,442	$8,878	$1,257	$458,773
Ending balance: individually evaluated for impairment	$84	$2,564	$3,957	$721	$1,305	$—	$—	$8,631
Ending balance: collectively evaluated for impairment(1)	$24,247	$47,946	$204,780	$35,897	$127,137	$8,878	$1,257	$450,142

(1)
At December 31, 2015, there were $295,000 in impaired loans collectively evaluated for impairment with $42,000 in reserves established.

NOTE E — BANK PREMISES AND EQUIPMENT
Company premises and equipment at December 31, 2016 and 2015 are as follows (amounts in thousands):
	2016	2015
Land	$2,564	$4,394
Buildings and leasehold improvements	11,837	11,312
Furniture and equipment	4,691	5,182
Construction in process	—	1,467
	19,092	22,355
Less accumulated depreciation	(9,248)	(10,062)
	$9,844	$12,293

Depreciation expense was $675,000 and $684,000 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the Company had a total of  $2.4 million in premises and equipment which were classified as held for sale.
NOTE F — DEPOSITS
At December 31, 2016, the scheduled maturities of time deposits are as follows (amounts in thousands):
	Less than $250,000	$250,000 or more	Total
2017	$101,946	$15,546	$117,492
2018	43,423	4,909	48,332
2019	9,278	3,327	12,605
2020	6,787	3,438	10,225
2021	9,843	2,297	12,140
2022 and beyond	241	250	491
Total time deposits	$171,518	$29,767	$201,285

NOTE G — BORROWINGS
At December 31, 2016 and 2015, borrowed funds included the following FHLB advances (amounts in thousands):
Origination Date	Maturity Date	Interest Rate		December 31, 2016
February 4, 2008	February 5, 2018	2.06%	Fixed	$10,000
June 5, 2008	June 5, 2018	2.25%	Fixed	5,000
June 5, 2008	June 5, 2018	2.55%	Fixed	5,000
September 18, 2008	September 18, 2018	2.71%	Fixed	10,000
February 10, 2016	August 9, 2017	0.73%	Fixed	10,000
April 29, 2016(1)	April 29, 2019	2.54%	Fixed	5,000
April 29, 2016(1)	April 29, 2019	2.62%	Fixed	5,000
April 29, 2016(1)	April 29, 2019	2.83%	Fixed	10,000
May 25, 2016	May 25, 2018	1.13%	Fixed	10,000
				$70,000

(1)
These advances were redeemed and restructured on April 29, 2016 and were originally executed between 2007 and 2008.

Origination Date	Maturity Date	Interest Rate		December 31, 2015
August 13, 2007	August 14, 2017	3.94%	Fixed	$5,000
February 4, 2008	February 5, 2018	2.06%	Fixed	10,000
June 5, 2008	June 5, 2018	2.25%	Fixed	5,000
June 5, 2008	June 5, 2018	2.55%	Fixed	5,000
June 5, 2008	June 5, 2018	3.03%	Fixed	5,000
September 9, 2008	September 10, 2018	3.14%	Fixed	10,000
September 18, 2008	September 18, 2018	2.71%	Fixed	10,000
December 21, 2015	February 22, 2016	0.48%	Fixed	10,000
				$60,000

FHLB advances are secured by a floating lien covering the Company’s loan portfolio of qualifying mortgage loans, as well as specific bonds in the investment portfolio. At December 31, 2016, the Company had available lines of credit totaling $110.3 million with the FHLB for borrowing dependent on adequate collateralization. The weighted average rates for the above borrowings at December 31, 2016 and 2015 were 2.06% and 2.38%, respectively.
In addition to the above advances, the Company has lines of credit of  $37.0 million from various financial institutions to purchase federal funds on a short-term basis. The Company has no federal funds purchases outstanding as of December 31, 2016.
NOTE H — TRUST PREFERRED SECURITIES
On March 30, 2006, $12.4 million of trust preferred securities (the “Trust Preferred Securities”) were placed through the Trust. The Trust has invested the net proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Debentures”) issued by the Company and recorded in borrowings on the accompanying consolidated balance sheets. The Trust Preferred Securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to three month LIBOR plus 1.35%. The dividends paid to holders of the Trust Preferred Securities, which will be recorded as interest expense, are deductible for income tax purposes. The Trust Preferred Securities are redeemable on June 15, 2011 or afterwards in whole or in part, on any June 15, September 15, December 15, or March 15. Redemption is mandatory by June 15, 2036.
The Company has fully and unconditionally guaranteed the Trust Preferred Securities through the combined operation of the Debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company. The Trust Preferred Securities qualify as Tier I capital for regulatory capital purposes subject to certain limitations.
The Company has the right to defer payment of interest on the Debentures at any time and from time to time for a period not exceeding five years, provided that no deferral period extends beyond the stated maturities of the Debentures. Such deferral of interest payments by the Company will result in a deferral of distribution payments on the related Trust Preferred Securities. Whenever the Company defers the payment of interest on the Debentures, it will be precluded from the payment of cash dividends to shareholders. As of December 31, 2016, the Company is current with interest payments on the Debentures.
NOTE I — SUBORDINATED PROMISSORY NOTES
In late 2015, the Company sold $11.5 million aggregate principal amount of subordinated promissory notes. These notes are due on November 30, 2025 and the Company is obligated to pay interest at an annualized rate of 6.25% payable in quarterly installments commencing on March 1, 2016. The Company may prepay the notes at any time after November 30, 2020, subject to compliance with applicable law. The proceeds of the offering were used to refinance the Company’s then outstanding subordinated promissory notes issued in 2009.

NOTE J — INCOME TAXES
Allocation of income tax expense between current and deferred portions is as follows (amounts in thousands):
	Years Ended December 31,
	2016	2015
Current tax expense (benefit):
Federal	$110	$34
State	—	—
	110	34
Deferred tax expense (benefit):
Federal	(954)	(15,184)
State	(724)	(1,330)
	(1,678)	(16,514)
Income tax benefit	$(1,568)	$(16,480)

The reconciliation of expected income tax at the statutory federal rate of 34% with income tax expense is as follows (amounts in thousands):
	Years Ended December 31,
	2016	2015
Expense computed at statutory rate of 34%	$1,800	$1,200
Effect of state income taxes, net of federal benefit	(1,006)	(790)
Tax exempt income	(28)	(19)
Bank owned life insurance income	(72)	(64)
Valuation allowance	(2,287)	(16,819)
Other, net	25	12
	$(1,568)	$(16,480)

Deferred income taxes consist of the following (amounts in thousands):
	Years Ended December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$3,471	$3,523
Restricted stock and stock options	255	240
OTTI	184	188
Net deferred loan fees	114	169
Net operating loss	13,217	14,901
SERP accrual	147	186
Other	1,111	1,335
Unrealized gain on securities	9	165
Total deferred tax assets	18,508	20,707
Less valuation allowance	(87)	(3,765)
Net deferred tax assets	18,421	16,942
Deferred tax liabilities:
Property and equipment	$95	$133
Prepaid expense	76	80
Other	49	50
Total deferred tax liabilities	220	263
Net deferred tax asset	$18,201	$16,679

When tax returns are filed, it is highly likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. For the years ended December 31, 2016 and 2015, there were no uncertain tax positions taken by the Company. The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statements of operations. Fiscal years ending December 31, 2009 and thereafter are subject to IRS examination.
For the twelve months ended December 31, 2016, the Company recorded a discrete income tax benefit of  $1.6 million as compared to $16.5 million for the same period in 2015. The year-over-year variance is due to the Company’s release of the valuation allowance against its deferred tax assets in the second quarter of 2015 offset by an income tax expense in the third quarter of 2015 as a result of changes to the North Carolina tax rate and its impact on future deferred tax benefits.
As of December 31, 2016, the Company had net operating losses available for carryforward of  $37.1 million that will expire, if unused, from 2028 through 2034.
Under the accounting principles generally accepted in the United States (“GAAP”), companies are required to assess whether a valuation allowance should be established against their deferred tax assets based on consideration of all available positive and negative evidence using a “more likely than not” standard. During the analysis for the twelve months ended December 31, 2010 and continuing through March 31, 2015, the Company had concluded that it was not more-likely-than-not that the Company would be able to utilize its deferred tax assets and, accordingly, had established a full valuation allowance against the value of the deferred tax assets. This conclusion was based on negative credit quality trends, increasing provision for loan losses, cumulative loss position, and uncertainty regarding the amount of future taxable income that the Company could forecast. In the second quarter of 2015, the Company determined it was more likely than not that it will generate sufficient taxable income to utilize a significant portion of its deferred tax assets and completed a partial reversal of the valuation allowance on its deferred tax assets totaling $16.6 million.
As part of the ongoing evaluation of positive and negative factors, the Company determined in the fourth quarter of 2016 that it is more likely than not that it will generate sufficient taxable income to utilize substantially all of the remaining portion of its deferred tax assets. As a result of this judgment about the ability to utilize its deferred tax assets in future years, the Company released $3.7 million of the remaining valuation allowance against its deferred tax assets resulting in an income tax benefit. This conclusion, and release of substantially all remaining valuation allowance, was based upon a number of factors including continued improvement in quarterly earnings, forecasted future profitability, and improved asset quality.
NOTE K — CAPITAL AND REGULATORY INFORMATION
North Carolina banking law requires that the Bank may not pay a dividend that would reduce its capital below the applicable required capital. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the Bank. Although not currently limited by regulatory authorities, there were no dividends paid to the Company by the Bank during 2016.
Current federal regulations require that the Company and the Bank maintain a minimum ratio of total capital to risk weighted assets of 8.0%, with at least 6.0% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Company and the Bank must maintain a common equity Tier 1 capital ratio of 4.5% and a leverage ratio of 4.0%. For the Bank to be categorized as well capitalized, the Bank must maintain minimum amounts and ratios as set forth in the table below. There is no such category for well capitalized at the Company level. At December 31, 2016, the Bank was classified as well capitalized for regulatory capital purposes.
Capital ratios for the Bank and the Company are presented in the table below.
	Actual Ratio		Minimum For Capital Adequacy Purposes	Minimum To be Well Capitalized under Prompt Corrective Action Provisions
	12/31/2016	12/31/2015	Ratio	Ratio
Bank
Total Capital (to Risk Weighted Assets)	15.4%	15.6%	8.0%	10.0%
Tier I Capital (to Risk Weighted Assets)	14.1%	14.4%	6.0%	8.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	14.1%	14.4%	4.5%	6.5%
Tier I Capital (to Average Assets)	11.0%	10.2%	4.0%	5.0%
Company
Total Capital (to Risk Weighted Assets)	15.6%	16.0%	8.0%	N/A
Tier I Capital (to Risk Weighted Assets)	12.2%	12.4%	6.0%	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	10.9%	11.3%	4.5%	N/A
Tier I Capital (to Average Assets)	9.5%	8.8%	4.0%	N/A
In July 2015, the Bank entered into a Written Agreement (the “2015 Written Agreement”) with the FRB replacing the Written Agreement the Company and the Bank entered into with the FRB and the North Carolina Office of the Commissioner of Banks in May 2011. Under the terms of the 2015 Written Agreement, the Bank submitted and implemented the following plans:
•
a written plan to assure ongoing board oversight of the Bank’s management and operations;

•
a written program for the review of new products, services, or business lines; and

•
an enhanced written program for conducting appropriate levels of customer due diligence by the Bank.

In addition, the Bank agreed that within 30 days after the end of each calendar quarter following the date of the 2015 Written Agreement, it will submit to FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the 2015 Written Agreement and the results thereof.
NOTE L — COMMITMENTS AND CONTINGENCIES
The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the commitment letter or contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Undisbursed lines of credit are commitments for possible future extensions of credit to customers on existing loans. These lines of credit generally contain a specified maturity date, but could also exclude an expiration date such as is the case for our overdraft protection lines. Similar to commitments, undisbursed lines of credit may not be drawn upon to the total extent to which the Bank is committed and do not necessarily represent future cash requirements.
Stand-by letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within four years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
At December 31, 2016 and 2015, financial instruments whose contract amounts represent credit risk were (amounts in thousands):
	2016	2015
Commitments to extend credit	$21,118	$29,354
Undisbursed lines of credit	97,358	94,241
Financial stand-by letters of credit	439	438
Performance stand-by letters of credit	422	233
Legally binding commitments	119,337	124,266
Unused credit card lines	16,624	15,982
Total	$135,961	$140,248

Litigation Proceedings
In October 2013, multiple putative class action lawsuits were filed in United States district courts across the country against a number of different banks based on the banks’ alleged role in “payday lending.” As previously disclosed, two of these lawsuits, filed in the Middle District of North Carolina and the Southern District of Florida, named the Bank as one of the defendants. In December 2016, pursuant to a confidential settlement agreement, the parties filed stipulations of dismissal with prejudice as to both lawsuits.
Additionally, we are party to certain other legal actions in the ordinary course of our business. We believe these actions are routine in nature and incidental to the operation of our business. While the outcome of these actions cannot be predicted with certainty, management’s present judgment is that the ultimate resolution of these matters will not have a material adverse impact on our business, financial condition, results of operations, cash flows or prospects. If, however, our assessment of these actions is inaccurate, or there are any significant adverse developments in these actions, our business, financial condition, results of operations, cash flows and prospects could be adversely affected.
NOTE M — FAIR VALUE MEASUREMENTS
Fair Value Measured on a Recurring Basis.
The Company measures certain assets at fair value on a recurring basis, as described below.
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities have historically included equity securities traded on an active exchange, such as the New York Stock Exchange. As of December 31, 2016, there were no Level 1 securities. Level 2 securities include taxable municipalities and mortgage-backed securities issued by government sponsored entities. The Company’s mortgage-backed securities were primarily issued by

GNMA, FNMA, and FHLMC. As of December 31, 2016, all of the Company’s mortgage-backed securities were agency issued and designated as Level 2 securities. Securities classified as Level 3 include other debt securities in less liquid markets and with no quoted market price.
The following table presents information about assets measured at fair value on a recurring basis at December 31, 2016 and 2015 (amounts in thousands):
	Fair Value Measurements at December 31, 2016, Using
Available-for-Sale Securities:	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Taxable municipal securities	$20,049	$20,049	$—	$20,049	$—
Mortgage-backed securities:
GNMA	11,680	11,680	—	11,680	—
FNMA & FHLMC	25,412	25,412	—	25,412	—
Other debt securities	1,000	1,000	—	—	1,000
Total available-for-sale securities	$58,141	$58,141	$—	$57,141	$1,000

	Fair Value Measurements at December 31, 2015 Using
Available-for-Sale Securities:	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Taxable municipal securities	$24,567	$24,567	$—	$24,567	$—
Mortgage-backed securities:
GNMA	13,530	13,530	—	13,530	—
FNMA & FHLMC	31,673	31,673	—	31,673	—
Other debt securities	500	500	—	—	500
Equity securities	11	11	—	11	—
Total available-for-sale securities	$70,281	$70,281	$—	$69,781	$500

The table below presents reconciliation for the years ended December 31, 2016 and 2015 for all Level 3 assets that are measured at fair value on a recurring basis (amounts in thousands). During the year ended December 31, 2016, no securities were transferred from Level 3 to Level 2.
	Available-for-Sale Securities
	2016	2015
Beginning Balance	$500	$—
Purchases, issuances and settlements	500	500
Ending Balance	$1,000	$500

Fair Value Measured on a Nonrecurring Basis.
The Company measures certain assets at fair value on a nonrecurring basis, as described below.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale as a Level 2 valuation.

At December 31, 2016, the Company had $206,000 in loans held for sale which were made up entirely of residential mortgage loans held for sale in the secondary market as compared to $1.1 million at December 31, 2015.
Impaired Loans
The Company does not record loans at fair value on a recurring basis. However, when a loan is considered impaired, it is evaluated for impairment and written down to its estimated fair value or an allowance for loan losses is established. When the fair value of an impaired loan is based on an observable market price or a current appraised value with no adjustments, the Company records the impaired loan as nonrecurring Level 2. When there is no observable market prices, an appraised value is not available, or the Company determines the fair value of the collateral is further impaired below the appraised value, the impaired loan is classified as nonrecurring Level 3.
As of December 31, 2016, the Bank identified $2.2 million in impaired loans that were carried at fair value compared to $3.3 million at December 31, 2015. For 2016, this total included $2.4 million in loans that had a specific valuation allowance of  $1.0 million and $784,000 in loans without a specific valuation allowance that were previously written down to fair value. For 2015, this total included $3.5 million in loans that had a specific valuation allowance of  $1.2 million and $1.0 million in loans without a specific valuation allowance that were previously written down to fair value.
Foreclosed Assets
Foreclosed assets are adjusted to fair value less estimated selling costs upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Given the lack of observable market prices for identical properties, the Company records foreclosed assets as non-recurring Level 3. At December 31, 2016, there were $405,000 of fair value adjustments required after transfer related to foreclosed real estate of  $1.7 million compared to $344,000 and $1.8 million, respectively, at December 31, 2015.
Premises and Equipment Held for Sale
Premises and equipment held for sale are carried at the lower of cost or fair value less estimate selling costs. Fair value is based upon independent market prices, appraised values of the property or management’s estimation of the value of the property. Given the lack of observable market prices, the Company records premises and equipment held for sale assets as non-recurring Level 3.
At December 31, 2016, the Company had $2.4 million in premises and equipment held for sale which included building and land held for sale. There were no premises and equipment classified as held for sale at December 31, 2015.
Assets measured at fair value on a non-recurring basis are included in the table below at December 31, 2016 and 2015 (amounts in thousands):
	Fair Value Measurements at December 31, 2016, Using
Description	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$206	$206	$—	$206	$—
Impaired loans	2,179	2,179	—	—	2,179
Foreclosed assets	1,682	1,682	—	—	1,682
Premises and equipment held for sale	2,373	2,373	—	—	2,373

	Fair Value Measurements at December 31, 2015, Using
Description	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$1,145	$1,145	$—	$1,145	$—
Impaired loans	3,288	3,288	—	—	3,288
Foreclosed assets	1,760	1,760	—	—	1,760
Quantitative Information about Level 3 Fair Value Measurements
The following table presents the valuation methodology and unobservable inputs for Level 3 assets measured at fair value on a recurring and nonrecurring basis at December 31, 2016 (amounts in thousands, except percentages):
	Total Carrying Amount at December 31, 2016	Valuation Methodology	Range of Inputs
Recurring measurements:
Other debt securities	$1,000	Probability of default	0%
		Loss given default	100%
Nonrecurring measurements:
Impaired loans	$2,179	Collateral discounts	9 – 50%
Foreclosed assets	$1,682	Discounted appraisals	10 – 30%
Premises and equipment held for sale	$2,373	Discounted appraisals	10 – 50%
Collateral discounts to determine fair value on impaired loans varies widely and result from the consideration of the following factors: the age of the most recent appraisal, the type of asset serving as collateral, the expected marketability of the asset, its material or environmental condition, and comparisons to actual sales data of similar assets from both internal and external sources.
The following table reflects the general range of collateral discounts for impaired loans by segment:
Loan Segment:	Range of Percentages
Commercial construction and land development	10% – 40%
Commercial real estate	9% – 50%
Residential construction	9% – 30%
Residential mortgage	9% – 20%
All other segments	9% – 20%
As foreclosed assets are brought into other real estate owned through a process which requires a fair market valuation, further discounts typically reflect market conditions specific to the asset. These conditions are usually captured in subsequent appraisals which are required on an annual basis, and depending upon asset type and marketability demonstrate a more restrained variance than that noted above.
Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instrument.
Cash and Cash Equivalents
The carrying amounts of cash and cash equivalents are equal to the fair value due to the liquid nature of the financial instruments.

Certificates of Deposit
These investments are valued at carrying amounts for fair value purposes.
Securities Available-for-Sale and Securities Held-to-Maturity
Fair values of investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Loans Held For Sale
The fair value of mortgage loans held for sale is based on commitments on hand from investors within the secondary market for loans with similar characteristics.
Loans
The fair value of loans has been estimated utilizing the net present value of future cash flows based upon contractual balances, prepayment assumptions, and applicable weighted average interest rates, adjusted for a 3% current liquidity and market discount assumption. The Company has assigned no fair value to off-balance sheet financial instruments since they are either short term in nature or subject to immediate repricing.
FHLB Stock
The carrying amount of FHLB stock approximates fair value.
Deposits
The fair value of non-maturing deposits such as noninterest-bearing demand, money market, NOW, and savings accounts, are by definition, equal to the amount payable on demand. Fair value for maturing deposits such as CDs and IRAs are estimated using a discounted cash flow approach that applies current interest rates to expected maturities.
Borrowings, Subordinated Debentures, and Subordinated Promissory Notes
The fair value of borrowings, subordinated debentures, and subordinated promissory notes, is based on discounting expected cash flows at the interest rate from debt with the same or similar remaining maturities and collection requirements.
Accrued Interest Receivable and Payable
The carrying amounts of accrued interest approximates fair value.

The following table presents information for financial assets and liabilities as of December 31, 2016 and 2015 (amounts in thousands):
	December 31, 2016
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$32,563	$32,563	$32,563	$—	$—
Certificates of deposit	18,125	18,125	—	18,125	—
Securities available-for-sale	58,141	58,141	—	57,141	1,000
Securities held-to-maturity	51,205	51,452	—	51,452	—
Loans held for sale	206	206	—	206	—
Loans, net	497,357	479,184	—	—	479,184
FHLB stock	3,596	3,596	—	3,596	—
Accrued interest receivable	1,598	1,598	—	1,598	—
Financial liabilities:
Deposits	$553,531	$552,207	$—	$552,207	$—
Subordinated debentures and subordinated promissory notes	23,872	23,872	—	—	23,872
Borrowings	70,000	70,896	—	70,896	—
Accrued interest payable	384	384	—	384	—
	December 31, 2015
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$26,755	$26,755	$26,755	$—	$—
Certificates of deposit	23,520	23,520	—	23,520	—
Securities available-for-sale	70,281	70,281	—	69,781	500
Securities held-to-maturity	65,354	65,633	—	65,633	—
Loans held for sale	1,145	1,145	—	1,145	—
Loans, net	448,697	423,285	—	—	423,285
FHLB stock	3,288	3,288	—	3,288	—
Accrued interest receivable	1,594	1,594	—	1,594	—
Financial liabilities:
Deposits	$542,334	$541,818	$—	$541,818	$—
Subordinated debentures and subordinated promissory notes	23,872	23,872	—	—	23,872
Borrowings	60,000	61,709	—	61,709	—
Accrued interest payable	437	437	—	437	—
NOTE N — STOCK OPTION PLAN
The Company has a non-qualified stock option plan for certain key employees under which it is authorized to issue options for up to 308,555 shares of common stock. Options are granted at the discretion of the Company’s Board of Directors at an exercise price approximating market value, as determined by a committee of Board members. All options granted subsequent to a 1997 amendment will be 100% vested after either one or two years from the grant date and will expire after such a period as is determined by the

Board at the time of grant. Options granted in 2014 have a two year vesting provision. There were no options granted during 2015 or 2016. All share and share-related information have been adjusted to reflect the Reverse Stock Split. Refer to Note S — Subsequent Events for additional information.
A summary of option activity under the Plan for the year ended December 31, 2016, is presented below:
	Shares	Option Price Per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2016	38,621	$21.68
Issued	—	—
Exercised	2,825	6.70
Forfeited	3,840	7.58
Expired	8,215	15.00
Balance at December 31, 2016	23,741	$28.06	1.22	$117,814
Exercisable at December 31, 2016	23,741	$28.06	1.22	$117,814

The weighted average exercise price of all exercisable options at December 31, 2016 is $28.06. There were 42,969 shares reserved for future issuance under the Company’s stock option plan at December 31, 2016.
A summary of the status of the Company’s non-vested options as of December 31, 2016 and changes during the year then ended is presented below:
	Shares	Weighted average grant date fair value
Non-vested – December 31, 2015	9,906	$5.13
Granted	—	—
Vested	9,781	5.13
Forfeited/Expired	125	5.13
Non-vested – December 31, 2016	—	$—

As of December 31, 2016, there was no unrecognized compensation cost related to non-vested options compared to $6,241 at December 31, 2015.
Additional information concerning the Company’s stock options at December 31, 2016 is as follows:
Exercise Price	Number Outstanding	Contractual Life (Years)	Number Exercisable
5.75 – 8.49	6,085	1.19	6,085
8.50 – 203.94	15,195	1.26	15,195
203.95	2,461	1.07	2,461
	23,741	1.22	23,741

NOTE O — RESTRICTED STOCK
In January 2015, the Board of the Company approved and adopted the Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan (the “Plan”), which provides for awards of both performance and time based restricted stock and restricted stock unit awards. Awards of performance based restricted stock granted in 2015 vest in two separate tranches, 15% at the end of the one-year period ended on December 31, 2015, and 85% at the end of the three-year period ending on December 31, 2018 (each such period, a “Performance Period”), in each case based on the attainment of the performance measures and goals for that Performance

Period. Awards of performance based restricted stock granted in 2016 vest 100% at the end of the three-year period ending on December 31, 2018 based on the attainment of the performance measures and goals for that Performance Period. The performance measures for the one-year period which ended December 31, 2015 were (1) budgeted net income as set forth in the Company’s 2015 budget and (2) the Company having net income in each quarter of 2015. Budgeted net income must be achieved at the 70% threshold performance level in order for 10.5% of the awards to vest and at the 100% target performance level in order for 15% of the awards to vest. Where achievement against budgeted net income falls between these performance levels, the number of shares vested is determined based on straight-line interpolation. We achieved our targeted performance level for the one-year Performance Period ending December 31, 2015, and therefore 15% of the shares of restricted stock have now vested. If the performance goals had not been met, 15% of the awards would have been forfeited.
The performance measures and related goals for the three-year period ending December 31, 2018 are based on cumulative earnings per share and were set by the compensation committee of the Board (the “Committee”), in its sole discretion as administrator of the Plan, in the fourth quarter of 2015. Earnings per share must be achieved at the 60% threshold performance level in order for 50% of the remaining awards to vest and at the 100% target performance level in order for 100% of the awards to vest. Where achievement against earnings per share falls between these performance levels, the number of shares vest also falls within these levels. Achievement of 70%, 80%, and 90% of target earnings per share results in vesting of 60%, 75%, and 87.5% respectively. Additionally, if 110% or more of the target performance level is obtained, 100% of the awards will vest and an additional 10% of the applicable restricted stock grant amount will be awarded to each recipient in fully-vested shares.
Awards of time based restricted stock granted in 2015 also vest in two separate tranches, 15% at the end of the one-year period ended on December 31, 2015, and 85% at the end of the three-year period ending on December 31, 2018. No awards of time based restricted stock were made in 2016. In order for these shares to vest, the recipient of the award generally must be employed by the Company on the vesting date. Any restricted stock that has not vested at the time of the termination of the recipient’s service relationship will be forfeited; although, the Committee has the power, in its sole and absolute discretion, to accelerate vesting where such termination is a result of the recipient’s death or disability or in other termination situations.
All share and share-related information have been adjusted to reflect the Reverse Stock Split. Refer to Note S — Subsequent Events for additional information.
A summary of the activity of the Company’s restricted stock awards as of the period ended December 31, 2016 is presented below:
	Restricted Stock	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2015:	272,635	$8.20
Granted	42,000	9.51
Vested	(37,865)	7.70
Forfeited	(18,700)	8.29
Unvested at December 31, 2016:	258,070	$8.49

The Company measures the fair value of restricted shares based on the price of the Company’s common stock on the grant date, and compensation expense is recorded over the vesting period. The related compensation expense recognized for restricted stock awards for the twelve months ended December 31, 2016 and 2015 was $350,000 and $540,000, respectively. At December 31, 2016, the Company estimates there was $2.0 million of total unrecognized compensation cost related to unvested restricted stock granted under the plan. That cost is expected to be recognized over the next three years. The grant-date fair value of restricted stock grants vested during the twelve months ended December 31, 2016 was $7.70.

NOTE P — OTHER EMPLOYEE BENEFITS
Supplemental Retirement
In 1998, the Bank adopted a Supplemental Executive Retirement Plan (“SERP”) for its then president. The Company purchased life insurance policies in order to provide future funding of benefit payments. SERP benefits accrued and vested during the period of employment. Annual benefit payments began in 2016 after the officer’s retirement on December 31, 2015. The liability accrued under the SERP plan amounts to $410,000 and $507,000 at December 31, 2016 and 2015, respectively. There were no expenses related to the SERP plan for 2016 compared to $30,000 for 2015. The annual benefit payout in 2016 was $50,000.
Employment Agreements
The Company has entered into employment agreements with certain of its executive officers to ensure a stable and competent management base. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Company’s Board of Directors, except for cause, without triggering the officers’ rights to receive certain vested rights, including severance compensation. In addition, the Company has entered into additional severance compensation arrangements with certain of its executive officers and key employees to provide them with increased severance pay benefits in the event of a termination of employment following a change in control of the Company, as outlined in the agreements; the acquirer will be bound to the terms of the contracts.
Defined Contribution Plan
The Company sponsors a contributory profit-sharing plan in effect for substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). For the year ended December 31, 2016, the plan provided for employee contributions of up to $18,000 of the participant’s annual salary and an employer contribution of 75% matching of the first 6% of pre-tax salary contributed by each participant. For the year ended December 31, 2015, the plan provided for employee contributions of up to $18,000 of the participant’s annual salary and an employer contribution of 50% matching of the first 6% of pre-tax salary contributed. Expenses related to these plans for the years ended December 31, 2016 and 2015 were $336,000 and $189,000, respectively. Contributions under the plan are made at the discretion of the Company’s Board of Directors.
Employee Stock Purchase and Bonus Plan
The Employee Stock Purchase and Bonus Plan (the “Purchase Plan”) is a voluntary plan that enables full-time employees of the Company and its subsidiaries to purchase shares of the Company’s common stock. The Purchase Plan is administered by a committee of the Board of Directors, which has broad discretionary authority to administer the Purchase Plan. The Company’s Board of Directors may amend or terminate the Purchase Plan at any time. The Purchase Plan is not intended to be qualified as an employee stock purchase plan under Section 423 of the Code.
Once a year, participants in the Purchase Plan purchase the Company’s common stock at fair market value. Participants are permitted to purchase shares under the Purchase Plan up to five percent (5%) of their compensation, with a maximum purchase amount of  $1,000 per year. The Company matches, in cash, fifty percent (50%) of the amount of each participant’s purchase, up to $500. After withholding for income and employment taxes, participants use the balance of the Company’s matching grant to purchase shares of the Company’s common stock.
As of December 31, 2016, 23,388 shares of the Company’s common stock had been reserved for future issuance under the Purchase Plan, and 110,322 total shares had been purchased to date. During the year ended December 31, 2016, 14,374 shares were purchased under the Purchase Plan. All shares have been adjusted to reflect the Reverse Stock Split. Refer to Note S — Subsequent Events for additional information.

Sick Leave Plan
The Company allows employees to accrue up to 60 days of sick leave that can be carried forward from one year to the next. Employees with 10 consecutive years of service who retire after age 55 are paid for unused sick leave up to a maximum of 60 days. As of December 31, 2016 and 2015, the Company maintained an accrued liability for future obligations in the amount of  $544,000 and $587,000, respectively. Future obligations under the plan are assessed on an annual basis. Deferred compensation expenses under the plan totaled $59,000 and $68,000 for 2016 and 2015, respectively. Cash benefits paid to retiring employees totaled $106,000 and $43,000 for 2016 and 2015, respectively.
NOTE Q — LEASES
The Company has entered into non-cancelable operating leases for five facilities. Future minimum lease payments under the leases for future years are as follows (amounts in thousands):
Leases
2017	$249
2018	185
2019	178
2020	183
2021	187
2022 and beyond	79
$1,061

Total rental expense under operating leases for the years ended December 31, 2016 and 2015 amounted to $329,000 and $373,000, respectively.
NOTE R — PARENT COMPANY FINANCIAL INFORMATION
Condensed financial information of Four Oaks Fincorp, Inc. at December 31, 2016 and 2015, and for the years ended December 31, 2016 and 2015 is presented below (amounts in thousands):
Condensed Balance Sheets
	2016	2015
Assets:
Cash and cash equivalents	$289	$1,362
Equity investment in subsidiaries	88,997	81,803
Investment securities available-for-sale	—	11
Other assets	2,603	1,128
Total Assets	$91,889	$84,304
Liabilities and Shareholders’ Equity:
Other liabilities	$12	$26
Subordinated debentures	12,372	12,372
Subordinated promissory notes	11,500	11,500
Shareholders’ equity	68,005	60,406
Total Liabilities and Shareholders’ Equity	$91,889	$84,304

Condensed Statements of Operations
	For the Years Ended December 31,
	2016	2015
Equity in undistributed income of subsidiaries	$6,642	$20,367
Interest income	7	27
Other income	10	11
Other expenses	(1,203)	(1,408)
Income before income taxes	5,456	18,997
Applicable income tax benefit	(1,402)	(1,011)
Net income	$6,858	$20,008

Condensed Statements of Cash Flows
	2016	2015
Operating activities:
Net income	$6,858	$20,008
Equity in undistributed income of subsidiaries	(6,642)	(20,367)
Excess tax benefits from stock options	2	—
Increase in other assets	(1,405)	(972)
Decrease in other liabilities	(14)	(910)
Net cash used in operating activities	(1,201)	(2,241)
Investing activities:
Sales and maturities of securities	11	—
Net cash provided by investing activities	11	—
Financing activities:
Proceeds from issuance of common stock	188	170
Repayment of subordinated promissory notes	—	(500)
Shares withheld for payment of taxes	(71)	(25)
Net cash provided by (used in) financing activities	117	(355)
Net decrease in cash and cash equivalents	(1,073)	(2,596)
Cash and cash equivalents, beginning of year	1,362	3,958
Cash and cash equivalents, end of year	$289	$1,362

NOTE S — SUBSEQUENT EVENTS
On March 7, 2017, the Company filed with the North Carolina Department of the Secretary of State Articles of Amendment (the “Articles of Amendment”) to the Company’s Articles of Incorporation, as amended, to effect a one for five reverse stock split of the Company’s authorized, issued, and outstanding common stock, par value $1.00 per share. The Articles of Amendment did not change the par value of the Company’s common stock. The Articles of Amendment provided that the Reverse Stock Split became effective at 5 P.M., Eastern Time, on March 8, 2017, at which time every five shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of the Company’s common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. In addition, the number of authorized shares of common stock was reduced from 80,000,000 to 16,000,000.
The Articles of Amendment were approved by, and proposed and recommended to the Company’s shareholders by, the Company’s Board of Directors on September 26, 2016 and approved by the shareholders of the Company at a special meeting of shareholders held on November 8, 2016.

FOUR OAKS FINCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
	June 30, 2017 (Unaudited)	December 31, 2016 (*)
ASSETS
Cash and due from banks	$19,415	$23,940
Interest-earning deposits	32,863	8,623
Cash and cash equivalents	52,278	32,563
Certificates of deposits held for investment	15,190	18,125
Investment securities available-for-sale, at fair value	76,210	58,141
Investment securities held-to-maturity, at amortized cost	45,398	51,205
Total investment securities	121,608	109,346
Loans held for sale	2,497	206
Loans	497,761	507,004
Allowance for loan losses	(9,654)	(9,647)
Net loans	488,107	497,357
Accrued interest receivable	1,715	1,598
Bank premises and equipment held for sale	1,285	2,373
Bank premises and equipment, net	9,571	9,844
FHLB stock	4,046	3,596
Investment in life insurance	20,198	19,987
Foreclosed assets	1,381	1,682
Deferred tax assets, net	16,824	18,201
Other assets	5,131	5,005
TOTAL ASSETS	$739,831	$719,883
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$164,989	$151,860
Money market, NOW accounts and savings accounts	207,402	200,386
Time deposits, $250,000 and over	29,535	29,767
Other time deposits	158,226	171,518
Total deposits	560,152	553,531
Borrowings	80,000	70,000
Subordinated debentures	12,372	12,372
Subordinated promissory notes	11,500	11,500
Accrued interest payable	404	384
Other liabilities	4,087	4,091
TOTAL LIABILITIES	668,515	651,878
Commitments and Contingencies (Note F)
Shareholders’ equity:
Common stock, $1.00 par value, 16,000,000 shares authorized; 6,771,359 and 6,757,047 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively(1)	6,771	6,757
Additional paid-in capital	59,498	58,976
Retained earnings	4,738	2,287
Accumulated other comprehensive income (loss)	309	(15)
Total shareholders’ equity	71,316	68,005
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$739,831	$719,883

(1)
Common stock shares authorized, issued and outstanding have been adjusted to reflect the one for five reserve stock split that occurred on March 8, 2017.

(*)
Derived from audited consolidated financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

FOUR OAKS FINCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest and dividend income:
Loans, including fees	$6,555	$6,306	$13,316	$12,395
Taxable investments	748	776	1,387	1,616
Tax-exempt investments	4	—	7	—
Dividends and other investments	96	100	187	181
Interest-earning deposits	134	116	246	225
Total interest and dividend income	7,537	7,298	15,143	14,417
Interest expense:
Deposits	539	592	1,079	1,193
Borrowings	386	366	762	744
Subordinated debentures	79	62	152	121
Subordinated promissory notes	181	217	361	399
Total interest expense	1,185	1,237	2,354	2,457
Net interest income	6,352	6,061	12,789	11,960
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	6,352	6,061	12,789	11,960
Non-interest income:
Service charges on deposit accounts	373	361	741	718
Other service charges, commissions and fees	885	896	1,680	1,647
Gains on sale of investment securities available-for-sale, net	—	266	—	266
Income from investment in life insurance	113	42	211	85
Other non-interest income	257	10	320	28
Total non-interest income	1,628	1,575	2,952	2,744
Non-interest expense:
Salaries	2,581	2,755	5,238	5,348
Employee benefits	567	594	1,242	1,223
Occupancy expenses	289	335	599	671
Equipment expenses	143	142	265	290
Professional and consulting fees	453	683	1,023	1,223
Merger-related expenses	524	—	524	—
FDIC assessments	70	122	157	250
Collection and foreclosed asset-related costs, net	37	88	84	246
Other operating expenses	1,291	1,547	2,743	2,789
Total non-interest expense	5,955	6,266	11,875	12,040
Income before income taxes	2,025	1,370	3,866	2,664
Income tax expense	702	498	1,355	961
Net income	$1,323	$872	$2,511	$1,703
Basic net income per common share(1)	$0.20	$0.13	$0.38	$0.26
Diluted net income per common share(1)	$0.20	$0.13	$0.38	$0.26
Weighted Average Shares Outstanding, Basic(1)	6,515,569	6,486,792	6,510,209	6,470,743
Weighted Average Shares Outstanding, Diluted(1)	6,661,505	6,569,049	6,652,512	6,537,109

(1)
Weighted average common shares outstanding used in the computation of basic and diluted net income per common share were adjusted to reflect the one for five reverse stock split that occurred on March 8, 2017.

The accompanying notes are an integral part of the consolidated financial statements.

FOUR OAKS FINCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(Amounts in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$1,323	$872	$2,511	$1,703
Other comprehensive income:
Securities available-for-sale:
Unrealized holding gains on available-for-sale securities	361	1,112	527	2,661
Tax effect	(133)	(309)	(193)	(877)
Reclassification of gains recognized in net income	—	(266)	—	(266)
Tax effect	—	—	—	—
Amortization of unrealized losses on investment securities transferred from available-for-sale to held-to-maturity	(6)	(9)	(15)	(20)
Tax effect	2	3	5	7
Total other comprehensive income	224	531	324	1,505
Comprehensive income	$1,547	$1,403	$2,835	$3,208

The accompanying notes are an integral part of the consolidated financial statements.

FOUR OAKS FINCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)
(Amounts in thousands, except share data)
	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss) income	Total shareholders’ equity
	Shares(1)	Amount
BALANCE, DECEMBER 31, 2015	6,719,162	$6,719	$58,543	$(4,571)	$(285)	$60,406
Net income	—	—	—	1,703	—	1,703
Other comprehensive income	—	—	—	—	1,505	1,505
Stock based compensation	—	—	152	—	—	152
Issuance of common stock	19,338	19	140	—	—	159
Excess income tax benefit	—	—	1	—	—	1
Issuance of restricted stock	42,000	42	(42)	—	—	—
Forfeiture of restricted stock	(17,000)	(17)	17	—	—	—
Stock withheld for payment of taxes	(7,498)	(7)	(64)	—	—	(71)
BALANCE, JUNE 30, 2016	6,756,002	$6,756	$58,747	$(2,868)	$1,220	$63,855

(1)
Common stock shares outstanding have been adjusted to reflect the one for five reserve stock split that occurred on March 8, 2017.

	Common stock		Additional paid-in capital	Retained Earnings	Accumulated other comprehensive (loss) income	Total shareholders’ equity
	Shares(1)	Amount
BALANCE, DECEMBER 31, 2016	6,757,047	$6,757	$58,976	$2,287	$(15)	$68,005
Net income	—	—	—	2,511	—	2,511
Other comprehensive income	—	—	—	—	324	324
Stock based compensation	—	—	300	—	—	300
Issuance of common stock	21,112	21	192	—	—	213
Excess income tax benefit	—	—	23	—	—	23
Forfeiture of restricted stock	(6,800)	(7)	7	—	—	—
Cash dividends of $0.01 per share	—	—	—	(60)	—	(60)
BALANCE, JUNE 30, 2017	6,771,359	$6,771	$59,498	$4,738	$309	$71,316

(1)
Common stock shares outstanding have been adjusted to reflect the one for five reserve stock split that occurred on March 8, 2017.

The accompanying notes are an integral part of the consolidated financial statements.

FOUR OAKS FINCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)
	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$2,511	$1,703
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	1,189	887
Provision for depreciation and amortization	330	338
Net amortization of bond premiums and discounts	375	450
Stock based compensation	300	152
Excess tax benefits from stock options	23	1
Gain on sale of investment securities	—	(266)
(Gain) loss on disposition of bank premises and equipment	(195)	7
Gain on sale of foreclosed assets, net	(7)	(18)
Valuation adjustment on foreclosed assets	7	36
Earnings on investment in bank-owned life insurance	(211)	(85)
Gain on sale of mortgage loans held for sale	(217)	(228)
Originations of mortgage loans held for sale	(11,042)	(9,347)
Proceeds from sale of loans held for sale	8,968	10,039
Changes in assets and liabilities:
Other assets	(126)	76
Accrued interest receivable	(117)	68
Other liabilities	(4)	(1,242)
Accrued interest payable	20	(36)
Net cash provided by operating activities	1,804	2,535
Cash flows from investing activities:
Proceeds from sales and calls of investment securities available-for-sale	—	5,198
Proceeds from maturities and calls of investment securities held-to-maturity	155	100
Proceeds from paydowns of investment securities available-for-sale	4,287	3,195
Proceeds from paydowns of investment securities held-to-maturity	5,444	6,513
Purchases of investment securities available-for-sale	(22,011)	(250)
Redemption of certificates of deposits held for investment	2,935	1,715
Purchases of FHLB stock	(450)	(308)
Net decrease (increase) in loans outstanding	9,250	(30,366)
Disposal (purchases) of bank premises and equipment	1,226	(265)
Proceeds from sales of foreclosed assets	301	240
Net cash provided by (used in) investing activities	1,137	(14,228)
Cash flows from financing activities:
Net proceeds from borrowings	10,000	10,000
Net increase in deposit accounts	6,621	9,441
Proceeds from issuance of common stock	213	159
Cash dividends paid	(60)	—
Shares withheld for payment of taxes	—	(71)
Net cash provided by financing activities	16,774	19,529
Change in cash and cash equivalents	19,715	7,836
Cash and cash equivalents at beginning of period	32,563	26,755
Cash and cash equivalents at end of period	$52,278	$34,591
Supplemental disclosures of cash flow information:
Interest paid on deposits and borrowings	$2,334	$2,493
Supplemental disclosures of noncash investing and financing activities:
Unrealized gains on investment securities available-for-sale	$527	$2,395
Amortization of net losses on investment securities transferred to held-to-maturity	(15)	(20)
Transfer of loans to foreclosed assets	—	1,017
Transfer from premises and equipment to premises and equipment held for sale	1,088	—
The accompanying notes are an integral part of the consolidated financial statements.

FOUR OAKS FINCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — ORGANIZATION AND BASIS OF PRESENTATION
Basis of Presentation
The organization and business of Four Oaks Fincorp, Inc., a bank holding company incorporated under the laws of the State of North Carolina (the “Company”), accounting policies followed by the Company, and other information are contained in the notes to the consolidated financial statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. This Quarterly Report should be read in conjunction with such Annual Report.
The accompanying unaudited consolidated financial statements are prepared in accordance with instructions for Form 10-Q and the applicable rules and regulations of the Securities and Exchange Commission. In management’s opinion, the financial information contained in the accompanying unaudited consolidated financial statements reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the six months ended June 30, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts and transactions of the Company, and its wholly-owned subsidiary, Four Oaks Bank & Trust Company (the “Bank”). Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017.
Certain amounts previously presented in the Company’s Consolidated Financial Statements for the prior periods have been reclassified to conform to current classifications. All such reclassifications had no impact on the prior periods’ Statements of Operations, Comprehensive Income, or Shareholders’ Equity as previously reported.
Significant Event
On June 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Community Banks, Inc. (“United”), the holding company for United Community Bank, Blairsville, Georgia. Under the Merger Agreement, the Company will merge with and into United (the “Merger”) and the Bank will merge with and into United Community Bank, pursuant to which United and United Community Bank will be the surviving entities.
Under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), outstanding shares of the Company’s common stock, $1.00 par value per share, will be converted into the right to receive (i) $1.90 in cash, plus (ii) 0.6178 shares of United’s common stock, $1.00 par value per share (“UCBI Stock”), together with cash in lieu of any fractional shares. The Merger Agreement also includes provisions that address the treatment of the outstanding equity awards of the Company in the Merger.
The Merger Agreement has been unanimously approved by the Board of Directors of each of the Company and United. The closing of the Merger is subject to the required approval of the Company’s shareholders, requisite regulatory approvals, the effectiveness of the registration statement to be filed by United with respect to the UCBI Stock to be issued in the Merger, and other customary closing conditions. The parties anticipate closing the Merger during the fourth quarter of 2017.
The Merger Agreement provides certain termination rights for both the Company and United and further provides that a termination fee of  $4 million (the “Break-up Fee”) will be payable by the Company upon termination of the Merger Agreement if, prior to the event giving rise to a termination right, an alternative acquisition proposal (an “Acquisition Proposal”) is made known to the Company’s Board of Directors (the “Board”) or management, or made directly to its shareholders and not withdrawn, and the Merger Agreement is terminated (i) by the Company for any reason other than a material breach of the Merger Agreement by United or the occurrence of an event having a material adverse effect on United, or (ii) by United if either (a) an event having a material adverse effect on the Company occurs, (b) the

Company breaches (and fails to cure) any of its covenants or obligations in the Merger Agreement, or (c) United learns that the Company failed to disclose a material fact. If United terminates the Merger Agreement after the Board changes its recommendation to another transaction, but the Break-up Fee is not due based on the terms of the Merger Agreement, the Company would instead be required to pay United an amount equal to United’s transaction expenses.
In connection with entering into the Merger Agreement, Mr. Kenneth Lehman, a member of the Board, entered into a Support Agreement (the “Support Agreement”) with United pursuant to which Mr. Lehman agreed to vote certain of his shares to approve the Merger Agreement and the Merger and against any Acquisition Proposal for the Company, unless (i) the Merger Agreement has been terminated, or (ii) the Board (a) withdraws, qualifies, or modifies in a manner adverse to United its recommendation for the Merger or (b) approves or recommends an Acquisition Proposal.
Recent Accounting Pronouncements
In May 2017, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity and guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. ASU 2017-09 is effective for annual and interim reporting periods beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Receivables — Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities, which shortens the amortization period for certain callable debt securities held at a premium to the earliest call date instead of to the maturity date. This update does not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. ASU 2017-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 31, 2018. The Company is currently evaluating the impact of adoption this new standard will have on its consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This update amends several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 was effective for annual and interim reporting periods beginning after December 15, 2016. The Company adopted this guidance during the first quarter of 2017 and the adoption did not have a material effect on the Company’s consolidated financial statements.
Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.
From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.
NOTE B — NET INCOME PER SHARE
Basic net income per share represents earnings credited to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and vesting of restricted stock awards.

Basic and diluted net income per common share are computed based upon net income as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding. All share and per common share amounts have been adjusted to reflect the Reverse Stock Split (as defined below). Refer to Note J — Reverse Stock Split for additional information.
The following table presents the calculation of basic and diluted net income per common share (amounts in thousands, except share data).
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income available to common shareholders	$1,323	$872	$2,511	$1,703
Weighted average number of common shares – basic	6,515,569	6,486,792	6,510,209	6,470,743
Effect of dilutive stock options	4,637	7,450	6,076	7,206
Effect of dilutive restricted stock awards	141,299	74,807	136,227	59,160
Weighted average number of common shares – dilutive	6,661,505	6,569,049	6,652,512	6,537,109
Basic earnings per common share	$0.20	$0.13	$0.38	$0.26
Diluted earnings per common share	$0.20	$0.13	$0.38	$0.26
Potential shares: anti-dilutive awards	2,461	2,461	2,461	2,461
NOTE C — INVESTMENT SECURITIES
The amortized cost, gross unrealized gains, gross unrealized losses, and fair values of securities available-for-sale and securities held-to-maturity as of June 30, 2017 and December 31, 2016 are as follows (amounts in thousands):
	June 30, 2017
Securities Available-for-Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Taxable municipal securities	$19,840	$642	$62	$20,420
Tax exempt municipal securities	531	6	—	537
Mortgage-backed securities
GNMA	9,873	58	38	9,893
FNMA & FHLMC	44,532	35	207	44,360
Other debt securities	1,000	—	—	1,000
Total	$75,776	$741	$307	$76,210

	June 30, 2017
Securities Held-to-Maturity:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Taxable municipal securities	$3,200	$29	$—	$3,229
Mortgage-backed securities
GNMA	40,663	437	96	41,004
FNMA	1,535	22	—	1,557
Total	$45,398	$488	$96	$45,790

	December 31, 2016
Securities Available-for-Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Taxable municipal securities	$19,846	$350	$147	$20,049
Mortgage-backed securities
GNMA	11,704	44	68	11,680
FNMA & FHLMC	25,684	—	272	25,412
Other debt securities	1,000	—	—	1,000
Total	$58,234	$394	$487	$58,141

	December 31, 2016
Securities Held-to-Maturity:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Taxable municipal securities	$3,380	$9	$3	$3,386
Mortgage-backed securities
GNMA	45,968	407	187	46,188
FNMA	1,857	21	—	1,878
Total	$51,205	$437	$190	$51,452

The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017
	Less Than 12 Months			12 Months or More			Total
Securities Available-for-Sale:	# Securities	Fair value	Unrealized losses	# Securities	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	5	$3,658	$62	—	$—	$—	$3,658	$62
Mortgage-backed securities
GNMA	1	1,934	12	1	2,788	26	4,722	38
FNMA & FHLMC	13	27,927	207	—	—	—	27,927	207
Total temporarily impaired securities	19	$33,519	$281	1	$2,788	$26	$36,307	$307

	June 30, 2017
	Less Than 12 Months			12 Months or More			Total
Securities Held-to-Maturity:	# Securities	Fair value	Unrealized losses	# Securities	Fair value	Unrealized losses	Fair value	Unrealized losses
Mortgage-backed securities
GNMA	9	9,617	96	—	—	—	9,617	96
Total temporarily impaired securities	9	$9,617	$96	—	$—	$—	$9,617	$96

	December 31, 2016
	Less Than 12 Months			12 Months or More			Total
Securities Available-for-Sale:	# Securities	Fair value	Unrealized losses	# Securities	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	9	$9,988	$147	—	$—	$—	$9,988	$147
Mortgage-backed securities
GNMA	3	8,842	68	—	—	—	8,842	68
FNMA & FHLMC	11	25,412	272	—	—	—	25,412	272
Total temporarily impaired securities	23	$44,242	$487	—	$—	$—	$44,242	$487

	December 31, 2016
	Less Than 12 Months			12 Months or More			Total
Securities Held-to-Maturity:	# Securities	Fair value	Unrealized losses	# Securities	Fair value	Unrealized losses	Fair value	Unrealized losses
Taxable municipal securities	1	$525	$3	—	$—	$—	$525	$3
Mortgage-backed securities
GNMA	16	21,074	187	—	—	—	21,074	187
Total temporarily impaired securities	17	$21,599	$190	—	$—	$—	$21,599	$190

Management evaluates each quarter whether unrealized losses on securities represent impairment that is other than temporary. For debt securities, the Company considers its intent to sell the securities or if it is more likely than not that the Company will be required to sell the securities. If such impairment is identified, based upon the intent to sell or the more likely than not threshold, the carrying amount of the security is reduced to fair value with a charge to earnings. Upon the result of the aforementioned review, management then reviews for potential other than temporary impairment based upon other qualitative factors. In making this evaluation, management considers changes in market rates relative to those available when the security was acquired, changes in market expectations about the timing of cash flows from securities that can be prepaid, performance of the debt security, and changes in the market’s perception of the issuer’s financial health and the security’s credit quality. If it is determined that a debt security has incurred other than temporary impairment, then the amount of the credit related impairment is determined. If a credit loss is evident, the amount of the credit loss is charged to earnings and the non-credit related impairment is recognized through other comprehensive income.
The unrealized gains and losses on securities at June 30, 2017 resulted from changing market interest rates compared to the yields available at the time the underlying securities were purchased. The investment portfolio included 11 of 54 Government National Mortgage Association (“GNMA”) mortgage-backed securities (“MBS”), 13 of 21 Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) MBS, and 5 of 32 taxable municipal securities that contained net unrealized losses at June 30, 2017. Management identified no impairment related to credit quality. For debt securities in an unrealized loss position, the Company does not intend to sell and it is not likely that the Company will be required to sell these securities before the anticipated recovery of the amortized cost basis. As a result, no other than temporary impairment losses were recognized during the three and six months ended June 30, 2017.

The amortized cost and fair value of available-for-sale and held-to-maturity securities at June 30, 2017 by expected maturities are shown on the following table (amounts in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	June 30, 2017
Securities Available-for-Sale:	Amortized Cost	Fair Value
Taxable municipal securities:
Due after ten years	$19,840	$20,420
Total taxable municipal securities	19,840	20,420
Tax exempt municipal securities:
Due after ten years	531	537
Total tax exempt municipal securities	531	537
Mortgage-backed securities – GNMA/FNMA & FHLMC:
Due after ten years	54,405	54,253
Total mortgage-backed securities – GNMA/FNMA & FHLMC	54,405	54,253
Other debt securities:
Due after five years through ten years	1,000	1,000
Total other debt securities	1,000	1,000
Total available-for-sale securities	$75,776	$76,210
Securities Held-to-Maturity:
Taxable municipal securities:
Due after one year through five years	$2,679	$2,695
Due after five years through ten years	521	534
Total taxable municipal securities	3,200	3,229
Mortgage-backed securities – GNMA/FNMA:
Due after one year through five years	978	993
Due after five years through ten years	7,628	7,806
Due after ten years	33,592	33,762
Total mortgage-backed securities – GNMA/FNMA	42,198	42,561
Total held-to-maturity securities	$45,398	$45,790

Securities with a carrying value of approximately $33.4 million and $28.4 million at June 30, 2017 and December 31, 2016, respectively, were pledged to secure public deposits, borrowing lines, and for other purposes required or permitted by law. Sales and calls of securities available-for-sale for the three and six months ended June 30, 2016 of  $5.2 million generated net realized gains of  $266,000 and no gross realized losses. There were no sales of securities available-for-sale for the three or six months ended June 30, 2017.

NOTE D — LOANS AND ALLOWANCE FOR LOAN LOSSES
The Company has adopted comprehensive lending policies, underwriting standards and loan review procedures, which are reviewed on a regular basis. Each class of loans is subject to risks that could have an adverse impact on the credit quality of the loan portfolio. Loans are primarily made in the Company’s market area in North Carolina, principally Johnston, Wake, Harnett, and Duplin counties. There have been no significant changes to the loan class definitions outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
The classification of loan segments as of June 30, 2017 and December 31, 2016 are summarized as follows (amounts in thousands):
	June 30, 2017	December 31, 2016
Commercial and industrial	$23,448	$21,742
Commercial construction and land development	45,626	46,114
Commercial real estate	250,316	253,086
Residential construction	43,706	42,660
Residential mortgage	125,047	132,971
Consumer	6,505	6,896
Consumer credit cards	1,942	2,114
Business credit cards	1,122	1,235
Other	332	502
Gross loans	498,044	507,320
Less:
Net deferred loan fees	(283)	(316)
Net loans before allowance	497,761	507,004
Allowance for loan losses	(9,654)	(9,647)
Total net loans	$488,107	$497,357
Loans held for sale	$2,497	$206

Allowance for Loan Losses and Recorded Investment in Loans
The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. Management evaluates the adequacy of this allowance on at least a quarterly basis, which includes a review of loans both specifically and collectively evaluated for impairment.
The following tables are an analysis of the allowance for loan losses by loan segment as of and for the three and six months ended June 30, 2017 and 2016 and as of and for the twelve months ended December 31, 2016 (amounts in thousands).
	Three Months Ended June 30, 2017
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$50	$4,989	$3,082	$301	$997	$166	$35	$9,620
Provision for loan losses	6	(4)	(19)	16	(3)	3	1	—
Loans charged-off	—	—	—	—	(1)	(30)	—	(31)
Recoveries	12	20	1	—	8	24	—	65
Net recoveries (charge-offs)	12	20	1	—	7	(6)	—	34
Balance, end of period	$68	$5,005	$3,064	$317	$1,001	$163	$36	$9,654

	Six Months Ended June 30, 2017
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$58	$4,915	$3,198	$258	$1,078	$98	$42	$9,647
Provision for loan losses	(3)	52	(136)	59	(72)	107	(7)	—
Loans charged-off	(15)	—	—	—	(24)	(84)	—	(123)
Recoveries	28	38	2	—	19	42	1	130
Net recoveries (charge-offs)	13	38	2	—	(5)	(42)	1	7
Balance, end of period	$68	$5,005	$3,064	$317	$1,001	$163	$36	$9,654
Ending balance: individually evaluated for impairment	$—	$373	$465	$—	$160	$74	$—	$1,072
Ending balance: collectively evaluated for impairment(1)	$68	$4,632	$2,599	$317	$841	$89	$36	$8,582
Loans:
Balance, end of period(2)	$24,570	$45,626	$250,316	$43,706	$125,047	$8,447	$332	$498,044
Ending balance: individually evaluated for impairment	$43	$479	$2,782	$—	$1,636	$74	$—	$5,014
Ending balance: collectively evaluated for impairment(1)	$24,527	$45,147	$247,534	$43,706	$123,411	$8,373	$332	$493,030

(1)
At June 30, 2017, there were $163,000 in impaired loans collectively evaluated for impairment with $19,000 in reserves established.

(2)
The commercial and industrial loan segment includes business credit cards and the consumer loan segment includes consumer credit cards.

	Three Months Ended June 30, 2016
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$252	$5,040	$2,250	$292	$1,102	$95	$53	$9,084
Provision for loan losses	(57)	(178)	242	(21)	34	(26)	6	—
Loans charged-off	(35)	(97)	—	—	—	(29)	—	(161)
Recoveries	22	51	—	—	11	61	1	146
Net (charge-offs) recoveries	(13)	(46)	—	—	11	32	1	(15)
Balance, end of period	$182	$4,816	$2,492	$271	$1,147	$101	$60	$9,069

	Six Months Ended June 30, 2016
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$221	$5,470	$2,268	$305	$1,191	$113	$48	$9,616
Provision for loan losses	(29)	(619)	787	(55)	(65)	(29)	10	—
Loans charged-off	(59)	(97)	(565)	—	—	(70)	—	(791)
Recoveries	49	62	2	21	21	87	2	244
Net (charge-offs) recoveries	(10)	(35)	(563)	21	21	17	2	(547)
Balance, end of period	$182	$4,816	$2,492	$271	$1,147	$101	$60	$9,069
Ending balance: individually evaluated for impairment	$1	$522	$133	$—	$7	$—	$—	$663
Ending balance: collectively evaluated for impairment(1)	$181	$4,294	$2,359	$271	$1,140	$101	$60	$8,406
Loans:
Balance, end of period(2)	$24,068	$45,439	$236,962	$38,458	$133,822	$9,113	$65	$487,927
Ending balance: individually evaluated for impairment	$27	$1,132	$1,813	$287	$1,517	$—	$—	$4,776
Ending balance: collectively evaluated for impairment(1)	$24,041	$44,307	$235,149	$38,171	$132,305	$9,113	$65	$483,151

(1)
At June 30, 2016, there were $220,000 impaired loans collectively evaluated for impairment with $31,000 in reserves established.

(2)
The commercial and industrial loan segment includes business credit cards and the consumer loan segment includes consumer credit cards.

	Twelve Months Ended December 31, 2016
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
Allowances for loan losses:
Balance, beginning of period	$221	$5,470	$2,268	$305	$1,191	$113	$48	$9,616
Provision for loan losses	(187)	(1,114)	1,474	(68)	(138)	33	—	—
Loans charged-off	(73)	(229)	(565)	—	(45)	(161)	(9)	(1,082)
Recoveries	97	788	21	21	70	113	3	1,113
Net recoveries (charge-offs)	24	559	(544)	21	25	(48)	(6)	31
Balance, end of period	$58	$4,915	$3,198	$258	$1,078	$98	$42	$9,647
Ending balance: individually evaluated for impairment	$—	$415	$530	$—	$39	$—	$—	$984
Ending balance: collectively evaluated for impairment(1)	$58	$4,500	$2,668	$258	$1,039	$98	$42	$8,663
Loans:
Balance, end of period(2)	$22,977	$46,114	$253,086	$42,660	$132,971	$9,010	$502	$507,320
Ending balance: individually evaluated for impairment	$24	$652	$2,866	$—	$1,844	$—	$—	$5,386
Ending balance: collectively evaluated for impairment(1)	$22,953	$45,462	$250,220	$42,660	$131,127	$9,010	$502	$501,934

(1)
At December 31, 2016, there were $176,000 in impaired loans collectively evaluated for impairment with $23,000 in reserves established.

(2)
The commercial and industrial loan segment includes business credit cards and the consumer loan segment includes consumer credit cards.

Credit Risk
The Company uses an internal grading system to assign the degree of inherent risk on each individual loan and monitors trends in portfolio quality. The grade is initially assigned by the lending officer or credit administration and reviewed by the loan administration function throughout the life of the loan. There have been no significant changes in credit grade definitions as outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The following tables are an analysis of the creditworthiness by loan class and credit card portfolio exposure as of June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
1 – Lowest Risk	$872	$—	$—	$—	$—	$1,478	$—	$2,350
2 – Strong	1,133	1,365	5,530	488	15,848	494	94	24,952
3 – Standard	9,709	14,158	112,358	16,607	50,864	1,256	146	205,098
4 – Acceptable	11,426	26,401	118,731	26,611	50,841	3,155	92	237,257
5 – Special Mention	258	3,074	10,256	—	5,878	48	—	19,514
6-8 – Substandard	50	628	3,441	—	1,616	74	—	5,809
	$23,448	$45,626	$250,316	$43,706	$125,047	$6,505	$332	$494,980

	Consumer – Credit Card	Business – Credit Card
Performing	$1,930	$1,122
Nonperforming	12	—
Total	$1,942	$1,122
Total Loans		$498,044

	December 31, 2016
		Real Estate
	Commercial and Industrial	Commercial Construction and Land Development	Commercial Real Estate	Residential Construction	Residential Mortgage	Consumer	Other	Totals
1 – Lowest Risk	$897	$—	$—	$—	$—	$1,321	$—	$2,218
2 – Strong	915	1,524	5,439	292	15,105	597	97	23,969
3 – Standard	9,588	13,671	116,065	12,300	56,374	1,131	311	209,440
4 – Acceptable	9,932	26,926	118,077	30,068	53,832	3,770	94	242,699
5 – Special Mention	373	3,261	10,088	—	5,804	77	—	19,603
6-8 – Substandard	37	732	3,417	—	1,856	—	—	6,042
	$21,742	$46,114	$253,086	$42,660	$132,971	$6,896	$502	$503,971

	Consumer – Credit Card	Business – Credit Card
Performing	$2,095	$1,214
Non Performing	19	21
Total	$2,114	$1,235
Total Loans		$507,320

Asset Quality
The following tables are an age analysis of past due loans, including those on nonaccrual by loan class, as of June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017
	30 – 89 Days Past Due	90 Days or More Past Due	Nonaccrual	Total Past Due	Current	Total Loans
Commercial & industrial	$21	$—	$51	$72	$23,376	$23,448
Commercial construction & land development	—	—	588	588	45,038	45,626
Commercial real estate	—	—	1,817	1,817	248,499	250,316
Residential construction	—	—	—	—	43,706	43,706
Residential mortgage	89	—	1,468	1,557	123,490	125,047
Consumer	9	—	74	83	6,422	6,505
Consumer credit cards	31	12	—	43	1,899	1,942
Business credit cards	5	—	—	5	1,117	1,122
Other loans	—	—	—	—	332	332
Total	$155	$12	$3,998	$4,165	$493,879	$498,044

	December 31, 2016
	30 – 89 Days Past Due	90 Days or More Past Due	Nonaccrual	Total Past Due	Current	Total Loans
Commercial & industrial	$—	$—	$36	$36	$21,706	$21,742
Commercial construction & land development	89	—	691	780	45,334	46,114
Commercial real estate	10	—	2,153	2,163	250,923	253,086
Residential construction	—	—	—	—	42,660	42,660
Residential mortgage	295	—	1,444	1,739	131,232	132,971
Consumer	42	—	—	42	6,854	6,896
Consumer credit cards	48	19	—	67	2,047	2,114
Business credit cards	9	21	—	30	1,205	1,235
Other loans	—	—	—	—	502	502
Total	$493	$40	$4,324	$4,857	$502,463	$507,320

Nonperforming assets
Nonperforming assets at June 30, 2017 and December 31, 2016 consist of the following (amounts in thousands):
	June 30, 2017	December 31, 2016
Loans past due ninety days or more and still accruing	$12	$40
Nonaccrual loans	3,998	4,324
Foreclosed assets	1,381	1,682
Total nonperforming assets	$5,391	$6,046

Impaired Loans
The following tables illustrate the impaired loans by loan class as of June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017
	As of Date			Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$43	$44	$—	$45	$—
Commercial construction & land development	48	57	—	50	—
Commercial real estate	1,058	1,620	—	1,089	25
Residential mortgage	1,476	1,577	—	1,499	7
Subtotal:	2,625	3,298	—	2,683	32
With an allowance recorded:
Commercial and industrial	7	7	1	10	—
Commercial construction & land development	541	660	386	548	—
Commercial real estate	1,725	1,745	465	1,728	—
Residential mortgage	205	211	165	107	—
Consumer	74	76	74	76	—
Subtotal:	2,552	2,699	1,091	2,469	—
Totals:
Commercial	3,422	4,133	852	3,470	25
Residential	1,681	1,788	165	1,606	7
Consumer	74	76	74	76	—
Grand Total	$5,177	$5,997	$1,091	$5,152	$32

	December 31, 2016
	As of Date			Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$18	$19	$—	$21	$—
Commercial construction & land development	53	60	—	58	—
Commercial real estate	1,131	1,660	—	1,189	50
Residential mortgage	1,804	1,882	—	1,881	37
Subtotal:	3,006	3,621	—	3,149	87
With an allowance recorded:
Commercial and industrial	18	18	2	17	—
Commercial construction & land development	638	763	420	660	11
Commercial real estate	1,736	1,739	529	1,741	36
Residential mortgage	164	208	56	191	13
Subtotal:	2,556	2,728	1,007	2,609	60
Totals:
Commercial	3,594	4,259	951	3,686	97
Residential	1,968	2,090	56	2,072	50
Grand Total:	$5,562	$6,349	$1,007	$5,758	$147

Troubled Debt Restructurings
Loans are classified as a troubled debt restructuring (“TDR”) when, for economic or legal reasons which result in a debtor experiencing financial difficulties, the Bank grants a concession through a modification of the original loan agreement that would not otherwise be considered. Generally concessions are granted as a result of a borrower’s inability to meet the contractual repayment obligations of the initial loan terms and in the interest of improving the likelihood of recovery of the loan. We may grant these concessions by a number of means such as (1) forgiving principal or interest, (2) reducing the stated interest rate to a below market rate, (3) deferring principal payments, (4) changing repayment terms from amortizing to interest only, (5) extending the repayment period, or (6) accepting a change in terms based upon a bankruptcy plan. However, the Bank only restructures loans for borrowers that demonstrate the willingness and capacity to repay the loan under reasonable terms and where the Bank has sufficient protection provided by the cash flow of the underlying collateral or business.
The Bank’s policy with respect to accrual of interest on loans restructured in a TDR process follows relevant supervisory guidance. If a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is considered and the loan is considered performing. If the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. If the borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual and nonperforming until such time as continued performance has been demonstrated, which is typically a period of at least six consecutive payments.

The following table provides the total recorded investment in modified as TDRs at June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017
	Accrual	Nonaccrual	Total TDRs	Allowance for Loan Losses Allocated
Commercial & industrial	$—	$43	$43	$—
Commercial real estate	965	339	1,304	102
Residential mortgage	213	253	466	—
Total modifications	$1,178	$635	$1,813	$102

	December 31, 2016
	Accrual	Nonaccrual	Total TDRs	Allowance for Loan Losses Allocated
Commercial & industrial	$—	$24	$24	$1
Commercial real estate	714	657	1,371	155
Residential mortgage	474	121	595	—
Total modifications	$1,188	$802	$1,990	$156

The table below provides a summary of those loans modified as TDRs for the three and six months ended June 30, 2017 (amounts in thousands). There were no new TDRs made to borrowers for the three and six months ended June 30, 2016.
	Three Months Ended June 30, 2017			Six Months Ended June 30, 2017
	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Extended payment terms:
Commercial & industrial	—	$—	$—	1	$45	$45
Subtotal	—	$—	$—	1	$45	$45
Total	—	$—	$—	1	$45	$45

Current Bank policy considers a loan to be in payment default at the time that the loan is placed on nonaccrual. For the three months ended June 30, 2017, there were no payment defaults on loans that were modified during the previous twelve months. For the six months ended June 30, 2017, payment defaults occurred on one loan totaling $253,000 which was modified during the previous twelve months. For the three and six months ended June 30, 2016, there were no payment defaults on loans that were modified during the previous twelve months.

There have been eight TDRs executed during the previous twelve months, of which four have been paid in full. Additionally, three TDRs totaling $627,000 are paying as agreed in the restructure and one TDR totaling $253,000 was converted to non-accrual. The table below details successes and failures of TDRs that the Bank has entered into during the twelve months ended June 30, 2017 (amounts in thousands).
	Twelve Months Ended June 30, 2017
	Paid in full		Paying as restructured		Converted to nonaccrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
	(amounts in thousands, except number of loans)
Extended payment terms	3	$—	3	$627	1	$253	—	$—
Other	1	—	—	—	—	—	—	—
Total	4	$—	3	$627	1	$253	—	$—

NOTE E — BORROWINGS
At June 30, 2017 and December 31, 2016, borrowed funds included the following Federal Home Loan Bank (“FHLB”) advances (amounts in thousands).
Origination Date	Maturity Date	Interest Rate		June 30, 2017
February 4, 2008	February 5, 2018	2.06%	Fixed	$10,000
June 5, 2008	June 5, 2018	2.25%	Fixed	5,000
June 5, 2008	June 5, 2018	2.55%	Fixed	5,000
September 18, 2008	September 18, 2018	2.71%	Fixed	10,000
February 10, 2016	August 9, 2017	0.73%	Fixed	10,000
April 29, 2016(1)	April 29, 2019	2.54%	Fixed	5,000
April 29, 2016(1)	April 29, 2019	2.62%	Fixed	5,000
April 29, 2016(1)	April 29, 2019	2.83%	Fixed	10,000
May 25, 2016	May 25, 2018	1.13%	Fixed	10,000
January 9, 2017	July 7, 2017	0.76%	Fixed	5,000
February 2, 2017	November 2, 2017	0.89%	Fixed	5,000
				$80,000

(1)
These advances were redeemed and restructured on April 29, 2016 and were originally executed between 2007 and 2008.

Origination Date	Maturity	Interest Rate		December 31, 2016
February 4, 2008	February 5, 2018	2.06%	Fixed	$10,000
June 5, 2008	June 5, 2018	2.25%	Fixed	5,000
June 5, 2008	June 5, 2018	2.55%	Fixed	5,000
September 18, 2008	September 18, 2018	2.71%	Fixed	10,000
February 10, 2016	August 9, 2017	0.73%	Fixed	10,000
April 29, 2016(1)	April 29, 2019	2.54%	Fixed	5,000
April 29, 2016(1)	April 29, 2019	2.62%	Fixed	5,000
April 29, 2016(1)	April 29, 2019	2.83%	Fixed	10,000
May 25, 2016	May 25, 2018	1.13%	Fixed	10,000
				$70,000

(1)
These advances were redeemed and restructured on April 29, 2016 and were originally executed between 2007 and 2008.

FHLB advances are secured by a floating lien covering the Company’s loan portfolio of qualifying mortgage loans, as well as specific bonds in the investment portfolio. At June 30, 2017, the Company had available lines of credit totaling $103.6 million with the FHLB for borrowing dependent on adequate collateralization. The weighted average rates for the above borrowings at June 30, 2017 and December 31, 2016 were 1.91% and 2.06%, respectively.
In addition to the above advances, the Company has lines of credit of  $37.0 million from various financial institutions to purchase federal funds on a short-term basis. The Company has no federal funds purchases outstanding as of June 30, 2017.
NOTE F — COMMITMENTS AND CONTINGENCIES
Commitments
The following table presents loan commitments at June 30, 2017 (amounts in thousands).
June 30, 2017
Commitments to extend credit	$35,726
Undisbursed lines of credit	105,523
Financial stand-by letters of credit	835
Performance stand-by letters of credit	153
Legally binding commitments	142,237
Unused credit card lines	17,179
Total	$159,416

Pledged Assets
Certain assets are pledged to secure municipal deposits, borrowings, and borrowing capacity, subject to certain limits, at the FHLB and the Federal Reserve Bank of Richmond (the “FRB”), as well as for other purposes as required or permitted by law. FHLB borrowings are secured by securities and a floating lien covering the Company’s loan portfolio of qualifying residential (1 – 4 units) first mortgage and commercial real estate loans. The following table provides the total market value of pledged assets by asset type at June 30, 2017 (amounts in thousands).
June 30, 2017
Securities	$33,664
Loans	92,450
Litigation Proceedings
The Company is a party to certain legal actions in the ordinary course of our business. The Company believes these actions are routine in nature and incidental to the operation of its business. While the outcome of these actions cannot be predicted with certainty, management’s present judgment is that the ultimate resolution of these matters will not have a material adverse impact on the Company’s business, financial condition, results of operations, cash flows or prospects. If, however, the Company’s assessment of these actions is inaccurate, or there are any significant adverse developments in these actions, its business, financial condition, results of operations, cash flows and prospects could be adversely affected.

NOTE G — FAIR VALUE MEASUREMENT
Fair Value Measured on a Recurring Basis.
The Company measures certain assets at fair value on a recurring basis, as described below.
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities have historically included equity securities traded on an active exchange, such as the New York Stock Exchange. As of June 30, 2017, there were no Level 1 securities. Level 2 securities include taxable and tax exempt municipalities and mortgage-backed securities issued by government sponsored entities. The Company’s mortgage-backed securities were primarily issued by GNMA, FNMA, and FHLMC. As of June 30, 2017, all of the Company’s mortgage-backed securities were agency issued and designated as Level 2 securities. Securities classified as Level 3 include other debt securities in less liquid markets and with no quoted market price.
The following table presents information about assets measured at fair value on a recurring basis at June 30, 2017 and December 31, 2016 (amounts in thousands).
			Fair Value Measurements at June 30, 2017, Using
	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	6/30/2017	6/30/2017	(Level 1)	(Level 2)	(Level 3)
Available-for-Sale Securities:
Taxable municipal securities	$20,420	$20,420	$—	$20,420	$—
Tax exempt municipal securities	537	537	—	537	—
Mortgage-backed securities:
GNMA	9,893	9,893	—	9,893	—
FNMA & FHLMC	44,360	44,360	—	44,360	—
Other debt securities	1,000	1,000	—	—	1,000
Total available-for-sale securities	$76,210	$76,210	$—	$75,210	$1,000

			Fair Value Measurements at December 31, 2016, Using
	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	12/31/2016	12/31/2016	(Level 1)	(Level 2)	(Level 3)
Available-for-Sale Securities:
Taxable municipal securities	$20,049	$20,049	$—	$20,049	$—
Mortgage-backed securities:
GNMA	11,680	11,680	—	11,680	—
FNMA & FHLMC	25,412	25,412	—	25,412	—
Other debt securities	1,000	1,000	—	—	1,000
Total available-for-sale securities	$58,141	$58,141	$—	$57,141	$1,000

The following table presents the reconciliation for the three and six months ended June 30, 2017 and 2016 for all Level 3 assets that are measured at fair value on a recurring basis (amounts in thousands).
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Securities Available-for-Sale:
Beginning Balance	$1,000	$500	$1,000	$500
Total realized and unrealized gains or (losses):
Included in earnings	—	—	—	—
Included in other comprehensive income	—	—	—	—
Purchases, issuances and settlements	—	250	—	250
Ending Balance	$1,000	$750	$1,000	$750

Fair Value Measured on a Nonrecurring Basis.
The Company measures certain assets at fair value on a nonrecurring basis, as described below.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale as a Level 2 valuation.
Impaired Loans
The Company does not record loans at fair value on a recurring basis. However, when a loan is considered impaired, it is evaluated for impairment and written down to its estimated fair value or an allowance for loan losses is established. When the fair value of an impaired loan is based on an observable market price or a current appraised value with no adjustments, the Company records the impaired loan as nonrecurring Level 2. When there is no observable market prices, an appraised value is not available, or the Company determines the fair value of the collateral is further impaired below the appraised value, the impaired loan is classified as nonrecurring Level 3.
Foreclosed Assets
Foreclosed assets are adjusted to fair value less estimated selling costs upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Given the lack of observable market prices for identical properties, the Company records foreclosed assets as non-recurring Level 3.
Premises and Equipment
Premises and equipment held for sale are carried at the lower of cost or fair value less estimate selling costs. Fair value is based upon independent market prices, appraised values of the property or management’s estimation of the value of the property. Given the lack of observable market prices, the Company records premises and equipment held for sale assets as non-recurring Level 3.

Assets measured at fair value on a non-recurring basis are included in the tables below at June 30, 2017 and December 31, 2016 (amounts in thousands).
			Fair Value Measurements at June 30, 2017, Using
	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	6/30/2017	6/30/2017	(Level 1)	(Level 2)	(Level 3)
Loans held for sale	$2,497	$2,497	$—	$2,497	$—
Impaired loans	2,038	2,038	—	—	2,038
Foreclosed assets	1,381	1,381	—	—	1,381
Premises and equipment held for sale	1,285	1,285	—	—	1,285
			Fair Value Measurements at December 31, 2016, Using
	Total Carrying Amount in the Consolidated Balance Sheet	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	12/31/2016	12/31/2016	(Level 1)	(Level 2)	(Level 3)
Loans held for sale	$206	$206	$—	$206	$—
Impaired loans	2,179	2,179	—	—	2,179
Foreclosed assets	1,682	1,682	—	—	1,682
Premises and equipment held for sale	2,373	2,373	—	—	2,373
Quantitative Information about Level 3 Fair Value Measurements
The following table presents the valuation methodology and unobservable inputs for Level 3 assets measured at fair value on a recurring and nonrecurring basis at June 30, 2017 (amounts in thousands, except percentages).
	Total Carrying Amount at June 30, 2017	Valuation Methodology	Range of Inputs
Recurring measurements:
Other debt securities	$1,000	Probability of default	0%
		Loss given default	100%
Nonrecurring measurements:
Impaired loans	$2,038	Collateral discounts	9 – 50%
Foreclosed assets	$1,381	Discounted appraisals	10 – 30%
Premises and equipment held for sale	$1,285	Discounted appraisals	10 – 50%
Collateral discounts to determine fair value on impaired loans varies widely and result from the consideration of the following factors: the age of the most recent appraisal, the type of asset serving as collateral, the expected marketability of the asset, its material or environmental condition, and comparisons to actual sales data of similar assets from both internal and external sources.
As foreclosed assets are brought into other real estate owned through a process which requires a fair market valuation, further discounts typically reflect market conditions specific to the asset. These conditions are usually captured in subsequent appraisals which are required on an annual basis, and depending upon asset type and marketability demonstrate a more restrained variance than that noted above.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instrument.
Cash and Cash Equivalents
The carrying amounts of cash and cash equivalents are equal to the fair value due to the liquid nature of the financial instruments.
Certificate of Deposits
These investments are valued at carrying amounts for fair value purposes.
Securities Available-for-Sale and Securities Held-to-Maturity
Fair values of investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Loans Held For Sale
The fair value of mortgage loans held for sale is based on commitments on hand from investors within the secondary market for loans with similar characteristics.
Loans
The fair value of loans has been estimated utilizing the net present value of future cash flows based upon contractual balances, prepayment assumptions, and applicable weighted average interest rates, adjusted for a 3% current liquidity and market discount assumption. The Company has assigned no fair value to off-balance sheet financial instruments since they are either short term in nature or subject to immediate repricing.
FHLB Stock
The carrying amount of FHLB stock approximates fair value.
Deposits
The fair value of non-maturing deposits such as noninterest-bearing demand, money market, NOW, and savings accounts, are by definition, equal to the amount payable on demand. Fair value for maturing deposits such as CDs and IRAs are estimated using a discounted cash flow approach that applies current interest rates to expected maturities.
Borrowings, Subordinated Debentures, and Subordinated Promissory Notes
The fair value of borrowings, subordinated debentures, and subordinated promissory notes, is based on discounting expected cash flows at the interest rate from debt with the same or similar remaining maturities and collection requirements.
Accrued Interest Receivable and Payable
The carrying amounts of accrued interest approximates fair value.

The following table presents information for financial assets and liabilities as of June 30, 2017 and December 31, 2016 (amounts in thousands).
	June 30, 2017
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$52,278	$52,278	$52,278	$—	$—
Certificates of deposit	15,190	15,190	—	15,190	—
Securities available-for-sale	76,210	76,210	—	75,210	1,000
Securities held-to-maturity	45,398	45,790	—	45,790	—
Loans held for sale	2,497	2,497	—	2,497	—
Loans, net	488,107	470,730	—	—	470,730
FHLB stock	4,046	4,046	—	4,046	—
Accrued interest receivable	1,715	1,715	—	1,715	—
Financial liabilities:
Deposits	$560,152	$558,570	$—	$558,570	$—
Subordinated debentures and subordinated promissory notes	23,872	23,872	—	—	23,872
Borrowings	80,000	80,585	—	80,585	—
Accrued interest payable	404	404	—	404	—
	December 31, 2016
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$32,563	$32,563	$32,563	$—	$—
Certificates of deposit	18,125	18,125	—	18,125	—
Securities available-for-sale	58,141	58,141	—	57,141	1,000
Securities held-to-maturity	51,205	51,452	—	51,452	—
Loans held for sale	206	206	—	206	—
Loans, net	497,357	479,184	—	—	479,184
FHLB stock	3,596	3,596	—	3,596	—
Accrued interest receivable	1,598	1,598	—	1,598	—
Financial liabilities:
Deposits	$553,531	$552,207	$—	$552,207	$—
Subordinated debentures and subordinated promissory notes	23,872	23,872	—	—	23,872
Borrowings	70,000	70,896	—	70,896	—
Accrued interest payable	384	384	—	384	—

NOTE H — CAPITAL & REGULATORY INFORMATION
Current federal regulations require that the Company and the Bank maintain a minimum ratio of total capital to risk weighted assets of 8.0%, with at least 6.0% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Company and the Bank must maintain a common equity Tier 1 capital ratio of 4.5% and a leverage ratio of 4.0%. For the Bank to be categorized as well capitalized, the Bank must maintain minimum amounts and ratios as set forth in the table below. There is no such category for well capitalized at the Company level. At June 30, 2017, the Bank was classified as well capitalized for regulatory capital purposes.
Capital ratios for the Bank and the Company are presented in the table below.
	Actual Ratio		Minimum For Capital Adequacy Purposes	Minimum to be Well Capitalized under Prompt Corrective Action Provisions
	6/30/2017	12/31/2016	Ratio	Ratio
Bank
Total Capital (to Risk Weighted Assets)	16.0%	15.4%	8.0%	10.0%
Tier I Capital (to Risk Weighted Assets)	14.7%	14.1%	6.0%	8.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	14.7%	14.1%	4.5%	6.5%
Tier I Capital (to Average Assets)	11.3%	11.0%	4.0%	5.0%
Company
Total Capital (to Risk Weighted Assets)	16.3%	15.6%	8.0%	N/A
Tier I Capital (to Risk Weighted Assets)	13.0%	12.2%	6.0%	N/A
Common Equity Tier 1 Capital (to Risk Weighted Assets)	11.2%	10.9%	4.5%	N/A
Tier I Capital (to Average Assets)	9.9%	9.5%	4.0%	N/A
In July 2015, the Bank entered into a Written Agreement (the “2015 Written Agreement”) with the FRB replacing the Written Agreement the Company and the Bank entered into with the FRB and the North Carolina Office of the Commissioner of Banks in May 2011. Under the terms of the 2015 Written Agreement, the Bank submitted and implemented the following plans:
•
a written plan to assure ongoing board oversight of the Bank’s management and operations;

•
a written program for the review of new products, services, or business lines; and

•
an enhanced written program for conducting appropriate levels of customer due diligence by the Bank.

In addition, the Bank agreed that within 30 days after the end of each calendar quarter following the date of the 2015 Written Agreement, it would submit to FRB written progress reports detailing the form and manner of all actions taken to secure compliance with the 2015 Written Agreement and the results thereof.
On May 4, 2017, the FRB announced that it terminated the 2015 Written Agreement, effective April 28, 2017.

NOTE I — RESTRICTED STOCK
A summary of the activity of the Company’s restricted stock awards for the six months ended June 30, 2017 is presented below. All share and share-related information have been adjusted to reflect the Reverse Stock Split. Refer to Note J — Reverse Stock Split for additional information.
	Restricted Stock	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2016:	258,070	$8.49
Granted	—	—
Vested	(2,000)	8.90
Forfeited	(6,800)	8.08
Unvested at June 30, 2017:	249,270	$8.50

The Company measures the fair value of restricted shares based on the price of the Company’s common stock on the grant date, and compensation expense is recorded over the vesting period. The related compensation expense recognized for restricted stock awards for the six months ended June 30, 2017 and 2016 was $300,000 and $150,000, respectively. At June 30, 2017, the Company estimates there was $1.7 million of total unrecognized compensation cost related to unvested restricted stock granted under the plan. That cost is expected to be recognized over the next two years. The grant-date fair value of restricted stock grants vested during the six months ended June 30, 2017 was $8.90.
NOTE J — REVERSE STOCK SPLIT
On March 7, 2017, the Company filed with the North Carolina Department of the Secretary of State Articles of Amendment (the “Articles of Amendment”) to the Company’s Articles of Incorporation, as amended, to effect a one for five reverse stock split of the Company’s authorized, issued, and outstanding common stock, par value $1.00 per share (the “Reverse Stock Split”). The Articles of Amendment did not change the par value of the Company’s common stock. The Articles of Amendment provided that the Reverse Stock Split became effective at 5 P.M., Eastern Time, on March 8, 2017, at which time every five shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of the Company’s common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. In addition, the number of authorized shares of common stock was reduced from 80,000,000 to 16,000,000.

Appendix A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
FOUR OAKS FINCORP, INC.
and
UNITED COMMUNITY BANKS, INC.
June 26, 2017

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
1933 Act	A-7
Acquisition Proposal	A-8
Adverse Recommendation Change	A-7
Agreement	A-1
Allowance	A-21
Articles of Merger	A-1
Bank	A-1
Bank Merger	A-6
Bank Merger Agreement	A-6
Bank Stock	A-15
Buyer	A-1
Buyer 401(k) Plan	A-10
Buyer Bank	A-6
Buyer Exchange Act Reports	A-37
Buyer Registration Statement	A-7
Buyer Stock	A-2
Cancelled Shares	A-2
Cash Consideration	A-2
Cash Out Amount	A-2
Certificate	A-2
Certificate of Merger	A-1
Claim	A-12
Classified Asset	A-33
Closing	A-5
Closing Date	A-6
Closing Price	A-3
Code	A-1
Consent Order	A-35
Disclosure Memorandum	A-13
Dissenting Shares	A-3
DOJ	A-20
Effective Time	A-1
Employee Benefits	A-10
ERISA	A-29
ERISA Affiliate	A-29
ERISA Plans	A-29
Exchange Act	A-20
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIC	A-10
Federal Reserve	A-20
GAAP	A-15
GDBF	A-10
General Enforceability Exceptions	A-15
Georgia Code	A-1
Hazardous Material	A-25
Indemnified Party	A-12
IRS	A-29
Leased Property	A-27
Letter of Transmittal	A-4
Liens	A-17
Mailing Date	A-4
Material Adverse Effect	A-15
Material Contracts	A-26
Maximum Amount	A-12
Merger	A-1
Merger Consideration	A-2
Merger Consideration Price	A-2
NCCOB	A-10
NDA	A-35
New Certificates	A-4
Notice of Recommendation Change	A-8
Per Share Purchase Price	A-2
Permits	A-24
Person	A-5
Preferred Stock	A-15
Regulatory Agreement	A-20
Required Regulatory Approvals	A-10
Requisite Seller Shareholder Approval	A-40
Sandler	A-32
SEC	A-7
Seller	A-1
Seller 401(k) Plan	A-10
Seller Common Stock	A-2
Seller Continuing Employees	A-10
Seller Exchange Act Reports	A-20
Seller Financial Statements	A-19
Seller Leased Real Properties	A-28
Seller Leases	A-27
Seller Loans	A-21
Seller Plan	A-28
Seller Plans	A-28
Seller Proxy Materials	A-7

A-iv

Seller Realty	A-28
Seller Recommendation	A-7
Seller Reports	A-20
Seller Restricted Share Award	A-2
Seller Stock	A-15
Seller Stock Option	A-2
Seller Stock Plans	A-2
Special Meeting	A-7
Stock Consideration	A-2
Superior Proposal	A-8
Tax	A-16
Tax Returns	A-17
Taxes	A-16
Termination Fee	A-43

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 26th day of June, 2017, by and between FOUR OAKS FINCORP, INC., a North Carolina corporation (“Seller” and, unless the context otherwise requires, the term “Seller” shall include Seller and its wholly-owned subsidiary bank, FOUR OAKS BANK & TRUST COMPANY, a North Carolina bank (the “Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“Buyer”).
WHEREAS, the respective boards of directors of Seller and Buyer deem it advisable and in the best interests of each such entity and their respective shareholders that Seller merge with and into Buyer (the “Merger”), with Buyer being the surviving corporation;
WHEREAS, the respective boards of directors of Seller and Buyer believe that the merger of Seller and Buyer will enhance and strengthen the franchises and future prospects of both companies and each of their subsidiary banks; and
WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer in accordance with Section 55-11-06 of the North Carolina Business Corporation Act and the Georgia Business Corporation Code, Chapter 2 of Title 14 of the Official Code of Georgia (the “Georgia Code”). Upon consummation of the Merger, the separate corporate existence of Seller shall cease, and Buyer shall survive and continue to exist as a corporation incorporated under the Georgia Code and shall continue under the name “United Community Banks, Inc.” Buyer shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of Seller and Buyer; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of Seller and Buyer shall be taken and deemed to be transferred to and vested in Buyer without further act or deed, and the title to any real estate or any interest therein, vested in either of Seller or Buyer shall not revert or be in any way impaired by reason of the Merger. Buyer shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of Seller and Buyer; and any claim existing or action or proceeding, civil or criminal, pending by or against either of Seller or Buyer may be prosecuted as if the Merger had not taken place, or Buyer may be substituted in its place, and any judgment rendered against either of Seller or Buyer may thenceforth be enforced against Buyer; and neither the rights of creditors nor any liens upon the property of either of Seller or Buyer shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the filing of the certificate of merger (the “Certificate of Merger”) with the Georgia Secretary of State and the articles of merger (the “Articles of Merger”) with the North Carolina Secretary of State pursuant to Section 1.4.
1.2   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of either of the foregoing:
(a) Each share of Buyer’s common stock, $1.00 par value per share (“Buyer Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;
(b) Each share of Seller common stock, $1.00 par value per share (“Seller Common Stock”) owned directly by Buyer (other than shares in trust accounts, managed accounts or other similar accounts for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Subject to Sections 1.2(g), each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock, Dissenting Shares and Cancelled Shares) shall become and be converted into the right to receive the following consideration, in each case without interests: (i) an amount of cash equal to $1.90 (the “Cash Consideration”); and (ii) 0.6178 validly issued, fully paid and nonassessable shares (the “Exchange Ratio”) of Buyer Stock together with cash in lieu of any fractional shares in accordance with the provisions of Section 1.2(g) (the “Stock Consideration”, and with the Cash Consideration, individually, the “Per Share Purchase Price” and collectively, and in the aggregate, as adjusted in accordance with the terms hereof, the “Merger Consideration”). Each certificate previously representing shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent, subject to Section 1.3(d), only the right to receive the Merger Consideration. Any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a Letter of Transmittal, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request.
(d) At the Effective Time, each outstanding option to acquire shares of Seller Common Stock (a “Seller Stock Option”) issued pursuant to Seller’s equity-based compensation plans identified in Section 3.5(a)(i) of the Disclosure Memorandum (the “Seller Stock Plans”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted automatically into the right to receive a cash payment from Buyer or Buyer Bank (the “Cash Out Amount”) in an amount equal to the product of  (x) the excess, if any, of the Merger Consideration Price (as defined below) over the exercise price of each such Seller Stock Option and (y) the number of shares of Seller Common Stock subject to such option to the extent not previously exercised. After the Effective Time, any such cancelled Seller Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle the holder to the payment of the Cash Out Amount, without interest. In the event the exercise price per share of Seller Common Stock subject to a Seller Stock Option is equal to or greater than the Merger Consideration Price, such Seller Stock Option shall be cancelled without consideration and have no further force or effect. For purposes of this Agreement, the term “Merger Consideration Price” means the sum of  (i) the Exchange Ratio multiplied by the Closing Price and (ii) $1.90.
(e) At the Effective Time, each award of shares of Seller Common Stock subject to vesting, repurchase or other lapse restriction (a “Seller Restricted Share Award”) granted pursuant to the Seller Stock Plans, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be converted automatically into the right to receive the Merger Consideration in respect of each share of Seller Common Stock underlying such Seller Restricted Share Award. Prior to the Effective Time, Seller shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding Seller Restricted Share Awards and/or Seller Stock Plans to give effect to the transactions contemplated by this Section 1.2(e), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 1.2(e), ensure that neither Seller nor the Bank remains bound by or liable for) any outstanding Seller Restricted Share Awards or other rights to acquire Seller Common Stock and (iii) ensure that the Seller Stock Plans which allow the grant of Seller Restricted Share Awards or other rights to acquire Seller Common Stock, if any, will be amended to eliminate the ability to grant any such Seller Restricted Share Awards or other rights to acquire Seller Common Stock effective as of immediately after the Effective Time. At or as soon as practicable following the Effective Time (which may be in connection with the payment of the first regular base salary payment due to such holder following the Closing, but in any event shall occur within thirty (30) days after the Effective Time), Buyer or Buyer Bank shall deliver the Merger Consideration to the holders of Seller Restricted Share Awards, without interest. Such payments may be reduced by any Taxes withheld pursuant to Section 1.3(g).
(f) At the Effective Time, each outstanding warrant to acquire shares of Seller Common Stock shall be cancelled without consideration and have no further force or effect.

(g) No scrip or fractional share certificates of Buyer Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the purchase price per share of Seller Common Stock as determined by multiplying (i) the Exchange Ratio by (ii) the closing price for Buyer Stock on the NASDAQ Global Select Market trading day immediately preceding the Effective Time (the “Closing Price”).
(h) Notwithstanding anything to the contrary set forth in this Agreement, shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares in accordance with Article 13 of the North Carolina Business Corporation Act (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Article 13 of the North Carolina Business Corporation Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to Article 13 of the North Carolina Business Corporation Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13 of the North Carolina Business Corporation Act, such shares of Seller Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2, without interest thereon, upon surrender of such shares of Seller Common Stock. Seller shall give prompt notice to Buyer of any demands received by Seller for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the North Carolina Business Corporation Act and received by Seller relating to Article 13 of the North Carolina Business Corporation Act, and Buyer shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Seller shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any such appraisal demands.
(i) If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of Seller Common Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to Buyer Stock if  (i) Buyer issues additional shares of Buyer Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) Buyer issues stock options, restricted stock or restricted stock units or grants or similar equity awards or Buyer Stock upon exercise or vesting of any such grants or awards.
1.3   Delivery of the Merger Consideration.
(a) At or prior to the Effective Time, Buyer shall appoint Continental Stock Transfer & Trust Company to act as exchange agent (the “Exchange Agent”) and shall deposit, or cause to be deposited, for the benefit of the holders of Seller Common Stock, for exchange in accordance with this Section 1.3, through the Exchange Agent, (i) certificates of Buyer Stock or, at Buyer’s option, evidence of shares of Buyer Stock in book entry form (collectively, referred to herein as “New Certificates”) to be issued in exchange for the Stock Consideration, and (ii) cash in an amount sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.2(g) (such cash and New Certificates described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Buyer shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions represented by such deposited shares. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer for Buyer’s benefit pending payment thereof by the Exchange Agent to the holders of Seller Common Stock pursuant to this Article I; provided that no investment of such deposited funds directed by Buyer shall relieve Buyer or the Exchange Agent from promptly making the payments required by this Article I, and following any losses from any such investment, Buyer shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Seller Common Stock, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. Buyer shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Seller Common Stock and to make payments from the Exchange Fund in accordance with this Article I. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article I, except as expressly provided for in this Agreement.
(b) Buyer shall direct the Exchange Agent to mail no later than five (5) business days after the Closing Date (the mailing date of such letter of transmittal being referred to herein as the “Mailing Date”) to each holder of record of Seller Common Stock as of the Effective Time: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the holder’s Certificate or Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Buyer may reasonably specify (the “Letter of Transmittal”); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon the surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and delivery of a Letter of Transmittal, duly executed and properly completed, with respect to such Certificates, the record holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to be paid therefor pursuant to this Article I. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(c) As of the Effective Time, the stock transfer books of Seller shall be closed and thereafter there shall be no further registration of transfers of Seller Common Stock on the records of Seller. The Merger Consideration paid in accordance with the terms of this Article I with respect to any Seller Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Effective Time, the holders of shares of Seller Common Stock outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable law.
(d) No dividends or other distributions with respect to Seller Common Stock shall be paid to the holder of any unsurrendered Seller Common Stock with respect to the shares of Buyer Stock represented thereby, in each case unless and until the surrender of each outstanding share of such Seller Common Stock in accordance with this Section 1.3. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such Seller Common Stock in accordance with this Section 1.3, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Stock represented by such Seller Common Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Buyer Stock represented by such Seller Common Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Stock issuable with respect to such Seller Common Stock.
(e) At any time following the first anniversary of the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity), Buyer shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of Seller Common Stock, and thereafter such holders shall be entitled to look only to Buyer (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures set forth in this Section 1.3, without interest. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of Seller Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(f) If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Buyer, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which such shares of Seller Common Stock formerly represented thereby were converted pursuant to this Article I; provided, however, that the Exchange Agent, or Buyer, as applicable, may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.
(g) Buyer and Buyer Bank are entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted on a timely basis to the appropriate governmental authority by or on behalf of Buyer or Buyer Bank, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
1.4   Closing.   The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, Buyer shall file the Certificate of Merger with the Georgia Secretary of State and the Articles of Merger with the North Carolina Secretary of State.
1.5   Articles of Incorporation and Bylaws of Buyer.   At the Effective Time, the articles of incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of Buyer until thereafter amended in accordance with applicable law. At the Effective Time, the bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of Buyer until thereafter amended in accordance with applicable law.
1.6   Officers and Directors of Buyer.   The officers and directors of Buyer as of immediately prior to the Effective Time shall continue as the officers and directors of Buyer.
1.7   Tax Free Reorganization.
(a) Each of Buyer and Seller shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Buyer, Seller or their respective subsidiaries shall (i) take, or agree to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) fail to take, or agree to fail to take, any action that would reasonably be expected to be necessary to permit the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of Buyer and Seller agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.
(b) Unless otherwise required by applicable law, each of Buyer and Seller (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.
(c) Each of Seller and Buyer shall, in good faith, cooperate and use its commercially reasonable efforts to (i) obtain the Tax opinions to be issued by its respective Tax counsel under Sections 6.4 and 7.4 and in connection with the filing of the Form S-4, and (ii) deliver to its respective Tax counsel and Tax advisors certificates containing representations and covenants reasonably requested by such counsel and/or advisors in connection with the rendering of such opinions or otherwise. Buyer’s and Seller’s Tax counsel and Tax advisors shall be entitled to rely upon such certificates and the representations and covenants contained therein in rendering any such opinions or otherwise.
1.8   Bank Merger.   Concurrently with the execution and delivery of this Agreement, United Community Bank, Buyer’s wholly owned Georgia bank subsidiary (“Buyer Bank”), and the Bank are entering into the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”), pursuant to which the Bank will merge with and into Buyer Bank with Buyer Bank being the surviving bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.
1.9   Additional Actions.   If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller, or (ii) otherwise carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.
ARTICLE II
OTHER AGREEMENTS
2.1   Registration and Listing of Buyer Stock.
(a) Buyer agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable (and in any event, within sixty (60) days) a registration statement (the “Buyer Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 covering the issuance of the shares of Buyer Stock to the shareholders of Seller pursuant to this Agreement and to use its commercially reasonable efforts to cause the Buyer Registration Statement to become effective and to remain effective through the Effective Time. Buyer agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of Buyer Stock upon consummation of the Merger. Seller agrees to provide Buyer reasonable assistance as necessary in the preparation of the Buyer Registration Statement, including, without limitation, providing Buyer with all material facts regarding the operations, business, assets, liabilities and personnel of Seller, together with the audited financial statements of Seller, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the Buyer Registration Statement. The Buyer Registration Statement shall not cover resales of Buyer Stock by any of the shareholders of Seller, and Buyer shall have no obligation to cause the Buyer Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the Buyer Registration Statement after the Effective Time.
(b) Buyer agrees to list on the NASDAQ Global Select Market, by the Closing Date, the shares of Buyer Stock to be issued to the shareholders of Seller pursuant to this Agreement.
2.2   Meeting of Seller Shareholders.
(a) Seller shall call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as reasonably practicable after the Buyer Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, Buyer and Seller shall together prepare and submit to the Seller shareholders a notice of meeting, proxy statement and proxy (the “Seller Proxy Materials”), which shall include the final prospectus from the Buyer Registration Statement in the form filed with the SEC.
(b) Except as provided in this Section 2.2(b), the board of directors Seller shall (i) communicate to the shareholders of Seller the board’s recommendation that the shareholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Seller Recommendation”) and (ii) include the Seller Recommendation in the Seller Proxy Materials. Neither the Seller board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller

Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (as defined below) (each, an “Adverse Recommendation Change”), except that, prior to the Requisite Seller Shareholder Approval, Seller’s board of directors may make an Adverse Recommendation Change if:
(A) Seller’s board of directors determines in good faith, after consultation with Seller’s financial advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 4.19) that is a Superior Proposal;
(B) Seller’s board of directors determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of Seller;
(C) Seller’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);
(D) after providing such Notice of Recommendation Change, Seller negotiates in good faith with Buyer (if requested by Buyer) and provides Buyer reasonable opportunity during the three (3)-business day period following the Notice of Recommendation Change to make such adjustments in the terms and conditions of this Agreement as would enable Seller’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and
(E) Seller’s board of directors, following such three (3)-business day period, determines in good faith, after consultation with Seller’s financial advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the board of directors of Seller.
(c) The term “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Seller or any of its subsidiaries; and (ii) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of ten percent (10%) or more of the total voting power of any class of equity securities of Seller or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of Seller, in each case, other than the transactions contemplated by this Agreement.
(d) The term “Superior Proposal” means any Acquisition Proposal with respect to which the board of directors of Seller (i) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and (ii) determines in its good faith judgment (based on, among other things, the advice of Seller’s financial advisor) to be more favorable to Seller’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of Seller, after obtaining the advice of the Seller’s financial advisor, the Person making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).
2.3   Access to Properties, Books, Etc.   Seller shall allow Buyer and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of Seller’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish Buyer and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as Buyer may reasonably request, provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Seller shall cause its and its subsidiaries’ personnel, employees and other representatives to assist Buyer in making any such investigation. During such investigation, Buyer and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise Seller of those items of which copies are made. No investigation made heretofore or hereafter by Buyer and its authorized representatives shall affect the representations and warranties of Seller hereunder.
2.4   Confidentiality.   Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the Buyer Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.
2.5   Cooperation.   Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.
2.6   Expenses.   All of the expenses incurred by Buyer in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the Buyer Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by Buyer. All expenses incurred by Seller in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Seller Proxy Materials, shall be paid by Seller.
2.7   Preservation of Goodwill.   Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.
2.8   Approvals and Consents.   Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Georgia Department of Banking and Finance (the “GDBF”), the North Carolina Office of the Commissioner of Banks (the “NCCOB”), and (ii) any other approvals set forth in Section 3.6(a) and Section 5.7(a) which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer (collectively, the “Required Regulatory Approvals”).

2.9   Press Releases.   Prior to the Closing Date, Buyer and Seller must each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.9 shall be deemed to prohibit Buyer from making any disclosure which its counsel deems necessary or advisable in order to satisfy Buyer’s disclosure obligations imposed by law.
2.10   Employee Benefits.
   (a) Following the Closing Date, Buyer shall provide generally to employees of Seller who continue employment with Buyer (“Seller Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts, severance and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by Buyer or Buyer Bank to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by Buyer or Buyer Bank to the Seller Continuing Employees, service with Seller or the Bank prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Seller or the Bank. The Seller Continuing Employees’ prior service with Seller or the Bank shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Seller or the Bank. Buyer or Buyer Bank shall also waive all restrictions and limitations for preexisting conditions under Buyer’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the Seller Continuing Employees under the similar plan of Seller or the Bank. Buyer or Buyer Bank shall use commercially reasonable efforts to provide the Seller Continuing Employees with credit under Buyer’s group health Employee Benefit plans, for the plan year of such plans which include the Closing Date, towards any applicable deductibles under Buyer’s group health Employee Benefit plans for the aggregate amounts paid by such employees toward applicable deductibles under Seller’s group health Employee Benefit plans for the plan year of such plans which includes the Closing Date.
(b) Subject to applicable legal requirements, Buyer and Seller shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Seller after the Closing Date to rollover the amount credited to their accounts under the Seller 401(k) Plan (the “Seller 401(k) Plan”) through a rollover contribution into the Buyer Bank, Inc. 401(k) Plan (the “Buyer 401(k) Plan”), if such employees are Seller Continuing Employees, or to transfer the amount credited to their accounts through an eligible rollover contribution to a separate third party individual retirement account (after the deemed distribution of any participant loans as reflected in such accounts), or to take a cash distribution from the Seller 401(k) Plan (after the deemed distribution of any participant loans as reflected in such accounts), provided, that (i) Seller’s Board of Directors shall adopt resolutions to terminate the Seller 401(k) Plan and cease all further deferrals with respect to eligible compensation no later than the business day immediately prior to the Closing Date, and (ii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the Seller 401(k) Plan to the extent reasonably required by Buyer and completion of such other actions as may be required by applicable legal requirements. For purposes of any vesting determinations (but not benefit accruals) in connection with the Buyer 401(k) Plan in which any Seller Continuing Employees may participate after the Closing, service with Seller prior to the Closing Date shall be counted to the extent such service was counted under the Seller 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the Buyer 401(k) Plan, Seller Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by Buyer to its other similarly-situated employees as of their employment date with Buyer. Prior to the Closing Date, Seller shall make any necessary employer contributions to the Seller 401(k) Plan due such Seller Continuing Employees for compensation paid by Seller prior to termination of the Seller 401(k) Plan.
(c) Subject to applicable legal requirements, Buyer and Seller shall take such other commercially reasonable actions prior to the Closing Date as may be necessary to terminate, effective prior to Closing, the agreements marked with an “*” on Section 3.5(a)(i) of the Disclosure Memorandum effective as of the Closing Date and any other Seller Plans that Buyer directs Seller or the Bank to terminate prior to Closing. In connection with such terminations, any compensation to be provided thereunder shall be paid in full in exchange for a settlement and release agreement in a form reasonably acceptable to Buyer to the extent requested by Buyer. Seller or the Bank shall (i) permit Buyer to review and approve in advance any documents or notices required to effect any of the foregoing and (ii) provide to Buyer prior to Closing written evidence as to satisfaction of the requirements of this Section 2.10(c) as Buyer may reasonably request. Unless terminated prior to Closing pursuant to this Section 2.10(c), Buyer shall honor any existing employment agreements with any Seller Continuing Employees in accordance with their terms or as otherwise amended by the parties.
2.11   Severance Plan.   Buyer agrees that it shall provide a severance package for all Seller Continuing Employees who are not retained by Buyer following the Closing Date, or who are otherwise displaced by Buyer following the Closing Date. Such severance package will be in accordance with Buyer’s existing policies and practices as they apply to similarly-situated employees of Buyer, which currently consists of two weeks of salary for every full year of employment with a minimum of eight (8) weeks and a maximum of fifty-two (52) weeks. Employees with tenure of fifteen (15) years or longer will receive fifty-two (52) weeks of severance pay. Buyer will also provide reimbursement for COBRA benefits for up to four (4) months for those displaced employees with fewer than fifteen (15) years of tenure with Seller and for up to six (6) months for those with fifteen (15) years or longer tenure with Seller. In the event that Buyer changes its severance policies in a manner that applies to all Buyer employees, such changes shall also apply to any Seller Continuing Employees employed by Buyer at the effective date of such change.
2.12   Directors’ and Officers’ Tail Coverage.   Prior to the Closing Date, Buyer shall have, at Buyer’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Seller’s existing directors’ and officers’ liability insurance policies, in which event Seller will designate Buyer’s insurance broker as Seller’s broker-of-record, as determined by Buyer in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Seller or the Bank, who are currently covered by Seller’s policies on terms similar to such existing insurance; provided that Buyer shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed three hundred percent (300%) of the annual premium payments on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Seller and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.
2.13   Indemnification.
(a) For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), Buyer shall indemnify, defend, and hold harmless the present and former directors and executive officers of Seller (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Seller (or, at Seller’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Seller entity or Seller Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. Buyer shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.13(a). Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).
(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.13, upon learning of any such Claim, shall promptly notify Buyer thereof in writing (provided that a failure to timely provide such notice shall not relieve Buyer of any indemnification obligation unless, and to the extent that, Buyer is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this Section 2.13(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) Buyer shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) Buyer shall not agree to any settlement which does not provide for a release of the Indemnified Party.
(c) Buyer covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other person where Buyer or any such successor or assign shall not be the continuing or surviving person of such consolidation or merger, or transfer all or substantially all of its assets to any person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of Buyer shall assume the obligations set forth in this Section 2.13.
(d) The provisions of this Section 2.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
2.14   Certain Litigation.   Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of such party’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Seller shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the view of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside legal counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, and (iv) not settle any such litigation prior to such consultation and consideration; provided, however, that Seller shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld) unless the payment of any such damages by Seller is reasonably expected by Seller, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Seller) under Seller’s existing director and officer insurance policies, including any tail policy.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF Seller
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants as follows:
3.1   Disclosure Memorandum.   Seller has delivered to Buyer a memorandum (the “Disclosure Memorandum”) containing certain information regarding Seller as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Seller under this Article III. The information contained in Seller Exchange Act Reports and the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. No item is required to be set forth in the Disclosure Memorandum as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; the mere inclusion of an item in the Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and any disclosures made with respect to a section of Article III or Article IV shall qualify (i) any other section of Article III or Article IV specifically referenced or cross-referenced and (ii) other sections of Article III or Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections. Seller shall promptly provide Buyer with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to Buyer pursuant to this Agreement as true, correct and complete at all times prior to and including the Closing.
3.2   Corporate and Financial.
(a)   Corporate Status.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Bank is a North Carolina bank duly organized, validly existing, and in good standing under the laws of the State of North Carolina. Seller and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.
(b)   Authority; Enforceability.
(i) Except as set forth in Section 3.2(b)(i) of the Disclosure Memorandum and subject to the Required Regulatory Approvals, and the approval of Seller shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:
(A) violate any provision of federal or state law applicable to Seller, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(B) violate any provision of the articles of incorporation or bylaws of Seller;
(C) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Seller is a party, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or
(D) constitute a violation of any order, judgment or decree to which Seller is a party, or by which Seller or any of its assets or properties are bound which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(ii) Seller and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Seller shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by Seller and the Bank and the consummation by Seller and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Seller and the Bank, including all necessary action by the board of directors of Seller and the Bank. Other than the approval of the Seller shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of Seller and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Seller and the Bank and the consummation by Seller and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of Buyer, this Agreement constitutes the valid and binding obligation of Seller, and is enforceable in accordance with its terms, except as limited by (A) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).
(iii) “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, with respect to Buyer or Seller, as the case may be, (A) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of such party on a consolidated basis, or (B) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided, however, that, for purposes of clauses (A) and (B), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission expressly required by this Agreement or taken with the express prior written consent of the other party to this Agreement, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Seller, (5) changes in national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.
(c)   Capital Structure.
(i) As of the date of this Agreement, Seller has authorized capital stock consisting solely of (A) 16,000,000 shares of Seller Common Stock, of which 6,522,089 shares are issued and outstanding as of the date hereof  (exclusive of 249,270 shares of common stock granted in respect of Seller Restricted Share Awards and 21,865 shares reserved for issuance upon exercise of outstanding options and warrants to acquire shares of Seller Common Stock), and (B) 50,000 shares of preferred stock, none of which are issued and outstanding (the “Preferred Stock”, together with the Seller Common Stock, the “Seller Stock”). The Bank has authorized capital stock consisting solely of 5,000,000 shares of common stock, $1.00 par value per share (the “Bank Stock”), 843,158 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Seller Stock and the Bank Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or, to the knowledge of Seller, claim for damages under federal or state securities laws with respect to the issuance of any shares of the Seller Stock or the Bank Stock previously issued. None of the shares of the Seller Stock or the Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders.
(ii) Except as set forth in Section 3.2(c)(ii)(A) of the Disclosure Memorandum, Seller does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Seller, or any other securities or debt of Seller, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as set forth in Section 3.2(c)(ii)(B) of the Disclosure Memorandum, Seller is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of Seller Stock or Bank Stock.
(iii) Except for restrictions required by applicable federal and state securities laws and as set forth in Section 3.2(c)(iii) of the Disclosure Memorandum, there is no agreement, arrangement or understanding to which Seller is a party restricting or otherwise relating to the transfer of any shares of capital stock of Seller.
(iv) All shares of Seller Stock or other capital stock, or any other securities or debt, of Seller, which have been purchased or redeemed by Seller have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Seller.
(v) Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than five percent (5%) of the issued and outstanding shares of Seller Common Stock.
(d)   Seller Subsidiaries.   Except as set forth in Section 3.2(d)(i) of the Disclosure Memorandum, Seller has no subsidiaries other than the Bank, and the Bank has no subsidiaries. All of the issued and outstanding shares of the Bank Stock are owned by Seller. Except as set forth in Section 3.2(d)(ii) of the Disclosure Memorandum, no subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.
(e)   Corporate Records.   The stock records and minute books of Seller: (i) fully and accurately reflect all issuances, transfers and redemptions of the Seller Stock; (ii) to Seller’s knowledge, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Seller; (iii) correctly show all material corporate actions taken by the directors and shareholders of Seller (including actions taken by consent without a meeting); and (iv) contain true and correct copies or originals of the articles of incorporation and all amendments thereto, bylaws as amended and currently in force and the minutes of all meetings or consent actions of its directors and shareholders approved for inclusion by the board of directors. No material resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are materially complete and accurate.
(f)   Tax Returns; Taxes.
(i) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, statement, disclosure or form relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.
(ii) Each of Seller and the Bank has (A) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable laws and (B) timely paid all Taxes due and owing from it (whether or not shown due on any Tax Returns). Except as set forth in Section 3.2(f)(ii) of the Disclosure Memorandum, neither Seller nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of Seller, no claim has ever been made by a governmental entity in a jurisdiction where Seller and the Bank do not file Tax Returns that Seller or the Bank is or may be subject to taxation by that jurisdiction. Neither Seller nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period. There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or the Bank.
(iii) Each of Seller and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.
(iv) Neither Seller nor the Bank has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(v) The unpaid Taxes of Seller and the Bank (A) did not, as of December 31, 2016, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained in the Seller Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Bank in filing their Tax Returns.
(vi) To the knowledge of Seller, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller or the Bank. Neither Seller nor the Bank has received from any governmental entity (including jurisdictions where Seller or the Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any governmental entity against Seller or the Bank. No federal, state, local or foreign income Tax Returns filed with respect to Seller or the Bank for taxable periods ended on or after December 31, 2013 have been audited. Seller has made available to Buyer complete and accurate copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or the Bank filed or received since January 1, 2014. Seller has delivered or made available to Buyer the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by Seller or the Bank. Except as set forth in Section 3.5(f)(vi) of the Disclosure Memorandum, there is currently no limitation on the use of the Tax attributes of Seller and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign tax law); provided that Seller makes no representation or warranty regarding whether any such limitation will result from the transactions contemplated by this Agreement.
(vii) Except as set forth in Section 3.5(a)(viii) of the Disclosure Memorandum, neither Seller nor the Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby) or cause the imposition of any excise Tax or penalty under Section 4999 of the Code as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor the Bank is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code

(or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). No Seller Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Buyer preliminary copies of Section 280G calculations (whether or not final), which to the best of Seller’s knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of Seller as defined in Item 402 of Regulation S-K of the SEC in connection with the transactions contemplated hereby.
(viii) Except for (A) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (B) any agreement or arrangement exclusively between Seller and the Bank, neither Seller nor the Bank is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement with any other party (other than such an agreement or arrangement exclusively between Seller and the Bank).
(ix) Neither Seller nor the Bank (A) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or member of any an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes other than the group of which Seller is the common parent, or (B) has any liability for the Taxes of any person (other than Seller and the Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(x) Neither Seller nor the Bank has been within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(xi) Neither Seller nor the Bank has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(xii) Except to the extent shown in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Financial Statements, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Bank in filing their Tax Returns, neither Seller nor the Bank will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law); (D) election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law); (E) installment sale or open transaction disposition made on or prior to the Closing Date; or (F) prepaid amount received on or prior to the Closing Date.
(xiii) Seller has made available to Buyer true, correct, and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.
(xiv) Neither Seller nor the Bank has taken any action or knows of any fact that would be reasonably expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xv) Neither Seller nor the Bank has participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).
(xvi) Neither Seller nor the Bank has a (i) permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States, (ii) subsidiary that is treated as a “controlled foreign corporation” as defined in Section 957, or (iii) subsidiary that is treated as a “passive foreign investment company” as defined in Section 1297.
(g)   Financial Statements.
(i) Seller has delivered to Buyer true, correct and complete copies, including notes, of the audited financial statements of Seller for the years ended December 31, 2016, 2015, and 2014, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of Seller for the three (3) months ended March 31, 2017 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of Seller as of the dates indicated therein and the results of its operations for the respective periods indicated therein (subject in the case of unaudited statements to notes and year-end audit adjustments normal in nature and amount).
(ii) Seller has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Seller’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.
(h)   Disclosure Reports.   Seller has a class of securities registered pursuant to Section 12(g) of the Exchange Act. Seller has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the Exchange Act since January 1, 2015 (the “Seller Exchange Act Reports”). The Seller Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Seller (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.
(i)   Regulatory Reports.   Seller has made available to Buyer for review and inspection all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by Seller since January 1, 2014 with (i) the FDIC, (ii) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (iii) the NCCOB, (iv) the

Department of Justice (the “DOJ”) and (v) any other applicable regulatory or governmental agencies (collectively, the “Seller Reports”). All of the Seller Reports have been prepared in all material respects in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.
(j)   Enforcement Actions. Except as set forth in Section 3.2(j) of the Disclosure Memorandum, (A) neither Seller nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the NCCOB, the DOJ or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (B) neither Seller nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the NCCOB, the DOJ or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (C) Seller and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (D) neither Seller nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the NCCOB, the DOJ or any other applicable regulatory or governmental agency indicating that either Seller or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.
(k)   Accounts. Section 3.2(k) of the Disclosure Memorandum contains a list of each and every bank and other institution in which Seller maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.
(l)   Loans; Nonperforming and Classified Assets; Allowance.
(i) Except as provided for in the Allowance described in subsection (iv) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“Seller Loans”) shown in the Seller Financial Statements and any such Seller Loans, (A) are genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (B) are not subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.
(ii) All of the Seller Loans are evidenced by written agreements, true and correct copies of which will be made available to Buyer for examination prior to the Closing Date. All currently outstanding Seller Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such Seller Loans, and the loan documents with respect to each such Seller Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Seller Loans that are not reflected in the written records of the Bank. All of the Seller Loans are owned by the Bank free and clear of any Liens, except for blanket Liens granted to the Federal Home Loan Bank. Except as set forth in Section 3.2(l)(ii) of the Disclosure Memorandum, none of the Seller Loans are presently serviced by third parties, and there is no obligation which could result in any Seller Loan becoming subject to any third party servicing.
(iii) Except as set forth in Section 3.2(l)(iii)(A) of the Disclosure Memorandum, as of the date hereof, no Seller Loans were over ninety (90) days delinquent in payment of principal or interest. Section 3.2(l)(iii)(B) of the Disclosure Memorandum contains a complete list of  (1) each Seller Loan that as of December 31, 2016 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Seller Loan and the identity of the borrower thereunder and (2) each asset of the Bank that as of December 31, 2016 was classified as other real estate owned and the book value thereof as of December 31, 2016.

(iv) The allowance for loan and lease losses shown on the balance sheet of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement (the “Allowance”) was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by Seller as of the dates thereof.
(m)   Liabilities.   Seller has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Seller, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (i) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (ii) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (iii) unfunded liabilities with respect to the Seller 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Seller or any other entity covering employees of Seller; or (iv) environmental liabilities, except (A) those reflected in the Seller Financial Statements; (B) liabilities incurred since December 31, 2016 in the ordinary course of business; (C) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement; and (D) as disclosed in Section 3.2(m) of the Disclosure Memorandum.
(n)   Absence of Changes.   Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(n) of the Disclosure Memorandum, since December 31, 2016:
(i) there has been no change in any of Seller’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect;
(ii) there has been no damage, destruction or loss to the assets, properties or business of Seller, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;
(iii) the business of Seller has been operated in the ordinary course;
(iv) the material properties and assets of Seller used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;
(v) the books, accounts and records of Seller have been maintained in the ordinary course of business and consistent with past practice;
(vi) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Seller other than in the ordinary course of business and consistent with past practices;
(vii) there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries or any increase in the level of wages, salaries, bonus opportunities or employee benefits, or the adoption of new employee benefits to any employee, officer, director or other service provider or any of their spouses, dependents or beneficiaries;
(viii) there has been no change in the articles of incorporation or bylaws of Seller or the Bank;
(ix) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Seller, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Seller, or affecting its operations;

(x) there has been no issuance, sale, repurchase, acquisition, or redemption by Seller of any of its capital stock, bonds, notes, debt or other securities, or the issuance, sale, repurchase, acquisition, or redemption by Seller of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof or of any outstanding rights to acquire any of its capital stock, bonds, notes, debt or other securities;
(xi) there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Seller or assumed by it with respect to any asset or assets;
(xii) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller which would be required to be reflected on a balance sheet of Seller prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business and consistent with past practice;
(xiii) no material obligation or liability of Seller has been discharged or satisfied, other than in the ordinary course of business and consistent with past practice;
(xiv) there have been no sales, transfers or other dispositions of any material asset or assets of Seller, other than sales in the ordinary course of business and consistent with past practice; and
(xv) there has been no amendment, termination or waiver of any right of Seller under any contract or agreement or governmental license, permit or permission which has had, or would reasonably be expected to have, a Material Adverse Effect.
(o) Litigation and Proceedings.   Except as set forth in Section 3.2(o) of the Disclosure Memorandum or as would not be reasonably likely to have a Material Adverse Effect, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Seller, threatened against, by or affecting Seller, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Seller or relating to the business or affairs of Seller, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Seller have, to the knowledge of Seller, any unasserted contingent liabilities.
(p) Proxy Materials.   The Seller Proxy Materials and any other materials furnished by Seller to the Seller shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to Seller any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.3   Business Operations.
(a)   Permits; Compliance with Law.
(i) Seller has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Seller to carry on its business as presently conducted (the “Permits”), except where the failure to obtain such Permits would reasonably be expected to have a Material Adverse Effect. Seller is in compliance in all material respects with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.
(ii) Seller has complied in all material respects with all laws, regulations, ordinances, rules, and orders applicable to it or its business. Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Seller, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Seller to conduct its business.
(iii) Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Seller to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Seller, is any such notice or warning proposed or threatened.
(b)   Environmental.
(i) Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:
(A) Seller has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Seller or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;
(B) there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Seller or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by Seller or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by Seller;
(C) Seller has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Seller;
(D) to the knowledge of Seller, the improvements on the property owned or leased by Seller are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause material property damage or personal injury, and the improvements on the property owned or leased by Seller are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and
(E) to the knowledge of Seller, there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Seller.
(ii) Neither Seller nor, to the knowledge of Seller, any of its officers, directors, employees or agents, in the course of such individual’s employment by Seller, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.
(iii) To the knowledge of Seller, Seller has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.
(iv) Neither Seller nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Seller holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(v) Seller has delivered to Buyer true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by Seller with any environmental laws or the presence of Hazardous Materials that were prepared for Seller or prepared for other Persons and are in the possession, custody or control of Seller.
(vi) The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of  “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(c)   Insurance.
(i) Section 3.3(c)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Seller or through Seller for any of its officers, directors and employees, that are in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Such policies and bonds provide adequate coverage to insure the properties and businesses of Seller and the activities of its officers, directors and employees against such risks and in such amounts as are reasonable and customary. Seller will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Seller has heretofore made available to Buyer a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Seller.
(ii) The value of all bank owned life insurance owned by Seller or the Bank is and has been fairly and accurately reflected in the balance sheet and included in the Seller Financial Statements in accordance with GAAP.
(d)   Trust Business; Administration of Fiduciary Accounts.   Each of Seller and the Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws. Neither Seller nor the Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(e)   Compliance.   No facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection

Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Other than investments to satisfy regulatory requirements, neither Seller nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters.
3.4   Properties and Assets.
(a) Contracts and Commitments.   Section 3.4(a) of the Disclosure Memorandum contains a list identifying all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Seller in the ordinary course of business), to which Seller is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one (1) year and requiring payment of more than $25,000 per year (collectively, the “Material Contracts”). Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and, to the knowledge of Seller, constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination that would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. A true and complete copy of each Material Contract has been made available to Buyer for examination.
(b) Licenses; Intellectual Property.   Seller has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted. To the knowledge of Seller, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Seller or presently expected to be used by it in the future. All material patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Seller, are listed in Section 3.4(b) of the Disclosure Memorandum. Seller has complied with all applicable laws relating to the filing or registration of  “fictitious names” or trade names.
(c) Personal Property.   Seller has good and marketable title to all of its material personal property, tangible and intangible, reflected in the most recent Seller Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Seller Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Seller, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.
(d) Seller Leases.
(i) All leases (the “Seller Leases”) pursuant to which Seller is lessor or lessee of any real or material personal property (such property, the “Leased Property”) are set forth in Section 3.4(d)(i) of the Disclosure Memorandum. All Seller Leases are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Seller Leases any default or any claimed default by Seller, Seller’s lessor (where Seller is the lessee under a Seller Lease) or Seller’s lessee (where Seller is the lessor under a Seller Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by Seller, Seller’s lessor (where Seller is the lessee under a Seller Lease) or Seller’s lessee (where Seller is the lessor under a Seller Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Seller is the party in breach.

(ii) The copies of the Seller Leases heretofore furnished or made available by Seller to Buyer are true, correct and complete in all material respects, and the Seller Leases have not been modified other than pursuant to amendments, copies of which have been concurrently delivered or made available to Buyer, and, to the knowledge of Seller, are in full force and effect in accordance with their terms.
(iii) There are no contractual obligations, agreements in principle or present plans for Seller to enter into new leases of real property or to renew or amend existing Seller Leases prior to the Closing Date.
(e)   Real Property.
(i) Seller does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “Seller Realty”). Seller has good title to the Seller Realty and Seller has not encumbered any of the Seller Realty with a mortgage, deed of trust, or other monetary lien that has not been satisfied or cancelled.
(ii) The interests of Seller in the Seller Realty and in and under each of the Seller Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Seller, threatened action at law or in equity.
(iii) The present use and operations of, and improvements upon, the Seller Realty and all real properties included in the Leased Properties (the “Seller Leased Real Properties”) are in material compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Seller Realty, the Seller Leased Real Properties or their uses.
(iv) No rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Seller with respect to any Seller Lease, in each case, in any material amount.
(v) Seller is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Seller Realty or the Seller Leased Real Properties which may adversely affect the Seller Realty or the Seller Leased Real Properties, or their current use or the use currently contemplated by Seller.
(vi) The buildings and structures owned, leased or used by Seller are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Seller.
3.5   Employees and Benefits.
(a)   Employee Benefits.
(i) Except as set forth in Section 3.5(a)(i) of the Disclosure Memorandum, neither Seller nor the Bank provides or is obligated to provide, contributes to or is obligated to contribute to, directly or indirectly, nor has any liability (direct, indirect, contingent, as the result of any indemnity or guaranty or ERISA Affiliate (as defined below) or otherwise) for, any compensation, bonuses, incentives or benefits for any current or former employees, officers, directors or independent contractors or their spouses, dependents or beneficiaries, including, without limitation, any material (A) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (B) employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (C) post-retirement life insurance, pension, profit sharing, stock option, restricted stock or units, equity or equity-based compensation or other forms of incentive or deferred compensation, retirement, bonus, hospitalization, severance, medical, insurance, life, vacation, fringe benefits, or other employee benefits under any plan, practice, agreement or understanding (individually a “Seller Plan” and collectively, the “Seller Plans”).

(ii) Section 3.5(a)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), sponsored, maintained or contributed to by Seller or its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past one (1) year of actuarial reports and valuations, the three (3) most recent annual reports and Form 5500 filings (including attachments) and all material correspondence relating to any ERISA Plan from or with any governmental entity in the last three (3) years have been delivered to Buyer.
(iii) Except as set forth in Section 3.5(a)(iii) of the Disclosure Memorandum, Seller and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (direct or indirect, contingent, as the result of any indemnity or guaranty or otherwise) with respect to (A) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (B) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (C) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (D) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(a)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated), that, together with Seller or the Bank, would be treated at the relevant time as a single employer within the meaning of Section 414 of the Code or 4001(a) of ERISA.
(iv) Each Seller Plan has been established, operated and administered in all material respects in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each Seller Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process and in accordance with the express terms of such Seller Plans, no litigation or administrative or other proceeding is pending or, to the knowledge of Seller, threatened involving such Seller Plan or any of its assets or fiduciaries. With respect to each Seller Plan, neither Seller, the Bank nor any of their directors, officers, employees or agents or any fiduciary of any Seller Plan has been engaged in or been a party to any transaction relating to the Seller Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Seller Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with (i) the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws and (ii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.
(v) With respect to each Seller Plan, all contributions or other remittances required by such plan or applicable law have been made, or will be made, on a timely basis.
(vi) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code, and its related trust, respectively, has received a favorable determination letter (or opinion letter) from the Internal Revenue Service (“IRS”) as to the qualification of such plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a prototype plan for which the prototype plan sponsor has received a favorable opinion letter or advisory opinion from the IRS as to the qualification of the prototype plan on which Seller may rely) and, to the knowledge of Seller, no event has occurred, and no condition exists, that would reasonably be expected to cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.
(vii) Seller does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of Seller or the Bank or their spouses, dependents or beneficiaries beyond the employees’ retirement or other termination of employment or service with Seller or the Bank other than coverage mandated by applicable law and at the sole expense of such employees or their spouses, dependents or beneficiaries.
(viii) Except as set forth in Section 3.5(a)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event) will: (i) entitle any current or former employee, officer, director or other service provider of Seller or the Bank to any payment or benefit, including any bonus, retention, severance pay, retirement pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer, director or other service provider; (iii) increase any benefits, or accelerate the time of payment or any benefits, otherwise payable under any Seller Plan (iv) trigger any material obligation under any Seller Plan, including any funding thereof; or (v) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Seller Plan provides for the gross up of taxes under Code Sections 409A or 4999.
(ix) Each Seller Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A of the Code and the regulations and rulings thereunder.
(x) There is no audit or investigation pending with respect to any Seller Plan before any governmental authority and, to the knowledge of Seller, no such audit or investigation is threatened.
(xi) Seller has properly accrued on its financial statements in all material respects, the correct number of days, for all vacation, sick leave, personal time and paid time off credited to Seller or the Bank employees and individual consultants as of the date of such financial statements. Seller or the Bank has, for each Seller Plan and all other purposes, including taxes and participation in Seller Plans, correctly classified all natural persons and, if applicable, their disregarded entities, providing services to Seller as common law employees or independent contractors as appropriate.
(xii) Neither Seller nor the Bank has entered into any commitment to modify or amend any Seller Plan (other than in the ordinary course and consistent with past practices or as required by law) or to establish any new benefit plan, program or arrangement. There has been no amendment to any Seller Plan, interpretation or announcement by Seller or the Bank relating to any Seller Plan or written notice or arrangement, or change in eligibility, participation or coverage under any Seller Plan, that would increase the expense of maintaining any such Seller Plan above the level of expense incurred or with respect to such Seller Plan for the most-recently completed fiscal year of Seller and the Bank.
(xiii) Each pension plan, within the meaning of Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of any such pension plan have been set aside to pay the obligations under such pension plan in a rabbi trust or otherwise.
(b)   Employment and Labor Matters.   Seller is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days’ notice at the election of, and without cost or penalty to, Seller. Seller has not received at any time in the past five

(5) years, any demand for recognition from any union, and no attempt has been made, to organize any of its employees. Seller has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in Section 3.5(b) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of Seller, threatened against Seller, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, or to the knowledge of Seller, threatened against, or involving, as the case may be, Seller with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of Seller’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Seller are properly classified as such for all purposes, including without limitation, the Seller Plans.
(c)   Related Party Transactions.   Except for: (i) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Seller with other Persons who are not affiliated with Seller, and which do not involve more than the normal risk of repayment or present other unfavorable features; (ii) deposits, all of which are on terms and conditions identical to those made available to all customers of Seller at the time such deposits were entered into; and (iii) transactions specifically described in Section 3.5(c) of the Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Seller).
3.6   Other Matters.
(a)   Approvals, Consents and Filings.   Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of Seller’s assets. Seller has no knowledge of any fact or condition that would prevent or materially impede or delay Buyer and Seller from obtaining the Required Regulatory Approvals.
(b)   Default.
(i) Except for the Required Regulatory Approvals or as set forth in Section 3.2(b)(i) of the Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:
(A) constitutes a breach of or default under any Material Contract;
(B) does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Seller; or
(C) constitutes an event permitting termination of any Material Contract.
(ii) Seller is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other Material Contract.
(c)   Representations and Warranties.   Except for the representations and warranties made by Seller in this Article III, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. Seller acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V.

(d)   Absence of Brokers.   Except for Sandler O’Neill & Partners, L.P. (“Sandler”), which has provided financial advisory services to Seller, no broker, finder or other financial consultant has acted on Seller’s behalf in connection with this Agreement or the transactions contemplated hereby.
(e)   Fairness Opinion.   Prior to the execution of this Agreement, Seller has received an opinion from Sandler to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Seller has provided Buyer with a true and complete copy of such opinion for informational purposes.
(f)   Takeover Laws and Provisions.   Seller has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law or, if applicable, any shareholder rights or poison pill agreement or similar agreement applicable with respect to Seller. No “fair price” law or similar provision of the articles of incorporation of Seller or bylaws of Seller is applicable to this Agreement and the transactions contemplated hereby.
ARTICLE IV
CONDUCT OF BUSINESS OF Seller PENDING CLOSING
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, set forth in the Disclosure Memorandum, required by law, regulation or policies imposed by any governmental entity, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
4.1   Conduct of Business.   Seller will conduct its business only in the ordinary course, and will not incur any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business, including, without limitation, any credit arrangements with any Federal Home Loan Bank in the ordinary course of business). Furthermore, Seller will not enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof).
4.2   Maintenance of Properties.   Seller will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.
4.3   Insurance.   Seller will maintain and keep in full force and effect all of the material insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.
4.4   Capital Structure.   Seller will not make a change in the authorized or issued capital stock or other securities of Seller, and Seller will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Seller. This Section 4.4 prohibits, without limitation, the issuance or sale by Seller of any Seller Stock to the Seller 401(k) Plan.
4.5   Dividends.   No dividend, distribution or payment will be declared or made in respect to the Seller Stock; provided, however, that Seller may, without Buyer’s consent, no more frequently than once per calendar quarter pay a dividend of not more than $0.02 per share with respect to the Seller Stock.
4.6   Amendment of Articles of Incorporation or Bylaws; Corporate Existence.   Seller will not amend its articles of incorporation or bylaws, and Seller will maintain its corporate existence and powers.
4.7   No Acquisitions.   Seller shall not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Seller.
4.8   No Real Estate Acquisitions or Dispositions.   Except as set forth in Section 4.8 of the Disclosure Memorandum, Seller will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Seller’s carrying value as of the date hereof) and

Seller will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.
4.9   Loans.   Seller shall provide Buyer with five (5) business days’ prior notice before execution of an agreement to make any loan or extension of credit in an amount in excess of  $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of  $500,000). Seller shall not renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” in the books and records of Seller (each a “Classified Asset”); provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 4.9 to amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may make the loan or extend the credit referenced in such request on the terms described in such request.
4.10   Allowance.   Seller shall not make a material change to its methodology for determining the Allowance.
4.11   Banking Arrangements.   No change will be made in the banking and safe deposit arrangements referred to in Section 3.2(k) hereof, other than in the ordinary course of business, consistent with past practice.
4.12   Seller Offices.   Seller will not make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Seller.
4.13   Contracts.   Except in the ordinary course of business, Seller will not terminate, materially amend or waive any material right under any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement.
4.14   Books and Records.   The books and records of Seller will be maintained in the usual, regular and ordinary course.
4.15   Taxes and Tax Returns.   Seller shall not, and shall not permit the Bank to, prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting; file an amended Tax Return; surrender any right to claim a refund of Taxes; enter into any closing agreements with respect to Tax; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Seller or the Bank.
4.16   Advice of Changes.   Seller shall promptly advise Buyer orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect.
4.17   Reports.   Seller shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to Buyer copies of all such reports promptly after the same are filed, provided, however, that Seller shall not be required to deliver or otherwise make available to Buyer copies of any such reports that include confidential supervisory information of a governmental authority.
4.18   Benefit Plans and Programs; Severance or Termination Payments.   Neither Seller nor the Bank shall adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to any current or former employees, directors, officers or independent contractors or their spouses, dependents or beneficiaries or otherwise increase the costs or liabilities of Seller, the Bank or their successors. Neither Seller nor the Bank shall grant or enter into any new employment agreement, retention arrangement, severance pay, termination pay, retention pay, change in control or transaction or deal bonus or arrangement or other Seller Plan.

4.19   Limitation on Discussion with Others.
(a) Seller shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an Acquisition Proposal of any other Person. In addition, Seller agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Seller or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Seller shall immediately notify Buyer of the receipt of such Acquisition Proposal.
(b) Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Approval, Seller shall be permitted to furnish nonpublic information regarding Seller to, or enter into a confidentiality agreement or discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person if:
(i) the Acquisition Proposal did not result from a breach of this Section 4.19;
(ii) Seller’s board of directors determines in good faith, after consultation with Seller’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal;
(iii) Seller’s board of directors determines in good faith, after consultation with Seller’s outside counsel, that a failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the members of the Seller board of directors;
(iv) (A) Seller gives Buyer prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of receipt of any Acquisition Proposal by Seller or any of its directors, officers, employees, representatives, agents or advisors (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers, including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of Seller’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (B) Seller receives from such person or group an executed confidentiality agreement containing terms no less favorable to Seller than the terms of the confidentiality agreement entered into between Seller and Buyer and dated as of April 20, 2017 (the “NDA”); and
(v) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer).
(c) In addition to the foregoing, Seller shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Seller’s intentions with respect to the transactions contemplated hereby.
4.20   Termination of Consent Order.   Following the date hereof, Seller shall use its commercially reasonable efforts, consistent with Seller’s past practice, to have that certain Consent Order for Permanent Injunction and Civil Money Penalty, United States of America v. Four Oaks Fincorp, Inc. and Four Oaks Bank and Trust Company, Civil Action No. 5:14-CN-14-BO, dated April 26, 2014 (the “Consent Order”) terminated as promptly as possible or amended to provide that the Consent Order shall terminate at the Effective Time without any further action on the part of Buyer or Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents, warrants, covenants and agrees as follows:
5.1   Corporate.
(a)   Corporate Status.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.
(b)   Authority; Enforceability.
(i) Subject to the required regulatory approvals as stated in Section 3.6(a), and the approval of the Seller shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:
(A) violate any provision of federal or state law applicable to Buyer, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Buyer;
(B) violate any provision of the articles of incorporation or bylaws of Buyer;
(C) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Buyer is a party, which, individually or in the aggregate, would reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of Buyer; or
(D) constitute a violation of any order, judgment or decree to which Buyer is a party, or by which Buyer or any of its assets or properties are bound which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(ii) Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery, performance and terms of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly approved by Buyer, including all necessary action by the board of directors of Buyer. No other corporate proceedings are necessary on the part of Buyer to authorize the execution, delivery, and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of Seller, this Agreement constitutes the valid and binding obligation of Buyer, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.
5.2   Disclosure Reports.   Buyer has a class of securities registered pursuant to Section 12(g) of the Exchange Act. Buyer has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the Exchange Act since January 1, 2015 (the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Buyer (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.
5.3   Regulatory Reports.   The year-end Reports of Condition and Income filed by Buyer Bank with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by Buyer with the Federal Reserve for or during each of the three (3) years ended December 31, 2016, 2015 and 2014, together with all such other reports filed by Buyer and Buyer Bank for or during the same three (3)-year period with the GDBF, if any, and with any other applicable regulatory or governmental agencies have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.
5.4   Absence of Changes.   Since December 31, 2016, there has been no change in the business, assets, liabilities, results of operations or financial condition of Buyer, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect.
5.5   Litigation and Proceedings.   Except as would not be reasonably likely to have a Material Adverse Effect, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Buyer, threatened against, by or affecting Buyer, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Buyer or relating to the business or affairs of Buyer, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Buyer have, to the knowledge of Buyer, any unasserted contingent liabilities.
5.6   Compliance.   Other than investments to satisfy regulatory requirements, neither Buyer nor Buyer Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; the Truth in Lending Act and Regulation Z, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or any regulations relating to unfair, deceptive or abusive acts and practices under federal or state law; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
5.7   Other Matters.
(a) Approvals, Consents and Filings.   Except for the Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of Buyer’s assets. Buyer has no knowledge of any fact or condition that would prevent or materially impede or delay Buyer and Seller from obtaining the Required Regulatory Approvals.

(b) Representations and Warranties.   Except for the representations and warranties made by Buyer in this Article V, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
(c) Absence of Brokers.   Except for Banks Street Partners, LLC, which has provided financial advisory services to Buyer, no broker, finder or other financial consultant has acted on Buyer’s behalf in connection with this Agreement or the transactions contemplated hereby.
(d) Certain Information.   The information supplied by Buyer for inclusion in the Seller Proxy Materials and any other materials furnished by Seller to the Seller shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will not contain with respect to Buyer any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BUYER
The obligation of Buyer to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:
6.1   Veracity of Representations and Warranties.   The representations and warranties of Seller contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Seller.
6.2   Performance of Agreements.   Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
6.3   Certificates, Resolutions, Opinion.   Seller shall have delivered to Buyer:
(a) a certificate executed by the Chief Executive Officer of Seller, dated as of the Closing Date, and certifying in such detail as Buyer may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;
(b) a certificate executed by the Secretary of Seller, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Seller; (ii) bylaws of Seller; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Seller (A) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (B) authorizing all other necessary and proper corporate action to enable Seller to comply with the terms hereof;
(c) a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof; and

(d) a certificate of the valid existence of Seller under the laws of the State of North Carolina, executed by the North Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.
6.4   Tax Opinion.   Buyer shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to Buyer, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to it.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF Seller
The obligation of Seller to effect the Merger is subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:
7.1   Veracity of Representations and Warranties.   The representations and warranties of Buyer contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Buyer.
7.2   Performance of Agreements.   Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
7.3   Certificates, Resolutions, Opinion.   Buyer shall have delivered to Seller:
(a) a certificate executed by an executive officer of Buyer, dated the Closing Date, certifying in such detail as Seller may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;
(b) a certificate executed by the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Buyer; (ii) bylaws of Buyer; and (iii) duly adopted resolutions of the board of directors of Buyer (A) authorizing and approving the execution of this Agreement on behalf of Buyer, and the consummation of the transactions contemplated herein in accordance with its terms; and (B) authorizing all other necessary and proper corporate actions to enable Buyer to comply with the terms hereof; and
(c) a certificate of the valid existence of Buyer, under the laws of the State of Georgia, executed by the Georgia Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.
7.4   Tax Opinion.   Seller shall have received the written opinion of its counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., in form and substance reasonably satisfactory to Seller, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to it.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES
The obligations of both parties to effect the Merger are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:
8.1   Shareholder Approval.   This Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Seller Common Stock (the “Requisite Seller Shareholder Approval”).
8.2   Regulatory Approvals.   Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the GDBF and the NCCOB, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.
8.3   No Injunctions or Restraints; Illegality.   No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.
8.4   Effective Registration Statement.   The Buyer Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.
ARTICLE IX
WARRANTIES AND SURVIVAL
9.1   Warranties.   All statements contained in the certificate delivered by Seller pursuant to Section 6.3 and the certificate delivered by Buyer pursuant to Section 7.3 shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Seller shall be required to be made, and shall be considered made, on behalf of Seller and the Bank, and the representations and warranties required of Buyer shall be required to be made, and shall be considered made, on behalf of Buyer and Buyer Bank.
9.2   Survival of Provisions.   All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto shall survive consummation of the Merger and the transactions contemplated hereby.
ARTICLE X
TERMINATION
10.1   Material Adverse Effect.
(a) This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Seller.
(b) This Agreement may be terminated at any time prior to or on the Closing Date by Seller upon written notice to Buyer, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Buyer.

10.2   Noncompliance.
(a) This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Seller before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Buyer; or (ii) in the event of a material breach by Seller of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Buyer of such breach or, if such breach is not capable of being cured within twenty (20) days, Seller has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2(a) extend past the time period in Section 10.5 or otherwise limit Buyer’s rights thereunder.
(b) This Agreement may be terminated at any time prior to or on the Closing Date by Seller upon written notice to Buyer, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Buyer before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Seller; or (ii) in the event of a material breach by Buyer of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Seller of such breach or, if such breach is not capable of being cured within twenty (20) days, Buyer has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.2(b) extend past the time period in Section 10.5 or otherwise limit Seller’s rights thereunder.
10.3   Failure to Disclose.   This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if Buyer learns of any fact or condition that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller or Buyer, which fact or condition was required to be disclosed by Seller pursuant to the provisions of this Agreement and was not disclosed in this Agreement, the Disclosure Memorandum or the Seller Financial Statements.
10.4   Regulatory Approval.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
10.5   Termination Date.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before March 31, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party under this Agreement.
10.6   Dissenters.   This Agreement may be terminated at any time prior to or on the Closing Date by Buyer upon written notice to Seller, if the holders of more than 10% of the outstanding shares of Seller Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.
10.7   Shareholder Vote.   This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if Seller shall have failed to obtain the Requisite Seller Shareholder Approval at the duly convened Special Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken.
10.8   Acquisition Proposal.
(a) This Agreement may be terminated by Seller upon written notice to Buyer, if, prior to obtaining the Requisite Seller Shareholder Approval, (i) the board of directors of Seller shall have effected an Adverse Recommendation Change and (ii) Seller has complied with the requirements of Section 2.2 and Section 4.19. If while an Acquisition Proposal is outstanding or after such an offer has been accepted, (A) Seller terminates this Agreement other than pursuant to Section 10.1(b) or Section 10.2(b), or (B) Buyer terminates this Agreement pursuant to Section 10.1(a), Section 10.2(a), or Section 10.3, then, Seller shall pay, or cause to be paid to Buyer, at the time of the termination of this Agreement, an amount equal to $4,000,000 (the “Termination Fee”), which shall be the sole and exclusive remedy of Buyer for all claims under this Agreement.
(b) If Buyer terminates this Agreement pursuant to this Article X after an Adverse Recommendation Change but is not entitled to the Termination Fee under the provisions of Section 10.8(a), Seller shall, at the time of the termination of this Agreement, pay Buyer an amount equal to all out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) actually and reasonably incurred by Buyer with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
10.9   Effect of Termination.   Except as set forth in Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.1   Notices.   All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.
To Buyer: United Community Banks, Inc. 125 Highway 515 E Blairsville, Georgia 30512 Attention: Jimmy C. Tallent	To Seller: Four Oaks Fincorp, Inc. 6114 U.S. 301 South Four Oaks, North Carolina 27524 Attention: David H. Rupp E-mail: dhrupp@fouroaksbank.com

With copies to:
United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attention: Bradley J. Miller
E-mail: brad_miller@ucbi.com
and
Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, Georgia 30308
Attention: James W. Stevens
E-mail: james.stevens@troutmansanders.com

With a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell &    Jernigan L.L.P.
Wells Fargo Capital Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention: Geoffrey W. Adams
E-mail: gadams@smithlaw.com

11.2   Entire Agreement.   This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between Seller and Buyer with respect to the Merger and the other matters contained herein and therein, and this Agreement, the Bank Merger Agreement, and the NDA contain the sole and entire agreement between Seller and Buyer with respect to the transactions contemplated herein and therein. In the event of a conflict between this Agreement or the Bank Merger Agreement and the NDA regarding confidentiality or disclosure of information, the NDA will control; in the event of any other conflict between this Agreement or the Bank Merger Agreement and the NDA, this Agreement or the Bank Merger Agreement, as applicable, will control.
11.3   Waiver; Amendment.   Prior to or on the Closing Date, Buyer shall have the right to waive any default in the performance of any term of this Agreement by Seller, to waive or extend the time for the fulfillment by Seller of any or all of Seller’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Seller shall have the right to waive any default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the fulfillment by Buyer of any or all of Buyer’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.
11.4   Counterparts.   This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.
11.5   No Third Party Beneficiaries.   Except as set forth in Section 2.12 and Section 2.13, no provision of this Agreement shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of Seller (including any beneficiary or dependent thereof).
11.6   Binding Effect; Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.
11.7   Governing Law.   The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
11.8   Jurisdiction.   The parties expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the parties and/or this Agreement. Each of the parties hereto irrevocably agrees that any and all suits, actions or proceedings arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement brought by any party or its successors or assigns, shall be brought and determined exclusively in the courts of the United States of America for the Northern District of Georgia or, in the event that such courts do not have subject matter jurisdiction over such suit, action or proceeding, in the courts of the State of Georgia located in Fulton County. Each of the parties agrees that mailing of process or other papers in connection with any such suit, action or proceeding in the manner provided in Section 11.1, or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the parties hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement or the transactions contemplated by this Agreement or the formation, breach, termination or validity of this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement,

(ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding should be dismissed on the basis of forum non conveniens, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts
11.9   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
11.10   Interpretation.
(a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Memorandum, Schedules, and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (iii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement; (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall not be exclusive; and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.
(b) No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a governmental authority by any party hereto to the extent prohibited by applicable law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent
Name: Jimmy C. Tallent
Title: Chairman and Chief Executive Officer

FOUR OAKS FINCORP, INC.
By:	/s/ David H. Rupp
Name: David H. Rupp
Title: President and Chief Executive Officer

Appendix B
Article 13.
Appraisal Rights.
Part 1. Right to Appraisal and Payment for Shares.
§ 55-13-01. Definitions.
In this Article, the following definitions apply:
(1)
Affiliate. — A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)
Beneficial shareholder. — A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)
Corporation. — The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4)
Expenses. — Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5)
Fair value. — The value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)
Interest. — Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7)
Interested transaction. — A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.
Interested person. — A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1.
Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.
Beneficial owner. — Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a “beneficial owner” of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c.
Excluded shares. — Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)
Preferred shares. — A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9)
Record shareholder. — The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)
Senior executive. — The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11)
Shareholder. — Both a record shareholder and a beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)

§ 55-13-02. Right to appraisal.
(a)   In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(1)
Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)
Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4)
An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5)
Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)
Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)
Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)
Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b)   Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:
(1)
Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.
A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.
Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000) (exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.
Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)
The applicability of subdivision (1) of this subsection shall be determined as of  (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3)
Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)
Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.
(d)   A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1; 2011-347, ss. 1, 22(c).)
§ 55-13-03. Assertion of rights by nominees and beneficial owners.
(a)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:
(1)
Submits to the corporation the record shareholder’s written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)
Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.
Part 2. Procedure for Exercise of Appraisal Rights.
§ 55-13-20. Notice of appraisal rights.
(a)   If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b)   In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c)   If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:
(1)
Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2)
Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d)   If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:
(1)
The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2)
The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2; 2011-347, s. 1.)
§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.
(a)   If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:
(1)
Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(2)
Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b)   If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.
(c)   A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)
§ 55-13-22. Appraisal notice and form.
(a)   If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.
(b)   The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:
(1)
A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)
Disclosure of the following:

a.
Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.
A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.
The corporation’s estimate of the fair value of the shares.

d.
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.
The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3)
Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3; 2011-347, s. 1.)

§ 55-13-23. Perfection of rights; right to withdraw.
(a)   A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.
(b)   A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)   A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)
§ 55-13-24: Repealed by Session Laws 2011-347, s. 1, effective October 1, 2011.
§ 55-13-25. Payment.
(a)   Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.
(b)   The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:
(1)
The following financial information:

a.
The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.
The latest available quarterly financial statements, if any.

(2)
A statement of the corporation’s estimate of the fair value of the shares. The estimate must equal or exceed the corporation’s estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3)
A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2; 2011-347, s. 1.)

§ 55-13-26: Repealed by Session Laws 2011-347, s. 1, effective October 1, 2011.
§ 55-13-27. After-acquired shares.
(a)   A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).
(b)   If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:
(1)
The information required by G.S. 55-13-25(b)(1).

(2)
The corporation’s estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3)
That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4)
That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer.

(5)
That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation’s offer.

(c)   Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d)   Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section. (2011-347, s. 1.)
§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.
(a)   A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.
(b)   A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3; 2011-347, s. 1.)
§ 55-13-29. Reserved for future codification purposes.
Part 3. Judicial Appraisal of Shares.
§ 55-13-30. Court Action.
(a)   If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.
(a1) Repealed by Session Laws 1997-202, s. 4.
(b)   The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(c)   The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d)   The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

(e)   Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder’s shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under G.S. 55-13-27. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1; 2011-347, s. 1.)
§ 55-13-31. Court costs and expenses.
(a)   The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.
(b)   The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:
(1)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c)   If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.
(d)   To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)
§ 55-13-32: Reserved for future codification purposes.
§ 55-13-33: Reserved for future codification purposes.
§ 55-13-34: Reserved for future codification purposes.
§ 55-13-35: Reserved for future codification purposes.
§ 55-13-36: Reserved for future codification purposes.
§ 55-13-37: Reserved for future codification purposes.
§ 55-13-38: Reserved for future codification purposes.
§ 55-13-39: Reserved for future codification purposes.
Part 4. Other Remedies.
§ 55-13-40. Other remedies limited.
(a)   The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b)   Subsection (a) of this section does not apply to a corporate action that:
(1)
Was not authorized and approved in accordance with the applicable provisions of any of the following:

a.
Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b.
The articles of incorporation or bylaws.

c.
The resolution of the board of directors authorizing the corporate action.

(2)
Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)
Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director’s conflict of interest transaction.

(4)
Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.
The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.
The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding. (2011-347, s. 1.)

Appendix C

June 26, 2017
Board of Directors
Four Oaks Fincorp, Inc.
6114 U.S. 301 South
P.O. Box 309
Four Oaks, NC 27524
Ladies and Gentlemen:
Four Oaks Fincorp, Inc. (“Four Oaks”), Four Oaks Bank & Trust Company (“Seller Bank” and together with Four Oaks, “Seller”) and United Community Banks, Inc. (“Buyer”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Seller will merge with and into Buyer with Buyer being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $1.00 par value per share, of Seller (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Seller Common Stock as specified in the Agreement, will be converted into the right to receive, subject to certain adjustments set forth in the Agreement, (i) an amount of cash equal to $1.90 (the “Cash Consideration”), and (ii) 0.6178 shares of Buyer common stock, $1.00 par value per share (“Buyer Stock”) together with cash in lieu of any fractional shares (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 22, 2017; (ii) certain publicly available financial statements and other historical financial information of Seller that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iv) certain internal financial projections for Seller for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Seller; (v) publicly available consensus median analyst earnings per share estimates for Buyer for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for Seller for the years ending

December 31, 2017 through December 31, 2021, as provided by the senior management of Buyer; (vii) the publicly reported historical price and trading activity for Seller Common Stock and Buyer Stock, including a comparison of certain stock market information for Seller Common Stock, Buyer Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Seller and Buyer with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Seller the business, financial condition, results of operations and prospects of Seller and held similar discussions with certain members of the senior management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Seller or Buyer or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Seller and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Seller or Buyer or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Seller or Buyer. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Seller or Buyer, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Seller or Buyer. We have assumed, with your consent, that the respective allowances for loan losses for both Seller and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used certain internal financial projections for Seller for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of Seller. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for Buyer for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Buyer. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for Seller for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Buyer. With respect to the foregoing information, the respective senior managements of Seller and Buyer confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Seller and Buyer, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Seller and Buyer will remain as going concerns for all periods relevant to our analysis.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Seller, Buyer or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Seller has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Seller Common Stock or Buyer Stock at any time or what the value of Buyer Stock will be once it is actually received by the holders of Seller Common Stock.
We have acted as Seller’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Seller has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Seller in the two years preceding the date of this opinion. As we have previously advised you, in the two years preceding the date hereof, Sandler O’Neill has provided certain investment banking services to, and received fees from, Buyer. Most recently, Sandler O’Neill acted as financial advisor to Buyer in connection with Buyer’s acquisition of Tidelands Bancshares, Inc., which transaction closed in July 2016. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Seller, Buyer and their respective affiliates. We may also actively trade the equity and debt securities of Seller, Buyer and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Seller in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock and does not address the underlying business decision of Seller to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Seller or the effect of any other transaction in which Seller might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Seller or Buyer, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Seller Common Stock from a financial point of view.
Very truly yours,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.
In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.
A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.   Exhibits and Financial Statement Schedules.
(a) Exhibits.
Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of June 26, 2017, by and between United and Four Oaks (attached as Appendix A to the document that is a part of this Registration Statement).
2.2	Support Agreement, dated June 26, 2017, by and between Kenneth R. Lehman and United.*
3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 8, 2016).
3.2	Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Securities and Exchange Commission on May 11, 2015).
4.1	See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and Amended and Restated Bylaws of United Community Banks, Inc., which define the rights of security holders.
5.1	Opinion and Consent of Troutman Sanders LLP.
8.1	Opinion and Consent of Troutman Sanders LLP as to the federal income tax consequences of the merger to United and Four Oaks.*
8.2	Opinion and Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. as to the federal income tax consequences of the merger to United and Four Oaks.*
21	Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017).
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Troutman Sanders LLP (included as part of Exhibit 5.1).
23.3	Consent of Cherry Bekaert LLP.*
24.1	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	Form of Proxy.
99.2	Consent of Sandler O’Neill & Partners, L.P.

*
Previously filed.

(b) Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.
(c) Report, Opinion or Appraisal: The opinion of Sandler O’Neill & Partners, L.P. is included as Appendix C to the materials filed as a part of this Registration Statement.
Item 22.   Undertakings
(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on September 15, 2017.
UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on September 15, 2017.
Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ Jefferson L. Harralson Jefferson L. Harralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
* H. Lynn Harton	President, Chief Operating Officer and Director
* Thomas A. Richlovsky	Lead Independent Director
* Robert Blalock	Director
* L. Cathy Cox	Director
* Kenneth L. Daniels	Director
* W. C. Nelson, Jr.	Director
[signatures continued on next page]

[signatures continued from previous page]
Signature	Title
* David C. Shaver	Director
* Tim Wallis	Director
* David H. Wilkins	Director
By: /s/ Jimmy C. Tallent Jimmy C. Tallent Attorney-In-Fact (Pursuant to a Power of Attorney)

EXHIBIT INDEX
Exhibit No.	Exhibit
5.1	Opinion and Consent of Troutman Sanders LLP.
23.2	Consent of Troutman Sanders LLP (included as part of Exhibit 5.1).
99.1	Form of Proxy
99.2	Consent of Sandler O’Neill & Partners, L.P.